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As filed with the Securities and Exchange Commission on September 8, 2006

Registration No. 333-135900

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

Amendment No. 1
to
FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

El Banco Financial Corporation
(Name of Small Business Issuer as Specified in Its Charter)

Georgia (State or Other Jurisdiction of Incorporation or Organization)	6099 (Primary Standard Industrial Classification Number)	58-2646945 (IRS Employer Identification Number)

623 Holcomb Bridge Road
Roswell, Georgia 30076
(770) 640-0695
(Address and telephone number of principal executive offices)

Drew W. Edwards
623 Holcomb Bridge Road
Roswell, Georgia 30076
(770) 640-0695
(Name, address and telephone number of agent for service)

Copies of Communications to:
Rusty Pickering, Esq.
Nelson Mullins Riley & Scarborough LLP
999 Peachtree Street, NE
Suite 1400
Atlanta, Georgia 30309-3964
(404) 817-6000

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.01 par value	4,375,000	$8.00	$35,000,000	$3,745*

*
previously paid

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED SEPTEMBER 8, 2006

4,375,000 Shares of Common Stock
$8.00 Per Share

        We are a financial services company focused on the un-served and under-served Latino immigrant market. We are offering up to 4,375,000 shares of our common stock in this initial public offering at $8.00 per share. The minimum purchase requirement for investors is 150 shares, although we may at our discretion accept subscriptions for less. There is currently no public market for our shares. We have filed an application to list our common stock on the NASDAQ Capital Market under the trading symbol "EBFC."

        The shares will be sold primarily by our officers and directors, who will not be paid any fees or commissions for their selling services. We have engaged Rodgers Capital Corporation to provide consulting and administrative support services. We also intend to engage sales agents on a commission basis to assist in the offering. All sales agents will act on a "best efforts" basis and will not have any obligation or commitment to sell any specific dollar amount or number of shares or to acquire any shares for their own account or with a view to their distribution.

        The offering is scheduled to end on December 31, 2006, but we may extend the offering until June 30, 2007, at the latest. This offering will be conducted on a best efforts basis. All of the money that we receive from investors will be placed with an independent escrow agent that will hold the money until we sell at least 1,875,000 shares and are approved for listing on the NASDAQ Capital Market. If we fail to meet these conditions before the end of the offering period, we will return all funds received to the subscribers promptly, without interest. Once we accept your subscription, you may not revoke it without our consent.

        See "Risk Factors" beginning on page 10 for a decision of factors that you should consider before you make your investment decision.

	Per Share	Minimum Total 1,875,000 Shares	Maximum Total 4,375,000 Shares
Public offering price	$8.00	$15,000,000	$35,000,000
Consultant fees(1)	$0.149	$295,000	$650,000
Sales agents fees(2)	$0.416	$780,000	$1,820,000
Proceeds to us(3)	$7.44	$13,925,000	$32,530,000

(1)
The per share amount of the consulting fee is based on the maximum offering and a four month offering period.

(2)
The per share amount of the sales agents fee is based on an estimated 5.2% commission. The total sales agent fees also assume that we will pay the commission on all shares sold in the offering, which we do not expect to do.

(3)
This amount is the total before deducting legal, accounting, printing and other offering expenses payable by us, which are estimated at $485,000.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

        These securities are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus is                        , 2006

Serving our customers

EL BANCO

¡Bienvenidos

in our branches

Envío de
Dinero

EL BANCO
DE NUESTRA COMUNIDAD

in the community

with our people

EL BANCO
DE NUESTRA COMUNIDAD

www.elbancofinancial.com

EL BANCO FINANCIAL CORPORATION℠

Retail Model	Licensing Operation	Processing Platform
EL BANCO DE NUESTRA COMUNIDAD® ¡Para Nuestra Gente!	El Banco Services & Consulting℠	conexión El Banco℠

El Banco Financial Corporation Retail Branches and Services Customers

- El Banco De Nuestra Comunidad retail branch locations
- El Banco Services and Consulting customer locations
- Conexión El Banco customer locations

www.el

El Banco Financial Corporation

El Banco de Nuestra Comunidad Locations

Canton
Roswell
Marietta
Gainesville
North
Chamblee
Norcross
Smyrna
Sandy Springs
Lawrenceville
Lilburn
Atlanta
Forest Park
Jonesboro

Same Store Sales Growth Averaging 26%

EL BANCO
DE NUESTRA COMUNIDAD®
Una division de National Bank of Commerce, Miembro FDIC
Members
Accounts
Members: 40
Accounts: 40
Members: 2,737
Accounts: 700
Members: 6,615
Accounts: 2,200
Members: 15,282
Accounts: 6,900
Members: 21,219
Accounts: 9,200
2001
1 Branch
2002
2 Branches
2003
2 Branches
2004
12 Branches
2005
12 Branches

bancofinancial.com

TABLE OF CONTENTS

Page
Summary	1
Risk Factors	10
Cautionary Note Regarding Forward-Looking Statements	22
About This Prospectus	22
The Offering	23
Use of Proceeds	26
Trading History and Dividend Policy	29
Capitalization	30
Dilution	31
Management's Discussion and Analysis of Financial Condition and Results of Operations	34
Business	47
Principal Shareholders	73
Management	75
Supervision and Regulation	83
Description of Capital Stock	95
Shares Eligible for Future Sale	97
Legal Matters	98
Experts	98
Where You Can Find More Information	98
Index to El Banco Financial Corporation Financial Statements	F-1
Appendix A—NBOG Bancorporation, Inc. Consolidated Financial Statements	A-1
Appendix B—Pro Forma Financial Statements	B-1
Appendix C—Management's Discussion and Analysis of Financial Condition and Results of Operations of NBOG Bancorporation, Inc. from Form 10-QSB for Period Ended June 30, 2006	C-1
Appendix D—Management's Discussion and Analysis of Financial Condition and Results of Operations of NBOG Bancorporation, Inc. from Form 10-KSB for Year Ended December 31, 2005	D-1
Appendix E—Subscription Agreement	E-1

 SUMMARY

        This summary provides an overview of material information contained elsewhere in this prospectus. This is only a summary and does not contain all of the information that you should consider before investing in our common stock. You should read this entire prospectus, including the "Risk Factors" section and our financial statements and related notes appearing elsewhere in this prospectus, before deciding to invest in our common stock.

El Banco Financial Corporation

        We are a financial services company historically focused on providing traditional and non-traditional bank and financial services to the un-served and under-served Latino immigrant market. The Latino population is the nation's largest and fastest growing minority group and we have been recognized within the banking industry and regulatory community as one of the first companies to successfully serve this market segment.

        We provide three primary services to our customers:

  •
  El Banco de Nuestra Comunidad® through which we provide depository accounts, check cashing, money transfer and other traditional and non-traditional bank and financial services targeted to the Latino community in partnership with SunTrust Bank,

  •
  Conexión El Bancosm through which we license our proprietary check decisioning and point of sale system to third party financial institutions as an application service provider, and

  •
  El Banco Services and Consultingsm through which we provide consulting services to third party financial institutions on banking the Latino community.

        We commenced operations in 2001 and are headquartered in Roswell, Georgia. At June 30, 2006, we had 12 El Banco de Nuestra Comunidad banking branches and 150 employees. As of June 30, 2006, we had more than 23,000 active members of the El Banco financial services network and more than 10,000 deposit customers (many of whom are also members). Active members are those who have conducted at least one transaction in the last 12 months. We have three financial institution customers for Conexión El Banco located in Georgia, Texas, and Tennessee who have installed 28 branches and have contracted to install up to another 250 branches, and five financial institution clients for El Banco Services and Consulting located in California, Georgia, Nebraska, North Carolina and Tennessee. For the year ended December 31, 2005, El Banco de Nuestra Comunidad accounted for approximately 99% of our revenue, Conexión El Banco accounted for approximately 0.6% of our revenue and El Banco Services and Consulting accounted for approximately 0.3% of our revenue.

        None of the operations described above are currently profitable. We expect losses for the foreseeable future which we intend to fund out of the proceeds of this offering. We also intend to expand our product offerings and grow our customer base through increased sales and marketing to be funded by the proceeds of this offering. Our plans call for marketing expenses over the next 12 months of approximately $365,000, an increase of approximately $170,000 over 2005. We believe the net proceeds of this offering, including from the minimum offering amount, will be sufficient to fund this growth and our anticipated losses until we can achieve profitability.

Our Market

        Our target market is the Latino community. According to the U.S. Census Bureau, Latinos are the largest and fastest growing minority group in the United States numbering approximately 42.7 million in 2005, an increase of over 20% from approximately 35.3 million in 2000. The Southeast is at the forefront of this Latino population surge. Georgia, which has one of the fastest growing Latino populations in the nation, experienced an increase in its Latino population of 49% from 430,000 in

2000 to more than 640,000 in 2005. According to the U.S. Census Bureau, Atlanta leads this growth with over 380,000 Latinos in the greater Atlanta metropolitan area in 2005. Bank of America has stated that it expects that 80% of its consumer profit growth will come from Hispanic customers in the next decade. We believe we will be well positioned to take advantage of this growth through our product and service offerings.

        U.S. Census Bureau data shows the growth in the Latino population in the United States has been driven by immigration from Central and South America, primarily Mexico. Our experience indicates that immigrants from these countries typically do not use the banking systems in their home countries and have shied away from the United States banking system. Many of these Latino immigrants cash their employment checks at high rate check cashing outlets, transfer a portion of their income back to their home countries by wire or other money transfer services and operate on a mostly cash basis. Lacking credit, they prepay for telephone and other services, pay their bills in person with cash or money orders and borrow from non-bank financial providers.

Our Products and Services

        Today we operate 12 El Banco-branded branches in the greater Atlanta metropolitan area as a division of SunTrust Bank under their banking charter in accordance with the terms of a Bank Lease and Marketing Agreement. Through these branch operations we provide traditional and non-traditional bank and financial services targeted to the Latino community. Under our Bank Lease and Marketing Agreement with SunTrust we provide the following traditional bank services:

  •
  Deposit Accounts.    We market and assist in the servicing of deposit accounts to our customers in the El Banco branches and the resulting deposits are held and co-serviced by SunTrust.

  •
  Consumer Loans.    We market consumer loans to our customers in the El Banco branches. We take applications for these loans and forward them to SunTrust for processing, underwriting, funding and servicing.

  •
  Mortgage Loans.    SunTrust has in the past marketed mortgage loans to its customers under the El Banco brand. SunTrust is exclusively responsible for sourcing, originating, underwriting, funding and servicing these loans.

        All of the deposit accounts and consumer and mortgage loan accounts are carried on SunTrust's balance sheet. Each month, we receive a net payment from SunTrust reflecting all income, interest and expenses associated with these deposits and loans, and we pay SunTrust a monthly fee to host, process and service each of the El Banco deposit and loan accounts. We also pay SunTrust a return on capital based on the risk adjusted assets of the El Banco branch offices, and a fee equal to the monthly federal funds rate plus 0.25% for any net capital used by the El Banco branches.

        Also under our Bank Lease and Marketing Agreement with SunTrust, we provide the following non-traditional bank services using our facilities, employees and systems:

  •
  Check Cashing Services.    We offer fee based check cashing services using our proprietary check cashing system.

  •
  Domestic and International Money Transfer Services.    We offer domestic and international money transfer services to check cashing members, deposit accounts holders and non-members as an agent of Western Union.

  •
  Money Orders.    We offer El Banco branded money orders as a value added service through a third party vendor relationship.

  •
  Bill Payment Services.    We offer bill payment services through several third party vendors to both members and non-members.

  •
  Pre-paid Phone Cards and Cell Phone Loads.    We offer pre-paid domestic and international long distance telephone cards to our customers through a third party vendor relationship.

  •
  Acceptance Agent Services for the IRS.    We assist our customers who wish to open an interest bearing account in applying for an Individual Taxpayer Identification Numbers (ITIN).

  •
  Tax Preparation Services.    We offer our customers access to tax preparation services through a third party certified public accounting firm for a fee.

  •
  Postal Services.    We offer postage and envelopes.

  •
  Copy and lamination services.

Termination of Our Relationship with SunTrust

        We have recently entered into a definitive merger agreement to acquire NBOG and its subsidiary, The National Bank of Gainesville. We have been seeking a way to disengage from SunTrust primarily by finding a new bank partner or by purchasing or starting our own financial institution. In May 2006, we entered into a definitive merger agreement to acquire NBOG and its subsidiary, The National Bank of Gainesville. In June 2006, we entered into a Transition Agreement with SunTrust to provide for an orderly termination of the Bank Lease and Marketing Agreement and transition of our intellectual property and customers. We have recently entered into a definitive merger agreement to acquire NBOG and its subsidiary, The National Bank of Gainesville. Under our agreements with SunTrust, if we acquire NBOG prior to February 20, 2007, and complete the conversion of our data and files from SunTrust's computer systems to NBOG's computer systems by April 15, 2007, we will have the right to acquire all of the customer deposit and loan accounts of the 12 El Banco branch offices for their par value plus $10.

        Upon the closing of our purchase of NBOG we will become a regulated bank holding company, and will control The National Bank of Gainesville. We intend to acquire our customers' deposits from SunTrust, the par value of which was approximately $14.8 million as of June 30, 2006. In exchange for $10, SunTrust will be obligated to transfer these deposits to The National Bank of Gainesville along with the cash associated with these deposits. We do not currently intend to acquire any loans from SunTrust, but reserve the right to acquire them and keep them or sell some or all of them to a third party. The exclusion of the loans would reduce our revenues and expenses by eliminating the interest and fees associated with these loans. Our revenues associated with these loans were approximately $2.2 million for the six months ended June 30, 2006, and our expenses were $1.3 million. If we were to acquire the loans, the cost would be approximately $45.8 million, or approximately $31.0 million net of the cash received from the acquisition of the SunTrust deposits. This would require us to raise sufficient capital to finance this purchase or to sell some or all of the loans to a third party at the time of purchase.

        Because we own or lease all of the real estate for our 12 branch offices, on termination of the Bank Lease and Marketing Agreement we will retain these offices and SunTrust's rights under these leases will terminate with the Bank Lease and Marketing Agreement. We also intend to keep all of our employees and continue to operate throughout our service area.

        If we do not complete the acquisition of NBOG and the transition of our depository operations by April 15, 2007, the Bank Lease and Marketing Agreement will terminate automatically on July 15, 2007. In that event, we would retain our 12 branch offices, our employees, and all of our operations other than the SunTrust deposit and loan accounts. We plan to continue our non-traditional bank operations in our current service area as a licensed money services business. Since we would be prohibited from acquiring our customer deposit and loan relationships from SunTrust, we would lose our revenue and related expenses from these relationships. Total revenue from our SunTrust deposit and loan accounts for the six months ended June 30, 2006 was approximately $2.8 million, or 59% of our total revenue, and total expenses were approximately $2.0 million, or 28% of our total expenses. These amounts include the revenue and expenses from the loan accounts we do not intend to acquire as discussed above.

        In lieu of deposit accounts, we would plan to offer our customers stored value VISA Check Cards. These cards provide much of the functionality of a deposit account up to $2,000 per customer. We would also have the option to become licensed as a mortgage broker in order to originate consumer mortgages, and would have the ability to engage in consumer and small business lending. We may also continue to seek to acquire a bank charter. If we become a money services business, we would likely reduce our headcount by 35 - 40 employees, primarily to eliminate extra branch personnel currently required for compliance with banking regulations. We would also continue to work to identify another financial institution to purchase or partner with, or could start our own "de novo" financial institution.

        For more information regarding our relationship with SunTrust, the Bank Lease and Marketing Agreement and the Transition Agreement, please see "Business—Our Transition Agreement with SunTrust" and "Business—El Banco de Nuestra Comunidad—Our Relationship with SunTrust."

Our Agreement to Acquire NBOG Bancorporation

        In May 2006, we agreed to purchase NBOG and its wholly owned banking subsidiary, The National Bank of Gainesville, which operates one community banking branch located in Gainesville, Georgia. If the shareholders of NBOG approve the merger and we receive the necessary regulatory approvals to acquire NBOG and become a bank holding company, we will acquire NBOG, The National Bank of Gainesville, and all of their assets, liabilities and operations. We anticipate that the merger would close in the first quarter of 2007. We then intend to exercise our option to purchase our customer deposits from SunTrust and transition the 12 El Banco branded offices of SunTrust to The National Bank of Gainesville. We plan to operate the El Banco branches along with the branch acquired as part of NBOG, which we will re-brand as The Bank of Our Community.

        Under the terms of the merger agreement, we will pay $6.5 million to NBOG's shareholders and option holders, less various amounts incurred prior to closing, including the cost of tail insurance, payments by NBOG for termination fees and similar change in control payments, and legal, accounting, investment advisor and other similar fees incurred by NBOG in connection with the acquisition. We plan to recapitalize The National Bank of Gainesville with a minimum of $10.2 million from the net proceeds of this offering. The National Bank of Gainesville is currently under a Formal Agreement with the Comptroller of the Currency (OCC) due to higher than expected loan losses, and has been unable to generate positive earnings. At December 31, 2005, NBOG had total assets of approximately $42 million, total liabilities of approximately $38 million, and a net loss for fiscal year 2005 of approximately $1 million. Upon our acquisition of the bank, we intend to appoint new management and implement revised polices designed to allow NBOG to become profitable. We expect to open new branches in the future, which we currently anticipate will occur in 2010 and be funded out of the operations of the bank. For more information about our agreement to purchase NBOG, see "Business—Our Agreement to Purchase NBOG Bancorporation."

Our Directors and Management

        We believe our seasoned board of directors and management team has the credentials and experience to grow and manage our business.

        Our directors are:

  •
  Drew W. Edwards—founder of El Banco Financial Corporation and former founder, chief executive officer and chairman of Towne Services, Inc.;

  •
  Richard Chambers—former president of Nashville City Bank and founder of the Bank of Nashville;

  •
  The Honorable Teodoro Maus—former Consulate General of Mexico;

  •
  John Collins—former founder, chief executive officer and chairman of InterCept, Inc.;

  •
  Bailey Robinson, III—former chairman of Wright Industries;

  •
  Glenn W. Sturm—senior partner at Nelson Mullins Riley & Scarborough LLP; and

  •
  Hipolito M. Goico—immigration and corporate attorney with Goico & Bolet, P.C.

        Our officers include:

  •
  Drew W. Edwards, chairman and chief executive officer—founder of El Banco Financial Corporation and former founder, chief executive officer and chairman of Towne Services, Inc.;

  •
  Richard Chambers, vice chairman—former president of Nashville City Bank and founder of the Bank of Nashville;

  •
  Luz Lopez Urrutia, president and chief operating officer—18 years of management experience with Wachovia Corporation;

  •
  Steven Doctor, chief financial officer—former vice president of Eastman Kodak Company;

  •
  George Hodges, chief marketing officer—founder of Growth Circle, Inc. and former marketing executive at The Coca-Cola Company; and

  •
  Darryl Storey, senior vice president and chief information officer—former vice president of Towne Services, Inc.

The Offering

        We are offering a minimum of 1,875,000 shares and a maximum of 4,375,000 shares in the offering, all at $8.00 per share. If we complete the maximum offering, we will have 9,151,752 shares of common stock outstanding. We believe that we need to sell a minimum of 3,323,955 shares in the offering in order to finance our purchase of NBOG and to capitalize The National Bank of Gainesville, which we intend to rename The Bank of Our Community.

        We determined the minimum number of shares to be sold in the offering based upon the amount of capital we believe would be necessary for us to execute our alternative business plan and become cash flow positive. This assumes that we will not purchase NBOG or another financial institution immediately, but will either reorganize ourselves as a regulated money services business or enter into a new strategic relationship with another financial institution.

        Unless otherwise indicated, information contained in this prospectus regarding the number of shares of our common stock outstanding after this offering does not include, as of August 20, 2006, an aggregate of up to 1,585,935 shares issuable upon the exercise of outstanding stock options with a weighted average exercise price of $3.50 per share, 1,363,972 shares issuable upon the exercise of outstanding warrants with a weighted average exercise price of $0.69 per share, and an aggregate of 968,849 shares reserved for future issuance under our stock option plan.

Funds from Irrevocable Subscriptions Will be Placed in Escrow

        We will place all of the proceeds from investors in this offering with an independent escrow agent, Flag Bank. You may not revoke your subscription once we accept it. The escrow agent will hold these funds, and no shares will be issued, until (i) we have accepted subscriptions and payment in full for a minimum of 1,875,000 shares at $8.00 per share and (ii) we have received approval to list on the NASDAQ Capital Market.

        We currently intend to close the offering by December 31, 2006, but may extend the offering up to June 30, 2007. If we fail to meet these conditions by the close of the offering, we will promptly refund your subscription in full, without interest. We will retain all interest earned in the escrow account.

Use of Proceeds

        We estimate that we will receive net proceeds of approximately $13.4 million if we sell the minimum amount of 1,875,000 shares of common stock in the offering, and up to approximately $32.0 million if we sell the maximum amount of 4,375,000 shares of common stock in the offering, after deducting the maximum estimated offering expenses.

        We will use approximately $5.2 million of the net proceeds of the offering to repay debt owed to Nuestra Loan, LLC, a single purpose entity formed to raise capital and provide a bridge loan to fund our capital needs until we could find an alternative financial institution operating partner to SunTrust. Nuestra Loan, LLC is an affiliated entity with some commonality of share ownership, including officers and directors of El Banco. The loan has a term of 24 months, matures on August 31, 2007, and carries an interest rate of 12% per year which escalates to 18% per year if it is not paid at maturity. We have paid a 1% commitment fee in connection with this loan. The loan is secured by all of our assets and intellectual property, including our El Banco operations, Conexión El Banco data processing software and customer contracts, consulting assets and intellectual property, accounts receivables, leases and other contracts. In connection with this loan, we granted warrants with an exercise price of $0.01 to all investors in Nuestra Loan LLC sufficient to purchase 2% of the equity in El Banco for each $1 million invested in Nuestra Loan LLC.

        We will use approximately $1.3 million of the net proceeds to build infrastructure for the Conexión El Banco system, including software enhancement, additional hardware, phone systems and networks.

        If we raise at least $24.2 million in net proceeds and receive necessary regulatory approval, we intend to use the balance of the net proceeds to fund our anticipated losses, acquire NBOG ($6.5 million) and capitalize The National Bank of Gainesville (a minimum of $10.2 million), which we intend to rename The Bank of Our Community. The capital of the bank will be used to fund anticipated losses, make new loans, and fund the operating and working capital needs of the bank. Any proceeds above $24.2 million will be used to fund anticipated holding company losses and for general corporate purposes. If sufficient funds are available, we intend to use them to add additional sales personnel, increase our marketing budget by approximately $200,000 in the next 12 months, and for general corporate purposes including potential future acquisitions.

        If we are unable to complete the acquisition of NBOG or purchase another financial institution by July of 2007 for any reason, including that we do not raise the minimum of $24.2 million in net proceeds, we will have to disengage from SunTrust, divest our deposits and loans and reorganize our retail banking operations as a licensed money services business engaged in consumer and small commercial lending, check cashing and other non-traditional financial services. In this event, we expect to continue to operate Conexión El Banco and El Banco Services and Consulting on the same basis as if we acquire NBOG. We expect to use approximately $5.2 million of the net proceeds to repay debt owed to Nuestra Loan, LLC, approximately $1.3 million of the net proceeds to build infrastructure for the Conexión El Banco system, and the balance to fund our anticipated losses and for general corporate purposes including to convert our branches to a money services business, finance loans to consumers and small businesses, add additional non-traditional financial service offerings, and possibly fund the acquisition of another financial institution or the creation of our own de novo financial institution. If sufficient funds are available, we intend to use them to add additional sales personnel and to increase our marketing budget by approximately $200,000 in the next 12 months. If we acquire a financial institution other than NBOG, the purchase price and regulatory capital requirements will be different than those stated above.

        The following chart details our gross and net proceeds for our minimum offering amount, the minimum proceeds we need to raise in order to acquire NBOG, and our maximum offering amount. It also details our use of proceeds for these three amounts both in the event we do acquire NBIOG and in the event we do not acquire NBOG.

Use of Net Proceeds	Minimum Offering 1,875,000 Shares	Minimum Offering Necessary to Acquire NBOG 3,323,955 Shares	Maximum Offering 4,375,000 Shares
Gross Proceeds	$15,000,000	$26,591,640	$35,000,000
Consulting Fees(1)	$295,000	$523,875	$650,000
Sales Agent Fees(2)	$780,000	$1,382,765	$1,820,000
Offering Expenses	$485,000	$485,000	$485,000
Net Proceeds	$13,440,000	$24,200,000	$32,045,000

Use of Proceeds if we Purchase NBOG:
Repay indebtedness to Nuestra Loan, LLC(3)	—	$5,188,185	$5,188,185
Purchase of NBOG outstanding shares	—	$6,500,000	$6,500,000
Capitalization of The Bank of Our Community(4)	—	$10,200,000	$10,200,000
Infrastructure investment for Conexión El Banco	—	$1,300,000	$1,300,000
Working capital and general corporate purposes(5)	—	$1,011,857	$8,856,815

Total	$13,440,000	$24,200,000	$32,045,000

Use of Proceeds if we do not Purchase NBOG:
Repay indebtedness to Nuestra Loan, LLC(3)	$5,188,185	$5,188,185	$5,188,185
Infrastructure investment for Conexión El Banco	$1,300,000	$1,300,000	$1,300,000
Working capital and general corporate purposes(5)(6)	$6,951,815	$17,711,815	$25,556,815

Total	$13,440,000	$24,200,000	$32,045,000

(1)
Our consultant, Rodgers Capital Corporation, will receive a monthly advisory fee of $10,000 and a consulting fee payable at the closing of the offering calculated as follows: (1) $250,000 for the first $15.0 million of capital raised in the offering; (2) 2% of capital raised in excess of $15.0 million but less than $26.0 million; (3) 1.5% of capital raised in excess of $26.0 million. Calculations in the table assume a four month offering period and the reimbursement of $5,000 in expenses.

(2)
We also intend to engage sales agents on a commission basis to assist in the offering. We expect to pay the sales agents a commission of 5.2% on all shares attributable to their selling efforts. Calculations in the table assume we pay the commission on all shares sold in the offering.

(3)
Amount owed as of August 22, 2006, including interest. Nuestra Loan LLC is a single purpose entity formed to provide a bridge loan to El Banco and has some commonality of shareholder ownership.

(4)
To be used to meet minimum regulatory capital ratios and for general working capital of the bank including funding anticipated losses.

(5)
Includes anticipated losses, expansion of operations, sales and marketing, and additional personnel.

(6)
If sufficient funds are raised, also includes the possibility of purchasing a financial institution other than NBOG.

        The amounts that we actually spend for our business and growth strategy and other general corporate purposes will vary significantly depending on a number of factors, including future revenue growth, if any, and the amount of cash that we generate from operations. As a result, we will retain broad discretion over the allocation of the net proceeds of this offering. We also may use a portion of the net proceeds for the acquisition of businesses, products or technologies that we could use to expand our business. As of the date of this prospectus, we have no arrangements, agreements or commitments for the acquisition of any businesses, products or technologies other than NBOG.

        Pending these uses, we will invest the net proceeds of this offering in short-term interest bearing investment grade securities. If we do not raise the minimum amount, reject your subscription, or do not close this offering for any reason, investments will be returned without interest.

Dividend Policy

        We have not paid any cash dividends on our common stock since our inception. We do not anticipate declaring cash dividends on shares of our common stock for the foreseeable future. See "Dividend Policy."

Risk Factors

        See "Risk Factors" beginning on page 10 for a description of material risks related to an investment in our common stock.

        Our principal executive offices are located at 623 Holcomb Bridge Road, Roswell, Georgia 30076 and our telephone number is (770) 640-0695. We maintain a website at www.elbancofinancial.com. Information on this website is not incorporated by reference and is not part of this prospectus.

Summary Financial Data

        Our summary financial data presented below as of and for the years ended December 31, 2004 and 2005 is derived from our audited financial statements. Our audited financial statements as of December 31, 2005 and for each of the years in the two-year period ended December 31, 2005 are included elsewhere in this prospectus. Our summary financial data as of and for the years ended December 31, 2003, 2002 and 2001 and the six months ended June 30, 2006 and 2005 have not been audited but, in the opinion of our management, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly our financial position and results of operations for such periods in accordance with accounting principals generally accepted in the United States of America ("GAAP"). Our results for the six months ended June 30, 2006 are not necessarily indicative of our results of operations that may be expected for the year ending December 31, 2006. The following financial data should be read in conjunction with our financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

	At and for the Six Months Ended June 30,		At and for the Years Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
	(dollars in thousands, except share and per share amounts)
Summary Results of Operations Data
Total Sales Revenue	$4,233	$3,582	$7,617	$3,575	$823	$203	$3

Lending services	2,159	2,125	4,392	1,397	—	—	—
Banking services	637	510	1,087	610	229	58	—
Other financial service	1,182	799	1,739	842	397	133	1
Sales of tangible goods	210	124	326	102	33	12	2
Conexion El Banco/consulting fees	45	24	73	624	164	—	—
Costs and expenses applicable to sales revenues	1,741	1,428	3,076	1,457	321	88	1
Other operating costs and expenses	420	197	545	223	68	29	—
Gross Margin	$2,072	$1,957	$3,996	$1,895	$434	$86	$2
Selling, general, administrative	4,344	3,815	7,554	6,182	3,024	1,691	562
Total Operating Loss	$2,272	$1,858	$3,558	$4,287	$2,590	$1,605	$560
Total non-operating revenue(expense)	(151)	8	(310)	35	25	(1)	(1)
Net Loss	$2,423	$1,850	$3,868	$4,252	$2,565	$1,606	$561
Net Loss Per Common Share	$0.44	$0.34	$0.71	$0.91	$0.76	$0.72	$1.35
Weighted Average Common Shares	5,474,723	5,405,848	5,431,017	4,664,289	3,372,961	2,221,754	415,814
Summary Balance Sheet Data
Cash	1,766	644	1,197	1,496	3,174	498	150
Property and equipment, net	1,875	1,962	1,830	2,082	570	448	55
All Other Assets	403	495	431	196	108	78	17

Assets	$4,044	$3,101	$3,458	$3,774	$3,852	$1,024	$222
Note payable to affiliate, net of discount	1,461	—	677	—	—	—	—
All Other Liabilities	1,558	840	909	883	666	501	283

Liabilities	$3,019	$840	$1,586	$883	$666	$501	$283
Shareholders' Equity	$1,025	$2,261	$1,872	$2,891	$3,186	$523	$(61)

RISK FACTORS

        You should carefully consider all information included in this prospectus. In particular, you should carefully consider the risks described below before purchasing shares of our common stock in this offering. Investing in our common stock involves a high degree of risk. Any of the following factors could harm our business and future results of operations and could result in a partial or complete loss of your investment. Although we believe that these include all of the material risks specific to our business, there may be other risks of which we are not aware, which relate to all businesses or which relate to the banking and financial services industries in general, or which we do not currently believe are material.

Risks Related to Our Business

If we fail to complete our acquisition of NBOG by February 20, 2007, we will lose our depository relationships with our customers to SunTrust.

        Because we are not currently a bank, we cannot offer certain banking products and services such as deposit and checking accounts or belong to and directly access the credit card associations or the ACH payment network. As a result, we must contract with a bank, purchase a bank, or form our own bank in order to offer such products and services. Currently, we have a Bank Lease and Marketing Agreement with SunTrust, pursuant to which we operate our El Banco bank branches as a division of SunTrust under its charter and supervision. We have agreed to terminate our relationship with SunTrust and, in June 2006, we entered into a Transition Agreement with SunTrust to provide for an orderly termination of this relationship. Under our agreements with SunTrust, we have the right to acquire the deposit and loan accounts of the 12 El Banco SunTrust branch offices if we complete our purchase of NBOG prior to February 20, 2007 for par value plus $10. At June 30, 2006, this amount was $14.8 million for the deposits and $45.3 million for the loans. However, if we do not complete the acquisition of NBOG prior to February 20, 2007 and deconvert our El Banco bank branches from SunTrust's processing systems to NBOG's processing systems on or before April 15, 2007, all of our current customer deposit and checking accounts will be consolidated into SunTrust, and the depository and checking relationships with our customers will be transferred to SunTrust. If this occurs, we will lose the revenue from these relationships, which was approximately $2.8 million at June 30, 2006, and there is a substantial risk that we will lose customers to SunTrust.

The failure to complete the acquisition of NBOG would require us to partner with another financial institution or reorganize as a money services business, which could have an adverse effect on our business model, financial condition and results of operations.

        If we do not complete the acquisition of NBOG, we are unlikely to have time to start a de novo financial institution or acquire or partner with another financial institution before our agreement with SunTrust terminates. In this event, we would have to reorganize our business as a money services business. We may not be able to obtain a license to operate as a money services business. As a money services business, we could continue to offer all of our non-traditional financial services including check cashing and wire transfer services, and we could originate certain types of loans and issue stored value cards. However, we could not operate as a bank or offer deposit or checking accounts. In this event, we would have to revise our business model to focus on these non-traditional financial services, and our revenue, earnings, and growth would likely suffer as a result.

The failure to complete the acquisition of NBOG or to acquire or partner with another financial institution could require us to change the name of our company.

        If we do not complete the acquisition of NBOG, start a de novo bank, or acquire another banking charter, we may have to change our name to a name which does not include the word "bank" or "el banco". In this event we would have to spend a significant amount of time, money and effort rebranding our services and changing all of our branded collateral including our signage, billboards, marketing materials, and advertising. This could have a material adverse effect on our operations and earnings.

Our ability to acquire NBOG is subject to a number of contingencies, any of which could prevent us from completing the acquisition.

        The completion of the acquisition of NBOG is subject to significant contingences, many of which are beyond our control. These include obtaining regulatory approval, NBOG continuing its operations long enough for us to complete the acquisition, approval by the shareholders of NBOG, and our raising a minimum of $24.2 million in net proceeds to complete the transaction and capitalize the bank. If we are unable to complete the acquisition of NBOG, we will have spent a substantial amount of money and management time on the process, and will still have to find an alternative to SunTrust as our operating partner or will have to discontinue certain of our banking services and convert to a regulated money services business. It is possible that we would fail and you could lose all or part of your investment.

NBOG is subject to a formal written agreement that requires it to maintain higher than normal capital levels.

        On August 18, 2004, The National Bank of Gainesville entered a Formal Written Agreement with the Office of the Comptroller of the Currency (the OCC), which has an indefinite term and which sets forth a series of actions necessary to correct identified weaknesses. Although we expect the OCC to terminate the agreement upon consummation of the acquisition, we cannot be sure. Under the formal agreement, the bank is required to maintain a ratio of "Tier 1 Capital" to average assets of 9.0%, which is significantly higher than the 5.0% level generally necessary for "well capitalized" status under applicable banking laws and regulations. The bank is also required to maintain a ratio of total capital to risk-weighted assets of 14.0%. In October 2004, NBOG adopted resolutions at the request of the Federal Reserve which require quarterly financial information on NBOG and the subsidiary bank be provided to the Federal Reserve, and prevents NBOG or the bank from incurring dept, declaring or paying dividends to its shareholders, or reducing its capital position by purchasing or redeeming treasury stock without 30 days notice and the approval of the Federal Reserve. Failure to meet the requirements of these formal agreements may result in additional sanctions against NBOG or The National Bank of Gainesville. See "Business—Agreement to Acquire NBOG Bancorporation."

We are subject to additional operational risks because we are acquiring a troubled financial institution.

        In a series of audits, The National Bank of Gainesville's internal and external auditors and the OCC identified several weaknesses in the overall credit risk management process of the bank. We also identified risks during our own due diligence review related to their loan portfolio, operations and management. If we do not address these weaknesses adequately, our business, financial condition and profitability may suffer following the consummation of the acquisition.

        NBOG had a net loss of approximately $1.0 million in fiscal year 2005, and an accumulated deficit at December 31, 2005 of $4.7 million. As a result of these losses and the agreement entered into with the OCC, the opinion of the auditors relating to NBOG's financial results for fiscal year 2005 was qualified by an expression of doubt about NBOG's ability to continue as a going concern. After acquiring NBOG, we will infuse an additional $10.2 million of operating capital into the bank, which should be sufficient to address the going concern qualification. However, in the long term, we must revise NBOG's operations to become profitable, including increasing net interest income and non-interest income above existing levels. If we are unsuccessful, the surviving company may continue to experience losses.

Our allowance for loan losses of the new combined entity may be insufficient to absorb probable losses in our loan portfolio.

        Our loan portfolio has been originated, underwritten and serviced by SunTrust and The National Bank of Commerce (NBC) before them. Although this loan portfolio is marketed under our El Banco brand and we currently bear 100% of the risks and benefits of these loans, we are not involved in underwriting or managing the loans. This portfolio of El Banco loans managed by SunTrust has experienced higher than expected loan losses and foreclosures. We do not currently intend to acquire these loans, but reserve the right to acquire them on termination of our Bank Lease and Marketing Agreement with SunTrust and retain some or all of them or sell some or all of them to a third party. If these loans deteriorate or are charged off by SunTrust prior to the termination of our relationship, we will take 100% of the financial responsibility for the loss. If we do not acquire these loans from SunTrust, SunTrust will take 100% of the financial responsibility for these loans on termination of the Bank Lease and Marketing Agreement. We maintain a loan loss reserve of from 0% for loans which are current in payments to 20% of the outstanding amount of loans in foreclosure. We are not currently aware of any deficiency in our loan loss reserves for the SunTrust portfolio but review it monthly to establish reserves we believe to be adequate. We are currently aware of 14 loans that are in some state of foreclosure, and we have set a loan loss reserve of approximately $490,000 as a result. We incurred loan losses on this portfolio of approximately $159,000 in fiscal year 2005 and approximately $3,000 in the six months ended June 30, 2006.

        NBOG has incurred higher than anticipated losses in its loan portfolio in the last few years, which is one of the reasons that it is for sale. Once we acquire NBOG and its loan portfolio, we will have to assess the quality of the loans and set loan loss reserves. Although we are not currently aware of any problems in NBOG's current loan loss reserves, these reserves may be inadequate to address loan losses incurred in this portfolio after we acquire NBOG and the bank. NBOG incurred loan losses on its loan portfolio of $777,586 in fiscal year 2005 and $37,645 for the six months ended June 30, 2006.

Once we terminate our relationship with SunTrust and begin to manage our own loan portfolio we will incur risk in regard to that portfolio.

        If we acquire NBOG, we intend to begin originating, underwriting and servicing our own loan portfolio as a bank. If we do not acquire NBOG, we intend to begin originating and underwriting our own consumer and small business loan portfolio as a money services business and possibly to begin originating mortgage loans under a mortgage brokerage license. Loans could include mortgages, consumer loans, commercial loans and auto loans. Making loans and other extensions of credit will be essential elements of our business, and there is a risk that our loans or other extensions of credit will not be repaid. As the volume of our loans increases, we will incur additional credit risk. If our loans are not repaid, we will incur losses and be required to charge those losses against our allowance for loan losses. If our loan losses exceed our allowance for probable loan losses, our business, financial condition and profitability may suffer.

        Once we obtain and manage our own loan portfolio, we will attempt to maintain an appropriate allowance for loan losses, but there is no precise method of predicting credit losses. Therefore, we will always face the risk that charge-offs in future periods will exceed our allowance for loan losses, and that additional increases in the allowance for loan losses will be required. If we underestimate our loan loss allowance, we will be required by our bank regulators to increase it. Additions to our allowance for loan losses would result in a decrease of our net income and, possibly, our capital. If the additions to our allowance for loan losses deplete too much of our capital, our capital ratios could fall below regulatory standards, and our regulators could restrict or cease our operations and take control of our bank.

Our data conversion from SunTrust to NBOG or another financial institution could adversely affect our business and customers.

        If we acquire NBOG or another financial institution, we will have to convert all of our depository and other bank data from SunTrust's data processing system to the system used by NBOG or another financial institution. Data conversion is a difficult task, and we could experience delays or difficulty in the conversion which could adversely affect our customer or account data, prevent us from servicing our customer accounts on a timely basis, and in the worst case prevent us accessing our depositor accounts entirely for a period of time. This could adversely affect our business and our relationships with our customers.

Interruptions in international migration patterns could adversely affect our business, financial position and results of operations.

        Our business relies in part on migration patterns which bring workers into countries with greater economic opportunities than their native countries. A significant portion of our business is initiated by immigrants. Changes in immigration laws, such as those currently being considered by the United States Congress, the state of Georgia, and other states and municipalities are designed in part to discourage undocumented immigration. Changes in laws could discourage Latino immigration to Georgia, and could encourage Latino immigrants living in Georgia to move elsewhere. Political or other events such as war, terrorism or health emergencies that would make it more difficult for workers to migrate or work abroad could adversely affect our remittance volume or growth rate and could have an adverse effect on our business, financial position and results of operations.

Changes in immigration laws couldadversely affect our ability to offer our products and services.

        Changes in immigration laws that are or have been under consideration would make the services we provide to undocumented immigrants either illegal or cost prohibitive. One such proposal is a punitive tax on money transfer by individuals who cannot prove citizenship or legal immigration status. Other proposals would require more rigorous documentation of financial transactions or immigration status. Such changes could have a material impact on our business.

We may not successfully implement business and marketing strategies to increase adoption of our products and services by our target market.

        Our future profitability will depend, in part, on our ability to successfully implement our business and marketing strategies and to increase adoption of our products and services. We cannot be sure that the Latino market for banking services will remain viable or that our efforts to penetrate the market will be successful.

We may be unable to market our consulting and technology products and services successfully to new client financial institutions or to retain current client financial institutions. If we are unable to do so, our business may be materially and adversely affected.

        Our success with Conexión El Banco and El Banco Services and Consulting depends to a large degree on our ability to persuade prospective client financial institutions to use our consulting and data processing services. Failure to create adequate market acceptance, retain clients or successfully expand the products and services we offer could adversely affect our business, operating results and financial condition. We have spent, and will continue to spend, considerable resources educating potential clients about our products and services. Even with these educational efforts, however, we may be unable to grow or maintain market acceptance of our products and services or retain our clients. In addition, as we continue to offer new products and expand our services, existing and potential client financial institutions or their small business customers may be unwilling to accept the new products or services.

Our check cashing services may become obsolete because of technological advances.

        We derive a significant component of our revenues from fees associated with cashing checks drawn on financial institutions other than SunTrust. Recently, there has been increasing penetration of electronic banking services into the check cashing and money transfer industry, including direct deposit of payroll checks and electronic transfer of government benefits. New regulations such as Check 21 will make it easier and faster to cash checks. To the extent that checks received by our customer base are replaced with such electronic transfers, or technological or regulatory advances make it easier for our competitors to offer the same or similar services as us, demand for our check cashing services could decrease.

We have limited protection for our proprietary rights and technology.

        We rely primarily on a combination of intellectual property laws and contractual provisions to protect our proprietary rights, technology and know-how, including those inherent in our Conexión El Banco system. These laws and contractual provisions provide only limited protection of our intellectual property. We do not own any patents, and our technology may not be patentable. We cannot be sure that our protection of our intellectual property will be adequate or that our competitors will not independently develop similar technology and a similar knowledge base.

Interruptions in our systems may have a significant effect on our business or on that of our clients.

        Our ability to provide reliable service largely depends on the efficient and uninterrupted operation of our computer information systems. Any significant interruptions or failures could harm our business and reputation and result in a loss of consumers. Our systems and operations could be exposed to damage or interruption from fire, natural disaster, power loss, telecommunications failure, terrorism, vendor failure, unauthorized entry and computer viruses or other causes, many of which may be beyond our control. Although we have formulated a disaster recovery plan, it does not provide for hot back up sites and we may require several days to restore services to our branches and processing system customers, depending on the performance of our vendors. Because of the mission critical nature of our check cashing system, such a failure could create significant shortfalls in our revenue by preventing us from conducting a large portion of our business, and could create substantial liability by preventing our processing customers from conducting theirs.

A portion of our business involves the electronic storage and transmission of sensitive personal financial information of our customers. Security breaches and computer viruses could expose us to litigation and adversely affect our reputation, operations, and revenue.

        A portion of our business involves online transaction processing systems that electronically store and transmit sensitive personal financial information of our customers. These activities are subject to laws and regulations designed to protect the privacy of consumers' personal information and to prevent that information from being inappropriately disclosed. The difficulty of securely storing confidential information electronically has been a significant issue industry wide in conducting electronic transactions. Incidences of unauthorized data access by viruses, Trojans and hackers are continually increasing. We may be required to spend significant capital and other resources to protect against the threat of security breaches and computer viruses, or to alleviate problems caused by security breaches or viruses. Despite those safeguards, it is possible that hackers, employees acting contrary to our policies, or others could improperly access our systems or improperly obtain or disclose data about our consumers. Any breach of our security policies or applicable legal requirements resulting in a compromise of consumer data could expose us to regulatory enforcement action, limit our ability to provide services, subject us to litigation or damage our reputation. Any inability to prevent security breaches or computer viruses could also cause existing clients to lose confidence in our systems and could inhibit our ability to attract new clients.

Because our traditional and non-traditional bank and financial services operations are concentrated in one market, unfavorable changes in economic conditions in this market may cause the demand for our products and services to decline.

        Our traditional and non-traditional bank and financial services operations are concentrated in the state of Georgia, and particularly metropolitan Atlanta. As a result of this geographic concentration, our results depend largely upon economic conditions in this area. Deterioration in economic conditions in this area could decrease the demand for our products and services and have a material adverse effect on our business, financial condition and results of operations.

We face competition from global and niche or corridor money transfer providers, United States and international banks, card associations, card-based payments providers and a number of other types of service providers. Our continued growth depends on our ability to compete effectively in the money transfer and consumer payments industries.

        Money transfer and consumer payments are highly competitive industries comprised of players from a variety of financial and non-financial business groups. Our competitors include banks, credit unions, automated teller machine or "ATM" providers and operators, card associations, card-based payments providers such as issuers of e-money, travel cards or stored-value cards, informal remittance systems, web-based services, telephone payment systems (including mobile phone networks), postal organizations, retailers, check cashers, consumer finance companies, mail and courier services, currency exchanges and money transfer companies. These services are differentiated by features and functionalities such as speed, convenience, network size, hours of operations, loyalty programs, reliability and price. Our continued growth depends on our ability to compete effectively in these industries.

        Following the consummation of the acquisition and implementation of our broader business plan we will experience increased competition from many other financial institutions. Throughout our branch network, we will compete in the non Latino market with commercial banks, credit unions, savings and loan associations, mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market funds and other financial institutions, which operate in our primary market areas and elsewhere.

        We compete with these institutions to make loans and to attract new customers. Many of our competitors are large, well-established financial institutions with greater financial and other resources. While we believe we can successfully compete with these other financial institutions in our markets, we may face a competitive disadvantage as a result of our smaller size.

Our business strategy depends on substantial growth, and our financial condition and results of operations could be negatively affected if we fail to grow or fail to manage our growth effectively.

        We intend to continue pursuing a growth strategy for our business. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in growth stages of development. We may not be able to expand our market presence in our existing markets or successfully enter new markets, and any such expansion could adversely affect our results of operations. Failure to manage our growth effectively could have a material adverse effect on our business, financial condition, results of operations or future prospects, and could adversely affect our ability to successfully implement our business strategy. Also, if our growth occurs more slowly than anticipated or declines, our results of operations could be materially adversely affected.

        Our ability to grow successfully will depend on a variety of factors including the continued availability of desirable business opportunities, the competitive responses from other financial institutions in our market areas and our ability to manage our employees, products, customers, technology and resources. Our rapid growth has placed, and it may continue to place, significant demands on our operations and management.

Our growth plans may include the acquisition of other financial institutions, and our financial condition and results of operations could be negatively affected if we fail to effectively identify and integrate acquisition targets.

        We may seek to acquire other financial institutions, or parts of those institutions, though we have no present plans in that regard. Acquisitions involve a number of risks, including:

  •
  the potential inaccuracy of estimates and judgments used to evaluate credit, operations, management and market risks with respect to the target institution;

  •
  the time lags between these activities and the generation of sufficient assets and deposits to support the costs of the expansion;

  •
  the inability to finance an acquisition without diluting the interests of our existing shareholders;

  •
  the diversion of our management's attention to the negotiation of a transaction;

  •
  the ability to obtain regulatory approval for proposed acquisitions; and

  •
  the impairment of goodwill associated with an acquisition.

        The occurrence of any of these factors could have an adverse effect on our financial condition.

As a result of this offering, we will be subject to additional reporting and governance requirements, which could adversely affect our profitability.

        Upon completion of this offering, we will be a public company and, for the first time in our history, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002 (SOX), and the related rules and regulations promulgated by the Securities and Exchange Commission and the NASDAQ Capital Market. These laws and regulations will increase the scope, complexity and cost of corporate governance, reporting and disclosure practices. Although we conduct business in a highly regulated environment, these laws and regulations have different requirements for compliance than we have previously experienced. Our expenses related to services rendered by our accountants, legal counsel and consultants will increase in order to ensure compliance with these laws and regulations. In addition, the application of these requirements to our business may result in some cultural adjustments and strain our management resources.

        To date, we have not conducted a comprehensive review and confirmation of the adequacy of our existing systems and controls as may be required under Section 404 of SOX, and will not do so until after the completion of this offering. We cannot be certain of the timing of completion of our evaluation, testing and remediation actions or the impact of these actions on our operations. Furthermore, upon completion of this process, we may identify control deficiencies of varying degrees of severity under applicable SEC and Public Company Accounting Oversight Board rules and regulations that remain unremediated. As a public company, we will be required to report, among other things, certain control deficiencies. If we fail to satisfy the requirements of Section 404 in a timely manner, we may be subject to sanctions or investigation by regulatory authorities such as the SEC. In addition, if any material weakness or deficiency is identified or is not remedied, investors may lose confidence in the accuracy of our reported financial information, which could adversely affect our stock price.

We are subject to extensive regulation that could limit or restrict our activities. Following our acquisition of NBOG, we will be subject to a new set of rules and regulations that historically have not applied to our company. Failure by us to comply with those laws and regulations, or any material change to them or their interpretation, could have an adverse effect on our business, financial position and results of operations.

        As described under "Supervision and Regulation," our business is subject to a wide range of laws and regulations. These include financial services regulations, consumer disclosure and consumer protection laws, currency control regulations, money transfer regulations, compliance and reporting, escheat laws and laws covering consumer privacy, data protection and information security. Our services also are subject to an increasingly strict set of legal and regulatory requirements intended to help detect and prevent money laundering, terrorist financing and other illicit activity. As legislative and regulatory scrutiny and action in this area increases, we expect that our costs of complying with these requirements will increase, perhaps substantially. Failure to comply with any of these requirements could result in the suspension or revocation of a license or registration required to provide money transfer services, the limitation, suspension or termination of services or the imposition of civil and criminal penalties, including fines.

        Our fees may be reduced because of regulatory initiatives targeted at our industry. For example, recent initiatives both in the United States and at G-8 summit meetings have focused on lowering international remittance costs. These initiatives may have an adverse impact on our business, financial position and results of operations. Any material change in the regulatory requirements necessary to offer money services in a jurisdiction important to our business could mean increased costs and operational demands.

        If we complete the acquisition of NBOG, we will become a bank holding company that is primarily regulated by the Board of Governors of the Federal Reserve System. As a bank holding company, we will be limited to conducting activities that are closely related to banking. Our bank subsidiary will be primarily regulated by the Office of the Comptroller of the Currency. If we do not complete the acquisition of NBOG, we intend to become regulated as a money services business by the Georgia Department of Banking and Finance. We will be subject to a new set of rules and regulations that historically have not applied to our company. Our compliance with these regulations will be costly and will restrict certain of our activities, including payment of dividends, mergers and acquisitions, investments, loans and interest rates charged, interest rates paid on deposits, and locations of offices. We must also meet regulatory capital requirements. If we fail to meet these capital and other regulatory requirements, our financial condition, liquidity, and results of operations would be materially and adversely affected. Our failure to remain "well capitalized" for regulatory purposes could affect customer confidence, our ability to grow, our cost of funds and FDIC insurance, our ability to pay dividends on common stock, and our ability to make acquisitions.

        The laws and regulations applicable to the banking and financial services industries could change at any time, and we cannot predict the effects of these changes on our business and profitability. Because government regulation greatly affects the business and financial results of all commercial banks and bank holding companies, our cost of compliance could adversely affect our ability to operate profitably.

We must identify and hire a Chief Credit Officer for NBOG prior to closing the acquisition. Our business would be harmed if we are unable to identify and hire this executive, or if we lost the services of any of our senior management team and we are unable to recruit or retain suitable replacements.

        We believe that our success to date and our prospects for future success depend significantly on the efforts of our senior management team, which includes Drew W. Edwards, our chairman and chief executive officer, George Hodges, our executive vice president and chief marketing officer, Steven

Doctor, our chief financial officer, Luz Lopez Urrutia, our president and chief operating officer, and Darryl Storey, our senior vice president and chief information officer. If we acquire NBOG, we expect that Ms. Urrutia will serve as chief executive officer of the bank. We are currently searching for a chief credit officer for the bank. If we are unable to identify a chief credit officer for the bank, or if we lose the services of these executives for any significant period of time, they would be difficult to replace and our business and development could be materially and adversely affected.

Our processing systems are mission critical, and if they contain errors, we may lose clients and revenues and be subject to claims for damages.

        Our Conexión El Banco system, and enhancements to this system, assists us and our bank clients in making credit decisions. If these decisions are wrong based on results obtained from our system, or due to errors in our system, we could experience, among other things:

  •
  delayed or lost revenues from check cashing customers and licensing customers while we correct the errors;

  •
  a loss of clients or the delay or failure to achieve market acceptance; and

  •
  additional and unexpected expenses to fund further product development.

        Our agreements with our licensing clients generally contain provisions designed to limit our exposure to potential product liability claims, such as disclaimers of warranties and limitations on liability for special, consequential and incidental damages. These provisions may not be effective because of existing or future federal, state or local laws or ordinances, or unfavorable judicial decisions. If our products and services fail to function properly, we could lose business and be subject to product liability claims, which could result in increased litigation expense, damage awards and harm to our business reputation.

Technological changes may reduce the demand for our Conexión El Banco System or for our non-financial products and services or render them obsolete, which would reduce our revenue and income.

        The introduction of new technologies and financial products and services can render existing technology products and services obsolete, such as our Conexión El Banco system. We expect other vendors to introduce new products and services, as well as enhancements to their existing products and services, that will compete with our current products and services. To be successful, we must anticipate evolving industry trends, continue to apply advances in technology, enhance our existing products and services and develop or acquire new products and services to meet the demands of our clients. We may not be successful in developing, acquiring or marketing new or enhanced products or services that respond to technological change or evolving client needs. We may also incur substantial costs in developing and employing new technologies. If we fail to adapt to changes in technologies, we could lose clients and revenues, and fail to attract new clients or otherwise realize the benefits of costs we incur.

Risks Related to this Offering

There is no prior public market for our common stock, and our share price could be volatile and could decline following this offering, resulting in a substantial or complete loss on your investment.

        Prior to this offering, there has not been a public market for any class of our shares. An active trading market for our common stock may never develop or be sustained, which could affect your ability to sell your shares and could depress the market price of your shares. A public trading market, which has the desired characteristics of depth, liquidity and orderliness, depends upon the presence in the marketplace of willing buyers and sellers of our common stock at any given time. The presence of willing buyers and sellers is dependent upon the individual decisions of investors over which neither we nor any market maker has any control. In addition, the initial public offering price may bear no relationship to the price at which the common stock will trade upon completion of this offering.

        Although we have filed an application to have our common stock listed on the NASDAQ Capital Market under the symbol "EBFC," we cannot be sure that our application will be approved. We must meet minimum financial requirements for initial listing and continue to meet standards to maintain our listing on the NASDAQ Capital Market. The initial requirements include a market value of listed securities of at least $50 million, at least 1 million publicly held shares, a market value of at least $5.0 million for publicly held shares, at least 300 round lot holders (round lot holders are shareholders of 100 shares or more), an operating history of at least one year, and certain corporate governance requirements. We will rely on the minimum offering amount of $15.0 million to satisfy the financial requirements for initial listing on the NASDAQ Capital Market. Receipt of approval to list on the NASDAQ Capital Market is a condition to breaking escrow. If we are not able to continue to satisfy the eligibility requirements for the NASDAQ Capital Market, our stock may be delisted.

        At times the stock markets, including the NASDAQ Capital Market, experience significant price and volume fluctuations. As a result, the market price of our common stock is likely to be similarly volatile, and investors in our common stock may experience a decrease in the value of their shares, including decreases unrelated to our operating performance or prospects. In addition, we estimate that following this offering, approximately 38.9% (based on the minimum offering) and 29.6% (based on the maximum offering) of our outstanding common stock will be owned by our executive officers and directors. The substantial amount of common stock that is owned by our executive officers and directors may adversely affect the development of an active and liquid trading market.

This is a "best efforts" offering and if we only raise the minimum offering amount we may have difficulty fully implementing our business strategy.

        We are seeking to raise a minimum of $15.0 million and a maximum of $35.0 million in this offering. If we do not raise net proceeds of at least $24.2 million, it is unlikely that we would be able to acquire NBOG or another financial institution. If we raise less than the maximum amount of the offering, we believe we will be able to achieve profitability, but our growth will be limited and we may not be able to execute our business plan effectively. In that event we may have to raise additional capital. We may not be successful in raising additional capital when needed, and as a result, we may not be able to implement fully our business strategy.

If we raise more than $24.2 million in net proceeds, or if we do not acquire NBOG, we will retain broad discretion in using the net proceeds from this offering, and may not use the proceeds effectively.

        We have not designated the amount of net proceeds over $24.2 million if we acquire NBOG and over $6.5 million if we do not acquire NBOG for any particular purpose. Accordingly, we will retain broad discretion to allocate a substantial amount of the net proceeds of the offering if we sell more than the minimum number of shares. The net proceeds may be applied in ways with which you and other investors in the offering may not agree. Moreover, we may use the proceeds for corporate purposes that may not increase our market value or make us profitable. Our failure to spend the proceeds effectively could have an adverse effect on our business, financial condition and results of operations.

Purchasers of our common stock will experience substantial immediate dilution.

        If you purchase shares of our common stock in this offering at $8.00 per share, you will experience immediate dilution of approximately 73% in the value of your investment if we sell the minimum number of shares and 55% if we sell the maximum number of shares, in that our net tangible book value per share will be approximately $2.17 if we complete the minimum offering and $3.61 if we complete the maximum offering. See "Dilution."

We do not intend to pay dividends for the foreseeable future.

        We have never declared or paid any dividends on our common stock. We intend to retain all of our earnings for the foreseeable future to finance the operation and expansion of our business, and we do not anticipate paying any cash dividends in the future. As a result, you may only receive a return on your investment in our common stock if the market price of our common stock increases.

We determined the offering price of $8.00 arbitrarily and it will fluctuate once the shares become freely tradable after the offering.

        We determined the stock price arbitrarily based on a number of factors. One factor is the historical private offering price for our common stock, which was $5.45 per share in our latest offering that ended in January of 2006. Another factor is execution of a Transition Agreement with SunTrust pursuant to which SunTrust paid us $500,000 in cash, returned 772,000 shares of our common stock to us at nominal cost, and cancelled 700,000 options exercisable at $0.01 per share. Assuming a constant valuation of the company before and after these transactions, on a fully diluted basis this transaction is accretive to our shareholders in the amount of $1.07 per share. Offsetting this is the dilutive nature of the 742,042 warrants granted to investors in Nuestra Loan, LLC, which is dilutive in the amount of $0.59 per share on a fully diluted basis.

        Other factors to which we cannot assign a specific monetary value include the execution of an agreement to acquire NBOG which will allow us to control our own regulatory and strategic future, the execution of a key customer agreement for Conexión El Banco, and the decision to proceed with an application to list on the NASDAQ Capital Market, which should provide some measure of liquidity to our shareholders. We believe that these developments, along with the raising of capital in this offering, will allow us to expand our product offering by adding additional products and grow our business by expanding our sales and marketing efforts. These factors may not be indicative of the future value of the shares or of the trading price once the shares are listed on the NASDAQ Capital Market. As a result, the market price of the stock after the offering may be more susceptible to fluctuations than it otherwise might be. The market price will be affected by our operating results, which could fluctuate greatly. These fluctuations could result from expenses of operating and expanding our business, trends in the financial services industry, economic conditions in our market area, and other factors that are beyond our control. If our operating results are below expectations, the market price of the common stock would probably fall.

"Anti-takeover" provisions and the regulations to which we are subject may make it more difficult for a third party to acquire control of us, even if the change in control would be beneficial to shareholders.

        Following the acquisition, we will be a bank holding company incorporated in the state of Georgia. Anti-takeover provisions in our articles of incorporation, as well as regulatory approvals that would be required under federal law, could make it more difficult for a third party to acquire control of us and may prevent shareholders from receiving a premium for their shares of our common stock. These provisions could adversely affect the market price of our common stock and could reduce the amount that shareholders might receive if we are sold.

        Our articles of incorporation provide that we may issue up to 100 million shares of preferred stock, in one or more series, without shareholder approval and with such terms, conditions, rights, privileges and preferences as our board of directors may deem appropriate. Accordingly, the board of directors is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of common stock. In the event of such issuance, the preferred stock could also be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of our company. Although we do not currently intend to issue any shares of preferred stock, we may issue such shares in the future.

        In addition, the acquisition of specified amounts of our common stock (in some cases, the acquisition of more than 5% of our common stock) may require certain regulatory approvals, including the approval of the Federal Reserve Board. The filing of applications with these agencies and the accompanying review process can take several months. Additionally, any corporation, partnership or other company that becomes a bank holding company as a result of acquiring control of us would become subject to regulation as a bank holding company under the Bank Holding Company Act of 1956.

        The factors described above may hinder or even prevent a change in control of us, even if a change in control would be beneficial to our shareholders.

Our directors and executive officers will own a significant portion of our common stock and may be able to control the election of directors following this offering.

        Based on the number of shares outstanding as of August 20, 2006, our directors and executive officers, as a group, will beneficially own approximately 38.9% and 29.8% of our outstanding common stock after the completion of the minimum offering and maximum offering, respectively. As a result of their ownership and our bylaws which provide that a plurality of shares carries any vote at a shareholders meeting at which a quorum is present, our directors and executive officers may have the ability, voting as a group, to influence or control the outcome of all matters submitted to our shareholders for approval including the election of directors. The outcome would depend on the total number of shares present and voting at any particular meeting. The interests of our directors and executive officers may differ from those of our investors.

Your funds may remain in escrow even if we raise the minimum amount of offering proceeds. They could remain there as late as June 30, 2007 and be returned to you without interest.

        We have the right to break escrow once we have raised the minimum gross proceeds of $15.0 million. We are not obligated to break escrow at that time. The offering may be extended through June 30, 2007, and if we choose not to break escrow or do not raise the minimum amount of proceeds, your funds may be held in escrow as late June 30, 2007 before being returned to you, without interest. We will retain all interest earned in the escrow account.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains "forward-looking statements." These statements are only predictions and relate to future economic performance, plans and objectives of management for future operations and projections of revenues and other financial items that are based on the beliefs of our management, as well as assumptions made by and information currently available to our management. The words "may," "will," "should," "could," "would," "expect," "estimate," "anticipate," "intend," "believe," "plan," "predict," "potential," and "continue," or the negative of these terms or similar expressions are intended to identify forward-looking statements. Some of the forward-looking statements relate to our intent, belief or expectations regarding our strategies and plans for operations and growth. Other forward-looking statements relate to trends affecting our financial condition and results of operations and our anticipated capital needs and expenditures. These statements involve risks, uncertainties and assumptions, including industry and economic conditions, competition and other factors discussed in "Risk Factors" and elsewhere in this prospectus. These forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those that are anticipated in the forward-looking statements.

        You should not place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this prospectus or referred to in this section. Except as may be required by law, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this prospectus, whether as a result of new information, future events, unanticipated events or otherwise.

ABOUT THIS PROSPECTUS

        You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

        In this prospectus we rely on and refer to information and statistics regarding our industry and market. We obtained this market data from independent publications or other publicly available information. Although we believe these sources are reliable, we have not independently verified and do not guarantee the accuracy and completeness of this information.

        No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to those jurisdictions.

        In June 2006, we changed our name from Nuestra Tarjeta de Servicios, Inc. to El Banco Financial Corporation. Unless the context suggests otherwise, references to "Nuestra," "El Banco," "company," "we," "us" and "our" mean the business of El Banco Financial Corporation.

THE OFFERING

General

        We are offering a minimum of 1,875,000 shares and a maximum of 4,375,000 shares of our common stock at a price of $8.00 per share to raise gross proceeds of between $15.0 million and $35.0 million. We intend to impose a minimum purchase for any investor of 150 shares, although we reserve the right to accept subscriptions for fewer shares.

        We must receive your subscription for shares before midnight, Eastern Standard Time, on December 31, 2006, unless we sell all of the shares earlier or we terminate or extend the offering. We reserve the right to terminate the offering at any time or to extend the expiration date one or more times up to June 30, 2007. Extension of the expiration date will likely cause an increase in our expenses. We intend to inform all subscribers of any extensions of the offering, but we do not have to give you notice prior to the extension. If we extend the offering up to June 30, 2007, subscriptions we have already accepted will still be binding.

        All subscriptions will be binding on the investor and may not be revoked except with our consent. We reserve the right to cancel or reject any or all subscriptions before or after acceptance until the proceeds of this offering are released from escrow. We may also allocate shares among subscribers if the offering is oversubscribed. In deciding which subscriptions to accept, we may take into account many factors, including:

  •
  the order in which subscriptions are received;

  •
  a subscriber's potential to do business with or to direct customers to the bank; and

  •
  our desire to have a broad distribution of stock ownership.

        If we reject any subscription, or accept a subscription but subsequently elect to cancel all or part of the subscription, we will refund the amount remitted for shares for which the subscription is rejected or canceled without interest. We will retain all interest earned in the escrow account. We will issue certificates for shares which have been subscribed and paid for after we receive the funds out of escrow. To date our officers and directors have collectively invested approximately $2.1 million in the company. None of our officers or directors has committed to purchase additional shares in this offering, but may do so in his or her sole discretion.

Conditions to the Offering and Release of Funds

        We will place all subscription proceeds received from investors with Flag Bank, which will serve as an independent escrow agent. The escrow agent will hold these funds, and no shares will be issued, until (i) we have accepted subscriptions and payment in full for a minimum of 1,875,000 shares at $8.00 per share and (ii) we have received approval to list on the NASDAQ Capital Market. We reserve the right, in our sole discretion, to continue to hold the funds in escrow after we have raised the minimum $15.0 million in gross proceeds.

        If we terminate the offering or if the offering period expires before these conditions are satisfied, then:

  •
  we will cancel accepted subscription agreements and subscribers in the offering will not become shareholders;

  •
  the funds held in the escrow account will not be subject to the claims of any of our creditors or be available to defray the expenses of this offering; and

  •
  our escrow agent will promptly return the full amount of all subscription funds to subscribers, without interest.

        The escrow agent has not investigated the desirability, advisability or merits of a purchase of the shares. The escrow agent will invest escrowed funds in interest-bearing savings accounts, short-term United States Treasury securities, bank deposits or other similar investments as we agree on with the escrow agent. We do not intend to invest the subscription proceeds held in escrow in instruments that would mature after the expiration date of the offering.

Plan of Distribution

        Offers and sales of the common stock will be made primarily by our officers and directors, who will be reimbursed for their reasonable expenses but will not receive commissions or other remuneration. We have engaged Rodgers Capital Corporation to provide consulting and administrative support services. Rodgers Capital Corporation will receive a monthly advisory fee of $10,000 and a consulting fee payable at the closing of the offering calculated as follows: (1) $250,000 for the first $15.0 million of capital raised in the offering; (2) 2% of capital raised in excess of $15.0 million but less than $26.0 million; (3) 1.5% of capital raised in excess of $26.0 million. We have also agreed to reimburse Rodgers Capital Corporation for reasonable out-of-pocket expenses. We have agreed to indemnify Rodgers Capital Corporation, and persons who control it, against certain liabilities, including liabilities under the Securities Act of 1933.

        We also intend to engage sales agents on a commission basis to assist in the offering. We expect to pay the sales agents a commission of 5.2% on all shares attributable to their selling efforts. All sales agents will be registered broker-dealers and members of the National Association of Securities Dealers, Inc. and will act on a "best efforts" basis. The sales agents will not have any obligation or commitment to sell any specific dollar amount or number of shares or to acquire any shares for their own account or with a view to their distribution

        We intend to sell most of our shares to individuals and businesses in the Southeastern United States, but we may sell shares throughout the United States. We will contact prospective investors through a combination of telephone calls, mail, permitted forms of advertisement, and personal visits and meetings.

        Prior to this offering, there has been no public market for the shares. We have filed an application to list our common stock on the NASDAQ Capital Market under the trading symbol "EBFC." In general, if a secondary market develops, the shares other than those held by affiliates will be freely transferable in the market. See "Description of Capital Stock—Shares Eligible for Future Sale."

Determination of Offering Price

        We determined the stock price arbitrarily based on a number of factors. One factor is the historical private offering price for our common stock, which was $5.45 per share in our latest offering that ended in January of 2006. Another factor is execution of a Transition Agreement with SunTrust pursuant to which SunTrust paid us $500,000 in cash, returned 772,000 shares of our common stock to us at nominal cost, and cancelled 700,000 options exercisable at $0.01 per share. Assuming a constant valuation of the company before and after these transactions, on a fully diluted basis this transaction is accretive to our shareholders in the amount of $1.07 per share. Offsetting this is the dilutive nature of the 742,042 warrants granted to investors in Nuestra Loan, LLC, which is dilutive in the amount of $0.59 per share on a fully diluted basis. Other factors to which we cannot assign a specific monetary value include the execution of an agreement to acquire NBOG, the execution of a key customer agreement for Conexión El Banco, and the decision to proceed with an application to list on the NASDAQ Capital Market. We believe that these developments, along with the raising of capital in this offering, will allow us to expand our product offering, grow our business, and eventually open additional branches. These factors may not be indicative of the future value of the shares or of the trading price once the shares are listed on the NASDAQ Capital Market.

How to Subscribe

        If you desire to purchase shares in this offering, you should:

  1.
  Complete, date and execute the subscription agreement which you received with this prospectus;

  2.
  Make a check, bank draft or money order payable to "Flag Bank, Escrow Agent for El Banco Financial Corporation," in the amount of $8.00 times the number of shares you wish to purchase; and

  3.
  Deliver the completed subscription agreement and check to Drew Edwards at the following address:

El Banco Financial Corporation
623 Holcomb Bridge Road
Roswell, Georgia 30076

        If you have any questions about the offering or how to subscribe, please call Drew Edwards at (770) 640-0695. If you subscribe, you should retain a copy of the completed subscription agreement for your records. You must pay the subscription price at the time you deliver the subscription agreement.

 USE OF PROCEEDS

        We estimate that we will receive net proceeds of approximately $13.4 million if we sell the minimum amount of 1,875,000 shares of common stock in the offering, and up to approximately $32.0 million if we sell the maximum amount of 4,375,000 shares of common stock in the offering, after deducting estimated offering expenses. The net amounts assume that we will pay a sales commission on all shares sold in the offering. We expect that some shares will be sold by our officers and directors, and we therefore do not expect to pay commission on all shares sold.

        We will use approximately $5.2 million of the net proceeds of the offering to repay debt owed to Nuestra Loan, LLC, a single purpose entity formed to raise capital and provide a bridge loan to fund our capital needs until we could find an alternative financial institution operating partner to SunTrust. Nuestra Loan, LLC is an affiliated entity with some commonality of share ownership, including officers and directors of El Banco. The loan has a term of 24 months, matures on August 31, 2007, and carries an interest rate of 12% per year, which escalates to 18% per year if it is not paid at maturity. We paid a commitment fee of 1% to Nuestra Loan, LLC in connection with this loan. The loan is secured by all of our assets and intellectual property, including our El Banco operations, Conexión El Banco data processing software and customer contracts, consulting assets and intellectual property, accounts receivables, leases and other contracts. In connection with this loan, we granted warrants with an exercise price of $0.01 to all investors in Nuestra Loan LLC sufficient to purchase 2% of the equity in El Banco for each $1 million invested in Nuestra Loan LLC.

        We will use approximately $1.3 million of the net proceeds to build infrastructure for the Conexión El Banco system, including software enhancement, hardware, phone systems and networks.

        If we raise at least $24.2 million in net proceeds and receive necessary regulatory approval, we intend to use the balance of the net proceeds to fund our anticipated losses, acquire NBOG ($6.5 million) and capitalize The National Bank of Gainesville ($10.2 million), which we intend to rename The Bank of Our Community. The capital of the bank will be used to fund anticipated losses, make new loans, and fund the operating and working capital needs of the bank. Any proceeds above $24.2 million will be used for general corporate purposes. If sufficient funds are available, we intend to use them to add additional sales personnel, increase our marketing budget, and for general corporate purposes including potential future acquisitions.

        If we are unable to complete the acquisition of NBOG or purchase another financial institution by July of 2007 for any reason, including that we do not raise the minimum of $24.2 million in net proceeds, we will have to disengage from SunTrust, divest our deposits and reorganize our retail banking operations as a licensed money services business engaged in consumer and small commercial lending, check cashing and other non-traditional financial services. In this event, we expect to continue to operate Conexión El Banco and El Banco Services and Consulting on the same basis as if we acquire NBOG. We expect to use approximately $5.2 million of the net proceeds to repay debt owed to Nuestra Loan, LLC, approximately $1.3 million of the net proceeds to build infrastructure for the Conexión El Banco system, and the balance to fund our anticipated losses and for general corporate purposes including to convert our branches to a money services business, finance loans to consumers and small businesses, add additional non-traditional financial service offerings, and possibly fund the acquisition of another financial institution or the creation of our own de novo financial institution. If sufficient funds are available, we intend to use them to add additional sales personnel and to increase our marketing budget by an anticipated $200,00 over the next 12 months. If we acquire a financial institution other than NBOG, the purchase price and regulatory capital requirements will be different than those stated above.

        The following chart details our gross and net proceeds for our minimum offering amount, the minimum proceeds we need to raise in order to acquire NBOG, and our maximum offering amount. It also details our use of proceeds for these three amounts both in the event we do acquire NBIOG and in the event we do not acquire NBOG.

Use of Net Proceeds	Minimum Offering 1,875,000 Shares	Minimum Offering Necessary to Acquire NBOG 3,323,955 Shares	Maximum Offering 4,375,000 Shares
Gross Proceeds	$15,000,000	$26,591,640	$35,000,000
Consulting Fees(1)	$295,000	$523,875	$650,000
Sales Agent Fees(2)	$780,000	$1,382,765	$1,820,000
Offering Expenses	$485,000	$485,000	$485,000
Net Proceeds	$13,440,000	$24,200,000	$32,045,000
Use of Proceeds if we Purchase NBOG:
Repay indebtedness to Nuestra Loan, LLC(3)	—	$5,188,185	$5,188,185
Purchase of NBOG outstanding shares	—	$6,500,000	$6,500,000
Capitalization of The Bank of Our Community(4)	—	$10,200,000	$10,200,000
Infrastructure investment for Conexión El Banco	—	$1,300,000	$1,300,000
Working capital and general corporate purposes(5)	—	$1,011,857	$8,856,815
Total	$13,440,000	$24,200,000	$32,045,000
Use of Proceeds if we do not Purchase NBOG:
Repay indebtedness to Nuestra Loan, LLC(3)	$5,188,185	$5,188,185	$5,188,185
Infrastructure investment for Conexión El Banco	$1,300,000	$1,300,000	$1,300,000
Working capital and general corporate purposes(5)(6)	$6,951,815	$17,711,815	$25,556,815
Total	$13,440,000	$24,200,000	$32,045,000

(1)
Our consultant, Rodgers Capital Corporation, will receive a monthly advisory fee of $10,000 and a consulting fee payable at the closing of the offering calculated as follows: (1) $250,000 for the first $15.0 million of capital raised in the offering; (2) 2% of capital raised in excess of $15.0 million but less than $26.0 million; (3) 1.5% of capital raised in excess of $26.0 million. Calculations in the table assume a four month offering period and the reimbursement of $5,000 in expenses.

(2)
We also intend to engage sales agents on a commission basis to assist in the offering. We expect to pay the sales agents a commission of 5.2% on all shares attributable to their selling efforts. Calculations in the table assume we pay the commission on all shares sold in the offering, which we do not expect to be the case.

(3)
Amount owed as of August 22, 2006, including interest. Nuestra Loan LLC is a single purpose entity formed to provide a bridge loan to El Banco and has some commonality of shareholder ownership.

(4)
To be used to meet minimum regulatory capital ratios and for general working capital of the bank including funding anticipated losses.

(5)
Includes anticipated losses, expansion of operations, sales and marketing, and additional personnel.

(6)
If sufficient funds are raised, also includes the possibility of purchasing a financial institution other than NBOG.

        The amounts that we actually spend for our business and growth strategy and other general corporate purposes will vary significantly depending on a number of factors, including future revenue growth, if any, and the amount of cash that we generate from operations. As a result, we will retain broad discretion over the allocation of the net proceeds of this offering. We also may use a portion of the net proceeds for the acquisition of businesses, products or technologies that we could use to expand our business. As of the date of this prospectus, we have no arrangements, agreements or commitments for the acquisition of any businesses, products or technologies other than NBOG.

        Pending these uses, we will invest the net proceeds of this offering in short-term interest bearing investment grade securities. If we do not raise the minimum amount, reject your subscription, or do not close this offering for any reason, investments will be returned without interest.

 TRADING HISTORY AND DIVIDEND POLICY

        As of August 20, 2006, we had 4,776,752 shares outstanding, held by 144 holders of record. We have filed an application to list our common stock on the NASDAQ Capital Market under the trading symbol "EBFC," which we believe will enhance the trading market for our common stock.

        Prior to this offering, our common stock has not been traded on an established public trading market and quotations for our common stock were not reported on any market. As a result, there has been no regular market for our common stock, and the sales prices known to us do not necessarily reflect the price that would be paid for our common stock in an active market.

        The following summarizes the dates and offering prices at which we have sold shares in private offerings since 2002:

Offering Period	Price Per Share	Number of Investors	Aggregate Number of Shares Sold	Gross Proceeds
November 19, 2001 - February 21, 2002	$1.22	29	477,577	$585,051
March 1, 2002 - May 21, 2002	$1.44	21	403,692	$578,338
April 30, 2002 - August 16, 2002	$1.74	33	416,052	$725,517
November 24, 2002 - March 7, 2003	$2.50	49	604,390	$1,510,975
July 17, 2003 - September 19, 2003	$3.25	40	421,579	$1,370,152
December 6, 2003	$3.89	1	772,000	$3,000,000
June 22, 2004 - January 16, 2006	$5.45	80	1,049,687	$5,720,772

        Our shares are infrequently traded in private transactions, and such trades are not necessarily indicative of the value of our shares. Management is aware that in the last two fiscal years shares of our stock have been traded in private transactions at prices ranging from $2.50 to $3.89 per share. The last trade of which management is aware occurred on April 21, 2006, when 4,000 shares were sold in a private transaction at $2.50 per share. There may have been trades during this period at prices and in share amounts of which management has no knowledge. These trades were made in private transactions which were completed for a variety of reasons. Prices on these trades are not necessarily indicative of the fair market value of our stock.

        We have not declared or paid any cash dividends on our common stock since our inception. For the foreseeable future we do not intend to declare cash dividends. We intend to retain earnings to grow our business and strengthen our capital base. Holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for that purpose. Upon the acquisition of NBOG or another financial institution, our ability to declare cash dividends will be further restricted by our regulators and applicable regulatory policies.

CAPITALIZATION

        The following table shows our capitalization as of June 30, 2006. Our capitalization is presented on an actual basis and on an as-adjusted basis for the minimum offering and on an as-adjusted basis for the maximum offering as if the offering had been completed as of June 30, 2006, and assuming net proceeds of approximately $13.4 million for the minimum offering and approximately $34.0 million for the maximum offering, at an initial public offering price of $8.00 per share, and after deducting consulting fees, sales agent fees and estimated offering expenses payable by us in this offering of approximately $485,000.

        The following should be read in conjunction with our financial statements and related notes that are included in this prospectus.

	June 30, 2006	As Adjusted for the Minimum Offering(1)	As Adjusted for the Maximum Offering(1)
Long-Term Indebtedness(2):	$1,461,429	—	—
Shareholders' Equity:
Preferred stock, $0.01 par value; 100,000,000 shares authorized; no shares issued and outstanding	—	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 5,548,752 shares issued and outstanding; 6,651,752 shares issued and outstanding as adjusted for the minimum offering, 9,151,752 shares issued and outstanding as adjusted for the maximum offering	47,767	66,517	91,517
Additional paid-in capital	16,251,552	29,672,802	48,252,802
Accumulated deficit	(15,274,583)	(15,274,583)	(15,274,583)

Total shareholders' equity	1,024,736	14,464,736	33,069,736

Total long-term indebtedness and shareholders' equity	$2,486,165	$14,464,736	$33,069,736

Book value per share	$0.21	$2.17	$3.61

(1)
The As Adjusted column represents the issuance of a minimum of 1,875,000 shares and a maximum of 4,375,000 shares in the offering.

(2)
Represents outstanding debt to Nuestra Loan, LLC. As of August 20, 2006, outstanding debt to Nuestra Loan, LLC totaled $5,188,185.

DILUTION

        Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of our common stock in this offering and the net tangible book value per share of common stock immediately after this offering. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of outstanding shares of common stock. Our net tangible book value as of June 30, 2006 was approximately $1.0 million, or $0.21 per share, based on the number of shares of common stock outstanding as of June 30, 2006.

        After (i) giving effect to the sale of the 1,875,000 and 4,375,000 shares of our common stock to be sold by us in the minimum and maximum offering, respectively, at an initial public offering price of $8.00 per share, and (ii) after deducting estimated consulting fees, sales agent fees and offering expenses for the minimum and maximum offering, our pro forma as-adjusted net tangible book value at June 30, 2006 would have been approximately $14.5 million, or $2.17 per share, for the minimum offering, and approximately $33.1 million, or $3.61 per share for the maximum offering. This amount represents an immediate increase in pro forma net tangible book value of $1.96 per share to existing shareholders and an immediate dilution of $5.83 per share to new investors for the minimum offering, and an immediate increase in pro forma net tangible book value of $3.40 per share to existing shareholders and an immediate dilution of $4.39 per share to new investors for the maximum offering. The dilution to investors in this offering is illustrated in the following tables:

Minimum Offering

Initial public offering price per share		$8.00
Net tangible book value per share prior to offering	$0.21
Increase in net tangible book value per share attributable to new investors	$1.96
Pro forma net tangible book value per share after offering		$2.17

Dilution per share to new investors		$5.83

Maximum Offering

Initial public offering price per share		$8.00
Net tangible book value per share prior to offering	$0.21
Increase in net tangible book value per share attributable to new investors	$3.40
Pro forma net tangible book value per share after offering		$3.61

Dilution per share to new investors		$4.39

        The foregoing discussion and tables assume no exercise of stock options and warrants outstanding immediately following this offering. As of August 20, 2006, there were 1,585,935 shares issuable upon the exercise of outstanding stock options and 1,363,972 shares issuable upon the exercise of outstanding warrants. To the extent that any of these options or warrants are exercised there may be further dilution to new investors. In addition, you will incur additional dilution if we grant options, warrants, restricted stock or other rights to purchase our common stock in the future with exercise prices below the initial public offering price.

        Assuming the exercise of all outstanding options and warrants, and the receipt by the company of the exercise price for all such shares, our net tangible book value as of June 30, 2006 was approximately $5.8 million, or $0.78 per share, based on the number of shares of common stock which would have been outstanding as of June 30, 2006 if all options and warrants had been exercised prior to that date.

        Assuming the exercise of all outstanding options and warrants and receipt of the exercise price for all such shares, after giving effect to the sale of the 1,875,000 and 4,375,000 shares of our common stock to be sold by us in the minimum and maximum offering, respectively, at an initial public offering price of $8.00 per share, and after deducting consulting fees, sales agent fees and offering expenses for the minimum and maximum offering, our pro forma as-adjusted net tangible book value at June 30, 2006 would have been approximately $19.3 million, or $2.07 per share, for the minimum offering, and approximately $37.9 million, or $3.21 per share for the maximum offering. This amount represents an immediate increase in pro forma net tangible book value of $1.29 per share to existing shareholders and an immediate dilution of $5.93 per share to new investors for the minimum offering, and an immediate increase in pro forma net tangible book value of $2.42 per share to existing shareholders and an immediate dilution of $4.79 per share to new investors for the maximum offering. The dilution to investors in this offering assuming the exercise of all outstanding options and warrants is illustrated in the following tables:

Minimum Offering

Initial public offering price per share		$8.00
Net tangible book value per share prior to offering	$0.78
Increase in net tangible book value per share attributable to new investors	$1.29
Pro forma net tangible book value per share after offering		$2.07

Dilution per share to new investors		$5.93

Maximum Offering

Initial public offering price per share		$8.00
Net tangible book value per share prior to offering	$0.78
Increase in net tangible book value per share attributable to new investors	$2.42
Pro forma net tangible book value per share after offering		$3.21

Dilution per share to new investors		$4.79

        The following table sets forth the aggregate amount of common stock purchased by our officers and directors, the average price paid for such common stock, the aggregate amount of options granted to our officers and directors, the weighted average exercise price for such options, the aggregate amount of warrants issues to our officers and directors, and the weighted average exercise price for such warrants during the periods indicated.

Year	Aggregate Amount of Common Stock Purchased by Officers and Directors	Average Price of Common Shares Purchased	Aggregate Amount of Options Granted to Officers and Directors	Weighted Average Exercise Price for Options Granted(1)	Aggregate Amount of Warrants Granted to Officers and Directors		Weighted Average Exercise Prices for Warrants Granted
2006	—	—	102,500	$7.77	179,479	(2)	$0.01
2005	—	—	122,669	$5.45	121,742	(2)	$0.01
2004	241,525	$5.22	95,000	$3.89	—		—
2003	70,769	$2.76	410,000	$3.20	—		—
2002	366,277	$1.41	291,284	$1.47	145,198	(3)	$1.43
2001	1,153,846	$0.11	30,000	$0.65	16,000	(3)	$0.65

(1)
All options were granted at fair market value

(2)
These warrants were issued in connection with investments in Nuestra Loan, LLC, a single purpose entity formed to raise capital and provide a bridge loan to fund our capital needs until we could find an alternative financial institution operating partner to SunTrust.

(3)
Warrants issued in consideration for the guarantees of lease payments. See "Management—Certain Relationships and Related Party Transactions."

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion reviews our results of operations and assesses our financial condition. You should read the following discussion and analysis in conjunction with our "Summary Financial Data" and our financial statements and the related notes included elsewhere in this prospectus. Our analysis for the periods ended June 30, 2006 and 2005 is based on unaudited financial statements for such periods.

Overview

        We are a Georgia corporation focused on providing traditional and non-traditional bank and financial services to Latino immigrants. We currently provide three primary services to our customers.

  El Banco de Nuestra Comunidad®

        Through our branch operations and in partnership with SunTrust, we provide traditional and non-traditional bank and financial services targeted to Latinos at our "El Banco" branded bank branch locations. As of June 30, 2006 and December 31, 2005, we operated 12 locations in partnership with SunTrust. Under our Bank Lease and Marketing Agreement with SunTrust we provide deposit accounts, consumer loans and mortgage loans.

  •
  Deposit accounts. We market deposit accounts to our customers in the El Banco branches. Deposits are held and serviced by SunTrust.

  •
  Consumer Loans. We market consumer loans to our customers in the El Banco branches. We take applications for these loans and forward them to SunTrust for processing, underwriting, funding and servicing.

  •
  Mortgage Loans. SunTrust has in the past marketed mortgage loans to its customers under the El Banco brand. SunTrust is solely responsible for sourcing, originating, underwriting, funding and servicing these loans.

        All of the deposit accounts and consumer and mortgage loan accounts are carried on SunTrust's balance sheet. Each month, we pay SunTrust and SunTrust pays us the following:

  •
  We pay SunTrust a monthly fee to host, process and service each of the El Banco deposit and loan accounts;

  •
  We pay SunTrust a fee based on the product of (i) 10% of the risk adjusted assets of the El Banco branch offices and (ii) an annualized return on capital of 20%;

  •
  SunTrust pays us the net sum of (i) the net service charges and fees collected by SunTrust from El Banco deposit and loan accounts, (ii) net interest income earned on El Banco deposit and loan accounts, (iii) credit and other losses on El Banco loan accounts, and (iv) other direct revenues and expenses associated with El Banco deposit and loan accounts; and

  •
  A fee is paid which reflects the amount of net assets represented by the El Banco deposit and loan accounts. If assets from these accounts exceed liabilities, we pay SunTrust a fee equal to the net assets multiplied by the monthly federal funds rate plus 0.25%. If liabilities from these accounts exceed assets, SunTrust pays us a fee equal to the net liabilities multiplied by the average monthly funds rate.

        We settle all amounts owed and receivable on all of these deposits and loans with SunTrust at the end of each month on a net basis, and pay SunTrust for the net amount of capital used by the El Banco branches. The economic result of the foregoing is that we receive the net economic benefit of these accounts as if they were our accounts; we receive the economic benefit of all interest and fees generated by these accounts; we bear the cost and expenses of the accounts; we bear the economic risk of loss in these accounts from bad credit; and we bear the economic risk of interest rate fluctuations. For its part, SunTrust receives fees to host and service the accounts, and we reimburse SunTrust for the cost of their capital which is used to fund the net assets in these accounts.

        Because we are not a bank, SunTrust is ultimately legally responsible for insuring that all accounts are in compliance with legal and regulatory requirements. The terms and conditions of each of these accounts are therefore set by us in consultation with SunTrust and subject to their approval. We provide office space, employees and marketing and sales functions.

        We also collect fees directly from our customers in each of our branches through the offering of non-traditional financial services in partnership with SunTrust such as check cashing, phone cards and money orders.

        We manage our credit risk on the SunTrust loan portfolio by monitoring customer payments and set our loan loss reserves as a percentage of outstanding balances on overdue loans on an increasing scale from 2% of the outstanding balances of loans which are greater than 30 days overdue to up to 20% of the outstanding balances of loans which are in foreclosure. This is based on our historical experience with bad loans generating losses of an average of 23% of loans in foreclosure. We manage the credit risk associated with our non-recourse check cashing operations by monitoring our actual write-offs and outstanding uncollected checks. We maintain a loan loss reserve based on our historical loss experience due to fraud and non-sufficient funds checks. Based on our current average write-offs of 0.11% of uncollected balances, we maintain loss reserves for our check cashing operations of 0.15% of uncollected balances. Based on our historical experience and current knowledge, we believe that the loss reserves for the SunTrust loans and our check cashing operations are adequate.

  Conexión El BancoSM

        Through our application service provider processing operation, we license our proprietary web-based operating platform, Conexión El Banco, which enables banks and retailers to reduce the cost and risk of accepting and cashing third party checks. This operation also provides check-cashing decisions for our branches. Through an advanced proprietary system of algorithms, databases, rules and methodologies, we have enhanced the manual underwriting methods that have been used successfully by professional check cashing businesses. These customers pay us a license fee, an implementation fee and a per transaction fee for the use of our system. The system also includes a web based point of sale system for the provision of non-traditional financial services.

  El Banco Services and ConsultingSM

        Through our consulting operation, we provide consulting services that allow our clients to implement a version of the El Banco business model for their customers. Launched in August 2003 to accelerate the growth of our branch banking business and enhance revenue, this turn-key solution allows banks to develop their own "El Banco" model in their respective markets. These customers pay us a per bank and per branch license fee, plus consulting fees.

        For the year ended December 31, 2005, El Banco de Nuestra Comunidad accounted for approximately 99% of our revenue, Conexión El Banco accounted for approximately 0.6% of our revenue and El Banco Services and Consulting accounted for approximately 0.3% of our revenue.

Results of Operations

Sales Revenues

Year Ended December 31, 2005 Compared to the Year Ended December 31, 2004

        Sales revenue for the year ended December 31, 2005 was $7,616,840 compared to $3,574,811 for the year ended December 31, 2004. The increase of $4,042,029, or 113.1%, was driven by increases in lending services, banking services, other financial services and sales of tangible goods. These increases were offset by a decline in revenue from Conexión El Banco and El Banco Services and Consulting.

        Lending services increased $2,994,849, or 214.4%, as a result of an increase in the loan portfolio originated and funded by SunTrust using our locations and branding in the marketplace. Under the agreement with SunTrust, we receive a monthly payment which includes all interest income, loan fees and late fees generated on loans originated by SunTrust on behalf of El Banco, less all associated expenses. The average loan portfolio allocated to El Banco was $42,938,750 in 2005 compared to $8,124,867 in 2004.

        Banking services increased $476,117, or 78.0%, as a result of an increase in the number of customers El Banco added to the SunTrust banking network. Under the agreement with SunTrust, we receive a monthly payment which includes all service fees, not sufficient funds fees, ATM fees and other transaction fees generated on customer deposits added to the SunTrust banking network at our El Banco locations, less all associated expenses. At December 31, 2005, there were 9,242 of our customers on the SunTrust banking network compared to 6,881 at December 31, 2004.

        Other financial services increased $898,342, or 106.7%, as a result of an increase in check cashing fees of $609,813, or 110.7%, an increase in tax preparation and assistance fees of $157,764, or 85.3%, and an increase in other service fees of $130,765, or 123.5%. These increases are due to an increase in the number of our customers during 2005 as well as an increase in transaction volume per customer. At December 31, 2005, we had 21,219 active members compared to 15,282 active members at December 31, 2004 (active is defined as at least one transaction in the last 12 months). In addition, we cashed checks totaling $101,634,879 during 2005 compared to $40,265,328 during 2004. The increases are also due to the addition of 10 branches during 2004. All of those branches had 12 months of operations in 2005.

        Sales of tangible goods increased $223,147, or 217.9%. $221,382 of the increase came from higher sales of pre-paid long distance phone cards. The increase is a result of a larger base of members and customers visiting our branches, as well having all 12 branches in service in 2005.

        Revenue from Conexión El Banco and El Banco Services and Consulting services decreased $550,426, or 88.3%, because we completed a large consulting project in 2004.

Six-Months Ended June 30, 2006 Compared to the Six-Months Ended June 30, 2005

        Sales revenue for the period ended June 30, 2006 was $4,232,621 compared to $3,581,807 for the six-month period ended June 30, 2005. The increase of $650,814, or 18.2%, was driven by increases in lending services, banking services, other financial services, sales of tangible goods and Conexión El Banco and El Banco Services and Consulting services.

        Lending services increased $34,093, or 1.6%. Revenue from SunTrust associated with loan interest collected on the portfolio increased $334,313, or 18.4%. The average loan portfolio attributed to El Banco was $46,549,627 during the six-month period ended June 30, 2006 compared to $39,051,147 in the same period in 2005. Offsetting this increase was a decrease in revenue from SunTrust associated with loan origination fees of $300,220, or 98.5%. During the first half of 2006, we received loan origination fees under the joint operating agreement for 6 mortgages compared to 119 mortgages in the same period of 2005. SunTrust placed a limit on the amount of outstanding loans that could be originated, funded and attributed to us. We approached this cap in 2005, which effectively limited the amount of loans that they could originate on our behalf.

        Banking services increased $127,166, or 24.9%, as a result of an increase in the number of customers El Banco added to the SunTrust banking network. At June 30, 2006, there were 9,968 deposit customers on the SunTrust banking network compared to 8,384 at June 30, 2005.

        Other financial services increased $382,569, or 47.9%, as a result of an increase in check cashing fees of $248,223, or 49.8%, an increase in tax preparation and assistance fees of $120,184, or 66.4%, and an increase in other services of $14,162, or 11.9%. These increases are due to an increase in our customers served. At June 30, 2006, we had 23,154 active members compared to 19,626 active members at June 30, 2005. In addition, we cashed checks totaling $64,959,284 during the first half of 2006 compared to $41,449,056 during the first half of 2005.

        Sales of tangible goods increased $86,026, or 69.4%. The increase is a result of a serving the needs of a larger base of members and customers visiting our branches.

        Conexión El Banco and El Banco Services and Consulting services increased $20,960, or 87.8%. At June 30, 2006, we had 13 customer locations using Conexión El Banco services compared to 4 at June 30, 2005.

Cost and Expenses Applicable to Sales Revenues

Year Ended December 31, 2005 Compared to the Year Ended December 31, 2004

        Cost and expenses applicable to sales revenues for the year ended December 31, 2005 was $3,075,233 compared to $1,456,290 for the year ended December 31, 2004. The increase of $1,618,943, or 111.2%, was driven by increases in revenues of 113.1%.

        Fees to affiliate for lending services increased $1,485,484, or 171.4%, due to an increase in the loan portfolio originated by SunTrust using our locations and branding in the marketplace. Under the agreement with SunTrust, we owe SunTrust fees for servicing and financing these loans. We pay them a percentage of the loan base per month for loan servicing, a percentage fee for the outstanding average loan balance, and a fee of 0.25% above the prevailing federal funds rate for outstanding average net funds. The outstanding average net funds are equal to the average loan balance less the average deposit balance of the customers generated and serviced at our retail locations. The average loan portfolio allocated to El Banco was $42,938,750 in 2005 compared to $8,124,867 in 2004. The average net funds were $29,002,490 in 2005 compared to $4,241,393 in 2004.

        Fees to affiliate for banking services increased $242,169, or 112.5%, due to an increase in the number of customer accounts opened by El Banco locations. Under the agreement with SunTrust, we owe SunTrust fees for services provided to support these customer accounts. We pay them a monthly fixed administrative fee, a fee per account, and reimburse them at cost for ATM interchange fees, as well as any teller cash shortages.

        Cost of tangible goods sold increased $168,569, or 200.3%, due to an increase in sales of tangible goods revenue.

        Conexión El Banco and El Banco Services and Consulting services costs decreased $277,279, or 95.5%, because we completed a large consulting project in 2004.

Six-Months Ended June 30, 2006 Compared to the Six-Months Ended June 30, 2005

        Cost and expenses applicable to sales revenue for the period ended June 30, 2006 was $1,740,871 compared to $1,427,332 for the six-months ended June 30, 2005. The increase of $313,539, or 22.0%, was driven by increases in revenues of 18.2%.

        Fees to affiliate for lending services increased $187,801, or 17.0%. Under the agreement with SunTrust, we owe SunTrust fees for servicing and financing these loans. We pay them a percentage of the loan base per month for loan servicing, a percentage fee of the outstanding average loan balance, and a fee of 0.25% above the prevailing federal funds rate of outstanding average net funds. The higher percentage increase in costs compared to revenues is due to the increasing federal funds rate. In the six-months ended June 30, 2005, the prevailing federal funds rate averaged 2.68%. In the six-months ended June 30, 2006, the average federal funds rate was 4.67%. The average loan portfolio attributed to El Banco was $46,549,627 during the six-month period ended June 30, 2006 compared to $39,051,147 in the same period in 2005. The average net funds were $30,241,080 in the six-months ended June 30, 2006 compared to $26,243,886 in the same period in 2005.

        Fees to affiliate for banking services increased $48,717, or 22.3%, due to an increase in the number of customer accounts opened by El Banco locations. Under the agreement with SunTrust, we owe SunTrust fees for services provided to support these customer accounts. We pay them a monthly fixed administrative fee, a fee per account, and reimburse them at cost for ATM interchange fees, as well as any teller cash shortages.

        Cost of tangible goods sold increased $69,165, or 68.1%, due to an increase in sales of tangible goods revenue.

        Conexión El Banco and El Banco Services and Consulting services costs increased $7,856, or 1,571.2%, from $500 in 2005. The cost increase is in support of a growing customer base using Conexión El Banco services.

Total Other Operating Costs and Expenses

Year Ended December 31, 2005 Compared to the Year Ended December 31, 2004

        Total other operating costs and expenses for the year ended December 31, 2005 was $545,271 compared to $223,091 for the year ended December 31, 2004. The increase was $322,180, or 144.4%. The increase resulted from increases in provision for credit exposure on loans, provision for not sufficient funds checks and loss on bank deposits.

        Provision for credit exposure on loans increased by $115,609, or 145.5%, for a total provision of $195,052 in 2005. We are required to reimburse SunTrust for any losses taken on the loan portfolio, as long as our agreement with SunTrust is in place. As a result, we maintained a provision of 0.25% of ending loan balances. In 2005, we reimbursed SunTrust for $158,654 in losses.

        Provision for not sufficient funds checks increased $122,733, or 152.4%. In 2004 and 2005, we reserved 0.20% of the face value of every check cashed to account for future uncollectables and fraud. We cashed checks totaling $101,634,879 during 2005 compared to $40,265,328 during 2004.

        Loss on bank deposits increased $83,838, or 132.8%, for a total loss of $146,955. In our agreement with SunTrust, we are required to reimburse SunTrust for any losses taken on customer bank accounts due to uncollectible overdrafts, as well as fraud. Each month, we expense the actual reimbursement claimed by SunTrust. In January of 2005, we had a $50,000 write-off associated with a single account.

Six-Months Ended June 30, 2006 Compared to the Six-Months Ended June 30, 2005

        Total other operating costs and expenses for the period ended June 30, 2006 was $419,645 compared to $197,231 for the six-months ended June 30, 2005. The increase was $222,414, or 112.8%. The increase resulted from increases in provision for credit exposure on loans and decreases in provision for not sufficient funds checks and loss on bank deposits.

        Provision for credit exposure on loans increased by $331,866, or 886.7%, for a total provision of $369,292. In our agreement with SunTrust, we are required to reimburse SunTrust for any losses taken on the loan portfolio, as long as our agreement is in place. As a result, we maintained a provision of 0.25% of ending loan balances. Beginning in January, 2006, we revised our provision methodology to better reflect the deteriorating status of the portfolio under SunTrust management. Recently, SunTrust has communicated to us that a higher number of loans are going past due. As a result, we now accrue on a sliding scale of 0% to 20% of the outstanding loan balance based upon how many days a loan is past due. We have received $2,960 in reimbursement requests from SunTrust in 2006, but believe the higher reserve is appropriate, as we expect these non-performing loans to generate losses.

        Provision for not sufficient funds checks decreased $87,087, or 105.1%. In 2005, we reserved 0.20% of the face value of every check cashed to account for future uncollectible items and fraud. Our actual write-off on 2005 checks was 0.127%. As a result, we have adjusted the 2006 provision to 0.15%, and reversed $101,635 of the prior year's provisions, maintaining $60,000 in prior provisions for the potential of major fraud. This resulted in a reduction in provision expenses in the six-months ended June 30, 2006.

        Loss on bank deposits decreased $22,365, or 29.1%, for a total loss of $54,548. In our agreement with SunTrust, we are required to reimburse SunTrust for any losses taken on customer bank accounts due to uncollectible overdrafts, as well as fraud. Each month, we expense the actual reimbursement claimed by SunTrust. In January of 2005, we had a $50,000 write-off associated with a single account, which was not repeated in 2006, creating a lower total expense for the period. The $50,000 write-off triggered a change in our policies and we do not expect future writes-offs under similar circumstances.

Gross Margin

Year Ended December 31, 2005 Compared to the Year Ended December 31, 2004

        Gross margin for the year ended December 31, 2005 was $3,996,336 compared to $1,895,430 for the year ended December 31, 2004. The increase was $2,100,906, or 110.8%.

Six-Months Ended June 30, 2006 Compared to the Six-Months Ended June 30, 2005

        Gross margin for the six-month period ended June 30, 2006 was $2,072,105 compared to $1,957,244 for the same period in 2005. The increase was $114,861, or 5.9%.

Selling, General and Administrative

Year Ended December 31, 2005 Compared to the Year Ended December 31, 2004

        Selling, general and administrative for the year ended December 31, 2005 was $7,554,299 compared to $6,182,828 for the year ended December 31, 2004. The increase of $1,371,471, or 22.2%, was primarily due to an increase in salaries and employee benefits, and occupancy and equipment. The increase was offset by decreases in other selling, general and administrative expenses.

        Salaries and employee benefits increased $1,665,507, or 50.4%, from 2004 to 2005. The increase was due to standard salary increases and increased health insurance costs. In addition, we implemented a matching 401(k) plan and short and long-term disability plans during 2005. We had an average of 85 employees during 2004 compared to 130 during 2005. At December 31, 2005, we had 125 full and part time employees.

        Occupancy and equipment expense increased $233,888, or 21.2%, from 2004 to 2005. The increase was primarily due to a full year of rent on the 12 branches during 2005. We operated 12 branch offices as well as our corporate office. We added 10 branch offices during 2004. We did incur rental and equipment costs prior to the opening of each branch office in 2004.

        Other selling, general and administrative expenses decreased $527,924, or 29.7%, from 2004 to 2005. Professional and consulting expenses decreased $249,383, or 29.7%. The decrease was primarily due to our engaging an information systems consulting firm in 2004 to review our software design. The services were completed in early 2005. In addition, we implemented a cost reduction strategy and non-essential costs were eliminated. Marketing expenses decreased $367,189, or 65.5%, because a large marketing campaign implemented in 2004 to promote our services and branch expansions was not duplicated in 2005. We did not add any branch offices in 2005. In addition, we implemented a cost reduction strategy resulting in a lower budget for marketing expenses.

Six-Months Ended June 30, 2006 Compared to the Six-Months Ended June 30, 2005

        Selling, general and administrative for the six-month period ended June 30, 2006 was $4,343,994 compared to $3,814,967 for the six-month period ended June 30, 2005. The increase of $529,027, or 13.9%, was primarily due to an increase in salaries and employee benefits and other selling, general and administrative expenses.

        Salaries and employee benefits increased $289,625, or 11.6%, when comparing the first half of 2005 to 2006. The increase was due to a $103,312 charge reflecting the stock-based compensation expense for options issued since January 1, 2006, as well as standard salary increases and increased health insurance costs. In addition, we implemented a matching 401(k) plan and short and long-term disability plans in May of 2005. At June 30, 2006, we had 150 employees.

        Other selling, general and administrative increased $219,745, or 33.8%, when comparing the first half of 2005 to 2006. Professional and consulting fees increased $122,503, or 39.9%. The increase was due to higher legal support associated with agreement reached with SunTrust on termination of our operating agreement, the acquisition agreement for The National Bank of Gainesville and activities associated with approval of a bank charter and our potential upcoming pubic offering. Marketing expenses increased $88,746, or 67.4%. The increase was due to more spending on radio and television media associated with the World Cup soccer tournament, as well as spending to promote our tax preparation and assistance business.

Total Operating Loss

Year Ended December 31, 2005 Compared to the Year Ended December 31, 2004

        The total operating loss for the year ended December 31, 2005 was $3,557,962 compared to $4,287,398 for the year ended December 31, 2004. The decrease in total operating loss was $729,435, or 17.0%.

Six-Months Ended June 30, 2006 Compared to the Six-Months Ended June 30, 2005

        The total operating loss for the six-month period ended June 30, 2006 was $2,271,889 compared to $1,857,723 for the same period in 2005. The increase in total operation loss was $414,166, or 22.3%.

Non-Operating Revenue and Expense

Year Ended December 31, 2005 Compared to the Year Ended December 31, 2004

        Non-operating revenue and expense for the year ended December 31, 2005 was a net expense of $310,459 compared to revenue of $35,748 for the year ended December 31, 2004. The increase was a net expense of $346,207. The increase is attributable to borrowings, which began September 1, 2005. The company borrowed from Nuestra Loan LLC in an arrangement that pays 12% annual interest, paid a 1% commitment fee, and resulted in the issuance of warrants to the holders of Nuestra Loan LLC to purchase 282,934 common shares of El Banco at an exercise price of $.01. We used the Black-Scholes pricing model and valued each warrant at $5.44, discounting the value of the note payable. Interest expense of $329,017 represents $91,122 interest on the note and $237,895 of accretion of the note payable discount.

Six-Months Ended June 30, 2006 Compared to the Six-Months Ended June 30, 2005

        Non-operating revenue and expense for the six-month period ended June 30, 2006 was a net expense of $151,424 compared to revenue of $7,615 for the same period in 2005. The increase was a net a expense of $159,039. The increased net expense is attributable to borrowings, which began September 1, 2005. The company borrowed from Nuestra Loan LLC in an arrangement that pays 12% annual interest, paid a 1% commitment fee, and issued warrants to the holders of Nuestra Loan LLC, with an exercise price of $0.01. We used the Black-Scholes pricing model and valued each warrant at $5.44, discounting the value of the note payable. Interest expense of $663,264 includes $156,191 of interest on the note and $507,073 of accretion of the note payable discount. Offsetting this expense is a $500,000 fee paid by SunTrust in June 2006 related to the termination of the contract. We agreed to terminate the operating agreement with SunTrust by mid-2007. As part of this agreement, SunTrust paid us $500,000, returned 772,000 shares of common stock, and returned 700,000 warrants to purchase our common stock.

Net Loss and Net Loss Per Share

Year Ended December 31, 2005 Compared to the Year Ended December 31, 2004

        The net loss for the year ended December 31, 2005 was $3,868,422 compared to $4,251,650 for the year ended December 31, 2004. The decrease in the net loss was $383,228, or 9.0%.

        The net loss per share was $0.71 for 2005 compared to $0.91 for 2004. The decrease in net loss per share is a result of the reduction in net loss as well as an increase in the average number of shares outstanding during each year. The average number of shares outstanding during 2005 was 5,431,017 compared to 4,664,289 in 2004.

Six-Months Ended June 30, 2006 Compared to the Six-Months Ended June 30, 2005

        The net loss for the six-month period ended June 30, 2006 was $2,423,313 compared to $1,850,108 for the same period in 2005. The increase in the net loss was $573,205, or 31.0%.

        The net loss per share was $0.44 for the first half of 2006 and $0.34 for the first half of 2005. The increase in net loss per share is a result of the increase in net loss. The average shares outstanding were approximately the same for both periods. The average shares outstanding during the first half of 2006 was 5,474,723 compared to 5,405,848 outstanding during the first half of 2005.

Results of Financial Condition

Assets

December 31, 2005 Compared to December 31, 2004

        Total assets at December 31, 2005 were $3,458,319 compared to $3,773,755 at December 31, 2004. The decrease of $315,436, or 8.4%, was primarily due to a decrease in cash and property and equipment, offset by an increase in the due from affiliate account.

        Cash decreased $298,921, or 20.0%, from 2004 to 2005. The decrease was primarily due to net cash used in operating activities of $3,548,636, cash used in investing activities of $38,634, offset by cash provided by financing activities of $3,288,349. The major components of the operating and investing activities consisted of the net loss of $3,868,422 and purchases of furniture and equipment of $38,634. The major components of the financing activities included the proceeds from the sales of common stock of $1,220,164 and proceeds from the note payable to affiliate of $1,978,185.

        Property and equipment decreased $252,122, or 12.1%, from 2004 to 2005 due to depreciation expense of $269,631, purchases of property and equipment of $38,634 and the disposal of property and equipment of $21,125.

        The due from affiliate account increased $154,619, or 2,263.2%, from 2004 to 2005. We account for all of the revenues and expenses under the joint operating agreement with SunTrust through the due from affiliate account. All activity such as interest income and expense and loan and deposit servicing expenses are settled through the due from affiliate account. The funds typically settle on a monthly basis. The change in the account from 2004 to 2005 is due to the timing of the settlements.

June 30, 2006 Compared to December 31, 2005

        Total assets at June 30, 2006 were $4,044,061 compared to $3,458,319 at December 31, 2005. The increase of $585,742, or 16.9%, was primarily due to an increase in cash, offset by a decrease in accounts receivable.

        Cash increased $569,016, or 47.5%, from December 31, 2005 to June 30, 2006. The increase was primarily due to net cash used by operating activities of $995,556, cash used in investing activities of $185,418 and cash provided by financing activities of $1,750,000. For the six months ended June 30, 2006, the major components of the operating activities consisted of the net loss of $2,423,313, provision for credit exposure of $369,292 and changes in accounts payable, settlement obligations, depreciation and stock-based employee compensation of $507,646, ($170,134), $140,499 and $103,312, respectively. The investing activities consisted of purchases of furniture and equipment of $185,418. The major components of the financing activities included the proceeds from the sales of common stock of $500,000 and proceeds from the note payable to affiliate of $1,250,000.

Liabilities

December 31, 2005 Compared to December 31, 2004

        Total liabilities at December 31, 2005 were $1,586,145 compared to $882,484 at December 31, 2004. The increase of $703,661, or 79.7%, is primarily due to our obtaining a loan totaling $1,978,185 from an affiliate during 2005. Of this, $1,539,161 was identified as the value of the 282,934 warrants provided to the lenders. The note payable was discounted to $439,024. $237,895 of accretion of the note payable discount was charged to interest expense through December 31, 2005 bringing the year-end total of the note to $676,919. We had accrued interest payable of $19,902 at December 31, 2005.

June 30, 2006 Compared to December 31, 2005

        Total liabilities at June 30, 2006 were $3,019,325 compared to $1,586,145 at December 31, 2005. The increase of $1,433,180, or 90.4%, is primarily due to our obtaining additional borrowed funds totaling $1,250,000 from an affiliate during 2006. Of this, $972,563 was identified as the value of the 178,780 warrants provided to the lenders. This addition to notes payable was discounted to $277,437. $507,073 of accretion of the note payable discount was charged to interest expense for the six-months ended June 30, 2006 bringing the period-end total of the note, including the $676,919 outstanding value on December 31, 2005, to $1,461,429, an increase of $784,510. Additional major changes are an increase in accounts payable of $507,646, and an increase in reserve for credit risk exposure of $369,292.

        The accounts payable increased $507,646, or 150.3%, from December 31, 2005 to June 30, 2006. The change is predominantly due to a high outstanding balance for our legal services.

        The provision for credit exposure increased $369,292, or 308.9%, from December 31, 2005 to June 30, 2006 due to the increased level of past due loans originated, underwritten and serviced by

SunTrust. Although we are liable for 100% of any loss from the loans serviced by SunTrust, we do not control the quality or management of these loans. In 2006, based upon SunTrust communicating an increased number of loans past due, we now accrue on a sliding scale of 0% to 20% of loan outstanding balance based upon how many days a loan is past due. We have received $2,960 in reimbursement requests from SunTrust in 2006, but believe the higher reserve is appropriate, as these non-performing loans generate losses.

Shareholders' Equity

December 31, 2005 Compared to December 31, 2004

        Total shareholders' equity at December 31, 2005 was $1,872,174 compared to $2,891,271 at December 31, 2004. The decrease of $1,019,097, or 35.2%, was primarily due to the net loss of $3,868,422, offset by proceeds from the sale of common stock and warrants totaling $1,220,164 and $90,000, respectively. In addition, $1,539,161 was reclassified to additional paid-in-capital for the value of the warrants issued in conjunction with the note payable to affiliate.

June 30, 2006 Compared to December 31, 2005

        Total shareholders' equity at June 30, 2006 was $1,024,736 compared to $1,872,174 at December 31, 2005. The decrease of $847,438, or 45.3%, was primarily due to the net loss of $2,423,313, offset by proceeds from the sale of common stock totaling $500,000, $103,312 of stock-based employee compensation expense and its positive impact on equity, and $972,563 from the warrants issued as part of borrowings from Nuestra Loan, LLC. In addition, 772,000 shares of our common stock were returned to us from SunTrust as part of the termination of our operating agreement.

Liquidity and Capital Resources

        At June 30, 2006, we had $1,766,153 in available cash. We intend to use the cash to support our operations. Our monthly cash-flow needs are approximately $350,000 per month. During the first half of 2006, we received an additional $1,250,000 of funds from the note payable to Nuestra Loan LLC. Subsequent to June 30, 2006, we received an additional $1,960,000 of funds from the note payable to Nuestra Loan LLC, which closed the offering and brought the total owed to $5,188,185. The loan has a term of 24 months, matures on August 31, 2007, and carries an interest rate of 12% per year, which escalates to 18% per year if it is not paid at maturity. We have paid a 1% commitment fee in connection with this loan. We anticipate that we now have sufficient cash from these borrowings to operate through 2006 without the need for further equity sales. We intend to use $5,188,185 of the proceeds from this offering to repay all amounts outstanding under the note issued to Nuestra Loan LLC and $1,300,000 to build infrastructure for Conexión El Banco. If we complete the acquisition of NBOG, we will use $24,200,000 to acquire and capitalize NBOG and The National Bank of Gainesville. We intend to use the balance of the proceeds to fund our anticipated losses and increased sales and marketing expenses. If we do not acquire NBOG, the balance of our proceeds will be used to fund anticipated losses, for working capital and for general corporate expenses. We may also use proceeds to acquire or start a financial institution. If we are unable to complete this offering, we will have to fund our anticipated continuing cash needs by seeking additional equity or loans on terms which we cannot predict, and which may not be favorable. See "Use of Proceeds" for an explanation of the intended uses of the proceeds from this offering

Off-Balance Sheet Arrangements

        We lease our 12 branch offices and our main office. Future minimum lease payments required for the operating leases at June 30, 2006 are as follows:

2006	$200,495
2007	344,109
2008	261,218
2009	98,960

$904,782

        We have entered into employment agreements with six of our executives. The employment agreements are for perpetual terms ranging from 18 months to 3 years and provide for base salaries and other benefits commensurate with their employment. The agreements are cancelable upon certain conditions by us or the executive.

Critical Accounting Policies

        The preparation of our financial statements in accordance with GAAP requires management to make estimates and assumptions that affect reported amounts and related disclosures. Management considers an accounting estimate to be critical if:

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  it requires assumptions to be made that were uncertain at the time the estimate was made; and

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  changes in the estimate or different estimates that could have been selected could have a material impact on our consolidated results of operations or financial condition.

        Our significant accounting policies are described in Note 1 to the financial statements. We believe that the following accounting policies involve a higher degree of complexity and warrant specific description.

Reserve for Non-Sufficient Fund Checks

        We have credit exposure associated with our non-recourse check cashing operations. Using our Conexión El Banco system, we evaluate, underwrite, perform risk analysis and cash checks for our customers whether or not these checks are drawn on El Banco. We cash these checks on a non-recourse basis for a fee and assume the risk of non-payment. We monitor our actual write-offs and outstanding uncollected checks, and maintain a loan loss reserve based on our historical loss experience due to uncollectable checks. Based on our current average write-offs of 0.11% of uncollected balances, we currently maintain loss reserves for our check cashing operations of 0.15% of uncollected balances. Based on our historical experience and current knowledge, we believe that these loss reserves are adequate.

Reserve for Credit Exposure

        Prior to the termination of our Bank Lease and Marketing Agreement with SunTrust, we will carry 100% of the credit risk associated with the mortgage and consumer loan portfolio maintained by SunTrust, even though we do not have any management or administrative oversight or responsibility. In 2005 and prior years, we set our loan loss reserve at 0.25% of the amount of loans outstanding. During 2005, we experienced higher than anticipated loan losses in the mortgage portfolio. During that year, SunTrust foreclosed on five loans in our portfolio, with an average loss charge of 23% of the customer balance at the time of foreclosure. We recognized loan losses in this portfolio of $159,000 in fiscal year 2005 and losses of approximately $3,000 in the six months ended June 30, 2006. As a result of our experience in 2005, we began to closely monitor payment history on this loan portfolio, and adjusted our loan loss reserves to reflect additional risk indicated by overdue payments. Currently, we set our loan loss reserves for the mortgage and consumer loan portfolios as follows:

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  2% of the outstanding balances of loans which are greater than 30 days overdue;

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  5% of the outstanding balances of loans which are greater than 60 days overdue;

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  10% of the outstanding balances of loans which are greater than 90 days overdue;

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  15% of the outstanding balances of loans which are greater than 120 days overdue; and

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  20% of the outstanding balances of loans which are in foreclosure.

        As of June 30, 2006 there were 14 SunTrust loans in foreclosure. As a result, we currently have a loan loss reserve of $488,829, and expect to incur some amount of loss from some or all of these loans. Based on our historical experience and current knowledge, we believe that these loan loss reserves are adequate.

Income Taxes

        We use an asset and liability approach for financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to amounts expected to be realized. Income tax expense is the tax payable for the period plus or minus the change in deferred tax assets and liabilities during the period. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income and tax planning strategies.

Recently Issued Accounting Pronouncements

        The following is a summary of recent authoritative pronouncements that could impact our accounting, reporting and disclosure of financial information.

Accounting for Hybrid Instruments

        In February 2006, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 155 Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140. This statement provides entities with relief from having to separately determine the fair value of an embedded derivative that would otherwise be required to be bifurcated from its host contract in accordance with the requirements of SFAS 133. Entities can make an irrevocable election to measure such hybrid financial instruments at fair value in its entirety, with subsequent changes in fair value recognized in earnings. This election can be made on an instrument-by-instrument basis. The effective date of this standard is for all financial instruments acquired, issued or subject to a remeasurement event occurring after the beginning of an entity's first fiscal year that begins after September 15, 2006. This standard is not expected to have an impact on our financial position, results of operations or disclosures.

Accounting for Changes and Error Corrections

        In May 2005, the FASB issued SFAS No. 154 Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statements No. 3. SFAS No. 154 changes the requirements for accounting for and reporting a change in accounting principle. SFAS No. 154 applies to all voluntary changes in accounting principle and all changes required by an accounting pronouncement when the new pronouncement does not include specific transition provisions. SFAS

No. 154 requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effects of the change. This standard, which is effective for years beginning after December 15, 2005, is not expected to have a material effect on our financial position, results of operations, or disclosures.

Exchanges of Non-monetary Assets

        In December 2004, the FASB issued SFAS No. 153 Exchanges of Non-monetary Assets—an amendment of APB Opinion No. 29. SFAS No. 153 clarifies that exchanges of non-monetary assets should be measured based on the fair value of the assets exchanged, with a general exception for exchanges that have no commercial substance. SFAS No. 153 is effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of this standard did not to have a material impact on our financial statements.

Share-Based Payment

        In December 2004, the FASB revised SFAS No. 123 ("SFAS No. 123 (R)"). SFAS No. 123 (R), Share-Based Payment, requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. Pro forma disclosure is no longer an alternative to financial statement recognition. SFAS No. 123 (R) is effective for periods beginning after December 15, 2005. The Company will adopt the provisions of SFAS No. 123 (R) beginning January 1, 2006. The Company will recognize compensation cost for all awards granted after the effective date. For awards before 2006, no future compensation cost will be recognized based on our selection of the minimum value to measure the fair value of the previous grants.

Accounting for Certain Loans and Debt Securities Acquired in a Transfer

        In December 2003, the Accounting Standards Executive Committee of the AICPA issued Statement of Position 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer. Statement of Position 03-3 addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor's initial investment in loans or debt securities acquired in a transfer if those differences are attributable, at least in part, to credit quality. It includes such loans acquired in purchase business combinations and applies to all nongovernmental entities, including not-for-profit organizations. This SOP limits the yield that may be accreted to the excess of the investor's estimate of undiscounted expected principal, interest, and other cash flows (cash flows expected at acquisition to be collected) over the investor's initial investment in the loan. This SOP requires that the excess of contractual cash flows over cash flows expected to be collected not be recognized as an adjustment of yield loss accrual, or valuation allowance. This SOP prohibits "carrying over" or creation of valuation allowances in the initial accounting of all loans acquired in a transfer that are within the scope of this SOP. The prohibition of the valuation allowance carryover applies to the purchase of an individual loan, a pool of loans, a group of loans, and loans acquired in a purchase business combination. This SOP is effective for loans acquired in fiscal years beginning after December 15, 2004. We are currently evaluating the impact of the SOP. Certain transactions are being considered by the Company which would require the application of such standard. The application will effect the recorded basis of the assets acquired and the future recognition of interest income. We have not determined the allocation of basis under the standard. To date, the adoption of SOP 03-3 has not had any impact on our financial position or operating results.

BUSINESS

        We are a financial services company historically focused on providing traditional and non-traditional bank and financial services to the un-served and under-served Latino immigrant market. We provide three primary services to our customers.

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  El Banco de Nuestra Comunidad® through which we provide depository accounts, check cashing, money transfer and other traditional and non-traditional bank and financial services targeted to the Latino community in partnership with SunTrust,

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  Conexión El Bancosm through which we license our proprietary check decisioning and point of sale system to third party financial institutions as an application service provider, and

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  El Banco Services and Consultingsm through which we provide consulting services to third party financial institutions on banking the Latino community.

        We commenced operations in 2001 and are headquartered in Roswell, Georgia. At June 30, 2006, we had 12 El Banco de Nuestra Comunidad banking branches and 150 employees. As of June 30, 2006, we had more than 23,000 active members of the El Banco financial services network and more than 10,000 deposit customers (many of whom are also members). We have three financial institution customers for Conexión El Banco located in Georgia, Texas, and Tennessee who have installed 28 branches and have contracted to install up to another 250 branches, and five financial institution clients for El Banco Services and Consulting located in California, Georgia, Nebraska, North Carolina and Tennessee. For the year ended December 31, 2005, El Banco de Nuestra Comunidad accounted for approximately 99% of our revenue, Conexión El Banco accounted for approximately 0.6% of our revenue and El Banco Services and Consulting accounted for approximately 0.3% of our revenue.

        None of the operations described above are currently profitable. We expect losses for the foreseeable future, which we intend to fund out of the proceeds of this offering. We also intend to expand our product offerings and grow our customer base through increased sales and marketing to be funded by the proceeds of this offering. We expect to increase marketing expenses by approximately $170,000 in the next 12 months. We believe the net proceeds of this offering will be sufficient to fund this growth and our anticipated losses until we can achieve profitability.

  El Banco de Nuestra Comunidad

        We deliver our retail banking and other financial services to more than 23,000 active members of the El Banco financial services network and more than 10,000 deposit account customers through our 12 metro Atlanta branches under the brand name El Banco de Nuestra Comunidad®, una división de SunTrust Bank. Active members are defined as members who have completed at least one transaction at El Banco in the last 12 months. We believe that approximately half of our deposit customers are also members of our non-traditional financial services network. Because we are not currently a financial institution, we operate these branches pursuant to a Bank Lease and Marketing Agreement with SunTrust. These branches provide a unique mix of traditional and non-traditional bank and financial services which are designed to meet the immediate needs of new Latino immigrants and to educate and migrate these consumers "up the ladder" of financial services into a more traditional banking relationship. Our current products and services include:

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  check cashing services;

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  domestic and international money transfer services;

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  money orders;

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  bill payment services;

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  pre-paid phone cards and cell phone loads;

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  acceptance agent services for the Internal Revenue Service;

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  tax preparation services;

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  postal services including postage and envelopes;

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  copy and lamination services;

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  FDIC insured deposit and checking accounts;

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  interest bearing accounts;

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  consumer loans; and

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  VISA Check Cards®.

        Once we exit the SunTrust relationship and acquire our own bank, we plan to offer the following additional products and services:

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  small business accounts;

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  consumer lending services;

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  mortgage lending;

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  business lending;

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  cashiers checks;

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  cash management;

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  insurance products; and

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  stored value cards.

  Conexión El Banco

        We license our proprietary check decisioning and point of sale system to other financial institutions on a transaction fee basis. This proprietary system combines a series of database algorithms with a centralized risk management call center to allow us and our third party licensees to reliably cash third party checks more cost effectively than traditional manual underwriting methods. Today, banks typically do not cash checks for non-account holders drawn on other institutions in part because they do not have the technology or personnel to underwrite third party checks. We deliver the system to our licensees as an applications service provider and our licensees pay us fees for every check cashed using our system. Every check cashing transaction which is run through our system is added to our proprietary consumer database. As a result, our proprietary consumer database grows and may become more valuable to all users. The system also includes a point of sale module which can be used to deliver our non-traditional financial services to customers, including money orders, money transfer and bill payment services. We currently have three financial institutions using this system that have contracted to install over 300 branches in the coming year. Recently, we signed a key contract with Woodforest National Bank to install Conexión El Banco in more than 225 locations, primarily inside Wal-Mart stores. As of June 30, 2006, the system was installed and operational at our 12 El Banco branches and in a total of 28 branches at three of our customer institutions.

  El Banco Services and Consulting

        We license our unique Latino banking business model to other financial institutions both a la carte and as a "turn key" solution for the Latino market. We consult with and license other banks our business model and provide them with our Conexión El Banco check cashing technology. This package of services can include:

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  branding;

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  demographic studies;

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  branch location and design;

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  consumer surveys;

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  Latino media analysis;

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  product and service consulting;

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  development of sales collateral;

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  staffing and training;

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  Conexión El Banco check decisioning services; and

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  ongoing consulting.

        In addition to paying consulting and licensing fees up front, some of these clients utilize Conexión El Banco and pay us ongoing transaction fees. This allows us to apply our business model in additional geographic markets. We obtain a portion of the economic benefit of these markets without the cost, expense, risk and time that would be required to develop our own nationwide branch network.

Our Market

        Our target market is the Latino community. According to the U.S. Census Bureau, Latinos are the largest and fastest growing minority group in the United States numbering approximately 42.7 million in 2005, an increase of 21% from approximately 35.3 million in 2000. The Pew Hispanic Center projects that the Hispanic population will exceed 47 million by 2010 and 60 million by 2020. According to the U.S. Hispanic Chamber of Commerce, one out of eight people in the U.S. are Latino, which translates into a U.S. Latino population greater than the whole of Canada and makes this minority group the fifth largest Spanish-speaking community in the world behind Mexico, Spain, Colombia, and Argentina.

        The Southeast is at the forefront of this Latino population surge. Georgia, which has one of the fastest growing Latino populations in the nation, experienced an increase in its Latino population of 49% from 430,000 in 2000 to more than 640,000 in 2005. According to the U.S. Census Bureau, Atlanta leads this growth with over 380,000 Latinos in the greater Atlanta metropolitan area in 2005. Bank of America has stated that it expects that 80% of its consumer profit growth will come from Hispanic customers in the next decade. We believe we will be well positioned to take advantage of this growth through our product and service offerings.

        Based on our research studies and over four years of experience in operating our El Banco branches, we divide the Latino market into three sub-segments; (1) the un-served, (2) the under-served, and (3) the established. We currently target our traditional and non-traditional bank and financial services to the un-served and under-served Latino consumer market, with a focus on recent immigrants. With the acquisition of NBOG we intend to expand our market to include the more assimilated segments of the Latino population as well as small businesses that interact with the Latino population such as construction and landscape companies.

        We believe the un-served sub-segment comprises approximately 50% of the Latino market segment in Atlanta, and is almost completely un-served by traditional banking institutions. These consumers purchase basic financial transaction services for a fee from local retailers and check cashers, in many cases at inflated rates. Often times these un-served consumers are net savers with significant purchasing power, but their savings are not deposited in banks. The top three locations for "keeping their money safe" are (1) in their home (literally hidden under the mattress), (2) in money orders, or (3) with family members in their country of origin sent through a remittance agent.

        We believe the under-served sub-segment of the Latino community comprises approximately 30% of the Latino market in our geographic area. Some of these consumers have a deposit account with a bank, but most continue to purchase ancillary services such as check cashing and money transfer services which are generally not offered by traditional financial institutions. Based on our experience, the convenience and needs of the under-served sub-segment are not being met by other banks because of: (1) deficiencies in the product/service offering to meet their unique needs and (2) a lack of comfort on the part of the customer with entrusting a United States bank with their financial services requirements. One example of the type of consumer who falls into this category is the crew boss in the Latino community, known in the community as a "Jefe". These consumers almost always have accounts at a traditional bank, but continue to cash large checks from completed jobs at check cashers in order to have immediate access to the funds to make payroll and buy supplies. They then deposit the remaining cash into their account. This process requires a trip to the check casher and the bank. At El Banco, we can handle both transactions as well as offer our full menu of ancillary services.

        We believe the established sub-segment comprises the remaining 20% of the Latino market, including fully acculturated Latinos who now view themselves culturally as Americans. Established Latinos have full access to United States banking institutions, including deposit, credit, savings/investments and commercial products. Some of these consumers are generally culturally under-served in our primary service areas. Established Latinos have achieved economic and social success in the United States, but some of them retain a desire for "Latino Service". While the definition of Latino Service varies from consumer to consumer, and from nationality to nationality, the common themes are bi-lingual personnel, culturally sensitive service and a product set not readily found in traditional institutions.

        Another segment of our target market is the Latino owned business and businesses with a large Latino workforce. A byproduct of the Latino population representing such a significant portion of our workforce is their proliferation within mainstream employers. This is especially true in labor intensive industries such as construction, landscaping, hospitality, restaurants, and retail. Many of these mainstream employers have visited El Banco's branch operation to "make sure their workers are cared for". According to updated census records, as of 2002 there were over 18,000 Latino owned small businesses in Georgia. In addition, many mainstream businesses in the areas surrounding our branches serve or employ the Latino population.

Our Solution

        Our Latino Specific Mission:

  To treat each customer with dignity and respect. To provide a suite of financial products and related services that meets the transactional needs of the customer while providing a program of education and customer experience that will lead to the graduation of the customer from the use of transactional services to a complete banking relationship.

        Traditionally, newly immigrated Latinos have shied away from the U. S. banking system and frequented non-bank financial services providers such as check cashers, money transfer agents and pawn shops. Many newer immigrants are from lower economic classes, do not use banks in their home countries, do not possess substantial English language skills, may not be able to read or write and distrust established institutions like banks. Most banks are designed to appeal to and attract mid- to upper- income mainstream consumers and are intimidating to the newly immigrated. New Latino immigrants generally cash their employment checks at high rate check cashing outlets, transfer a portion of their income back to their home countries by wire or other money transfer services, and operate on a mostly cash basis. Lacking credit, they prepay for telephone and other services, pay their bills in person with cash or money orders and borrow from non-bank financial providers.

        The U.S. banking and financial services industry has long sought to discover a way to move the un-served market into the traditional banking system. So far most of these efforts have focused on translating collateral materials for traditional banking products designed for the U.S. market into Spanish and hiring a few Spanish speaking employees. This approach has achieved minimal success.

        In contrast, we have developed a unique mix of products and services designed to address the un-served and under-served sub-segments of the Latino population, and have plans to address the established sub-segment. Rather than trying to convince Latinos to abruptly adopt U.S. banking practices, we offer a mix of the non-traditional financial products and services that they are comfortable with such as check cashing, money orders and money transfer at attractive prices and in a friendly and inviting atmosphere. All of our customer service employees are fluent in Spanish, most are native speakers, and most are immigrants themselves. We employ nationals from 17 Spanish speaking countries in North, Central and South America. We modeled our branches after the social and community centers where many Latinos congregate. Our branches are generally located in strip malls in areas of high Latino concentration, are open seven days a week, and, except for Sunday, do not close until 9:00 p.m. They are designed to be low key, informal, comfortable, convenient and family friendly. Our branches contain children's toys, free local telephones, refreshments, and in some cases free internet access.

        For the un-served market, we provide the services that these Latino customers are already using including check cashing, money transfer, prepaid phone, bill pay and other services. Our products generate revenues primarily through fees, but through our proprietary systems and diversified revenue model, we are able to deliver check cashing services at a substantial discount to the traditional stand alone check cashing services. Our charges average 1.15% of the face amount of the checks we cash, while most of our competitors charge 2.0% or more. In addition, we believe we are the only non-recourse provider of check cashing services in our market. This is especially crucial to our customer base as they are often the victims of unscrupulous check writers taking advantage of their naiveté and immigration status.

        Once we have established a relationship of mutual trust with our clients, we begin to educate them about financial services and the U.S. banking and financial system. This allows us to move them "up the ladder" and offer more traditional bank services such as deposit and checking accounts. By migrating these customers to a "fully served" deposit account relationship, and reducing or eliminating high cost transaction fees for ancillary services, we believe we can save many un-served consumers a significant portion of the fees they are currently paying.

        We serve the established sub-segment by offering specialized banking services in both English and Spanish. Once we acquire NBOG or otherwise obtain a financial charter, we plan to offer a range of banking services delivered by native Spanish speakers in a culturally sensitive and familiar environment.

        In addition to the Latino market segment, our target market includes the general population immediately surrounding each of our branches. We will offer a full range of banking services to meet the needs of the neighborhood in which each of our branch locations is established.

El Banco de Nuestra Comunidad

  Products and Services

        Through our innovative retail model in partnership with SunTrust, we offer a full array of traditional and non-traditional bank and financial products as well as educational services through our 12 El Banco branches. In addition to our current branches, we intend to expand by purchasing NBOG and its subsidiary, The National Bank of Gainesville, which we would rebrand as The Bank of Our Community.

        The following is a more in-depth description of our current product and service offerings.

  Non-Traditional Products and Services

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  Check Cashing Services—Provided in Partnership with SunTrust.    We offer fee based check cashing for our customers. Fees are risk based and vary by type of check. Fee levels are designed to be lower than non-banks offering similar services. Check cashing services are offered for free with certain types of deposit accounts, up to a pre-set limit.

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  Domestic and International Money Transfer Services.    We offer domestic and international money transfer services to check cashing members, deposit accounts holders and non-members as an agent of Western Union. We charge Western Union's standard fees for this service and receive a commission. We also offer account to account bank wire services to our account holders.

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  Money Orders.    We offer El Banco branded money orders as a value added service through a third party vendor relationship. Money orders are free for our members and we allow non-members to purchase money orders for a fee up to the regulatory amount.

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  Bill Payment Services.    Because our target market does not generally use the checking system, we offer bill payment services through several third party vendors to both members and non-members. We charge a per transaction fee for bill payments, some of which is a pass through charge to our vendors.

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  Pre-paid Phone Cards and Cell Phone Loads.    We offer pre-paid domestic and international long distance telephone cards to our customers through a third party vendor relationship.

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  Acceptance Agent Services for the IRS.    The IRS offers Individual Taxpayer Identification Numbers (ITIN) to foreign nationals living in the United States who cannot qualify for a social security number. This number allows foreign nationals to file a tax return, pay into the social security system, obtain loans, and is required for a customer to open an interest bearing account with us. We assist our customers who wish to open an interest bearing account in applying for their ITIN for a fee.

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  Tax Preparation Services.    We offer our customers access to tax preparation services through a third party certified public accounting firm for a fee. We collect the customer's information and forward it to the third party provider to process and prepare the tax returns. We are not tax preparer.

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  Postal Services.    We offer postage and envelopes.

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  Copy and lamination services.

  Traditional Banking Products—Provided in Partnership with SunTrust

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  FDIC Insured Deposit and Checking Accounts.    We offer deposit and checking accounts designed to meet the financial needs of our target consumers. These types of accounts are designed to provide a place for our customers to keep their money safe and manage basic financial transactions through their ATM cards or checks depending on the type of the account.

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  VISA® Check Cards.    We offer our customers VISA Check Cards, which are debit and credit cards tied to the customer's deposit account.

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  Interest Bearing Accounts.    We offer interest bearing accounts designed to meet the needs of the un-served and under-served Latino market with the purpose of providing our customers a way to save and earn interest. We currently offer savings accounts and certificates of deposit.

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  Consumer and Mortgage Loans.    We take consumer loan applications from our customers and forward them to SunTrust for processing, underwriting, funding and servicing. SunTrust independently originates and allocates certain mortgage loans to us which they service. We receive the benefit of all interest and fees from these loans, are responsible for the costs associated with these loans including the cost of funds used by SunTrust to fund the loans, and currently bear 100% of the credit risk on these loans. We pay SunTrust a monthly fee for these loans based on the number of loans and the amounts loaned.

        Upon the completion of our acquisition of NBOG, we plan to begin to add additional products and services to address the needs of the established Latino market and Latino oriented businesses. We also plan to retain products currently offered by NBOG to its community banking clients and to offer these products throughout our branch network. Such products include:

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  Small Business Accounts.    We plan to offer, commercial small business accounts and business checking accounts.

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  Consumer Deposit Accounts.    We plan to offer money market accounts, IRA deposits, club accounts and other community banking friendly deposit vehicles.

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  Consumer Lending Services.    We plan to offer consumer lines of credit, credit builder loans, home equity lines of credit, vehicle purchase financing and other lending products. These would require additional lending personnel to be added to existing El Banco branches. Credit approval for these products would be centralized in a revamped and enhanced credit administration function.

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  Mortgage Lending.    We plan to offer mortgage products. Mortgage loan personnel would originate, underwrite and process mortgage loans. We would likely sell most mortgage loans to the secondary market.

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  Business Lending.    We plan to offer SBA, equipment, construction, mortgage, and other commercial loans and lines of credit. Most of these would be originated in our branches and underwritten and approved centrally.

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  Cashiers Checks.    We plan to offer certified cashiers checks to our clients for a fee.

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  Insurance Products.    We plan in the future to offer property & casualty, life and possibly auto insurance products through referrals to a third party licensed insurance company to be identified at a later date.

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  Stored Value Cards.    These are VISA Check Cards which are tied to a master deposit account. Funds may be loaded on the card by customers at points of sale and ATM machines and balances are tracked for individual customers using back end computer systems. Funds may be withdrawn through ATMs or by using the cards as credit or debit cards at points of sale.

  Our Relationship with SunTrust

        Under our Bank Lease and Marketing Agreement with SunTrust we provide deposit accounts, consumer loans and mortgage loans:

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  Deposit Accounts.    We market deposit accounts to our customers in the El Banco branches. Deposits are held by SunTrust and serviced by our employees in our branches and SunTrust does the backroom processing.

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  Consumer Loans.    We market consumer loans to our customers in the El Banco branches. We take applications for these loans and forward them to SunTrust for processing, underwriting, funding and servicing.

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  Mortgage Loans.    SunTrust has in the past marketed mortgage loans to its customers under the El Banco brand. SunTrust is solely responsible for sourcing, originating, underwriting, funding and servicing these loans.

        All of the deposit accounts and consumer and mortgage loan accounts are carried on SunTrust's balance sheet. Each month, we pay SunTrust and SunTrust pays us the following:

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  We pay SunTrust a monthly fee to host, process and service each of the El Banco deposit and loan accounts.

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  We pay SunTrust a fee based on the product of (i) 10% of the risk adjusted assets of the El Banco branch offices and (ii) an annualized return on capital of 20%.

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  SunTrust pays us the net sum of (i) the net service charges and fees collected by SunTrust from El Banco deposit and loan accounts, (ii) net interest income earned on El Banco deposit and loan accounts, (iii) credit and other losses on El Banco loan accounts, and (iv) other direct revenues and expenses associated with El Banco deposit and loan accounts.

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  A fee is paid which reflects the amount of net assets represented by the El Banco deposit and loan accounts. If assets from these accounts exceed liabilities, we pay SunTrust a fee equal to the net assets multiplied by the monthly federal funds rate plus 0.25%. If liabilities from these accounts exceed assets, SunTrust pays us a fee equal to the net liabilities multiplied by the average monthly funds rate.

        We settle all amounts owed and receivable on all of these deposits and loans with SunTrust at the end of each month on a net basis, and pay SunTrust for the net amount of capital used by the El Banco branches. The economic result of the foregoing is that we receive the net economic benefit of these accounts as if they were our accounts: we receive the economic benefit of all interest and fees generated by these accounts; we bear the cost and expenses of the accounts; we bear the economic risk of loss in these accounts from bad credit; and we bear the economic risk of interest rate fluctuations. For its part, SunTrust receives fees to host and service the accounts, and we reimburse SunTrust for the cost of their capital which is used to fund the net assets in these accounts.

        We lease and pay for the real estate used to operate these 12 banking branches. All of the employees used to operate these branches are El Banco employees, except for branch managers who are paid by El Banco but may technically be dual employees of El Banco and SunTrust. Because we are not a bank, SunTrust is ultimately legally responsible for insuring that all accounts are in compliance with legal and regulatory requirements. The types, terms and features of our deposit and loan products are set in consultation with us according to market needs which we identify, subject to regulatory approval by SunTrust. In addition to the SunTrust sponsored banking products, we also collect fees directly from our customers in each of our branches through the offering of non-traditional financial services such as check cashing, phone cards and money orders. We market and sell all non-traditional products and services in our branches and provide such products and services in conjunction with SunTrust under SunTrust's regulatory authority.

  El Banco de Nuestra Comunidad Credit Risk Management

        Prior to the termination of our agreement with SunTrust, we carry 100% of the credit risk associated with the mortgage and consumer loan portfolio maintained by SunTrust, even though we do not have any management or administrative oversight or responsibility. In 2005 and prior years, we set our loan loss reserve at 0.25% of the amount of loans outstanding. During 2005, we experienced higher than anticipated loan losses in the mortgage portfolio. During that year, SunTrust foreclosed on five loans in our portfolio, with an average loss charge of 23% of the customer balance at the time of foreclosure. We recognized loan losses in this portfolio of approximately $159,000 in fiscal year 2005 and losses of approximately $3,000 for the six months ended June 30, 2006. As a result of our experience in 2005, we began to closely monitor payment history on this loan portfolio, and adjusted our loan loss reserves to reflect additional risk indicated by overdue payments. Currently we set our loan loss reserves for the mortgage and consumer loan portfolios as follows:

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  2% of the outstanding balances of loans which are greater than 30 days overdue;

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  5% of the outstanding balances of loans which are greater than 60 days overdue;

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  10% of the outstanding balances of loans which are greater than 90 days overdue;

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  15% of the outstanding balances of loans which are greater than 120 days overdue; and

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  20% of the outstanding balances of loans which are in foreclosure.

        As of June 30, 2006 there were 14 SunTrust loans in foreclosure. As a result, we currently have a loan loss reserve of $488,829, and expect to incur some amount of loss from some or all of these loans. Based on our historical experience and current knowledge, we believe that these loan loss reserves are adequate.

        We also have credit exposure associated with our non-recourse check cashing operations. Using our Conexión El Banco system, we evaluate, underwrite, perform risk analysis and cash checks for our customers whether or not they are drawn on El Banco. We cash these checks on a non-recourse basis for a fee and assume the risk of non-payment. We monitor our actual write-offs and outstanding uncollected checks, and maintain a loan loss reserve based on our historical loss experience due to fraud and non-sufficient funds checks. Based on our current average write-offs of 0.11% of uncollected balances, we currently maintain loss reserves for our check cashing operations of 0.15% of uncollected balances. Based on our historical experience and current knowledge, we believe that these loss reserves are adequate.

  El Banco de Nuestra Comunidad Growth Strategy

        When we began our operations, our first two branches attracted and provided services to Latinos in 93 metro Atlanta zip codes. We believe we have shown that it takes more than Spanish speaking personnel to serve the Latino market. Our combination of educational components, intense customer service, a unique mix of traditional and non-traditional bank and financial products, and specialized risk management skills and systems have all been vital to our success. To date our El Banco branded retail operation has established more than 13,000 bank accounts primarily for first time bank account holders of which over 10,000 were open as of August 31, 2006. We have established more than 47,000 customers for our non-traditional financial services of which over 23,000 conducted at least one transaction with us during the past 12 months.

        Our current relationship with SunTrust restricts us from engaging directly in certain activities, such as mortgage and commercial lending and making modifications to our accounts. We have also been restricted by SunTrust during the past 18 months from opening additional branches. Once we have acquired NBOG and transitioned from our SunTrust partnership, we will be able to resume a multipoint growth strategy that includes adding additional products to our existing locations, and increasing the penetration of our existing product sets by increasing our expenditures on sales and marketing. We will fund these increased expenses out of the net proceeds of this offering until such time as we can become profitable. After 2010, subject to regulatory approval, we expect to open additional branches which we believe we will be able to fund out of the profits from our ongoing operations. We may also raise additional capital to fund such expansion. We also plan to add a loan product suite which, if successful, would add significantly to our revenue.

        Historically, we have been focused primarily on the un-served and under-served Latino market. In the future, we will seek to continue to target these same consumers as well as the established Latino consumer, the Latino small business segment, and the small and medium sized businesses that have significant Latino employee bases or conduct business with the Latino community. On-going marketing efforts will target our customer base for loans, investments, mortgages, and other opportunities. We intend to offer products and services that consumers need at a compelling value. This value will include competitive loan and deposit rates as well as competitive pricing on fees and ancillary banking services such as check cashing, money transfer and money orders.

  El Banco de Nuestra Comunidad Financial Model

        Our branches derive income from three sources; interest income, fees on deposit accounts, and fees for ancillary services. Today approximately 52% of our total branch revenue is derived from interest income on loans that were generated through our brand under our partnership with SunTrust, while fee income on deposit accounts provided 15% and fee income on ancillary services provided 33%.

        During our partnership, NBC and subsequently SunTrust launched a suite of loan products utilizing our El Banco brand that generated over $45 million in mortgage and consumer loans. We marketed the consumer loans, took applications for the loans, and forwarded the applications to SunTrust for underwriting and funding. Mortgage loans were originated, underwritten, and funded by SunTrust under the El Banco brand. Both the consumer and mortgage loans are carried by SunTrust on its balance sheet and serviced by SunTrust. We receive a net payment from SunTrust each month which reflects all interest income and fees from these accounts and the cost of interest and capital utilization charges from those loans, and are responsible for credit risk on these loans. If we purchase NBOG, we will have the option at our sole discretion to purchase the loan portfolio at par value (approximately $45 million at June 30, 2006) plus $10. We do not currently intend to purchase this loan portfolio, but reserve the right to do so, and to sell some or all of such purchased loans to one or more third parties. Prior to the termination of our Bank Lease and Marketing Agreement with SunTrust, we are responsible for all losses in this loan portfolio. We have not grown our market in these products during our relationship with SunTrust as planned. We plan to offer a similar but expanded set of loan products directly to our target market once we have transitioned from SunTrust to NBOG or another financial institution.

        Currently we open and service deposit accounts in our branches for SunTrust. These deposits are held at SunTrust. We receive a net payment from SunTrust each month which reflects all of the fee income associated with these accounts, such as service charges and network interchange fees, and we pay SunTrust a monthly processing fee for each account. If we acquire NBOG, we plan to purchase and transition these deposit accounts to The Bank of Our Community. At our option, El Banco customer Deposits will be transferred to us by SunTrust for a total purchase price of $10 along with the approximately $14.8 million in cash (at June 30, 2006) associated with these deposits. Most banks rely heavily on overdraft fees for their deposit accounts. We have found that positive balance service charges are more effective and more socially responsible for the un-served and under-served Latino consumer segment. If we acquire NBOG or another financial institution we intend to continue to offer, expand and grow our fee based depository products, and also to develop more traditional depository accounts for the established Latino market.

        We charge fees for the ancillary services we provide in the branches such as check cashing, pre-paid phone cards, money transfers, and bill payment. These services are either provided by us directly on our technology platform or through a vendor relationship such as Western Union. This product set tends to be the entry level for our customer base and as they grow with our model, they progress towards the more traditional deposit and loan products. Whether we acquire NBOG or become a money services business, we intend to expand our product offerings and grow this segment of our business through additional market penetration. We also intend to open new branches beginning in 2010, subject to regulatory approval.

  El Banco de Nuestra Comunidad Marketing Plan

        Our marketing strategy is to be a trusted member of the Latino community by speaking directly to first and second generation Latino consumers in their language and by developing relationships with the Latino centers of influence which shape attitudes and behavior within the community. Our marketing objectives are to create awareness for El Banco de Nuestra Comunidad, drive traffic to our branches, transition our check cashing members to deposit accounts and credit products, and build brand presence and trust in the Latino community.

  Consumer Education

        Education is at the core of our competitive positioning. Education creates a bridge between the Latino community and mainstream U.S. culture. Most of the customers that we have targeted do not have credit records, lack a basic understanding of U.S. financial services, are generally not literate in English, and in many cases are not literate in Spanish. Typically they have not used the banking system in their country of origin. Accordingly, successful integration of these customers into the mainstream financial system requires a significant investment of time and resources in basic financial education and trust. Given the various characteristics of the un-served and under-served segments of our target market, our employees invest substantially more time educating consumers on the benefits of available products and the terms of the products than is performed by competing financial institutions. We believe this investment of time pays off in the long run as the Latino consumer traditionally is loyal to those providers that take the time to educate and assist them.

        We host branded financial literacy educational programs for foreign consulates, schools, churches, and community centers and partner with regulatory agencies and local universities to promote the importance of un-served/under-served consumers establishing and expanding banking relationships. Our financial literacy workshops are designed to demonstrate the cost savings our products offer, improve the customer's knowledge of financial matters and products and build trust on and off bank premises.

  Marketing and Advertising

        We deploy an integrated local marketing approach that leverages a number of different mediums to penetrate the target market where the target customers live, work and socialize. We currently use the following media and marketing outlets to promote our products and services to the Latino community:

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  Spanish Language Broadcast Media.    We use local Spanish broadcast media to create general brand awareness across all sub-segments of the target market, including a combination of TV, FM radio, AM radio, outdoor advertising, and print.

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  Community Outreach Programs.    We participate in local community outreach programs to maintain visibility in the community, to demonstrate our commitment to the Latino market segment, and to increase brand presence through community leadership, education, and promoting family health. In the area of community leadership, we have formed relationships with organizations that are working with the Latino market segment, have officers that serve on the board of three Latino community organizations, and provide programming or funding assistance to a total of 30 Latino organizations. In the area of education, we have a program to conduct financial literacy classes in partnership with local schools and churches. In 2005 alone we conducted 376 presentations reaching over 25,000 people in the target market. In the area of family health, we have a program to sponsor health fairs for the Latino community. Over the past four years, we have participated in 110 Latino health fairs in the metro Atlanta area.

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  Relationships with Local Latino Businesses.    We directly target and create relationships with local Latino businesses to increase brand awareness and drive customer traffic to our branches. We have developed a formal program for each branch to identify, visit, and create relationships with many of the Latino owned businesses in their primary service area. A sustained relationship building program with local businesses enables the achievement of marketing/advertising objectives in a number of ways, including direct customer referrals, cross promotion of services, positive word of mouth, and additional exposure for our community outreach programs. As of January 2006, we had over 1,400 active Latino small business relationships. Each of these businesses has given permission to display promotional posters and flyers in their locations, giving us a network of local "outdoor" advertising placements in immediate proximity to our target market as they shop and socialize close to their home, and our El Banco branches. These small business relationships will become natural prospects for our expanded deposit and loan product set once we complete our bank acquisition.

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  El Banco TV and The El Banco Community Networksm.    We have installed flat panel LCD television screens above the teller lines in each of our branches. In addition to providing live Latino broadcasts of news and sports to entertain our customers when wait times are long during busy hours, these screens also serve as our own captive advertising network. We currently display our own marketing messages through these screens and are in negotiations with several community partners who desire to reach our customer base with their messaging. Our branches currently average over 40,000 customer transactions per month, and many customers visit our branches with friends and relatives. As a result, we estimate these screens today reach over 60,000 visitor impressions per month in our branches. We have plans to extend the reach of this network by installing our screens in additional local Latino business locations such as retailers and restaurants.

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  Flyer Distribution.    We distribute flyers at apartment complexes, high traffic shopping areas, and community events to increase brand awareness and drive traffic to the branches. Distribution of flyers directly to target customers in their own environment has proven to be the most effective traffic driving program. Latino consumers are comfortable with one on one informal conversation, which is consistent with the word of mouth referrals from friends and family that typifies Latino culture.

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  Branch Promotions.    We conduct local branch promotions to drive customer traffic and new customer acquisitions. Branch promotions are designed to create excitement, highlight new products, and enhance the effectiveness of broadcast advertising.

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  Community Events.    We create and sponsor local community events to create brand presence and provide a high impact medium to create awareness around our El Banco products and services. We will continue to participate in a variety of community events including major Latino holiday celebrations, health fairs, and education fairs.

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  Banco Móvil.    We have a sales outreach program where our staff locates remotely in shopping centers, apartment complexes and community events, and sets up a tent with computers, printers, cameras, etc. Onsite and in real time we enroll new members into our check cashing program and provide assistance in applying for ITIN numbers.

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  Website.    We plan to upgrade our bank website to include a portal for consumers to access their account information, pay bills and learn about the bank. This web site will be the home page of our in-branch free internet computers currently utilized by our customers.

        We incurred approximately $190,000 in marketing expenses for El Banco de Nuestra Comunidad in fiscal year 2005 and approximately $220,000 in the six months ended June 30, 2006. We plan to incur approximately $336,500 in marketing expenses for El Banco de Nuestra Comunidad in the next 12 months, subject to the availability of funds.

Conexión El Banco

        We license our Conexión El Banco system to financial institutions and other third parties. Conexión El Banco is our proprietary transaction processing system which utilizes a check decisioning rules engine and centralized underwriting center to enable banks and retailers to offer services competitive with professional check cashers. This allows financial institutions to not only cash checks which are drawn on their own depository accounts, but any check presented regardless of its origin on a non-recourse basis. We deliver these services remotely through our application service center. As of June 30, 2006 the system was installed and operational at our 12 El Banco branches and in a total of 28 branches at three of our customer institutions.

  Conexión El Banco Products and Services

        We designed our Conexión El Banco technology platform to facilitate our own need to cash checks for our target markets in the Latino community and to manage the point of sale process for fee based non-traditional financial services. The Conexión El Banco system includes:

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  Check Decisioning System.    This system uses a centralized rules and database driven check verification engine to assess the check presenter, the company on whom the check is drawn, the financial institution on which the check is drawn, and other information necessary to assess the validity of the check.

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  Decision Support Center.    We have developed a centralized call center staffed by bilingual risk management personnel who perform manual underwriting procedures designated by our system on checks which have been presented and cannot be verified by our automated Check Decisioning System.

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  Teller Point of Sale.    This is the web based interface which our customers use to access the Check Decisioning System and Decision Support Center. It also provides the teller or customer services representative with a web based point of purchase system to manage the provision of other fee based services such as money orders, money transfers, stamps, phone cards, etc.

        The Conexión El Banco system allows a bank teller or customer service representative with no check cashing experience or credit authority to enroll a customer in a check cashing program, process their check for verification, and complete most transactions while the customer waits. Every check cashing transaction which is run through our system by us or by our licensees is added to our proprietary consumer credit database. In this way, our database of consumer and check cashing information grows and may become more valuable to all users. We currently have three customers using this system that have contracted to install over 300 branches in the coming year.

  Conexión El Banco Financial Model

        The Conexión El Banco product is currently being offered as a packaged solution. We charge an initial license and implementation fee plus a per transaction processing fee based on the face value of each check run through the system. The initial license and implementation fee includes certain local market competitive analysis, system configuration, setup, and user training. The per transaction fee is similar to that charged by credit card processing and other service bureau operations and gives our licensees a predictable margin on each transaction.

  Conexión El Banco Marketing Plan

        Our marketing strategy to date for Conexión El Banco has focused on leveraging our recognized success within the banking industry reaching the un-served Latino consumer market through check cashing and other non-traditional financial services. Clients of El Banco Services and Consulting are a natural fit for our Conexión El Banco product if they choose to implement their own version of our El Banco retail model. Our second client bank for the Conexión El Banco product (after El Banco de Nuestra Comunidad) was our first licensee of El Banco Services and Consulting. All of the marketing efforts for El Banco Services and Consulting described below benefit Conexión El Banco as well. Upon successful completion of this offering, we plan to accelerate the marketing for Conexión El Banco with the addition of a direct sales force and direct marketing within the banking industry.

        We did not incur any direct marketing expenses for Conexión El Banco in fiscal year 2005 or the six months ended June 30, 2006. We plan to incur $23,500 in marketing expenses for Conexión El Banco in the next 12 months, subject to the availability of funds.

El Banco Services & Consulting

        In the last five years we believe we have demonstrated the validity of our Latino banking model. Other financial institutions have taken notice and we have become recognized within the banking industry and regulatory community as one of the first companies to successfully serve the un-served and under-served Latino market segment in a retail bank branch environment. In the past several years, we have been asked to speak at national gatherings, conventions and regulatory seminars.

        Although we have been successful in expanding our services throughout the Atlanta market, opening and establishing new branches is costly, time consuming and has an element of risk. With the capital we are raising in this offering, we believe that we can continue to grow our current operations and eventually open new branches, subject to regulatory approval. However, these efforts will most likely be limited to the greater Atlanta area for the near term, until we saturate the market and look to open new markets. Although we believe that the demand is there, it is unlikely that we would be able to promulgate our model nationwide except over a long period of time and using a large amount of capital.

        To date only a small number of banks and credit unions in the United States have made a significant commitment to serving this market beyond hiring bi-lingual personnel and offering point of sale materials in Spanish. The challenge for financial institutions, both large and small, to successfully reach the Latino market is twofold: lack of understanding about the market, and lack of internal expertise to implement a Latino branching initiative. In order to capture markets more quickly, we developed El Banco Services and Consulting.

        We license this service as a "turn key" solution for the Latino market to other financial institutions in other, non-competitive markets, and provide related consulting and other services. Our licensees do not utilize the El Banco brand, but implement our Latino banking business model, technologies and consulting services to establish their own Latino branded operations in their home markets. We also conduct limited scope assignments for financial institutions regarding the Latino customer profile, demographics and methods of serving this consumer and other consumers with similar needs. We have completed licensing projects with community banks in California, Nebraska, Tennessee, Georgia and North Carolina. Two of these licensing clients are also users of our Conexión El Banco system.

  El Banco Services & Consulting Products and Services

        Following are the modules of consulting services that we currently provide:

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  Latino Market and Competitive Analysis.    This includes demographic analysis, consumer segmentation banking survey, competitor analysis, media analysis and an assessment of community leaders and influencers.

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  Financial Pro-forma.    We assist in the preparation of budgets and financial pro-formas.

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  El Banco Business Model Go-To-Market Implementation Plan.    This includes branding assistance, recommendations on products and services, pricing strategies, operating plans, sales and marketing plans and staffing models.

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  Implementation Services.    This includes assistance with site selection, store design, construction, marketing and merchandising materials, media planning & buying, vendor selection, human resource manuals in Spanish and English, and training.

        By way of example, one of our licensing clients has over 15 branches and total assets of over $1 billion, but only had two Spanish speaking personnel in their organization prior to working with El Banco Services and Consulting. They appreciated the size of the Latino opportunity in their market, but did not have the internal expertise and experience to analyze it, develop a business case and implement the changes required to successfully serve the market. We provided this bank our turn key solution and they completed the initiative in eight months and successfully launched two Latino branches following the El Banco model.

  El Banco Services & Consulting Financial Model

        We charge a one-time fixed license fee for each module of our consulting services described above, which the client can choose to purchase individually or as a turn-key package. We also charge hourly consulting fees for preliminary and additional consulting services. We also generally charge additional one-time license fees for additional branches each client opens using the El Banco model.

  El Banco Services & Consulting Marketing Plan

        Our target market for El Banco Services and Consulting is primarily community banks with assets between $200 million and $10 billion. We have found that organizations of this size are most likely to recognize the need for the unique expertise and experience that we are able to provide about the un-served and under-served Latino immigrant sub-segment of the broader Latino market. Large national banks are typically more interested in developing that experience and expertise internally, or buying another bank to acquire it. Community banks in the $1 billion range are large enough to make a significant investment in a new product or branching initiative, but don't have dedicated internal resources in the areas of market research, new product development, market segmentation and retail branding.

        We market our El Banco Services and Consulting services to our target market through a combination of industry presence, referrals, direct marketing and direct sales. A description of each component of our marketing strategy for El Banco Services and Consulting is outlined below:

        Industry Presence.    In the process of developing the El Banco retail branch model, we have become recognized within the banking industry and regulatory community. Our representatives have been invited to participate as presenters and panels at many industry conferences over the past two years. Our leadership in reaching the un-served and under-served Latino market segment has been recognized by representatives from major regulatory agencies, including the FDIC, Federal Reserve, and the Office of the Comptroller of the Currency. Many of these regulatory agencies hold a series of national and regional conferences and forums throughout the year that are well attended by potential bank clients. Being asked to be a speaker or panelist at that these regulator sponsored conferences and forums attracts an audience of "pre-qualified" bank prospects. We plan to continue participating in key industry conferences and forums, with the objective of maintaining and enhancing our leadership position as an expert in the Latino market.

        Referrals.    A tangible outcome of our industry presence is referrals from key influencers within the banking industry who have become familiar with our El Banco business model and our success at working with other financial institutions. In addition, each of our El Banco Services and Consulting clients are active referrals for our products.

        Direct Marketing.    We have developed a database of more than 200 banks and credit unions that have expressed interest in the Latino market segment. We use direct marketing, primarily email, to communicate with this group of potential El Banco Services and Consulting clients on a periodic basis, forwarding major new items about the Latino market, press articles featuring El Banco de Nuestra Comunidad, and other significant milestones of our company. Direct marketing is an effective tool for us to maintain an ever growing lead database, which we believe will translate into new client prospects as our market develops.

        Direct Sales.    In addition to our industry presence and direct marketing activities, we use direct sales efforts for our El Banco Services and Consulting products. We have an agreement with an independent sales representative in California who is compensated on a commission only basis.

        We did not incur any material amount of direct marketing expenses for El Banco Services and Consulting in fiscal year 2005 or the six months ended June 30, 2006, and do not currently have plans to spend any material direct marketing expenses on El Banco Services and Consulting in the next 12 months.

Our History

        Our company began as Nuestra Tarjeta de Servicios, Inc., which means "Our Service Card, Inc.," and was envisioned as a stored value card company. The Honorable Teodoro Maus, former Consulate General for Mexico in Atlanta, facilitated a pilot program with us in a Latino community center in Roswell, Georgia. As we interfaced with our target consumer in this center, we developed the concept for El Banco de Nuestra Comunidad as a new kind of bank specifically designed for this market.

        As we do not have our own financial institution charter, we have developed and operated our El Banco bank branch model in partnership with other financial institutions. The initial El Banco-branded offices were operated as a division of Flag Bank, Atlanta, GA. In 2003 we entered into agreements with the National Bank of Commerce headquartered in Memphis, Tennessee (NBC), then a $23 billion asset bank pursuant to which they invested in us and replaced Flag Bank as the banking provider for our retail branch model. At that time, we operated our El Banco de Nuestra Comunidad division as a division of NBC, using their regulatory charter and authority pursuant to a Bank Lease and Marketing Agreement.

        Pursuant to this agreement, we opened an additional 10 branches, raising the total to 12. We operated these branches and opened deposit accounts for NBC, we received all of the fee income associated with the deposit accounts, such as service charges and network interchange fees, and we paid NBC a monthly processing fee for each account. In addition, NBC launched a suite of loan products utilizing our branch network and brand. This initiative generated over $45 million in mortgage and consumer loans. We receive interest income and are charged interest and capital utilization charges from those loans. We also bear 100% of the credit risk even though they reside on the balance sheet of our financial institution partner. We also have the option to purchase our loan and deposit portfolios at par value once we receive our bank charter. We do not currently intend to purchase the consumer or mortgage loans, although we reserve the right to purchase them. If we do not purchase them, the credit risk for these loans will transfer to SunTrust on termination of our Bank Lease and Marketing Agreement.

Our Transition Agreement with SunTrust

        In 2004, NBC was acquired by SunTrust. Today we operate our 12 El Banco-branded branches as a division of SunTrust under their banking charter in accordance with the same Bank Lease and Marketing Agreement on the same terms we negotiated with NBC. Since the acquisition of NBC by SunTrust, we have been seeking a way to disengage from SunTrust primarily by finding a new bank partner or by purchasing or starting our own financial institution.

        In May 2006, we agreed to purchase NBOG and its wholly owned banking subsidiary, The National Bank of Gainesville. In June 2006, we entered into a Transition Agreement with SunTrust to provide for an orderly termination of the Bank Lease and Marketing Agreement and safe transition of our intellectual property and customers. Upon execution of the Transition Agreement, SunTrust made an initial payment to us of $500,000, and we repurchased 772,000 shares of our common stock and warrants to purchase 700,000 shares of our common stock held by SunTrust for a nominal sum. As described more fully below, we also have the opportunity to earn up to an additional $1.5 million from SunTrust if we effect the transition within certain time periods. We also entered into mutual releases with SunTrust, with each party releasing all possible claims against the other through the date of the release. These terms, including all payment made or to be made to us, were the result of extensive negotiations between us and SunTrust concerning our mutual desire to terminate our relationship under the Bank Lease and Marketing Agreement, and are in settlement of all disputes and disagreements between the parties.

        Under our Transition Agreement with SunTrust, we have the right to acquire all of the deposit and loan accounts of the 12 El Banco branch offices for their par value plus $10. If we purchase the El Banco deposit and/or loan accounts, we have the right to convert all related customer data off of SunTrust's data processing systems, a process generally referred to as a "deconversion." We may accomplish the deconversion of the El Banco accounts from SunTrust's systems either electronically or manually depending upon when we complete our purchase of NBOG. In either case, the deconversion is intended to be relatively transparent to our customers. The Bank Lease and Marketing Agreement will terminate upon completion of a deconversion or July 15, 2007, whichever is earlier, subject to us entering into a mutual release of claims with SunTrust. If we acquire the El Banco deposit or loan accounts, SunTrust will be prohibited from soliciting El Banco customers for one year following the deconversion.

        We may earn an additional payment from SunTrust of up to $1.5 million if we meet certain conditions, including executing an additional mutual release, either completing the deconversion of the El Banco branches to NBOG by specified dates or allowing the El Banco branches to be consolidated into SunTrust by specified dates, and paying to SunTrust any compensation for any loans and net customer deposits which we elect to purchase from SunTrust. Following are the deadlines for our conversions:

  •
  If we purchase NBOG by November 18, 2006 and electronically deconvert the El Banco branches by February 18, 2007, or if we allow the El Banco branches to be consolidated into SunTrust on or prior to February 4, 2007, we will earn an additional payment of $1.5 million;

  •
  If we purchase NBOG by December 23, 2006 and electronically deconvert the El Banco branches after February 20, 2007 but before March 25, 2007, or if we allow the El Banco branches to be consolidated into SunTrust on or prior to March 25, 2007, we will earn an additional payment of $750,000; and

  •
  If we purchase NBOG after December 23, 2006 or electronically deconvert the El Banco branches after March 25, 2007, or if we manually deconvert the branches, or if a consolidation is completed after March 25, 2007, we will not receive any additional payment from SunTrust.

  •
  If we do not complete the acquisition of NBOG prior to February 20, 2007 and complete the deconversion by April 15, 2007, we will lose our right to acquire the deposit and loan accounts of the 12 El Banco branch offices, and SunTrust will have the right to consolidate the El Banco deposit and loan accounts into SunTrust.

        We intend to exercise our right to acquire our customers' deposit accounts from SunTrust upon the closing of our purchase of NBOG. The par value of the liabilities (deposit accounts) we expect to acquire from SunTrust was approximately $14.8 million as of June 30, 2006. For a total of $10, SunTrust will transfer these deposit accounts and attendant cash to us.

        We do not currently intend to acquire any loans from SunTrust, but reserve the right to acquire them and keep them or sell some or all of them to a third party. The exclusion of the loans would reduce our revenue and expenses by eliminating the interest and fees associated with these loans. As of June 30, 2006 the revenues associated with these loans was approximately $360,000 per month, expenses were approximately $215,000 per month, and the net contribution to our earnings was approximately $145,000 per month. We own or lease all of the real estate for our 12 branch offices, so we will retain these offices and SunTrust's rights under these leases will terminate with the Bank Lease and Marketing Agreement. On transition to NBOG, we intend to keep all of our employees, and continue to operate throughout our service area. In order to accomplish this transition under the terms of the Transition Agreement, we must complete the acquisition of NBOG by February 20, 2007 and complete the conversion of our data and files from SunTrust's computer systems to NBOG's computer systems by April 15, 2007. We have already received $500,000 from SunTrust under the Transition Agreement, and under certain circumstances may earn up to an additional $1.5 million.

        If we do not complete the acquisition of NBOG and the transition of our depository operations by April 15, 2007, the Bank Lease and Marketing Agreement will terminate automatically on July 15, 2007. In that event, we would retain our 12 branch offices and intend to continue all of our operations in our current service area as a licensed money services business, with the exception of checking and depository accounts. As a money services business, we would not be able to acquire our customer deposit relationships or loans (which we do not intend to acquire in any case) from SunTrust. This would eliminate our fee and interest revenue and expenses associated with these accounts. At June 30, 2006, the revenue which we would lose from our SunTrust deposit and loan relationships was approximately $465,000 per month ($360,000 from loans and $100,000 from deposits), expenses were approximately $260,000 per month ($215,000 from loans and $45,000 from deposits) and net contributions to our earnings were approximately $205,000 per month ($145,000 from loans and $60,000 from deposits). As an alternative to deposit accounts, we plan to offer our customers stored value VISA Check Cards. These cards provide much of the functionality of a deposit account up to $2,000 per customer. We would also have the option to become licensed as a mortgage broker in order to originate consumer mortgages, and would also have the ability to engage in consumer and small business lending. We may also continue to seek to acquire a bank charter. If we become a money services business, our decreased net earnings as a result of losing the SunTrust accounts would be offset to some extent by reductions in headcount, estimated at 35 to 40 employees, primarily to eliminate extra branch personnel currently necessary for compliance with banking regulations. We would also continue to work to identify another financial institution to purchase or partner with, or could start our own "de novo" financial institution.

Our Agreement to Acquire NBOG Bancorporation

        In May 2006 we entered into a definitive merger agreement to acquire NBOG and its wholly owned banking subsidiary, The National Bank of Gainesville, headquartered in Gainesville, Georgia. If we receive the necessary regulatory approvals to acquire NBOG and to become a bank holding company, we will complete the acquisition and exercise our option to transition the 12 El Banco branded offices of SunTrust to The National Bank of Gainesville, which we will re-brand as The Bank of Our Community.

        Under the terms of the merger agreement, we are to pay $6.5 million to NBOG's shareholders and option holders, less various amounts incurred prior to closing, including the cost of tail insurance, payments by NBOG for termination fees and similar change in control payments, and legal, accounting, investment advisor and other similar fees incurred by NBOG in connection with the acquisition. All outstanding NBOG stock options and warrants, whether vested or unvested, will immediately and fully vest and convert into the right to receive the difference between the shareholder consideration and the exercise price of the option or warrant. As of June 30, 2006, NBOG had shareholder's equity of approximately $3.0 million.

        Completion of the merger is subject to various closing conditions, including:

  •
  approval of the merger agreement by the shareholders of NBOG;

  •
  receipt of requisite regulatory approvals;

  •
  NBOG maintaining an allowance for loan losses of not less than 3.0% of outstanding loans;

  •
  El Banco Financial Corporation obtaining financing to consummate the acquisition;

  •
  absence of any law or order prohibiting the completion of the acquisition;

  •
  the accuracy of the representations and warranties of the parties; and

  •
  material compliance by each of us and NBOG with its covenants under the agreement.

        We also entered into shareholder support agreements with the executive officer and directors of NBOG. Under the support agreements, the executive officer and directors agreed to vote their shares of NBOG common stock in favor of the acquisition and agreed that they will not vote those shares in favor of another acquisition transaction. The acquisition agreement contains certain termination rights for us and NBOG. Upon termination of the acquisition agreement pursuant to specified circumstances, NBOG may be required to pay us a cash termination fee of $350,000.

        The National Bank of Gainesville is currently under a Formal Agreement entered into with the Comptroller of the Currency (OCC) on August 18, 2004. This agreement was entered into because The National Bank of Gainesville was experiencing higher than expected loan losses, and has been unable to generate positive earnings. This condition contributed to NBOG's decisions to put itself up for sale. The Formal Agreement requires specific actions to strengthen or correct identified weaknesses. For example, the bank has agreed to maintain a total capital to risk-weighted assets ratio of at least 14% and a Tier 1 Capital to adjusted total assets ratio of at least 9%. In addition, the bank has committed to:

  •
  adopt a written strategic plan covering at least a three-year period;

  •
  review and revise its written loan policy;

  •
  obtain an independent review of its loan program; and

  •
  review the adequacy, and establish a program to maintain the adequacy of, its allowance for loan and lease losses.

        NBOG also adopted resolutions pursuant to the request of the Federal Reserve Bank of Atlanta. The resolutions, dated October 21, 2004 provide that NBOG shall not (without the prior written approval of the Federal Reserve Bank):

  •
  incur dept (or take any action, such as refinancing) that would cause a change in debt instruments or a change in any of the terms of any existing debt instruments;

  •
  declare or pay dividends to its shareholders; or

  •
  reduce its capital position by purchasing or redeeming treasury stock.

        All of these conditions are either consistent with general regulatory obligations or the standard conditions that are placed on de novo holding companies, and thus did not reflect new material obligations of NBOG.

        The resolutions also provided for the prompt filing of an after-the-fact, Change-in-Control notice for Wendell A. Turner, a director of NBOG. A Change-in-Control filing was made for Dr. Turner on December 21, 2004 and accepted by the Federal Reserve on December 28, 2004. However, as a result of the private purchases at the end of December by the other directors of NBOG Bancorporation, Dr. Turner fell below 10% and the Change-in-Control filing was withdrawn.

        Finally, the resolutions require quarterly financial information on NBOG and the National Bank of Gainesville and written progress on the financial condition of the organization be provided to the Federal Reserve.

        Upon our acquisition of the bank, we intend to appoint new management, recapitalize the bank and implement revised polices. In connection with regulatory approvals required for us to complete the NBOG transaction, we are requesting that the OCC terminate the Formal Agreement effective upon the acquisition of the bank. While we believe that after the acquisition of NBOG and the infusion of additional capital will provide a sufficient basis for the OCC to terminate the Formal Agreement and the Federal Reserve to allow the company to rescind the limiting resolutions, we cannot be sure that this will occur.

        The following describes the steps necessary for us to acquire NBOG and transition the El Banco branches to The Bank of Our Community.

Acquisition of NBOG Bancorporation

  •
  We must raise at least $24.2 million in net proceeds in this offering.

  •
  We will merge NBOG into an interim subsidiary.

  •
  All existing directors of NBOG and The National Bank of Gainesville will resign and we will replace them with a slate of directors of our choosing.

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  The interim subsidiary will merge into us.

  •
  We will inject new capital from the net proceeds of this offering into The National Bank of Gainesville.

  •
  We will request that the OCC terminate the formal agreement currently in place with The National Bank of Gainesville and the Federal Reserve permit us to rescind the limiting resolutions.

  •
  We will rename The National Bank of Gainesville to The Bank of Our Community, National Association.

  •
  We will move the headquarters for the bank to our headquarters in Roswell, Georgia.

Purchase and Assumption of El Banco Branded Offices

  •
  We will purchase certain assets and assume certain liabilities of the El Banco branded banking offices at par plus $10.00, pursuant to an agreement with SunTrust.

  •
  The Bank Lease and Marketing Agreement between us and SunTrust will be terminated.

  •
  The Transition Agreement between us and SunTrust described above will apply and the actual transfer of the accounts will occur upon data processing conversion.

        After the acquisition, we plan to continue the traditional commercial banking business in the Gainesville, Georgia market currently conducted by The National Bank of Gainesville. In addition, we will modify the bank's product offering to become the mainstream brand used to reach the general market consumers and businesses in proximity to each of the 12 El Banco branches. Meanwhile, we will continue to operate our 12 El Banco offices that were part of SunTrust as a separately branded retail Latino strategy, named El Banco de Nuestra Comunidad, N.A.

        We will preserve the existing depository products of The National Bank of Gainesville as the core of The Bank of Our Community offerings and we will cultivate the existing performing loan customers of the former bank as core customers of The Bank of Our Community. However, our plan will be to restructure, collect, and pursue by legal means if necessary the non-performing loan customers of the former The National Bank of Gainesville to reduce their risk to the institution. Also, we will augment the existing Gainesville banking operation with experienced bank executives and credit management by appointing Ms. Luz Lopez Urrutia to chief executive officer. The new bank board will have an active role and will exercise appropriate oversight and control over the insured institution.

Required Regulatory Applications

        In connection with the acquisition, we intend to file the following regulatory applications:

  •
  Applications to become a Bank Holding Company filed with the Federal Reserve and the Georgia Department of Banking and Finance;

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  Interagency Bank Merger Application filed with the OCC; and

  •
  Interagency biographical and financial reports on each proposed director, principal shareholder and executive officer of the company and bank.

Our Alternative to Acquiring NBOG

        If we do not complete the acquisition of NBOG for any reason, SunTrust will have the right to consolidate our current El Banco customers' deposit accounts into SunTrust's banking network. In this event, we will implement our alternative plan to apply to operate our branches as a money services business licensed by the Georgia Department of Banking and Finance. As a licensed money services business, we will have to make the following changes:

  •
  Money Services Business license.    We will have to obtain a new license to operate as a money services business.

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  Stored Value Cards.    We will not be able to continue to offer FDIC insured deposit accounts. Instead we will offer our customers FDIC insured VISA Check Card branded stored value cards.

  •
  Name Change.    As a Money Services Business, we believe that we will be unable to continue to operate as El Banco, and will therefore have to choose a new name and brand.

  •
  Transition from SunTrust.    SunTrust will be entitled to consolidate our depository relationships with our customers into their other SunTrust branches. We have the right to retain our 12 offices and would attempt to migrate these customers from SunTrust accounts to a stored value card to be developed.

Money Services business

        Without a financial institution charter, we will need to acquire a license to operate as a money services business from the Georgia Department of Banking and Finance. With this license we will be able continue to offer all of the services we currently offer except for FDIC insured deposit and checking accounts. We do not anticipate difficulty in obtaining this license, but cannot be sure that we will receive one.

Stored Value Cards

        We believe that many of our more than 9,000 deposit account holders would be adequately serviced utilizing an FDIC insured stored value card product since many of them do not write checks. A stored value card offers most of the feature functionality that a VISA Check Card® offers when coupled with a deposit account.

        In order to offer stored value cards, we would enter into a correspondent relationship with another financial institution that would issue the cards and keep all customer funds "loaded" onto the cards in a segregated master account. We anticipate that the cards will be Visa Check Card® branded stored value cards. Each customer will be limited to $2,000 per card, and each customer's account will be FDIC insured up to the maximum of $2,000. As our current depository customer base maintains an average balance of around $1,500 in their SunTrust deposit accounts, we do not believe this limit will be a problem for the majority of our customers. Customers will be able to cash their checks at our branch locations, load money onto their cards, and use their cards to access their funds through our branches, the worldwide ATM network and by using the debit and credit card functionality anywhere VISA is accepted.

        Many of our customers utilize our bill pay services to pay their bills, and they otherwise operate on an ATM/money order/cash basis. Very few of our customers utilize checking accounts. As a result, we believe that a stored value card program will offer our customers most of the functionality they currently enjoy with their SunTrust/El Banco depository accounts. By offering this card, we hope to minimize the loss of our customers as a result of this transition.

Name Change

        If we do not have a relationship with NBOG or another financial institution pursuant to which we can continue to offer FDIC insured depository accounts, we may have to change our name to something other than "El Banco." Georgia law prohibits the use of the word "bank" or similar terms by anyone other than a bank. We believe that term "El Banco" would violate this provision. As a result, if we are unable to obtain a waiver from the Georgia Department of Banking and Finance, we would have to change our corporate name and our branch brands to a name that does not include the word "bank" or "El Banco", and would have to rebrand our company and our branches and change our signage, advertising, billboards, letterhead, marketing collateral and other materials.

Transition from SunTrust

        If we do not acquire NBOG, we have the right to retain our 12 physical branch locations and branch staff. By becoming a money services business and instituting a stored value card program, we believe we can successfully meet the needs of our customers. We plan to utilize a transition period between the end of February and mid-July 2007 to obtain the necessary regulatory approvals, communicate with our customer base, rebrand our company, and offer our depository customers stored value cards, all with a view to minimize the loss of customers. SunTrust does not provide the check cashing, money transfer, money order and other services that we offer, and we expect that we will be able to retain most of our non-depository customers and a majority of our depository customers, most of whom continue to use these services even though they have opened a deposit account with us. We intend to curtail our plans to expand vertically up the acculturation scale in the Latino market and will instead focus on the un-served markets and expand our retail fee based model. If this becomes the case, we anticipate that we will continue to pursue the acquisition or creation of a financial institution in the future.

Economic Impact

        If we do not acquire our customer deposit and loan accounts from SunTrust, we will lose the revenue and expenses from these accounts. For the six months ended June 30, 2006, the revenue from the loan and deposit accounts was approximately $2.8 million, expenses were approximately $2.0 million, and the gross margin was approximately $800,000. Although we intend to keep all of our branches open, and continue to service all of our customers in the same service area, will would likely reduce our employee count to eliminate functions which are no longer necessary, such as extra branch employees mandated by bank regulations and those primarily responsible for bank regulatory compliance. We would, however, continue to seek a financial institution to partner with or purchase, and may explore obtaining our own "de novo" banking charter. Such transactions would be subject to regulatory approval and sufficient capital funds, the amount of which is indeterminable until such transactions are identified.

Competition

Competition for El Banco de Nuestra Comunidad

        Our mix of traditional and non-traditional bank and financial services, delivered in our Latino retail customer experience, does not directly compete with most other banks. Our target customers are un-served and under-served Latino consumers who are for the most part not currently being served by traditional banks. Nevertheless, we view our competition for the El Banco de Nuestra Comunidad division of our business to be both banks, including community banks, commercial banks, and credit unions, and non-bank financial service providers, including, professional check cashers, money transfer offices, consumer credit companies and retailers. We believe that our El Banco model has distinct competitive advantages over both our traditional and non-traditional competitors.

  Bank Competition

        Most of the financial institutions in our target market are primarily focused on meeting the needs of the general market by offering a traditional set of products and services. Through our own experience, market research and competitive analysis, we have identified seven banks in our target market that have clearly identified Latino market strategies. Four of these competitors are major National banks that focus on serving the general market, with segmented Spanish language marketing programs. The remaining three banking institution competitors have a dedicated focus on the Latino market segment. One is a three branch community bank headquartered in Atlanta, which is focused on established Latino consumers and the small business segment. The two other institutions are individual "Latino branded" branches of community banks headquartered in Gainesville, Georgia and Cornelia, Georgia. Both of these branches focus on the same consumer segment as El Banco, but without the full breadth of products and services.

        Primary competitors in the target market:

  •
  Bank of America

  •
  Wachovia

  •
  BB&T

  •
  Region's Bank

  •
  Banco Unido

  •
  Banco Familiar (Gainesville Bank and Trust)

  •
  Banco Latino (Community Bank and Trust)

        The FDIC's New Alliance Task Force has the declared mission of engaging banks to serve immigrant markets by implementing similar programs, but still has less than two hundred participating banks across the country. We believe that most of the 8,000 plus banks in the United States are interested in the Latino market opportunity, but are not yet willing to make significant changes in their staffing, product set, and customer experience to serve the needs of the un-served and under-served Latino market segment. Our areas of competitive advantage to serve this market versus banks include native Latino personnel, Latino culturally branded retail store front branch locations, non-traditional financial services centered on check cashing, and community education based local marketing. One of the most significant competitive differentiators of our El Banco model compared to other banks has been our success at attracting new customers using basic transaction services like check cashing and money transfer, and then migrating them into a deposit account relationship.

  Non-bank Competition

        Many of the customers that we currently serve and plan to serve in the future do not have any previous experience in the traditional banking system. For the un-served consumer, our direct competitors are the non-bank financial service providers that offer basic transactional services, including consumer finance companies, pawn shops, pay day lenders, rent to own stores, buy here pay here auto finance and store credit. There are 11,000 licensed check cashers in the United States which cash upwards of 180 million checks annually with an aggregate face value of more than $55 billion. These break down into two primary groups: professional check cashers and local retailers who offer check cashing and other non-traditional financial services as an additional service to their customers' ancillary to their primary business. Retailers that target the Latino market segment are typically Latino owned small businesses including convenience stores (tiendas), meat markets (carnicerias), and grocery stores (super mercados). Our distinct competitive advantages in serving the Latino community versus non-bank financial service providers are our lower pricing on check cashing transactions, Latino friendly open lobby customer experience, our unique combination of transaction services, deposit products and loans, and our education based marketing approach.

Competition for Conexión El Banco

        Our competitors for Conexión El Banco are other firms that offer check cashing verification and point of sale processing to the banking industry. Check cashing for a fee offered to non-deposit account customers is still in the very early stages of adoption by the banking community, so the primary success of these competitors to date has been in non-bank retailers. There are many different new players entering the non-bank retail segment, with a variety of solutions that include check cashing services either as a stand alone service or bundled with other services such as bill payment and store value cards. Only two of these competitors have significant penetration with banks: Certegy and Bio Pay. These two competitors offer solutions including electronic check verification and instant approval decisioning. Both systems are limited to machine printed payroll checks and some government checks. We believe that Conexión El Banco offers three key differentiators: we provide check verification on all the types of checks typically accepted by professional check cashers, not just payroll, we provide real time centralized risk management by our decision support center in cases when the system cannot complete the process, and our system is designed specifically to work within the retail bank branch environment on a teller work station.

Competition for El Banco Services and Consulting

        Our competitors for our El Banco Services and Consulting products are marketing agencies and other consulting firms that target their services to financial institutions. Marketing agencies typically have expertise and experience in understanding and communicating with specific market segments and niches. Their expertise may or may not be specific to financial services and retail branch banking. Large national banks are more likely to engage a marketing/advertising agency or a strategic marketing consulting firm for the purpose of evaluating the Latino market segment and determining strategic options for serving this market. Major national banks like working with large, nationally known advertising agencies and strategy consulting firms because they have a broad range of experience with these types of projects, and their recommendations carry a lot of weight in the internal decision making process at the executive and board level. An example of a nationally known firm that has been engaged by a major national bank to advise them on serving the Latino market is McKinsey and Company.

        Our competitors for regional and local community banks are smaller firms that are specifically focused on serving the banking industry. These competitors typically offer a broad range of services tailored to banks, including site selection, design/build assistance, training programs, and packaged product add-ons and promotional programs. Examples of this type of competitors are IBT, Financial Supermarkets, and NCBS.

Intellectual Property

        El Banco Financial Corporation is the owner of the registered federal trademark, El Banco de Nuestra Comunidad®. We will continue use of this trademark with respect to the 12 branches we now operate for SunTrust and that will form the nucleus of the El Banco de Nuestra Comunidad division of The Bank of Our Community. We have also filed for trademark protection of our proposed brand "The Bank of Our Community." Our Conexión El Banco system and our licensed banking model are protected through a combination of copyright and trade secrets. We have not filed any of our materials with the United States Copyright Office. We do not have and do not intend to file any patents at this time.

Employees

        On June 30, 2006, we had 100 full time and 50 part time employees. We expect that our staff will increase as a result of our continued growth. We consider our employee relations to be good, and we have no collective bargaining agreements with any employees.

Properties

        The following table provides information about our properties, all of which are leased:

Location	Lease Expiration*	Use
10485 Alpharetta Street, Roswell, G.A. 30076	3/30/07	Main office
5386 Jimmy Carter Blvd., Norcross, G.A. 30093	11/29/07	Branch
4140 Jonesboro Road, Suite D-2, Forest Park, G.A. 30297	11/17/08	Branch
12 Cobb Parkway South, Marietta, G.A. 30093	11/30/08	Branch
2552 South Cobb Dr., Suite 1, Smyrna G.A. 30080	3/31/09	Branch
702 SW Atlanta Highway, Suite 200, Gainesville, G.A. 30501	2/6/09	Branch
560 Marietta Road, Canton, G.A. 30114	6/14/09	Branch
3245 Chamblee-Dunwoody Road, Suite 105, Atlanta G.A. 30341	4/30/09	Branch
455 Grayson Highway SW, Suite 102, Lawrenceville, G.A. 30045	9/30/09	Branch
120 Northwood Dr., Suite 113, Atlanta, G.A. 30342	7/31/09	Branch
4271 Lawrenceville Highway, Suite C, Lilburn, G.A. 30047	10/7/09	Branch
6592 Tara Blvd., Suite 6612, Jonesboro, G.A. 30236	11/30/09	Branch
623 Holcomb Bridge Road, Roswell, G.A. 30076	4/30/09	Corporate Office

*
This column represents original lease term and does not include optional extension periods.

Legal Proceedings

        Neither we nor any of our properties are subject to any material legal proceedings.

PRINCIPAL SHAREHOLDERS

        The following table sets forth, as of August 20, 2006, the number of shares of our common stock beneficially owned by (1) each of our directors; (2) each of our named executive officers; (3) each beneficial owner of more than 5% of our outstanding common stock; and (4) all of our executive officers and directors as a group. Unless otherwise indicated, the address for each of our directors, executive officers and other 5% shareholders is in care of El Banco Financial Corporation, 623 Holcomb Bridge Road. Roswell, Georgia 30076.

        Information relating to beneficial ownership of our common stock is based upon "beneficial ownership" concepts described in the rules issued under the Securities Exchange Act of 1934. Under these rules a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of the security, or "investment power," which includes the power to dispose or to direct the disposition of the security. A person is also deemed to be a beneficial owner of any security as to which that person has the right to acquire beneficial ownership within 60 days from August 20, 2006. Unless otherwise indicated under "Amount and Nature of Beneficial Ownership," each person is the record owner of and has sole voting and investment power with respect to his or her shares.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Shares Beneficially Owned Before Offering(1)	Percent of Shares Beneficially Owned After Minimum Offering(2)	Percent of Shares Beneficially Owned After Maximum Offering(3)
Directors:
Drew W. Edwards(4)	1,151,454	22.8%	16.6%	12.2%
Richard Chambers(5)	326,973	6.5%	4.8%	3.5%
John W. Collins(6)	750,804	14.7%	10.7%	7.9%
Hipolito M Goico(7)	28,417	*	*	*
Teodoro Maus(8)	92,939	1.9%	1.4%	1.0%
Bailey Robinson, III(9)	271,333	5.6%	4.1%	3.0%
Glenn W. Sturm(10)	473,234	9.8%	7.0%	5.1%
Named Executive Officers (Non-Directors):
Steven Doctor(11)	76,221	1.6%	1.1%	*
George Hodges(12)	82,593	1.7%	1.2%	*
Luz Lopez Urrutia(13)	200,368	4.0%	2.9%	2.1%
All Directors and Executive Officers as a Group (11 persons	3,178,861	50.6%	38.9%	29.8%
Other 5% Shareholders:
Weiser Investments, LLC(14)	399,024	8.4%	6.0%	4.4%

*
Represents less than one percent of the outstanding shares

(1)
Based on 4,776,752 shares outstanding as of August 20, 2006 and assumes the exercise by the indicated shareholder or group of all options or warrants to purchase our common stock held by such shareholder or group that are exercisable on or before September 18, 2006.

(2)
The percentage of our common stock beneficially owned was calculated based on 4,776,752 shares of common stock issued and outstanding as of August 20, 2006 and assumes the issuance of 1,875,000 shares of common stock in connection with the minimum offering. The percentage also assumes the exercise by the indicated shareholder or group of all options or warrants to purchase our common stock held by such shareholder or group that are exercisable on or before October 19, 2006.

(3)
The percentage of our common stock beneficially owned was calculated based on 4,776,752 shares of common stock issued and outstanding as of August 20, 2006 and assumes the issuance of 4,375,000 shares of common stock in connection with the maximum offering. The percentage also assumes the exercise by the indicated shareholder or group of all options or warrants to purchase our common stock held by such shareholder or group that are exercisable on or before October 19, 2006.

(4)
Includes 700,000 shares held by the Drew Edwards Family LLC, in which Mr. Edwards holds a 70% interest. Includes options to purchase 210,371 shares of common stock and warrants to purchase 59,460 shares of common stock.

(5)
Includes 35,827 shares held by the Chambers-McCoy Partnership in which Mr. Chambers holds a 50% interest. Includes options to purchase 199,834 shares of common stock and warrants to purchase 11,942 shares of common stock. Includes warrants to purchase 5,006 shares of common stock held in the Chambers-McCoy Partnership. Mr. Chambers disclaims beneficial ownership of the securities held by the partnership, except to the extent of his pecuniary interest in those securities.

(6)
Includes 399,024 shares held by Weiser Investments, LLC, in which Mr. Collins holds a 50% interest. Mr. Collins disclaims beneficial ownership of the securities held by Weiser Investments, except to the extent of his pecuniary interest in those securities. Includes options to purchase 68,500 shares of common stock and warrants to purchase 266,128 shares of common stock. Includes 7,152 warrants held by the Progeny Holding, LLC, in which Mr. Collins holds a 99% interest.

(7)
Includes options to purchase 27,500 shares of common stock.

(8)
Includes 1,835 shares held by TMR Consulting, Inc. Includes options to purchase 46,500 shares of common stock and warrants to purchase 28,604 shares of common stock. Includes warrants to purchase 44,604 shares of common stock held by TMR Consulting, Inc.

(9)
Includes options to purchase 16,500 shares of common stock. Includes warrants to purchase 28,604 shares of common stock held in the Laura S. & Bailey Robinson III Partnership, in Mr. Robinson holds a 50% interest.

(10)
Includes 399,024 shares held by Weiser Investments, LLC, in which Mr. Sturm holds a 50% interest. Mr. Strum disclaims beneficial ownership of the securities held by Weiser Investments, except to the extent of his pecuniary interest in those securities. Includes options to purchase 46,500 shares of common stock and warrants to purchase 27,710 shares of common stock.

(11)
Includes options to purchase 70,000 shares of common stock and warrants to purchase 716 shares of common stock.

(12)
Includes options to purchase 75,000 shares of common stock and warrants to purchase 4,676 shares of common stock.

(13)
Includes options to purchase 178,334 shares of common stock and warrants to purchase 2,860 shares of common stock.

(14)
The address for Weiser Investments, LLC is c/o April Barwick, 3150 Holcomb Bridge Road, Suite 200, Norcross, GA 30071.

MANAGEMENT

Directors

        The following table sets forth certain information about our directors as of the date of this prospectus.

Name	Age	Year First Elected	Year Term Expires	Position
Drew W. Edwards	41	2001	2007	Chairman
Richard Chambers	59	2003	2007	Vice Chairman
John W. Collins	58	2001	2007	Director
Hipolito M. Goico	37	2003	2007	Director
Teodoro Maus	71	2002	2007	Director
Bailey Robinson, III	62	2005	2007	Director
Glenn W. Sturm	52	2001	2007	Director

        Drew W. Edwards has served as our chairman of the board and chief executive officer since founding the company in 2001. From 1995 until 1999, Mr. Edwards founded and served as chief executive officer and chairman of the board of directors of Towne Services, Inc., a publicly traded provider of products and services for processing sales and payment information and related financing transactions for small businesses and community banks in the United States. Prior to Towne Services, he served in various marketing and management positions with The Bankers Bank, most recently as its senior vice president and director of sales and marketing. Mr. Edwards has also served in various management roles with the Federal Reserve Bank of Atlanta and has served on several corporate boards of directors. Mr. Edwards holds a Bachelor of Business Administration degree from LaGrange College.

        Richard Chambers has served as our vice-chairman since 2003, and has over 34 years of experience in the financial services industry. Mr. Chambers has been the president of Music City Money, Inc., a real estate holding company, since 1993, and the owner of Chambers Principal, a consulting firm, since 1992. From 1982 until 1989, Mr. Chambers served as president of Nashville City Bank and later founded The Bank of Nashville in Nashville, Tennessee. Mr. Chambers also developed and later successfully sold a chain of five Check Express Check Cashing Stores. Recently, Mr. Chambers was regional president of BancPartners Leasing, Inc. and managed his bank stock investments and provided consulting services to varied clients under the Chambers Principal banner. He is a graduate of Brown University and the Stonier Graduate School of Banking.

        John W. Collins has served as one of our directors since 2001. Mr. Collins has over 27 years of experience in various aspects of e-commerce for community financial institutions. Since 2004, he has served as chief executive officer of Assuris, LLC, a company that provides IT Compliance programs to assist financial institutions with security management. From 1986 until it was sold to Fidelity National Financial in 2004, Mr. Collins served as chief executive officer of InterCept, Inc., a publicly traded provider of core processing, item processing, imaging, communications management and EFT processing services.

        Hipolito M. Goico has served as one of our directors since 2004. Mr. Goico began private practice as an attorney in 1995, as an associate of the firm Blumer International. In 1999, he co-founded the law firm of Goico & Bolet, P.C., where his practice focuses on corporate restructuring, mergers and acquisitions finance, real estate law, banking law and corporate immigration matters. He received his undergraduate degree in Industrial Labor Relations from Cornell University and his law degree from Emory University. Mr. Goico co-founded the Georgia Hispanic Bar Association. Mr. Goico also serves as executive producer and host of a regional weekly radio program covering legal and consumer protection issues and as executive producer and host of Sobremesa, a weekly television program focusing on financial, corporate and social issues aired through Comcast Cable, Telemundo, Channel 73.

        The Honorable Teodoro Maus began his service to the Mexican government with his appointment as cultural attaché at the Consulate General of Mexico in New York in 1978. In 1986, Mr. Maus was appointed as delegate to the Permanent Mission of Mexico to the United Nations, in New York. He was elevated to the position of Consul in 1989, followed by his appointment as Consul General of Mexico in 1990 in Atlanta, Georgia, where he served for two periods. In between those periods, Mr. Maus was appointed Director General (Assistant Undersecretary) to the "Program for Mexican Communities Abroad," of the Ministry of Foreign Affairs, Mexico. He retired from the Foreign Service and remained in Atlanta, where he served as President of the Mexican American Business Chamber and Head Advisor of the Coordinating Committee of Community Leaders from 2001 to 2002. Most recently, he retired as the Minister Representative of the Ministry of Environment and Natural Resources of Mexico (SEMARNAT) where he served from 2002 to 2005 in Washington D.C. at the Embassy of Mexico.

        Bailey Robinson, III has served as one of our directors since 2005. Mr. Robinson has been chairman of Worth Properties, LLC, a full-service real-estate firm located in Nashville, Tennessee, since 2004. From 1977 to 2000, Mr. Robinson was chairman and chief executive officer of Wright Industries, a manufacturer of machinery and tools, until it was sold. He continued with RTS Wright Industries, LLC until the expiration of his employment agreement in 2003. Mr. Robinson graduated from Vanderbilt University with a Bachelor of Science degree in Civil Engineering.

        Glenn W. Sturm is a senior partner and one of the founders of the Atlanta office of Nelson Mullins Riley & Scarborough LLP, where he has been a partner since 1992. He practices in the areas of corporate, mergers and acquisitions and securities law, specializing in the representation of investment banks and electronic commerce and technology companies with a special emphasis on emerging growth companies. He serves as one of the five members of the firm's Executive Committee—the policy committee that oversees and implements the firm's strategic plans, policies, budgets, partner compensation and operations and formerly served as the Chairman of the firm's Corporate Group. He currently serves or has served on the board of numerous public and private companies. He has also been active in senior management, serving as chief executive officer in a number of companies in which he was involved. Mr. Sturm served on the American Bar Association Committee on Federal Regulation of Securities.

Committees of the Board of Directors

        Audit Committee.    Our board of directors has an audit committee consisting of Hipolito M. Goico, who serves as chairman, Teodoro Maus, and Bailey Robinson, III. The board of directors has determined that each audit committee member is independent in accordance with NASDAQ and SEC regulations.

        None of the current members of the audit committee nor any other member of our board qualifies as an "audit committee financial expert" as defined under the rules of the Securities and Exchange Commission. As a relatively small company, it is difficult to identify potential qualified candidates that are willing to serve on our board and otherwise meet our requirements for service. At the present, we do not know if or when we will appoint a new board member that qualifies as an audit committee financial expert. Although none of our audit committee members qualify as "financial experts" as defined in the SEC rules, each of our members has made valuable contributions to the company and its shareholders as members of the audit committee. The board has determined that each member is fully qualified to monitor the performance of management, the public disclosures by the company of its financial condition and performance, our internal accounting operations, and our independent auditors.

        The audit committee's functions include (1) engaging, overseeing, retaining and compensating the independent auditors in determining the scope of their services; (2) monitoring the independence and qualifications of the independent auditors; (3) pre-approving all audit and allowable non-audit services to be provided by the independent auditors; (4) determining that we have adequate administrative, operating and internal accounting controls and that it is operating in accordance with prescribed procedures; and (5) supervising the company's compliance with laws, regulations and codes of conduct.

        Compensation Committee.    The compensation committee consists of Hipolito M. Goico, Teodoro Maus, who serves as chairman, and Bailey Robinson III. Each of the members of this committee is independent under NASDAQ listing standards. The compensation committee oversees director and executive officer compensation and certain employee benefit plans.

        Nominating and Corporate Governance Committee.    The nominating and corporate governance committee consists of Bailey Robinson III, who serves as chairman, Teodoro Maus and Hipolito M. Goico. Each of the members of this committee is independent under NASDAQ listing standards. This committee is responsible for establishing criteria for directors, making recommendations for the nomination of directors, overseeing self-assessment evaluations for the board and its committees, and addressing other governance issues.

Director Compensation

        In 2005, each member of our board of directors received an option to purchase 12,000 shares of our common stock for $5.45 per share. These options vest ratably over three years and are evidenced by a separately executed non-qualified option agreements.

        We do not intend to pay our directors fees until we are profitable. Prior to achieving profitability, we intend to grant each director an option to purchase 12,500 shares of our common stock annually, with 6,500 shares vesting at the time of election to the board of directors and 6,000 shares vesting at the end of the year in which the director was elected if he or she attends at least 75% of all regularly scheduled meetings. In addition, the chairman of the audit committee will receive an option to purchase 3,000 shares of our common stock and the chairman of all other board committees will receive options to purchase 2,000 shares of our common.

        Directors are also entitled to reimbursement of travel expenses to attend board of directors and committee meetings in accordance with our reimbursement policies.

Executive Officers

        The following table sets forth certain information about our executive officers as of the date of this prospectus.

Name	Age	Position
Drew W. Edwards(1)	41	Chief Executive Officer
Richard Chambers(1)	59	Vice Chairman
Steven Doctor	48	Senior Vice President and Chief Financial Officer
George Hodges	43	Executive Vice President and Chief Marketing Officer
Darryl Storey	46	Senior Vice President and Chief Information Officer
Luz Lopez Urrutia	44	President and Chief Operating Officer

(1)
See "Management—Directors" for biographical information.

        Steven Doctor has served as a senior vice president and our chief financial officer since June 2004. From 1981 until joining us in 2004, Mr. Doctor held various positions with Eastman Kodak Company, including vice president—corporate financial planning, director—motion picture imaging, analyst—

professional imaging, marketing director—presentation technologies, and financial analyst. Most recently, he served as divisional vice president—finance from 2000 to 2004. Mr. Doctor holds a Bachelor of Science in Electrical Engineering and Business Administration degree from Carnegie Mellon University and a Masters of Business Administration from Carnegie Mellon Tepper School of Business.

        George Hodges has served as an executive vice president and our chief marketing officer since April 2004. Prior to joining us, Mr. Hodges co-founded and served as a principal of Growth Circle, Inc., a marketing consulting firm from 2002 to 2004, after acting as an independent marketing consultant with early stage companies. Prior to that, he worked for The Coca-Cola Company for 14 years, where he managed a portfolio of 14 national brands and worked with a wide range of national retail chains.

        Darryl Storey joined us in October 2001 and serves as the chief information officer and senior vice president. From 1997 to 2001, Mr. Storey served as the vice president of information systems for Towne Services, a financial transaction processor, where he was responsible for application development, network design, Internet connectivity and security. Prior to Towne Services, Mr. Storey spent 21 years in the US Air Force/GA Air National Guard where he retired as Chief of Intelligence and Combat Crew Communication.

        Luz Lopez Urrutia has served as our president and chief operating officer since 2003. For 18 years prior to joining us, Ms. Urrutia held various positions in relationship management, risk management, sales and management within Wachovia Corporation in the retail, operations, corporate bank, capital markets and risk management divisions. Most recently, she served as a senior vice president for the Global Services Department of Wachovia Corporate Services, Inc. Ms. Urrutia holds a Bachelor of Business Administration degree in Finance and a Masters of Business Administration from Georgia State University.

Executive Compensation

        The following table sets forth the annual compensation for our chief executive officer and the four other most highly compensated executive officers, which we refer to as the "named executive officers," for the fiscal year ended December 31, 2005.

Summary Compensation Table

	Anual Compensation					Long Term Compensation
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation		Number of Securities Underlying Options	All Other Compensation(3)
Drew W. Edwards Chief Executive Officer and Chairman	2005	$184,167	—	$27,846	(1)	32,000	$5,067
Richard Chambers Vice-Chairman	2005	170,833	—		(2)	32,000	4,667
Steven Doctor Chief Financial Officer and Senior Vice President	2005	180,000	—		(2)	30,000	4,800
George Hodges Executive Vice President and Chief Marketing Officer	2005	200,000	—		(2)	—	—
Luz Lopez Urrutia President and Chief Operating Officer	2005	169,583	—		(2)	20,000	4,667

(1)
Represented payments of $4,890 for medical insurance, $18,000 for car allowance, and $4,956 for car insurance and gas.

(2)
The amount of perquisites and other personal benefits received did not exceed the lesser of either $50,000 or 10% of the named executive officer's salary and bonus.

(3)
Represents matching 401(k) contributions.

        The following table sets forth information regarding the grant of stock options to our named executive officers during the year ended December 31, 2005.

Option Grants in Last Fiscal Year

	Individual Grants
					Potential Realizable Value at Assumed Annual Rate of Stock Appreciation for Option Term
		Percent of Total Options Granted to Employees in Fiscal Year
	Number of Securities Underlying Options Granted
Name			Exercise Price	Expiration Date
					5%	10%
Drew W. Edwards	32,000	20.9%	$5.45	2/1/2015	$109,679	$277,949
Richard Chambers	32,000	20.9%	$5.45	2/1/2015	$109,679	$277,949
Steven Doctor	30,000	19.6%	$5.45	2/1/2015	$102,824	$260,577
George Hodges	—	—	—	—	—	—
Luz Lopez Urrutia	20,000	13.1%	$5.45	2/1/2015	$34,275	$86,859

Aggregated Option/SAR Exercises in Last Fiscal Year
and Fiscal Year-End Option/SAR values

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at 2005 Year End Exercisable/Unexercisable		Value of Unexercised In-the-Money Options at 2005 Year End(1) Exercisable/Unexercisable
Drew W. Edwards	—	—	203,871	10,666	$1,033,113	$27,198
Richard Chambers	—	—	193,334	10,666	981,752	27,198
Steven Doctor	—	—	20,000	10,000	51,000	25,500
George Hodges	—	—	75,000	—	308,250	—
Luz Lopez Urrutia	—	—	178,334	6,666	1,006,502	16,998

(1)
The value of the unexercised in-the-money options was calculated by multiplying the number of shares of common stock underlying the options by the difference between $8.00, the price of the common stock in this offering, and the option exercise price.

Employment Agreements

        We entered into employment agreements with Drew W. Edwards to serve as our chairman and chief executive officer on November 24, 2003, Richard Chambers to serve as our vice-chairman on December 12, 2005, Steven Doctor to serve as our chief financial officer on March 13, 2005, Georgia Hodges to serve as executive vice president and chief marketing officer on April 1, 2004, and Luz Lopez Urrutia to serve as our president and chief operating officer on November 21, 2003. The agreement with Mr. Edwards is for a term of three years, which is extended automatically at the end of each day so that the remaining term continues to be three years. Either party may at any time fix the term to a finite period of three years. The agreements with Mr. Chambers, Ms. Urrutia, and Mr. Hodges are for terms of 24 months, which are extended automatically at the end of each day so that the remaining terms continue to be 24 months. The executives or the company may at any time fix the terms of these agreements to a finite period of 24 months. The agreement with Mr. Doctor is for a term of 18 months, which is extended automatically at the end of each day so that the remaining term continues to be 18 months. Either party may at any time fix the term of this agreement to a finite period of 18 months.

        Under the agreements, Messrs. Edwards, Chambers, Hodges, Doctor, and Ms. Urrutia receive minimum annual base salaries of $120,000, $190,000, $200,000, $180,000 and $110,000, respectively. Our board must review, and may increase, the salaries at least annually. The current annual salaries for Messrs. Edwards, Chambers, Hodges, Doctor, and Ms. Urrutia are $190,000, $190,000, $200,000, $180,000 and $175,000, respectively. Each executive is entitled to receive quarterly bonus payments based on the achievement of targeted levels of performance and other criteria established by the board of directors. To date, the board has not established a bonus plan or targets or criteria, although it may do so in the future. Each executive is also entitled to participate in our stock incentive plan and all retirement, welfare, insurance and other benefit plans and programs. Mr. Edwards is entitled to an automobile allowance of $1,500 per month and reimbursement of all reasonable expenses incurred in connection with the use of the automobile.

        If we terminate the agreements with Messrs. Edwards, Chambers, Doctor, Hodges or Ms. Urrutia upon death, disability or for cause (as described below), they are entitled to all accrued compensation. They are also entitled to the payment of their pro rata cash bonus if the termination was upon death or disability. If we terminate the agreements without cause or the executives terminate for any reason following a change in control, Mr. Edwards is entitled to all accrued compensation, his pro rata cash bonus, and cash payments at the end off each of the 36 consecutive months following termination equal to 1/12 of the sum of (x) his base salary plus and (y) his target cash bonus. The payment period is

24 months for Messrs. Chambers, Hodges and Ms. Urrutia and 18 months and for Mr. Doctor. In addition, all restrictions on outstanding incentive awards held by the executives will immediately vest. Under the agreements, we have also agreed to make additional tax gross-up payments equal to the excise tax imposed by Section 4999 of the Internal Revenue Code.

        Under the terms of the agreements, "cause" generally means (i) any act of the executive that (a) constitutes fraud, dishonesty, or gross malfeasance of duty, and (b) is demonstrably likely to lead to material injury to us or resulted or was intended to result in direct or indirect gain to or personal enrichment of the executive; (ii) the conviction (from which no appeal may be or is timely taken) of the executive of a felony.

        During each executive's employment and for a period of one year thereafter, they are prohibited from soliciting our employees or competing with us in those counties in Georgia in which the majority of our facilities, employees and customers are located; or for a period of one year from soliciting our customers.

Certain Relationships and Related Transactions

        Following consummation of the purchase of NBOG, we expect to make loans and enter into other banking transactions in the ordinary course of business with our directors and officers and their affiliates. It will be our policy that these loans and other banking transactions will be on substantially the same terms (including price, or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. We do not expect these transactions to involve more than the normal risk of default nor present other unfavorable features to us. Loans to individual directors and officers must also comply with our lending policies and statutory lending limits, and directors with a personal interest in any loan application are excluded from the consideration of the loan application. Our policy will be that all banking transactions with our affiliates will be on terms no less favorable to us than could be obtained from an unaffiliated third party, and that all material transactions with our affiliates will be approved by a majority of disinterested directors.

        We sublease one of our branch offices from JGD, LLC. Drew W. Edwards, our chairman and chief executive officer, John Collins, one of our directors, and Glenn W. Sturm, one of our directors, are three of the four members of JGD. Each member of JGD personally guaranteed the lease payments to the third-party lessor on our behalf. In consideration for their guarantees, we granted each of the guarantors warrants to purchase 27,710 shares of our common stock at an exercise price of $1.23 per share. A total of 110,840 warrants were issued, with 83,130 of these warrants issued to related parties. The lease payments made by us are paid directly to the third-party lessor.

        We sublease one of our branch offices from JDR Real Estate, LLC. Messrs. Edwards and Collins are two of the three members of JDR. Each member of JDR personally guaranteed the lease payments to the third-party lessor on our behalf. In consideration for their guarantees, we granted each of the guarantors warrants to purchase 31,034 shares of our common stock at an exercise price of $1.74 per share. A total of 93,102 warrants were issued, with 62,068 of these warrants issued to related parties. The lease payments made by us are paid directly to the third-party lessor.

        We believe that the warrants granted to our directors in connection with their guarantees of our leases were reasonable. However, it is unlikely that we would have been able to identify an unrelated third party to enter into such a transaction, and we are not aware of a readily determinable market for such transactions and are therefore unable to evaluate the market rate as we could a more standard transaction such as a mortgage loan.

        Nelson Mullins Riley & Scarborough LLP, a law firm in which our director, Glenn Sturm, is a partner, provided legal counsel services to us during 2005 and 2004. We paid Nelson Mullins Riley & Scarborough LLP approximately $324,700 and $180,500 for the years ended December 31, 2005 and

2004, respectively, of which $88,233 and $73,700 are included in accounts payable at December 31, 2005 and 2004, respectively.

        Goico & Bolet, PC, a law firm in which our director, Hipolito M. Goico, is a partner, provided legal counsel services to us during 2005. We paid Goico & Bolet, PC $18,600 during 2005.

        In 2005, we paid Conecto, Inc., a radio advertising firm, $6,500. Mr. Goico holds a 33 1/3% interest in Conecto, Inc.

SUPERVISION AND REGULATION

        We are subject to extensive state and federal regulations that impose restrictions on and provide for regulatory oversight of our operations. These include financial services regulations, consumer disclosure and consumer protection laws, currency control regulations laws covering consumer privacy, data protection and information security. Our services also are subject to legal and regulatory requirements intended to help detect and prevent money laundering, terrorist financing and other illicit activity. Banking operations through our El Banco-branded offices are currently conducted by SunTrust, which is responsible for compliance with many of these laws. However, because we license products and services to insured depository institutions, we are subject to examination under the Bank Service Company Act and must comply with various laws and regulations that apply to insured depository institutions. If we complete the acquisition of NBOG, we will be responsible for compliance with the full range of laws and regulations that apply to both bank holding companies and national banks. If we do not complete the acquisition of NBOG, in order to continue our non-deposit-taking activities, we will need to limit our operations and register with the United States Department of the Treasury as a money services business and comply with applicable rules and regulations in states in which we conduct our operations. See "Risk Factors" on page 9. Failure to comply with any of these requirements could result in the imposition of civil and criminal penalties, suspension or revocation of any licenses or registrations required to provide money transfer services and/or the limitation, suspension or termination of products and services we offer. We continue to implement policies and programs and adapt our business practices and strategies to help us comply with current legal standards, as well as with new and changing legal requirements affecting particular services, or the conduct of our business in general. The following discussion describes the material elements of the regulatory framework that applies or will apply to us.

Current Government Regulation

        We are not licensed by the OCC, the Board of Governors of the Federal Reserve System, the FDIC, the Georgia Department of Banking and Finance, the Office of Thrift Supervision, the National Credit Union Administration, or any other federal or state agency that regulates or supervises depository institutions or other providers of financial services. However, our current and prospective financial institution clients that license our Conexión El BancoSM or RDS systems operate in markets that are subject to substantial federal and state regulatory oversight and supervision. Because we provide products and services to regulated entities, we are subject to examination under the authority of the Bank Service Company Act. We also must comply with the provisions of the Gramm-Leach-Bliley Act of 1999 pertaining the privacy and use of customer data and other laws and regulations that apply to financial institutions, including the Bank Secrecy Act and applicable portions of the USA PATRIOT Act, as described below.

Government Regulation Upon Consummation of Acquisition

El Banco Financial Corporation

        Because we will own all of the capital stock of The Bank of Our Community, National Association, we will be a bank holding company under the Bank Holding Company Act of 1956 and related regulations. As a result, we will be primarily subject to the supervision, examination and reporting requirements of the Federal Reserve under the Bank Holding Company Act regulations issued thereunder. Moreover, as a bank holding company of a bank located in Georgia, the Georgia Department of Banking and Finance also will regulate and monitor all significant aspects of our operations under the Financial Institutions Code of Georgia.

        Permitted Activities.    Under the Bank Holding Company Act, a bank holding company is generally permitted to engage in, or acquire direct or indirect control of more than 5% of the voting shares of any company engaged in, the following activities:

  •
  banking or managing or controlling banks; and

  •
  any activity that the Federal Reserve determines to be so closely related to banking as to be a proper incident to the business of banking.

        Activities that the Federal Reserve has found to be so closely related to banking as to be a proper incident to the business of banking include:

  •
  data processing;

  •
  management consulting;

  •
  factoring accounts receivable;

  •
  making, acquiring, brokering or servicing loans and usual related activities;

  •
  leasing personal or real property;

  •
  operating a non-bank depository institution, such as a savings association;

  •
  trust company functions;

  •
  financial and investment advisory activities;

  •
  conducting discount securities brokerage activities;

  •
  underwriting and dealing in government obligations and money market instruments;

  •
  providing specified management consulting and counseling activities;

  •
  performing selected data processing services and support services;

  •
  acting as agent or broker in selling credit life insurance and other types of insurance in connection with credit transactions; and

  •
  performing selected insurance underwriting activities.

        As a bank holding company we can elect to be treated as a "financial holding company," which would allow us to engage in activities broader than activities allowed for a bank holding company. A financial holding company can engage in activities that are financial in nature or incidental or complimentary to financial activities, including insurance underwriting, sales and brokerage activities, providing financial and investment advisory services, underwriting services and limited merchant banking activities. Initially, we do not intend to seek financial holding company status, but may elect such status in the future as our business matures. If we were to elect in writing for financial holding company status, each insured depository institution we control would have to be well-capitalized, well-managed and have at least a satisfactory rating under the CRA (discussed below).

        The Federal Reserve may order a bank holding company or its subsidiaries to terminate any of these activities or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that the bank holding company's continued ownership, activity or control constitutes a serious risk to the financial safety, soundness or stability of it or any of its bank subsidiaries.

        Change in Control.    Subject to various exceptions, the Bank Holding Company Act and the Change in Bank Control Act, together with related regulations, require Federal Reserve approval prior to any person or company acquiring "control" of a bank holding company. Moreover, the Georgia Department of Banking and Finance also must approve an acquisition of a Georgia bank holding company. In general, under federal and Georgia law, control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of a bank holding company. Under federal law, control is rebuttably presumed to exist if a person or company acquires 10% or more, but less than 25%, of any class of voting securities and either:

  •
  the bank holding company has registered securities under Section 12 of the Securities Exchange Act of 1934; or

  •
  no other person owns a greater percentage of that class of voting securities immediately after the transaction.

Following the completion of this offering, we will be required to register under Section 12 of the Securities Exchange Act of 1934. Any shareholder of 10% or more, but less than 25% of any class of our voting securities would be required to either file as a controlling shareholder of the company or rebut the presumption of control in accordance with Federal Reserve regulations.

        Acquisitions of Banks.    The Bank Holding Company Act requires that every bank holding company obtain the Federal Reserve's prior approval before:

  •
  acquiring direct or indirect ownership or control of any voting shares of any bank if, after the acquisition, the bank holding company will directly or indirectly own or control more than 5% of the bank's voting shares;

  •
  acquiring all or substantially all of the assets of any bank; or

  •
  merging or consolidating with any other bank holding company.

        The Bank Holding Company Act provides that the Federal Reserve may not approve any of these transactions if it would result in or tend to create a monopoly or substantially lessen competition or otherwise function as a restraint of trade, unless the anti-competitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned. The Federal Reserve's consideration of financial resources generally focuses on capital adequacy, which is discussed below.

        Support of Subsidiary Institution.    Under Federal Reserve policy, we will be expected to act as a source of financial strength for the bank and to commit resources to support the bank. This support may be required at times when, without this Federal Reserve policy, we might not be inclined to provide it. Moreover, the OCC may a require us to enter into a Capital and Liquidity Maintenance Agreement ("CALMA") with respect to supporting the bank. Such CALMA would require us to infuse additional capital into the bank when needed. In the unlikely event of our bankruptcy, any commitment by us to a federal bank regulatory agency to maintain the capital of the bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

The National Bank of Gainesville

        The bank, which we will rename The Bank of Our Community, National Association, upon acquisition, is chartered as a national bank and is primarily subject to the supervision, examination and reporting requirements of the National Bank Act and the regulations of the OCC. The OCC regularly examines a bank's operations and has the authority to approve or disapprove mergers, the establishment of branches and similar corporate actions. The OCC also has the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law. The bank is also subject to certain FDIC regulations, because the bank's deposits are insured by the FDIC to the maximum extent provided by law, which is currently $100,000 for each non-retirement depositor and $250,000 for certain retirement-account depositors. The bank is also subject to numerous state and federal statutes and regulations that affect its business, activities and operations. The bank pays insurance premiums on deposits in accordance with a deposit premium assessment system currently under revision by the FDIC in accordance with the recently enacted Federal Deposit Insurance Reform Act of 2005, which requires that the FDIC revise its current risk-based deposit premium system by November 2006.

        Capital Adequacy.    Bank holding companies with consolidated assets in excess of $500 million and all banks must comply with the capital adequacy standards established by the Federal Reserve, in the case of the holding company, and the OCC, in the case of the bank. The Federal Reserve has established a risk-based and a leverage measure of capital adequacy for bank holding companies. The bank is subject to risk-based and leverage capital requirements adopted by the OCC, which are substantially similar to those adopted by the Federal Reserve for bank holding companies.

        The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance-sheet exposure and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items, such as letters of credit and unfunded loan commitments, are assigned to broad risk categories, each with appropriate risk weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

        The minimum guideline for the ratio of total capital to risk-weighted assets is 8%. Total capital consists of two components, Tier I Capital and Tier II Capital. Tier I Capital generally consists of common stock, minority interests in the equity accounts of consolidated depository institution subsidiaries, noncumulative perpetual preferred stock in consolidated non-depository subsidiaries and a limited amount of qualifying cumulative perpetual preferred stock, less goodwill and other specified intangible assets. Tier I Capital must equal at least 4% of risk-weighted assets. Tier II Capital generally consists of subordinated debt, other preferred stock and a limited amount of loan loss reserves. The total amount of Tier II Capital is limited to 100% of Tier I Capital.

        In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier I Capital to average assets, less goodwill and other specified intangible assets, of 3% for bank holding companies that meet specified criteria, including having the highest regulatory rating and implementing the Federal Reserve's risk-based capital measure for market risk. All other bank holding companies generally are required to maintain a leverage ratio of at least 8.0%. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without reliance on intangible assets. The Federal Reserve considers the leverage ratio and other indicators of capital strength in evaluating proposals for expansion or new activities.

        Failure to meet capital guidelines could subject a bank or bank holding company to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on accepting brokered deposits and certain other restrictions on its business. As described above, significant additional restrictions can be imposed on FDIC-insured depository institutions that fail to meet applicable capital requirements.

        Prompt Corrective Action.    As an insured depository institution, the bank is required to comply with the capital requirements promulgated under the Federal Deposit Insurance Act (the "FDIA") and the OCC's prompt corrective action regulations thereunder, which set forth five capital categories, each with specific regulatory consequences. Under these regulations, the categories are:

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  Well Capitalized—The institution exceeds the required minimum level for each relevant capital measure. A well capitalized institution is one (i) having a total capital ratio of 10% or greater, (ii) having a tier 1 capital ratio of 6% or greater, (iii) having a leverage capital ratio of 5% or greater and (iv) that is not subject to any order or written directive to meet and maintain a specific capital level for any capital measure.

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  Adequately Capitalized—The institution meets the required minimum level for each relevant capital measure. No capital distribution may be made that would result in the institution becoming undercapitalized. An adequately capitalized institution is one (i) having a total capital ratio of 8% or greater, (ii) having a tier 1 capital ratio of 4% or greater and (iii) having a leverage capital ratio of 4% or greater or a leverage capital ratio of 3% or greater if the institution is rated composite 1 under the CAMELS (Capital, Assets, Management, Earnings, Liquidity and Sensitivity to market risk) rating system.

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  Undercapitalized—The institution fails to meet the required minimum level for any relevant capital measure. An undercapitalized institution is one (i) having a total capital ratio of less than 8% or (ii) having a tier 1 capital ratio of less than 4% or (iii) having a leverage capital ratio of less than 4%, or if the institution is rated a composite 1 under the CAMEL rating system, a leverage capital ratio of less than 3%.

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  Significantly Undercapitalized—The institution is significantly below the required minimum level for any relevant capital measure. A significantly undercapitalized institution is one (i) having a total capital ratio of less than 6% or (ii) having a tier 1 capital ratio of less than 3% or (iii) having a leverage capital ratio of less than 3%.

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  Critically Undercapitalized—The institution fails to meet a critical capital level set by the appropriate federal banking agency. A critically undercapitalized institution is one having a ratio of tangible equity to total assets that is equal to or less than 2%.

        If the OCC determines, after notice and an opportunity for hearing, that the bank is in an unsafe or unsound condition, the regulator is authorized to reclassify the bank to the next lower capital category (other than critically undercapitalized) and require the submission of a plan to correct the unsafe or unsound condition.

        If the bank is not well capitalized, it cannot accept brokered deposits without prior FDIC approval and, if approval is granted, cannot offer an effective yield in excess of 75 basis points on interests paid on deposits of comparable size and maturity in such institution's normal market area for deposits accepted from within its normal market area, or national rate paid on deposits of comparable size and maturity for deposits accepted outside the bank's normal market area. Moreover, if the bank becomes less than adequately capitalized, it must adopt a capital restoration plan acceptable to the OCC that is subject to a limited performance guarantee by the holding company. The bank also would become subject to increased regulatory oversight, and is increasingly restricted in the scope of its permissible activities. Each company having control over an undercapitalized institution also must provide a limited guarantee that the institution will comply with its capital restoration plan. Except under limited circumstances consistent with an accepted capital restoration plan, an undercapitalized institution may not grow. An undercapitalized institution may not acquire another institution, establish additional branch offices or engage in any new line of business unless determined by the appropriate Federal banking agency to be consistent with an accepted capital restoration plan, or unless the FDIC determines that the proposed action will further the purpose of prompt corrective action. The appropriate federal banking agency may take any action authorized for a significantly undercapitalized institution if an undercapitalized institution fails to submit an acceptable capital restoration plan or fails in any material respect to implement a plan accepted by the agency. A critically undercapitalized institution is subject to having a receiver or conservator appointed to manage its affairs and for loss of its charter to conduct banking activities.

        An insured depository institution may not pay a management fee to a bank holding company controlling that institution or any other person having control of the institution if, after making the payment, the institution, would be undercapitalized. In addition, an institution cannot make a capital distribution, such as a dividend or other distribution that is in substance a distribution of capital to the owners of the institution if following such a distribution the institution would be undercapitalized. Thus, if payment of such a management fee or the making of such would cause the bank to become undercapitalized, it could not pay a management fee or dividend to us.

        Formal Agreement.    On August 18, 2004, the bank entered a Formal Agreement with the OCC. The Formal Agreement requires specific actions to strengthen or correct identified weaknesses. For example, the bank has agreed to maintain a Total Capital to risk-weighted assets ratio of at least 14% and a Tier 1 Capital to adjusted total assets ratio of at least 9%. In addition, the bank has committed to:

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  adopt a written strategic plan covering at least a three-year period;

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  review and revise its written loan policy;

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  obtain an independent review of its loan program; and

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  review the adequacy, and establish a program to maintain the adequacy of, its allowance for loan and lease losses.

        The Formal Agreement can only be terminated by the OCC. Because the bank will be recapitalized by us and under the direction of new management that will implement revised polices in connection with regulatory approvals required with respect to the NBOG transaction, we are requesting that the OCC terminate the Formal Agreement effective upon the acquisition of the bank. While we believe that after the acquisition of NBOG and infusion of additional capital, the grounds for the imposition of the Formal Agreement will no longer exist, there are no assurances that the OCC will terminate the Formal Agreement

        In October 2004, NBOG adopted resolutions pursuant to a request of the Federal Reserve. These resolutions require NBOG to give the Federal Reserve 30-days prior notice and receive approval before taking certain actions. Failure to meet the requirements may result in additional sanctions against NBOG or The National Bank of Gainesville.

        Payment of Dividends.    After the acquisition, the holding company will be a legal entity separate and distinct from the bank. The principal sources of our cash flows, including cash flows to pay dividends to our shareholders, will be dividends that the bank pays to us, as we are the sole shareholder of the bank. Statutory and regulatory limitations apply to the bank's payment of dividends to us as well as to our payment of dividends to our shareholders.

        The bank is required by federal law to obtain prior approval of the OCC for payments of dividends if the total of all dividends declared by the bank's board of directors in any year will exceed (1) the total of the bank's net profits for that year, plus (2) the bank's retained net profits of the preceding two years, less any required transfers to surplus. The payment of dividends by the holding company and the bank may also be affected by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

        In addition, the OCC may require, after notice and a hearing, that the bank stop or refrain from engaging any practice it considers unsafe or unsound. The federal banking agencies have indicated that paying dividends that deplete a depository institution's capital base to an inadequate level would be an unsafe and unsound banking practice. Under the FDIA, a depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. Moreover, the federal agencies have issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings.

        Branching.    National banks are required by the National Bank Act to adhere to branching laws applicable to state banks in the states in which their main office is located. Under Georgia law, the bank may open branch offices throughout Georgia with the prior approval of the OCC. In addition, with prior regulatory approval, the bank may acquire branches of existing banks located in Georgia. National or state-chartered banks generally may branch across state lines by merging with banks in other states if allowed by the target states' laws. Georgia law, with limited exceptions, currently permits branching across state lines only through interstate mergers.

        Under the FDIA states may "opt-in" and allow out-of-state banks to branch into their state by establishing a new start-up branch in the state. Currently, Georgia has not opted-in to this provision. Therefore, interstate merger is the only method through which a bank located outside of Georgia may branch into Georgia. This provides a limited barrier of entry into the Georgia banking market, which protects us from an important segment of potential competition. However, because Georgia has elected not to opt-in, our ability to establish a new start-up branch in another state is limited. Many states that have elected to opt-in have done so on a reciprocal basis, meaning that an out-of-state bank may establish a new start-up branch only if their home state has also elected to opt-in. Consequently, until Georgia changes its election, the only way we will be able to branch into states that have elected to opt-in on a reciprocal basis will be through interstate merger.

        Community Reinvestment Act.    The Community Reinvestment Act requires that, in connection with examinations of financial institutions within their respective jurisdictions, the OCC shall evaluate the record of each financial institution in meeting the credit needs of its local community, including low and moderate-income neighborhoods. These facts are also considered in evaluating mergers, acquisitions and applications to open a branch or facility. Failure to adequately meet these criteria could impose additional requirements and limitations on the bank. Additionally, the bank must publicly disclose the terms of various Community Reinvestment Act-related agreements.

        Other Regulations.    Interest and other charges collected or contracted for by the bank are subject to state usury laws and federal laws concerning interest rates. For example, under the Servicemembers Civil Relief Act, which amended the Soldiers' and Sailors' Civil Relief Act of 1940, a lender is generally prohibited from charging an annual interest rate in excess of 6% on any obligation of a borrower who is on active duty with the United States military.

        The bank's loan operations are also subject to federal laws applicable to credit transactions, such as the:

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  Federal Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

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  Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

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  Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

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  Fair Credit Reporting Act of 1978, as amended by the Fair and Accurate Credit Transactions Act, governing the use and provision of information to credit reporting agencies, certain identity theft protections and certain credit and other disclosures;

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  Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and

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  Rules and regulations of the various federal agencies charged with the responsibility of implementing these federal laws.

        The bank's deposit operations are also subject to federal laws applicable to deposit transactions, such as the:

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  Truth in Savings Act, which imposes disclosure obligations to enable consumers to make informed decisions about accounts at depository institutions;

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  Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve to implement that act, which govern automatic deposits to and withdrawals from deposit accounts and customers' rights and liabilities arising from the use of automated teller machines and other electronic banking services;

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  Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records; and

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  Rules and regulations of the various federal agencies charged with the responsibility of implementing these federal laws.

        Restrictions on Transactions with Affiliates.    The bank is subject to the provisions of Section 23A of the Federal Reserve Act. Section 23A places limits on the amount of:

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  a bank's loans or extensions of credit to affiliates;

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  a bank's investment in affiliates;

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  assets a bank may purchase from affiliates, except for real and personal property exempted by the Federal Reserve;

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  loans or extensions of credit to third parties collateralized by the securities or obligations of affiliates; and

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  a bank's guarantee, acceptance or letter of credit issued on behalf of an affiliate.

        The total amount of the above transactions is limited in amount, as to any one affiliate, to 10% of a bank's capital and surplus and, as to all affiliates combined, to 20% of a bank's capital and surplus. In addition to the limitation on the amount of these transactions, each of the above transactions must also meet specified collateral requirements. The bank must also comply with other provisions designed to avoid the taking of low-quality assets.

        The bank will also be subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibit an institution from engaging in the above transactions with affiliates unless the transactions are on terms substantially the same, or at least as favorable to the institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies.

        The bank is also subject to restrictions on extensions of credit to their executive officers, directors, principal shareholders and their related interests. These extensions of credit (1) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties and (2) must not involve more than the normal risk of repayment or present other unfavorable features.

        FDIC Assessments.    On February 8, 2006, the Federal Deposit Insurance Reform Act of 2005 (FDIRA) was enacted, amending the Federal deposit insurance system by, among other things:

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  raising the coverage level for retirement accounts to $250,000;

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  indexing deposit insurance coverage levels for inflation beginning in 2012;

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  prohibiting undercapitalized financial institutions from accepting employee benefit plan deposits;

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  merging the Bank Insurance Fund and Savings Association Insurance Fund into a new Deposit Insurance Fund (the DIF); and

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  providing credits to financial institutions that capitalized the FDIC prior to 1996 to offset future assessment premiums.

        FDIRA also authorizes the FDIC to revise the current risk-based assessment system, subject to notice and comment and caps the amount of the DIF at 1.50% of domestic deposits. The FDIC must issue cash dividends, awarded on a historical basis, for the amount of the DIF over the 1.50% ratio. Additionally, if the DIF exceeds 1.35% of domestic deposits at year-end, the FDIC must issue cash dividends, awarded on a historical basis, for half of the amount of the excess. The FDIC must adopt rules implementing the various provisions of FDIRA by November 5, 2006.

        Until the FDIC adopts final assessment regulations, the FDIC's existing assessment regulations will remain, imposing assessments ranging from 0 to 27 basis points per $100 of assessable deposits, depending on an institution's capital position and other supervisory factors. The FDIC has adopted a risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The system assigns an institution to one of three capital categories: (1) well capitalized; (2) adequately capitalized; and (3) undercapitalized. These three categories are substantially similar to the prompt corrective action categories described above, with the "undercapitalized" category including institutions that are undercapitalized, significantly undercapitalized and critically undercapitalized for prompt corrective action purposes. The FDIC also assigns an institution to one of three supervisory subgroups based on a supervisory evaluation that the institution's primary federal regulator provides to the FDIC and information that the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds. Assessments range from 0 to 27 cents per $100 of deposits, depending on the institution's capital group and supervisory subgroup. In addition, the FDIC imposes assessments to help pay off the $780 million in annual interest payments on the $8 billion Financing Corporation bonds issued in the late 1980s as part of the government rescue of the thrift industry. This assessment rate is adjusted quarterly and is set at 1.28 cents per $100 of deposits for the second quarter of 2006.

        The FDIC may terminate its insurance of deposits if it finds that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC.

        Privacy.    Financial institutions are required to disclose their policies for collecting and protecting confidential information. Customers generally may prevent financial institutions from sharing nonpublic personal financial information with nonaffiliated third parties except under narrow circumstances, such as the processing of transactions requested by the consumer or when the financial institution is jointly sponsoring a product or service with a nonaffiliated third party. Additionally, financial institutions generally may not disclose consumer account numbers to any nonaffiliated third party for use in telemarketing, direct mail marketing or other marketing to consumers.

        Current customers of El Banco-branded offices receive SunTrust's written privacy policy and customers of the bank currently receive the bank's written privacy policy. Following consummation of the acquisition of NBOG, all customers will receive the bank's privacy policy, which will be delivered to each of its customers when the relationship begins, and annually thereafter. In accordance with the privacy policy, the bank protects the security of information about its customers, educates its employees about the importance of protecting customer privacy, and allows its customers to remove their names from the solicitation lists they use and share with others. The bank requires business partners with whom it shares such information to have adequate security safeguards and to abide by the redisclosure and reuse provisions of applicable law. The bank has programs to fulfill the expressed requests of customers and consumers to opt out of information sharing subject to applicable law. In addition to adopting federal requirements regarding privacy, individual states are authorized to enact more stringent laws relating to the use of customer information. For example, Georgia has adopted a privacy law with respect to information held by insurance companies. If the federal or state regulators establish further guidelines for addressing customer privacy issues, the bank may need to amend its privacy policies and/or adapt its internal procedures.

        The Right to Financial Privacy Act also imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records.

Anti-Terrorism and Money Laundering Legislation

USA PATRIOT Act

        The USA PATRIOT Act became effective on October 26, 2001 and provides, in part, for the facilitation of information sharing among governmental entities and financial institutions for the purpose of combating terrorism and money laundering by enhancing anti-money laundering and financial transparency laws, as well as enhanced information collection tools and enforcement mechanics for the United States government, including: (i) requiring standards for verifying customer identification at account opening; (ii) rules to promote cooperation among financial institutions, regulators, and law enforcement entities in identifying parties that may be involved in terrorism or money laundering; (iii) reports by nonfinancial trades and businesses filed with the Treasury Department's Financial Crimes Enforcement Network for transactions exceeding $10,000; and (iv) filing suspicious activities reports by brokers and dealers if they believe a customer may be violating United States laws and regulations and requires enhanced due diligence requirements for financial institutions that administer, maintain, or manage private bank accounts or correspondent accounts for non-United States persons.

        Under the USA PATRIOT Act, the Federal Bureau of Investigation ("FBI") can send our banking regulatory agencies lists of the names of persons suspected of involvement in terrorist activities. The FBI can require the bank to search its records for any relationships or transactions with persons on those lists. If the bank finds any relationships or transactions, it must file a suspicious activity report and contact the FBI.

        The Office of Foreign Assets Control ("OFAC"), which is a division of the United States Department of the Treasury, is responsible for helping to insure that United States entities do not engage in transactions with "enemies" of the United States, as defined by various Executive Orders and Acts of Congress. OFAC has sent, and will send, our banking regulatory agencies lists of names of persons and organizations suspected of aiding, harboring or engaging in terrorist acts. If the bank finds a name on any transaction, account or wire transfer that is on an OFAC list, it must freeze such account, file a suspicious activity report and notify the FBI. The bank has appointed an OFAC compliance officer to oversee the inspection of its accounts and the filing of any notifications. The bank actively checks high-risk OFAC areas such as new accounts, wire transfers and customer files. The bank performs these checks utilizing software, which is updated each time a modification is made to the lists provided by OFAC and other agencies of Specially Designated Nationals and Blocked Persons.

Proposed Legislation and Regulatory Action

        New statutes, regulations and guidance are regularly proposed that contain wide-ranging potential changes to the statutes, regulations and competitive relationships of financial institutions operating and doing business in the United States. We cannot predict whether or in what form any proposed regulation or statute will be adopted or the extent to which our business may be affected by any new regulation or statute.

Effect of Governmental Monetary Polices

        Our earnings are affected by domestic economic conditions and the monetary and fiscal policies of the United States government and its agencies. The Federal Reserve has, and is likely to continue to have, an important impact on the operating results of commercial banks through its power to implement national monetary policy in order, among other things, to curb inflation or combat a recession. The Federal Reserve affects the levels of bank loans, investments and deposits through its control over the issuance of United States government securities, its regulation of the discount rate applicable to member banks and its influence over reserve requirements to which member banks are subject. We cannot predict the nature or impact of future changes in monetary and fiscal policies.

Government Regulation if Acquisition is Not Consummated

        If we fail to complete the acquisition of NBOG, we will be required to register with the United States Department of the Treasury and the State of Georgia as a money services business. We will be required to register in additional states if we expand our operations.

Money Transfer and Payment Instrument Licensing and Regulation

        In the United States, most states license money transfer services providers and issuers of payment instruments. The State of Georgia would exercise authority over the operations of our services related to money transmission and the sale of payment instruments and, as part of this authority, subject us to periodic examinations. Such regulation is intended to establish a minimum level of financial responsibility for entities engaged in the business of receiving money for transmission. Other states in which we conduct our business may impose similar requirements. Money transmission law may cover matters such as regulatory approval of controlling shareholders, including our company, regulatory approval of agent locations and consumer forms, consumer disclosures and the filing of periodic reports by the licensee, and require the licensee to demonstrate and maintain certain net worth levels.

        Our money transfer and money order services would be subject to anti-money laundering laws and regulations, including the Bank Secrecy Act, as amended by the USA PATRIOT Act, as well as OFAC requirements, as discussed above with respect to the bank's operations.

        Government agencies both inside and outside the United States may impose new or additional rules on money transfers and sales of payment instruments affecting us, including regulations that:

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  prohibit transactions in, to or from certain countries, governments, nationals and individuals and entities;

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  impose additional identification, reporting or recordkeeping requirements;

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  limit the entities capable of providing money transfer services and/or the sale of payment instruments, or imposing additional licensing or registration requirements;

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  limit the entities capable of providing money transfer services and/or the sale of payment instruments, or imposing additional licensing or registration requirements;

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  impose minimum capital or other financial requirements;

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  limit or restrict the revenue which may be generated from money transfers, including transaction fees and revenue derived from foreign exchange;

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  require additional disclosures to consumers; or

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  limit the number or principal amount of money transfers which may be sent to or from the jurisdiction.

Privacy and Information Security Regulations

        Our services would be also subject to federal and state privacy laws and regulations. The privacy requirements imposed by Gramm-Leach-Bliley Act, which is discussed above, would apply to our services.

Other

        Stored-value services offered by us would be subject to federal and state laws and regulations related to consumer protection money laundering, licensing and escheat. These laws are evolving, unclear and sometimes inconsistent, and the extent to which these laws apply to our business or its consumers is in flux. We are unable to determine the impact that the clarification of these laws and their future interpretations may have on these services.

DESCRIPTION OF CAPITAL STOCK

General

        Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.01 per share, and 100,000,000 shares of preferred stock, par value $0.01 per share. In this section, we describe the material features and rights of our capital stock. This summary does not purport to be exhaustive and is qualified in its entirety by reference to our articles of incorporation, our bylaws, and to applicable Georgia law.

Common Stock

        Holders of shares of our common stock are entitled to receive such dividends as may from time to time be declared by the board of directors out of funds legally available for distribution. We do not plan to declare any cash dividends in the immediate future. See "Dividend Policy." Holders of common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote and do not have any cumulative voting rights. Shareholders have no preemptive, conversion, redemption or sinking fund rights. In the event of a liquidation, dissolution or winding-up of our company, holders of common stock are entitled to share equally and ratably in our assets, if any, remaining after the payment of all our debts and liabilities and the liquidation preference of any outstanding preferred stock. The outstanding shares of common stock are, and the shares of common stock offered hereby, when issued and delivered against payment therefor, will be fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to any classes or series of preferred stock that we may issue in the future.

Preferred Stock

        Our articles of incorporation provide that the board of directors is authorized, without further action by the holders of our common stock, to provide for the issuance of shares of preferred stock in one or more classes or series and to fix the designations, powers, preferences and relative rights and qualifications thereof, including the dividend rate, conversion rights, voting rights, redemption price and liquidation preference, and to fix the number of shares to be included in any such classes or series. Any preferred stock so issued may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution, or winding-up, or both. In addition, any such shares of preferred stock may have class or series voting rights. We currently do not have any shares of preferred stock outstanding. Issuances of preferred stock, while providing us with flexibility in connection with general corporate purposes, may, among other things, have an adverse effect on the rights of holders of common stock. For example, the issuance of any preferred stock with voting or conversion rights may adversely affect the voting power of the holders of common stock, and could have the effect of decreasing the market price of the common stock.

        To date, we have designated 350,000 shares of our preferred stock as Series A Preferred Stock. If issued, the holders of Series A Preferred Stock would have no voting rights and would not be entitled to notice of any shareholder meeting. Each share of Series A Preferred Sock would be convertible, at the option of the holder, into one share of common stock (as adjusted to reflect any stock split, combination, reclassification or reorganization of the common stock). Each share of Series A Preferred Stock would be automatically converted one share of common stock (as adjusted) at the earlier of a public offering that yields at least $15,000,000 in gross proceeds or the affirmative vote of the holders of at least one-half of the outstanding shares of Series A Preferred Stock. We do not intend to issue any shares of Series A Preferred Stock at this time.

Anti-takeover Effects

        The provisions of our articles of incorporation, our bylaws, and Georgia law summarized in the following paragraphs may have anti-takeover effects and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider to be in such shareholder's best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders, and may make removal of management more difficult.

        Authorized but Unissued Stock.    The authorized but unissued shares of common stock and preferred stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved shares of common stock and preferred stock may enable the board of directors to issue shares to persons aligned with current management, which could render more difficult or discourage any attempt to obtain control of our company by means of a proxy contest, tender offer, acquisition or otherwise, and thereby protect the continuity of our management.

        Removal of Directors and Filling Vacancies.    Our bylaws provide that our shareholders, by the affirmative vote of the holders of at least a majority of the shares entitled to vote in an election of directors may remove a director with or without cause. Our bylaws also provide that all vacancies on our board may be filled by a majority of the remaining directors for the unexpired term.

        Advance Notice Requirements for Shareholder Proposals and Director Nominations.    Our bylaws establish advance notice procedures with regard to shareholder proposals and the nomination, other than by or at the direction of the board of directors or a committee of the board, of candidates for election as directors. These procedures provide that the notice of shareholder nominations for the election of directors at any meeting of shareholders must be in writing and be received by our secretary not less than 30 nor more than 60 days in advance of the annual meeting. If less than 31 days' notice of the meeting is given to shareholders, such written notice must be delivered or mailed not later than the close of business on the 10th day following the day on which notice of the meeting was mailed to shareholders. Our bylaws also provide that a shareholder wanting to submit a shareholder proposal must deliver written notice to our secretary within the same deadlines as director nominations.

        Nomination Requirements.    Pursuant to our bylaws, we have established nomination requirements for an individual to be elected as a director, including that the nominating party provide (i) notice that such party intends to nominate the proposed director; (ii) the name of and biographical information on the nominee; and (iii) a statement that the nominee has consented to the nomination. The chairman of any shareholders' meeting may, for good cause shown, waive the operation of these provisions and may refuse to acknowledge a nomination that is not made in compliance with these requirements. These provisions could reduce the likelihood that a third party would nominate and elect individuals to serve on the board of directors.

SHARES ELIGIBLE FOR FUTURE SALE

        Prior to this offering, there has been no public market for our common stock. No prediction can be made as to the effect, if any, that sales of common stock or the availability of common stock for sale will have on the market price of our shares. The market price of our common stock could decline because of the sale of a large number of shares of our common stock or the perception that such sales could occur. These factors could also make it more difficult to raise funds through future offerings of common stock.

        We will have 9,151,752 shares of common stock outstanding after completion of the maximum for this offering. Of these shares, all of the shares sold in this offering (48% of the shares to be issued and outstanding) will be freely tradable without restriction or further registration under the Securities Act, unless the shares are purchased by "affiliates" (as that term is defined in Rule 144 under the Securities Act), which shares will be subject to the resale limitations of Rule 144. "Restricted securities" may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 144(k) promulgated under the Securities Act, which is summarized below.

Rule 144

        In general, under Rule 144, as currently in effect, any person or persons whose shares are required to be aggregated, including an affiliate of ours, who has beneficially owned shares for a period of at least one year is entitled to sell, within any three month period, commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

  •
  1% of the then outstanding common stock; or

  •
  the average weekly trading volume in our common stock during the four calendar weeks immediately preceding the date on which the notice of such sale on Form 144 is filed with the SEC.

        Sales under Rule 144 are also subject to provisions relating to notice and manner of sale and the availability of current public information about us during the 90 days immediately preceding a sale. In addition, a person who is not an affiliate of ours during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell such shares under Rule 144(k) without regard to the volume limitation and other conditions described above.

Rule 144(k)

        Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Benefit Plan Shares

        We intend to file a registration statement on Form S-8 under the Securities Act to register shares of our common stock to be issued under our stock option plan. As of August 20, 2006, an aggregate of up to 1,585,935 shares issuable upon the exercise of outstanding stock options with a weighted average exercise price of $3.50 per share were outstanding and an aggregate of 968,849 shares were reserved for future issuance under our stock option plan.

LEGAL MATTERS

        Certain legal matters in connection with this offering will be passed upon for us by Nelson Mullins Riley & Scarborough LLP, Atlanta, Georgia.

EXPERTS

        The financial statements included in this prospectus, to the extent and for the periods indicated in their reports, have been audited by McNair, McLemore, Middlebrooks & Co., LLP, independent registered public accounting firm, as indicated in their reports with respect to the financial statements. These financial statements and the information derived from the report referenced in them are included in this prospectus in reliance upon the authority of McNair, McLemore, Middlebrooks & Co., LLP as an expert in giving these kinds of reports.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC through its Electronic Data Gathering and Retrieval System, or EDGAR, a registration statement on Form SB-2 under the Securities Act with respect to the offer and sale of common stock pursuant to this prospectus. This prospectus, filed as a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules thereto in accordance with the rules and regulations of the SEC and reference is hereby made to such omitted information. Statements made in this prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of the terms of such contracts, agreements or documents. Reference is made to each such exhibit for a more complete description of the matters involved. The registration statement and the exhibits and schedules thereto filed with the SEC may be inspected, without charge, and copies may be obtained at prescribed rates at the public reference facility maintained by the SEC at 100 F Street, N.E., Washington D.C. 20549. You may obtain additional information regarding the operation of the Public Reference Room by calling the SEC at (202) 942-8090. The registration statement and other information filed by us with the SEC via EDGAR are also available at the web site maintained by the SEC on the World Wide Web at www.sec.gov.

        As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, and will file annual, quarterly and current reports, proxy statements and other information with the SEC. We intend to furnish our shareholders written annual reports containing financial statements audited by our independent auditors, and make available to our shareholders quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

 INDEX TO EL BANCO FINANCIAL CORPORATION FINANCIAL STATEMENTS
(FORMERLY REFERRED TO AS NUESTRA TARJETA DE SERVICIOS, INC.)
(AUDITED AND UNAUDITED)

Audited Financial Statements for the Years ended December 31, 2005 and 2004
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheets as of December 31, 2005 and 2004	F-3
Statements of Operations for the years ended December 31, 2005 and 2004	F-4
Statements of Changes in Shareholders' Equity for the years ended December 31, 2005 and 2004	F-5
Statements of Cash Flows for the years ended December 31, 2005 and 2004	F-6
Notes to Financial Statements	F-7 through F-19
Unaudited Financial Statements for the Six Months Ended June 30, 2006 and 2005
Balance Sheet as of June 30, 2006	F-20
Statements of Operations for the six months ended June 30, 2006 and 2005	F-21
Statements of Cash Flows for the six months ended June 30, 2006 and 2005	F-22
Notes to Financial Statements	F-23 through F-29

MCNAIR, MCLEMORE, MIDDLEBROOKS & CO., LLP
 CERTIFIED PUBLIC ACCOUNTANTS
 389 MULBERRY STREET    •    POST OFFICE BOX ONE    •    MACON, GA 31202
TELEPHONE (478) 746-6277    •    FACSIMILE (478) 743-6858
 www.mmmcpa.com

RALPH S. McLEMORE, SR., CPA (1902-1981)
SIDNEY B. McNAIR, CPA (1913-1992)

RICHARD A. WHITTEN, JR., CPA
SIDNEY E. MIDDLEBROOKS, CPA, PC	ELIZABETH WARE HARDIN, CPA
RAY C. PEARSON, CPA	CAROLINE E. GRIFFIN, CPA
J. RANDOLPH NICHOLS, CPA	RONNIE K. GILBERT, CPA
WILLIAM H. EPPS, JR., CPA	RON C. DOUTHIT, CPA
RAYMOND A. PIPPIN, JR., CPA	CHESLEY P. CAWTHON, JR., CPA
JERRY A. WOLFE, CPA	CHARLES A. FLETCHER, CPA
W. E. BARFIELD, JR., CPA	MARJORIE HUCKABEE CARTER, CPA
HOWARD S. HOLLEMAN, CPA	BRYAN A. ISGETT, CPA
F. GAY McMICHAEL, CPA	DAVID PASCHAL MUSE, JR., CPA

August 31, 2006

REPORT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
El Banco Financial Corporation

        We have audited the accompanying balance sheets of El Banco Financial Corporation (formerly referred to as Nuestra Tarjeta de Servicios, Inc.) as of December 31, 2005 and 2004 and the related statements of operations, changes in shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of El Banco Financial Corporation as of December 31, 2005 and 2004 and the results of operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 2 to the financial statements, the accompanying financial statements have been restated.

McNAIR, McLEMORE, MIDDLEBROOKS & CO., LLP

EL BANCO FINANCIAL CORPORATION

Balance Sheets

December 31, 2005 and 2004

	2005	2004
Assets
Current assets:
Cash	$1,197,137	1,496,058
Due from affiliate	161,451	6,832
Accounts receivable	92,080	53,927
Other assets	136,571	93,114

Total current assets	1,587,239	1,649,931

Property and equipment, net	1,830,327	2,082,449
Deposits	40,753	41,375

	$3,458,319	3,773,755

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$337,857	545,902
Settlement obligations	289,991	169,884
Reserve for NSF checks	161,841	87,255
Reserve for credit exposure	119,537	79,443

Total current liabilities	909,226	882,484
Note payable to affiliate, net of discount	676,919	—

Total liabilities	1,586,145	882,484

Commitments
Shareholders' equity:
Preferred stock, $.01 par value, 100,000,000 shares authorized; no shares issued	—	—
Common stock, $.01 par value, 100,000,000 shares authorized; 5,457,009 and 5,231,150 shares issued and outstanding	54,570	52,311
Additional paid-in capital	14,668,874	11,821,808
Accumulated deficit	(12,851,270)	(8,982,848)

Total shareholders' equity	1,872,174	2,891,271

	$3,458,319	3,773,755

See accompanying notes to financial statements.

EL BANCO FINANCIAL CORPORATION

Statements of Operations

For the Years Ended December 31, 2005 and 2004

	2005	2004
Sales revenues:
Lending services	$4,391,664	1,396,815
Banking services	1,086,511	610,394
Other financial services	1,739,916	841,574
Sales of tangible goods	325,533	102,386
Conexion El Banco/consulting services	73,216	623,642

Total sales revenues	7,616,840	3,574,811

Costs and expenses applicable to sales revenues:
Fees to affiliate for lending services	2,352,070	866,586
Fees to affiliate for banking services	457,393	215,224
Cost of tangible goods sold	252,743	84,174
Cost of Conexion El Banco/consulting services	13,027	290,306

Total cost and expenses applicable to sales revenues	3,075,233	1,456,290

Other operating costs and expenses	545,271	223,091

Gross margin	3,996,336	1,895,430

Selling, general and administrative expenses:
Salaries and employee benefits	4,967,450	3,301,943
Occupancy and equipment	1,339,348	1,105,460
Other selling, general and administrative	1,247,501	1,775,425

Total selling, general and administrative expenses	7,554,299	6,182,828

Total operating loss	(3,557,963)	(4,287,398)

Non-operating revenue (expenses):
Interest income on bank deposits	18,558	35,748
Interest expense on note payable to affiliate	(329,017)	—

Total non-operating revenue (expenses)	(310,459)	35,748

Net loss	$(3,868,422)	(4,251,650)

Weighted average outstanding shares	5,431,017	4,664,289
Loss per share	$(0.71)	(0.91)

See accompanying notes to financial statements.

EL BANCO FINANCIAL CORPORATION

Statements of Changes in Shareholders' Equity

For the Year Ended December 31, 2005 and 2004

	Common Stock
			Additional Paid-in Capital	Accumulated Deficit
	Shares	Amount			Total
Balance, December 31, 2003	4,489,063	$44,891	7,872,207	(4,731,198)	3,185,900
Net loss	—	—	—	(4,251,650)	(4,251,650)
Issuance of common stock, net	732,087	7,320	3,937,451	—	3,944,771
Options exercised	10,000	100	12,150	—	12,250

Balance, December 31, 2004	5,231,150	52,311	11,821,808	(8,982,848)	2,891,271
Net loss	—	—	—	(3,868,422)	(3,868,422)
Issuance of warrants	—	—	90,000	—	90,000
Issuance of detachable warrants with note payable to affiliate	—	—	1,539,161	—	1,539,161
Issuance of common stock, net	225,859	2,259	1,217,905	—	1,220,164

Balance, December 31, 2005	5,457,009	$54,570	14,668,874	(12,851,270)	1,872,174

See accompanying notes to financial statements.

EL BANCO FINANCIAL CORPORATION

Statements of Cash Flows

For the Year Ended December 31, 2005 and 2004

	2005	2004
Cash flows from operating activities:
Net loss	$(3,868,422)	(4,251,650)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation	269,631	180,329
Provision for NSF checks	203,264	80,531
Provision for credit exposure	195,052	79,443
Accretion of note payable discount	237,895	—
Change in:
Due from affiliate	(133,494)	(6,305)
Accounts receivable	(38,153)	(40,747)
Other assets	(43,457)	(41,926)
Deposits	622	(14,196)
Accounts payable and accrued expenses	(208,045)	(55,970)
Settlement obligations	120,107	172,848
Reserve for NSF checks	(128,678)	(45,898)
Reserve for credit exposure	(154,958)	—

Net cash used by operating activities	(3,548,636)	(3,943,541)

Cash used by investing activities consisting of net cash used for purchases of furniture and equipment	(38,634)	(1,692,606)

Cash flows from financing activities:
Proceeds from issuance of common stock	1,220,164	3,944,771
Proceeds from issuance of warrants	90,000	—
Proceeds from note payable to affiliate	1,978,185	—
Proceeds from exercise of stock options	—	12,250

Net cash provided by financing activities	3,288,349	3,957,021

Net change in cash	(298,921)	(1,679,126)
Cash at beginning of year	1,496,058	3,175,184

Cash at end of year	$1,197,137	1,496,058

Supplemental disclosures of cash flow information:
Cash paid for interest	$71,340	—

Non-cash investing and financing activities:
Disposal of equipment acquired through due from affiliate	$(21,125)	—

Issuance of common stock warrants in connection with note payable to affiliate	1,539,161	—

See accompanying notes to financial statements.

EL BANCO FINANCIAL CORPORATION

Notes to Financial Statements

(1) Summary of Significant Accounting Policies

Operations

        El Banco Financial Corporation (formerly referred to as Nuestra Tarjeta de Servicios, Inc.) (the "Company") is a financial services company focused on providing financial services to the Latin community. Operating as "El Banco de Nuestra Comunidad" ("El Banco"), the Company offers a variety of financial services to its customers including issuance of membership identification cards, tax identification numbers, check cashing, wire transfers, phone cards and money orders. In addition, the Company has a joint operating agreement with National Bank of Commerce ("NBC"), which was acquired by SunTrust in 2004, to offer traditional bank services to El Banco customers, which contractually expires December 2006. The operating agreement contains certain provisions that allow it to be extended beyond December 2006. The Company began operations in November of 2001 and operates twelve branch offices in the Atlanta, Georgia metropolitan area as of December 31, 2005. The Company also offers consulting services to clients that would like to implement a version of the El Banco business model for their business and software licensing of its proprietary platform to enable banks and retailers to materially reduce the risks of accepting and cashing checks.

Use of Estimates

        The accounting principles followed by the Company, and the methods of applying these principles, conform with accounting principles generally accepted in the United States of America ("GAAP") and with general practices in the banking industry. In preparing the financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results could differ significantly from these estimates.

Cash

        El Banco maintains its cash in bank deposit accounts at various banks. The balances, at times, may exceed federally insured limits. At December 31, 2005 and 2004, the Company exceeded the insured limit by approximately $856,000 and $1,043,000, respectively. The balance in El Banco's main operating account is invested in securities overnight at the federal funds interest rate.

Due from Affiliate

        Amounts due from affiliate represent funds due from SunTrust under the joint operating agreement. SunTrust owns 13% of the outstanding common stock of the Company as of December 31, 2005.

Accounts Receivable

        Accounts receivable are carried at the gross amount due. The Company considers the accounts receivable to be fully collectible; accordingly, no allowance has been established for doubtful accounts. As of December 31, 2005 and 2004, all balances are current.

Reserve for Non-Sufficient Fund ("NSF") Checks

        The Company maintains a reserve for checks that have been cashed which are potentially uncollectible. Under the Company's operating agreement with SunTrust, the Company is liable for all uncollected funds that result from its check cashing operation. The Company provides 20 basis points of the check cashing volume to the reserve for NSF checks. Losses associated with NSF checks are charged to the reserve account. Management believes its estimate for the reserve for NSF checks is sufficient to absorb its potential exposure to uncollectible checks.

Reserve for Credit Exposure

        The Company originates consumer loans, which are underwritten and serviced by SunTrust, and SunTrust originates, underwrites and services mortgage loans under the El Banco brand. Under the Company's operating agreement with SunTrust, the Company is liable for default loans. The Company maintains a reserve for loans that are potential default loans. The Company maintains a 25 basis point reserve of outstanding loan balance to the reserve for credit exposure. Losses associated with default loans are charged to the reserve account. Management believes its estimate for the reserve for credit exposure is sufficient to absorb its potential losses from default loans.

Property and Equipment

        Property and equipment are recorded at cost. Depreciation of fixed assets is computed using the straight-line method over the estimated useful lives of the assets (or the lesser of the estimated useful lives or lease term for leasehold improvements). When the assets are retired or otherwise disposed, the cost and related accumulated depreciation are removed from the accounts, and any gain or loss is reflected in earnings for the period. The cost of maintenance and repairs which do not improve or extend the useful life of the respective asset is charged to expense as incurred, whereas significant renewals and improvements are capitalized. The range of estimated useful lives for property and equipment are generally as follows:

Furniture and equipment	3 - 10 years
Leasehold improvements	10 years

Settlement Obligations

        Settlement obligation amounts represent funds that are due to third parties for the processing of customer services such as wire transfers, money orders and foreign phone cards. The funds typically settle within 60 days.

Revenue Recognition

        Lending services includes loan related revenue received from the loans underwritten and funded by SunTrust. Under the agreement with SunTrust, we earn fees equal to the interest income, loan fees and late fees generated by the loans originated by SunTrust on behalf of El Banco. Fees from the loans funded by SunTrust are accrued monthly and included in the due from affiliate account. The Company incurs fees to SunTrust for originating and servicing loans on the SunTrust network. The fees are accrued monthly and included in the due from affiliate account.

        Banking services includes fees received from El Banco deposit relationships on the SunTrust system. Under the agreement with SunTrust, the Company earns fees equal to the service fees, NSF Fees, ATM fees and other transaction fees generated by customer accounts added to the SunTrust banking network from El Banco locations. The Company incurs fees to SunTrust for maintaining the deposit relationships on the SunTrust network. The fees are accrued monthly and included in the due from affiliate account.

        Other financial services revenue includes check cashing fees, membership fees and tax preparation and assistance fees paid by El Banco customers for services performed. The revenues are recognized when the services are provided to the Company's customers.

        Sales of tangible goods includes the revenue received from the sales of prepaid long distance phone cards. The revenue is recognized at the time of sale with a corresponding charge to cost of tangible goods sold.

        Conexion El Banco/Consulting Services include the revenues received from licensing our proprietary web-based operating system to third parties and revenues received from third parties to assist them with implementing the El Banco business model within their business. The revenues and corresponding expenses are recognized as the services are performed for the third parties.

        Other operating costs and expenses includes the provision for NSF checks, provision for credit exposure on loans and losses on bank deposits. The provisions are charged to earnings according to the summary of significant accounting policies detailed previously. Losses on bank deposits are recognized when incurred.

        Selling, general and administrative expenses include salaries and employee benefits, occupancy and equipment as well as other general and administrative expenses. The costs are recognized when incurred.

        Non-operating revenues (expenses) includes interest income on bank deposits and interest expense on the note payable to affiliate. Interest income and expense is accrued monthly and recorded to the appropriate interest income or expense account.

Income Taxes

        The Company uses an asset and liability approach for financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to amounts expected to be realized. Income tax expense is the tax payable for the period plus or minus the change in deferred tax assets and liabilities during the period.

Stock Compensation Plans

        Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company's stock option plan have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. The Company has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided pro forma disclosures of net income as if the fair value based method of accounting had been applied. The Company used the following assumptions using the Minimum Value method to determine the fair value: risk free interest rate range of 4.11% to 4.19%, an expected life of ten years and no dividend yield. The following table illustrates the effect on 2005 and 2004 net loss if the Company had applied the fair value recognition provisions of SFAS. No. 123 to stock based employee compensation:

	2005	2004
Net loss as reported	$3,868,422	4,251,650
Deduct: Total stock based compensation expense determined under fair value based methods for all awards	330,197	311,848

Proforma net loss	$4,198,619	4,563,498

Weighted average grant date fair value of options granted during the year	$5.45	3.89

Fair Value of Financial Instruments

        The Company's financial instruments consist of cash, due from affiliate, accounts receivable, accounts payable and accrued expenses, settlement obligations and note payable to affiliate. Pursuant to SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," the Company is required to estimate the fair value of all financial instruments at the balance sheet date. The Company considers the carrying values of its financial instruments in the financial statements to approximate their fair value.

Net Loss Per Share

        Basic Earnings Per Share ("EPS") includes no dilution and is computed by dividing income or loss available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution of securities that could share in the earnings or losses of the entity. Due to the net loss in all periods presented, the calculation of diluted per share amounts would result in an anti-dilutive result and therefore is not presented. Potentially dilutive shares at December 31, 2005 and 2004 include the following:

	2005	2004
Stock options	1,275,485	1,043,235
Warrants	1,609,154	1,309,706

	2,884,639	2,352,941

Recent Accounting Pronouncements

Accounting for Hybrid Instruments

        In February 2006, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 155 Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140. This statement provides entities with relief from having to separately determine the fair value of an embedded derivative that would otherwise be required to be bifurcated from its host contract in accordance with the requirements of SFAS 133. Entities can make an irrevocable election to measure such hybrid financial instruments at fair value in its entirety, with subsequent changes in fair value recognized in earnings. This election can be made on an instrument-by-instrument basis. The effective date of this standard is for all financial instruments acquired, issued or subject to a remeasurement event occurring after the beginning of an entity's first fiscal year that begins after September 15, 2006. This standard is not expected to have an impact on the Company's financial position, results of operations or disclosures.

Accounting for Changes and Error Corrections

        In May 2005, the FASB issued SFAS No. 154 Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statements No. 3. SFAS No. 154 changes the requirements for accounting for and reporting a change in accounting principle. SFAS No. 154 applies to all voluntary changes in accounting principle and all changes required by an accounting pronouncement when the new pronouncement does not include specific transition provisions. SFAS No. 154 requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effects of the change. This standard, which is effective for years beginning after December 15, 2005, is not expected to have a material effect on the Company's financial position, results of operations, or disclosures.

Exchanges of Non-monetary Assets

        In December 2004, the FASB issued SFAS No. 153 Exchanges of Non-monetary Assets—an amendment of APB Opinion No. 29. SFAS No. 153 clarifies that exchanges of non-monetary assets should be measured based on the fair value of the assets exchanged, with a general exception for exchanges that have no commercial substance. SFAS No. 153 is effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of this standard did not to have a material impact on the Company's financial statements.

Share-Based Payment

        In December 2004, the FASB revised SFAS No. 123 ("SFAS No. 123 (R)"). SFAS No. 123 (R), Share-Based Payment, requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. Pro forma disclosure is no longer an alternative to financial statement recognition. SFAS No. 123 (R) is effective for periods beginning after December 15, 2005. The Company will adopt the provisions of SFAS No. 123 (R) beginning January 1, 2006. The Company will recognize compensation cost for all awards granted after the effective date. For awards before 2006, no future compensation cost will be recognized based on the Company's selection of the Minimum Value to measure the fair value of the previous grants.

Accounting for Certain Loans and Debt Securities Acquired in a Transfer

        In December 2003, the Accounting Standards Executive Committee of the AICPA issued Statement of Position 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer. Statement of Position 03-3 addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor's initial investment in loans or debt securities acquired in a transfer if those differences are attributable, at least in part, to credit quality. It includes such loans acquired in purchase business combinations and applies to all nongovernmental entities, including not-for-profit organizations. This SOP limits the yield that may be accreted to the excess of the investor's estimate of undiscounted expected principal, interest, and other cash flows (cash flows expected at acquisition to be collected) over the investor's initial investment in the loan. This SOP requires that the excess of contractual cash flows over cash flows expected to be collected not be recognized as an adjustment of yield loss accrual, or valuation allowance. This SOP prohibits "carrying over" or creation of valuation allowances in the initial accounting of all loans acquired in a transfer that are within the scope of this SOP. The prohibition of the valuation allowance carryover applies to the purchase of an individual loan, a pool of loans, a group of loans, and loans acquired in a purchase business combination. This SOP is effective for loans acquired in fiscal years beginning after December 15, 2004. We are currently evaluating the impact of the SOP. Certain transactions are being considered by the Company which would require the application of such standard. The application will effect the recorded basis of the assets acquired and the future recognition of interest income. The Company has not determined the allocation of basis under the standard. To date, the adoption of SOP 03-3 has not had any impact on our financial position or operating results.

(2) Restatement

        The Company changed its presentation for its statement of operations from a format similar to that of a bank holding company to that of a commercial company. In addition, as described in note 6, the Company commenced the issuance of debt in August 2005 which accompanied a warrant with an exercise price of $.01. When compiling the financial statements as of December 31, 2005, no consideration was given to the value of the in the money warrants. Under the guidance provided by generally accepted accounting principles of the United States of America, the transaction requires an allocation of basis between the fair value of the warrants and the related balance of debt. As a result, the fair value of the warrants is represented as a discount in the note issuance. The basis in the discount is amortized into interest expense over the life of the loan to properly reflect the cost of borrowings to the Company. The Company restated its 2005 financial statements. No prior periods reported were affected.

        In determining the value of the warrants, the Company used the Black-Scholes pricing model. Under the agreements related to the warrants, the holder vests in the right to exercise the warrant with 50% of the warrants granted at the date of the issuance of the debt with the remainder of the warrants granted vesting 12 months from the date of issuance assuming the advance is not repaid in full. Based on information available after year-end, management believes the warrants will fully vest because such repayment prior to the anniversary is unlikely. The restatement below considers the total amount of the warrants to be outstanding as of the original date of issuance as it is management's opinion that such warrants will fully vest. Additionally, given such consideration as to probable vesting, the restated information reflects the additional interest expense reflecting the accretion of the discount attributable to the issuance of the warrants.

        The following table details the totals as originally reported as well as the restated totals for the period ending December 31, 2005:

	As Originally Reported	As Restated
Balance Sheet:
Note payable to affiliate	$1,978,185	$676,919
Total liabilities	2,887,411	1,586,145
Additional paid-in capital	13,129,713	14,668,874
Accumulated deficit	(12,613,375)	(12,851,270)
Stockholders' equity	570,908	1,872,174
Statement of Operations:
Interest expense on note payable to affiliate	$91,122	$329,017
Net loss	3,630,527	3,868,422
Earnings per share	.67	.71

(3) Property and Equipment

        Property and equipment at December 31, 2005 and 2004 is summarized as follows:

	2005	2004
Leasehold improvements	$1,285,436	1,283,819
Furniture and equipment	1,088,912	1,073,020

	2,374,348	2,356,839
Less: accumulated depreciation	(544,021)	(274,390)

	$1,830,327	2,082,449

        Depreciation expense was $269,631 and $180,329 for the years ended December 31, 2005 and 2004, respectively.

(4) Reserve for NSF Checks

        The changes to the reserve for NSF checks for the years ended December 31, 2005 and 2004 are as follows:

	2005	2004
Balance at beginning of year	$87,255	52,622
Provision charged to operations	203,264	80,531
Losses	(128,678)	(45,898)

Balance at end of year	$161,841	87,255

(5) Reserve for Credit Exposure

        The changes to the reserve for credit exposure for the years ended December 31, 2005 and 2004 are as follows:

	2005	2004
Balance at beginning of year	79,443	—
Provision charged to operations	195,052	79,443
Losses	(154,958)	—

Balance at end of year	119,537	79,443

(6) Note Payable to Affiliate

        In August 2005, the Company entered into an agreement with Nuestra Loan LLC ("LLC"), a related party, to provide up to $5 million of bridge financing to the Company to fund its operational needs. The funding for the LLC was provided by current shareholders of the Company and is secured by all of the assets and intellectual property of the Company. At December 31, 2005 the outstanding balance of the note payable was $676,919, net of a discount totaling $1,301,266.

        The terms of the note include an interest rate of 12% per year, escalating to 18% per year if it is not paid at maturity. The note matures on August 31, 2007. The LLC granted 282,934 warrants for the Company's common stock exercisable at $0.01. The warrants were granted for common stock representing 2% of the Company's outstanding equity at the date of the grant for each $1 million amount of the loan (prorated for the actual amount of the loan). These warrants vested 50% at the date of the loan and 50% will vest on the 12-month anniversary of the loan. Unvested warrants will be canceled if the loan is paid in full within 12 months of the date of the loan. The value of the warrants was determined using the Black-Scholes pricing model and was recorded as a discount to the note payable with an offsetting entry to additional paid-in-capital. The discount is accreted to interest expense through the maturity date of the debt. The Company paid a 1% commitment fee at the time of the loan. Loan proceeds are made available to the Company as investments are received by the LLC.

(7) Defined Contribution Plan

        The Company began a qualified retirement plan pursuant to Internal Revenue Code Section 401(k) in 2005 covering substantially all employees subject to certain minimum age and service requirements. Contribution to the plan by employees is voluntary. The Company matches 100% of the participants' contributions up to 3% of the participants' salaries and an additional 50% of the participants' contributions up to an additional 2% of the participants' salaries. The contributions are limited to the annual 401(k) contribution limits. Contributions to the plan charged to expense during 2005 were $48,431.

(8) Income Taxes

        The Company had no income tax expense or benefit for the periods ended December 31, 2005 and 2004 as net operating losses were incurred. At December 31, 2005 and 2004, based on the weight of the evidence available, a valuation allowance was provided against the net deferred tax assets since it was more likely than not that these assets would not be realized as their realization was heavily dependent on future taxable income. The Company assesses the likelihood of realization of deferred tax assets regularly and places significant weight on consistent and predictable monthly pretax earnings in determining the likelihood of realization. Upon generation of sustainable monthly earnings, the valuation allowance will be reversed through earnings as a provision for income tax benefit. The valuation allowance was $4,722,958 at December 31, 2005, as compared to $3,311,127 at December 31, 2004.

        The components of income tax (benefit) expense for the years ended December 31, 2005 and 2004 are as follows:

	2005	2004
Deferred	$(1,321,526)	(1,506,778)
Change in valuation allowance	1,321,526	1,506,778

	$—	—

        The difference between income tax benefit and the amount computed by applying the statutory federal income tax rate to earnings before taxes for the years ended December 31, 2005 and 2004 is as follows:

	2005	2004
Pretax loss at statutory rate	$(1,315,263)	(1,445,561)
Change in valuation allowance	1,321,526	1,506,778
Other	(6,263)	(61,217)

	$—	—

        The following table summarizes the sources and expected tax consequences of future taxable deductions (income) which comprise the net deferred taxes at December 31, 2005 and 2004:

	2005	2004
Deferred income tax assets:
Reserve for NSF checks	$61,435	33,122
Organizational and preopening costs	17,946	39,482
Operating loss and credit carryforwards	4,586,113	3,268,433
Other	7,523	9,197
Reserve for credit exposure	45,376	—
Total gross deferred income tax assets	4,718,393	3,350,234
Less valuation allowance	(4,632,653)	(3,311,127)

Deferred income tax asset	85,740	39,107
Deferred income tax liability relating to property and equipment	(85,740)	(39,107)

Net deferred income tax asset	$—	—

        Loss carryforwards for federal income tax purposes at December 31, 2005 and 2004 are $12,081,306 and $8,626,260, respectively. Loss carryforwards for state income tax purposes at

December 31, 2005 and 2004 are $11,930,794 and $8,410,082, respectively. Loss carryforwards for both federal and state income tax purposes begin to expire in 2021.

(9) Commitments

        The Company leases its twelve branch offices, in addition to its main office in the Metropolitan Atlanta area. Future minimum lease payments required for the operating leases are as follows:

2006	$408,313
2007	344,109
2008	261,218
2009	98,960

$1,112,600

        Rental expense was approximately $460,000 and $315,000 for the years ended December 31, 2005 and 2004, respectively.

        The Company has entered into employment agreements with six of its executives. The employment agreements are for perpetual terms ranging from 18 months to 3 years and provide for base salaries and other benefits commensurate with their employment. The agreements are cancelable upon certain provisions by the Company or at any time by the employee.

(10) Stock Options

        In 2001, the Board of Directors of the Company adopted the Nuestra Tarjeta de Servicios, Inc. 2001 Stock Option and Incentive Plan (the "Plan"). The Plan offers stock options to selected employees and directors to encourage continued employment and to provide recognition for services that have contributed or will contribute to the success of the Company. Under the Plan, the Company may grant options to select employees and directors to acquire shares of Nuestra common stock at the fair value at the date of grant. The number of shares and the exercise schedules are determined at the sole discretion of the Company. A total of 500,000 shares of common stock were reserved for possible issuance under this plan. Shares reserved for future awards under this plan were 234,799 as of December 31, 2005. Additionally, 1,010,284 and 826,284 nonqualified stock options were issued outside the plan on terms similar to Plan options as of December 31, 2005 and 2004, respectively.

        A summary status of the options as of December 31, 2005 and 2004 is presented below:

	2005		2004
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding, beginning of year	1,053,235	$2.26	968,485	$2.10
Awarded during the year	225,000	$5.45	95,000	$3.89
Exercised during the year	—		(10,000)	$1.23
Forfeited during the year	(2,750)	$5.45	(250)	$1.74

Outstanding, end of year	1,275,485	$2.82	1,053,235	$2.26

Options exercisable at year end	1,074,468	$2.44	827,185	$2.24

Options Outstanding

Shares	Exercise Price	Average Remaining Life	Exercisable Shares
68,365	$0.03	5.5 years	68,365
35,000	$0.65	5.8 years	35,000
111,192	$1.23	6.1 years	108,592
11,000	$1.43	6.2 years	10,600
275,678	$1.74	6.8 years	272,678
141,000	$2.50	7.1 years	130,400
316,000	$3.25	7.7 years	313,500
95,000	$3.89	8.2 years	70,000
222,250	$5.45	9.1 years	65,333

1,275,485			1,074,468

(11) Stock Warrants

        A summary of the Company's outstanding warrants as of December 31, 2005 is presented below:

Warrants Outstanding

Shares	Exercise Price	Average Remaining Life	Exercisable Shares
999,448	$0.01	3.9 years	857,981
74,005	$0.65	5.8 years	74,005
299,240	$1.23	6.2 years	299,240
113,131	$1.74	6.8 years	113,131
102,251	$2.50	7.7 years	102,251
21,079	$3.25	7.8 years	21,079

1,609,154			1,467,687

        The outstanding warrants have a weighted average exercise price of $0.59 at December 31, 2005.

        The Company issued 1,309,706 warrants with exercise prices ranging from $0.01 to $3.25 in conjunction with common stock sales prior to 2004. The exercise price of the warrants equaled the fair market value of the common stock sold.

        In 2005, the Company issued 282,934 warrants with an exercise price of $0.01 in conjunction with a note payable to an affiliate described in Note 6. The grant-date fair value of each option granted in conjunction with the note payable was $5.44. The fair value of each warrant is estimated on the date of grant using the Black-Scholes Model. The following weighted average assumptions were used for the grants:

Dividend yield	—%
Expected volatility	20%
Risk-free interest rate	4.99%
Expected term	3 years

        The total value of the warrants was $1,539,161 and was recorded as a discount on the note payable with a corresponding entry to additional paid-in-capital.

        In addition, the Company sold 16,514 warrants to an investor during 2005 for $90,000. The warrants sold have an exercise price of $.01.

(12) Significant Related Party Transactions

        Nelson Mullins Riley & Scarborough LLP, a law firm of which a director of the Company is a partner, provided legal counsel services to the Company during 2005 and 2004. Legal fees paid to Nelson Mullins Riley & Scarborough LLP approximated $324,700 and $180,500 for the years ended December 31, 2005 and 2004, respectively, of which $88,233 and $73,700 are included in accounts payable at December 31, 2005 and 2004, respectively.

        Goico & Bolet, PC, a law firm of which a board member of the Company is a partner, provided legal counsel services to the Company during 2005. The amounts paid to Goico & Bolet, PC during 2005 totaled $18,600.

        The Company sub-leases one of its branch offices from JGD, LLC ("JGD"). The Company's chairman and two directors are members of JGD. Each member of JGD personally guaranteed the lease payments to the third-party lessor on the Company's behalf. In consideration for their guarantees, the Company granted each of the guarantors warrants to purchase 27,710 shares of our common stock at an exercise price of $1.23 per share. A total of 83,130 warrants were issued. The lease payments made by the Company are paid directly to the third-party lessor.

        The Company sub-leases one of its branch offices from JDR Real Estate, LLC ("JDR"). Two of the Company's directors are members of JDR. Each member of JDR personally guaranteed the lease payments to the third-party lessor on the Company's behalf. In consideration for their guarantees, the Company granted each of the guarantors warrants to purchase 31,034 shares of our common stock at an exercise price of $1.74 per share. A total of 62,068 warrants were issued. The lease payments made by the Company are paid directly to the third-party lessor.

(13) Subsequent Events

        On May 5, 2006, the Company signed a definitive agreement to purchase the banking charter of The National Bank of Gainesville ("NBOG") in Gainesville, Georgia for a cash payment of $6.5 million, less certain expenses prior to closing. The Company intends to raise capital through a public offering to make the purchase.

        On June 13, 2006, the Company entered into an agreement with SunTrust to terminate the relationship under the joint operating agreement by July of 2007. In addition, this agreement provides the return of all of the Company's common shares and warrants held by SunTrust as well as two cash payments. The first payment of $500,000 was received in June 2006. A second payment is variable based upon how quickly the Company exits the relationship.

        On June 20, 2006, the Company changed its name to El Banco Financial Corporation.

EL BANCO FINANCIAL CORPORATION

Balance Sheet

June 30, 2006

(Unaudited)

Assets
Current assets:
Cash	$1,766,153
Due from affiliate	148,191
Accounts receivable	40,119
Other assets	166,388

Total current assets	2,120,851
Property and equipment, net	1,875,131
Deposits	48,079

$4,044,061

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$845,503
Settlement obligations	119,857
Reserve for NSF checks	103,707
Reserve for credit exposure	488,829

Total current liabilities	1,557,896
Note payable to affiliate, net of discount	1,461,429

Total liabilities	3,019,325

Commitments
Shareholders' equity:
Preferred stock, $.01 par value, 100,000,000 shares authorized; no shares issued	—
Common stock, $.01 par value, 100,000,000 shares authorized; 4,776,752 shares issued and outstanding	47,767
Additional paid-in capital	16,251,552
Accumulated deficit	(15,274,583)

Total shareholders' equity	1,024,736

$4,044,061

See accompanying notes to financial statements.

EL BANCO FINANCIAL CORPORATION

Statements of Operations

For the Six Months Ended June 30, 2006 and 2005

(Unaudited)

	2006	2005
Sales revenues:
Lending services	$2,159,257	2,125,164
Banking services	637,299	510,133
Other financial services	1,181,239	798,670
Sales of tangible goods	210,007	123,981
Conexion El Banco/consulting services	44,819	23,859

Total sales revenues	4,232,621	3,581,807

Costs and expenses applicable to sales revenues:
Fees to affiliate for lending services	1,294,502	1,106,701
Fees to affiliate for banking services	267,333	218,616
Cost of tangible goods sold	170,680	101,515
Cost of Conexion El Banco/consulting services	8,356	500

Total cost and expenses applicable to sales revenues	1,740,871	1,427,332

Other operating costs and expenses	419,645	197,231

Gross margin	2,072,105	1,957,244
Selling, general and administrative expenses:
Salaries and employee benefits	2,791,483	2,501,858
Occupancy and equipment	683,417	663,490
Other selling, general and administrative	869,094	649,619

Total selling, general and administrative expenses	4,343,994	3,814,967

Total operating loss	(2,271,889)	(1,857,723)

Non-operating revenue (expenses):
Interest Income on bank deposits	11,840	7,615
Interest Expense on note to affiliate	(663,264)	—
Fee paid by affiliate associated with contract termination	500,000	—

Total non-operating revenue (expenses)	(151,424)	7,615

Net loss	$(2,423,313)	(1,850,108)

Weighted average outstanding shares	5,474,723	5,405,848
Loss per share	$(0.44)	(0.34)

See accompanying notes to financial statements.

EL BANCO FINANCIAL CORPORATION

Statements of Cash Flows

For the Six Months Ended June 30, 2006 and 2005

(Unaudited)

	2006	2005
Cash flows from operating activities:
Net loss	$(2,423,313)	(1,850,108)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation	140,499	133,672
Loss on disposal of equipment	115	—
Stock-based employee compensation expense	103,312	—
(Recovery of) provision for NSF checks	(4,195)	82,892
Provision for credit exposure	369,292	37,426
Accretion of note payable discount	507,073	—
Change in:
Due from affiliate	13,260	(199,119)
Accounts receivable	51,961	20,641
Other assets	(29,817)	(121,268)
Deposits	(7,326)	1
Accounts payable and accrued expenses	507,646	(104,992)
Settlement obligations	(170,134)	(14,545)
Reserve for NSF checks	(53,939)	(44,156)

Net cash used by operating activities	(995,566)	(2,059,556)

Cash used by investing activities consisting of net cash used for purchases of furniture and equipment	(185,418)	(12,746)

Cash flows from financing activities:
Proceeds from issuance of common stock	500,000	1,220,286
Proceeds from note payable to affiliate	1,250,000	—

Net cash provided by financing activities	1,750,000	1,220,286

Net change in cash	569,016	(852,016)
Cash at beginning of period	1,197,137	1,496,058

Cash at end of period	$1,766,153	644,042

See accompanying notes to financial statements.

EL BANCO FINANCIAL CORPORATION

Notes to Financial Statements

(1) Summary of Significant Accounting Policies

Operations

        El Banco Financial Corporation, formerly known as Nuestra Tarjeta de Servicios, Inc. (the "Company") is a financial services company focused on providing financial services to the Latin community. Operating as "El Banco de Nuestra Comunidad" ("El Banco"), the Company offers a variety of financial services to its customers including issuance of membership identification cards, tax identification numbers, check cashing, wire transfers, phone cards and money orders. In addition, the company has a joint operating agreement with National Bank of Commerce ("NBC"), which was acquired by SunTrust in 2004, to offer traditional bank services to El Banco customers, which contractually expires December 2006. The operating agreement contains certain provisions that allow it to be extended beyond December 2006. On June 13, 2006, the Company entered into an agreement with SunTrust to terminate the relationship under the joint operating agreement by July of 2007. In addition, this agreement provided for the return of all of the Company's common shares and warrants held by SunTrust as well as two cash payments. The first payment of $500,000 was received in June of 2006. A second payment is variable based upon how quickly the Company exits the relationship. A total of 772,000 shares and 700,000 warrants held by SunTrust were returned to the Company during June of 2006.

        The Company began operations in November of 2001 and operates twelve branch offices in the Atlanta, Georgia metropolitan area as of June 30, 2006. The Company also offers consulting services to clients that would like to implement a version of the El Banco business model for their business and software licensing of its proprietary platform to enable banks and retailers to materially reduce the risks of accepting and cashing checks.

        The interim financial statements included in this report are unaudited but reflect all adjustments which, in the opinion of management, are necessary for a fair presentation of the financial position and results of operations for the interim periods presented. All such adjustments are of a normal recurring nature. The results of operations for the period ended June 30, 2006 are not necessarily indicative of the results of a full year's operations. For further information, refer to the financial statements and footnotes included in the Company's annual report for the year ended December 31, 2005.

Use of Estimates

        The accounting principles followed by the Company, and the methods of applying these principles, conform with accounting principles generally accepted in the United States of America ("GAAP"). In preparing the financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results could differ significantly from these estimates.

Reserve for Non-Sufficient Fund Checks

        The Company maintains a reserve for checks that have been cashed which are potentially uncollectible. Under the Company's operating agreement with SunTrust, the Company is liable for all uncollected funds that result from its check cashing operation. Based on its historical average write-offs of 11 basis points of the outstanding amount of uncollected checks, the Company provides 15 basis points of the check cashing volume to the reserve for NSF checks and maintains a general reserve for fraud totaling $60,000. Losses associated with NSF checks are charged to the reserve account.

Management believes its estimate for the reserve for NSF checks is sufficient to absorb its potential exposure to uncollectible checks.

Reserve for Credit Exposure

        The Company originates consumer loans, which are underwritten and serviced by SunTrust, and SunTrust originates, underwrites and services mortgage loans under the El Banco brand. Under the Company's operating agreement with SunTrust, the Company is liable for default loans while under the operating agreement with SunTrust. The Company maintains a reserve for loans that are potential default loans. Losses associated with default loans are charged to the reserve account.

        In 2005 and prior years, the Company set its loan loss reserve at 0.25% of the amount of loans outstanding. During 2005, the Company experienced higher than anticipated loan losses in the mortgage portfolio. During that year, SunTrust foreclosed on five loans in the portfolio, with an average loss charge of 23% of the customer balance at the time of foreclosure. The Company recognized loan losses in the portfolio of $159,000 in fiscal year 2005 and losses of approximately $3,000 in the six months ended June 30, 2006. As a result of its experience in 2005, the Company began to closely monitor payment history on this loan portfolio, and adjusted its loan loss reserves to reflect additional risk indicated by overdue payments. Currently, the Company sets its loan loss reserves for the mortgage and consumer loan portfolios as follows:

  •
  2% of the outstanding balances of loans which are greater than 30 days overdue;

  •
  5% of the outstanding balances of loans which are greater than 60 days overdue;

  •
  10% of the outstanding balances of loans which are greater than 90 days overdue;

  •
  15% of the outstanding balances of loans which are greater than 120 days overdue; and

  •
  20% of the outstanding balances of loans which are in foreclosure.

        As of June 30, 2006 there were 14 SunTrust loans in foreclosure. As a result, the Company currently has a loan loss reserve of $488,829, and expects to incur some amount of loss from some or all of these loans. Management believes its estimate for the reserve for credit exposure is sufficient to absorb its potential losses from default loans.

Stock Compensation Plans

        The Company adopted Statement of Financial Accounting Standard ("SFAS") No. 123 (R) on January 1, 2006. SFAS No. 123 (R), Share-Based Payment, requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. Pro forma disclosure is no longer an alternative to financial statement recognition. SFAS No. 123 (R) became effective for periods beginning after December 15, 2005. The Company will recognize compensation cost for all awards granted after the effective date. The Company did not grant any options during the first quarter of 2006. The Company granted 218,600 options in the second quarter of 2006. For awards before 2006, no future compensation cost will be recognized based on the Company's selection of the Minimum Value method to measure the fair value of the previous grants.

        Prior to the adoption of SFAS 123R, the Company followed the provisions outlined in SFAS No. 123, "Accounting for Stock-Based Compensation", which encouraged all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allowed an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company's stock option plan have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. The Company elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided pro forma disclosures of net income as if the fair value based method of accounting had been applied. The following table illustrates the effect on the net loss for the six months ended June 30, 2006 if the Company had applied the fair value recognition provisions of SFAS. No. 123 to stock based employee compensation:

2006
Net loss as reported	$2,423,313
Deduct: Total stock based compensation expense determined under fair value based methods for all awards	85,487

Proforma net loss	$2,508,800

        The compensation expense included in the pro forma results was determined based on the fair value of the option at the time of grant multiplied by the number of options granted, recognized over the vesting period.

        The Company recognized $103,312 of stock-based employee compensation expense during the six months ended June 30, 2006 associated with its stock option grants. The Company is recognizing the compensation expense for stock option grants with graded vesting schedules on a straight-line basis over the requisite service period of the award as permitted by SFAS No. 123(R). As of June 30, 2006, there was $307,043 of unrecognized compensation cost related to stock option grants. The cost is expected to be recognized over the vesting period of approximately two years.

        The grant-date fair value of each option granted during the 2006 was $1.88. The fair value of each option is estimated on the date of grant using the Black-Scholes Model. The following weighted average assumptions were used for grants in 2006:

Dividend yield	—%
Expected volatility	20%
Risk-free interest rate	4.99%
Expected term	6.5 years

Net Loss Per Share

        Basic Earnings Per Share ("EPS") includes no dilution and is computed by dividing income or loss available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution of securities that could share in the earnings or losses of the entity. Due to the net loss in all periods presented, the calculation of diluted per share amounts would result in an anti-dilutive result and therefore is not presented. Potentially dilutive shares at June 30, 2006 include the following:

Stock options	1,491,435
Warrants	1,087,934

2,579,369

(2) Definitive Agreement

        On May 5, 2006, the Company signed a definitive agreement to purchase the banking charter of The National Bank of Gainesville ("NBOG") in Gainesville, Georgia for a cash payment of $6.5 million, less certain expenses prior to closing. The Company intends to raise capital through a public offering to make the purchase.

(3) Reserve for NSF Checks

        The changes to the reserve for NSF checks for the six months ended June 30, 2006 and 2005 are as follows:

	2006	2005
Balance at beginning of period	$161,841	87,255
(Recovery credited) provision charged to operations	(4,195)	82,892
Losses	(53,939)	(44,157)

Balance at end of period	$103,707	125,990

        The Company changed its estimate for the reserve for NSF checks during 2006. Refer to the summary of significant accounting policy detailed in footnote 1 for the reserve methodology used by the Company. The change in estimate resulted in the negative provision of $4,195 for the period ended June 30, 2006. The change in estimate is due to the adoption of a new methodology to calculate the reserve. The new methodology reflects the low level of historical losses. Management believes its estimate for the reserve for NSF checks is reasonable and sufficient to absorb its potential exposure to uncollectible checks.

(4) Reserve for Credit Exposure

        The changes to the reserve for credit exposure for the six months ended June 30, 2006 and 2005 are as follows:

	2006	2005
Balance at beginning of period	$119,537	79,443
Provision charged to operations	369,292	37,426

Balance at end of period	$488,829	116,869

        The Company changed its estimate for the reserve for credit exposure during 2006. Refer to the summary of significant accounting policy detailed in Note 1 for the reserve methodology used by the Company. The change in estimate resulted in an additional provision of $369,292 for the period ended June 30, 2006. The change in estimate is due to the adoption of a new methodology to calculate the reserve. The new methodology reflects the level of historical losses. Management believes its estimate for the reserve for credit exposure is reasonable and sufficient to absorb its potential exposure for credit losses.

(5) Note Payable to Affiliate

        In August 2005, the Company entered into an agreement with Nuestra Loan LLC ("LLC"), a related party, to provide up to $5 million of bridge financing to the Company to fund its operational needs. The funding for the LLC was provided by current shareholders of the Company and is secured by all of the assets and intellectual property of the Company. At June 30, 2006 the outstanding balance of the note payable was $1,461,429, net of discount totaling $1,766,756.

        The terms of the note include an interest rate of 12% per year, escalating to 18% per year if it is not paid at maturity. The note matures on August 31, 2007. The LLC was granted 461,714 warrants for the Company's common stock exercisable at $0.01. The warrants were granted for common stock representing 2% of the Company's outstanding equity at the date of the grant for each $1 million amount of the loan (prorated for the actual amount of the loan). These warrants vested 50% at the date of the loan and 50% will vest on the 12-month anniversary of the loan. Unvested warrants will be cancelled if the loan is paid in full within 12 months of the date of the loan. The value of the warrants was determined using the Black-Scholes pricing model and was recorded as a discount to the note payable with an offsetting entry to additional paid-in-capital. The discount is accreted to interest expense through the maturity date of the debt. The Company paid a 1% commitment fee at the time of the loan. Loan proceeds are made available to the Company as investments are received by the LLC.

(6) Stock Options

        In 2001, the Board of Directors of the Company adopted the Nuestra Tarjeta de Servicios, Inc. 2001 Stock Option and Incentive Plan (the "Plan"). The Plan offers stock options to selected employees and directors to encourage continued employment and to provide recognition for services that have contributed or will contribute to the success of the Company. Under the Plan, the Company may grant options to select employees and directors to acquire shares of common stock at the fair value at the date of grant. The number of shares and the exercise schedules are determined at the sole discretion of the Company. A total of 500,000 shares of common stock were reserved for possible issuance under this Plan. Shares reserved for future awards under this plan were 168,849 as of June 30, 2006. Additionally, 1,160,284 nonqualified stock options were issued outside the Plan on terms similar to Plan options as of June 30, 2006.

        A summary status of the options as of June 30, 2006 is presented below:

	2006
	Shares	Weighted Average Exercise Price
Outstanding, December 31, 2005	1,275,485	$2.82
Granted during the period	218,600	$5.45
Forfeited during the period	(2,650)	$5.05

Outstanding, June 30, 2006	1,491,435	$3.21

Options exercisable, end of period	1,236,936	$2.77

Options Outstanding
Shares	Exercise Price	Weighted Average Remaining Life	Exercisable Shares
68,365	$0.03	5.0 years	68,365
35,000	$0.65	5.3 years	35,000
110,942	$1.23	5.6 years	109,692
11,000	$1.43	5.7 years	10,800
275,678	$1.74	6.3 years	272,678
141,000	$2.50	6.6 years	140,600
316,000	$3.25	7.2 years	316,000
95,000	$3.89	7.7 years	95,000
438,450	$5.45	9.3 years	188,801

1,491,435			1,236,936

(7) Stock Warrants

        A summary of the Company's outstanding warrants as of June 30, 2006 is presented below:

Warrants Outstanding
Shares	Exercise Price	Average Remaining Life	Exercisable Shares
478,228	$0.01	4.2 years	247,371
74,005	$0.65	5.3 years	74,005
299,240	$1.23	5.9 years	299,240
113,131	$1.74	6.2 years	113,131
102,251	$2.50	7.2 years	102,251
21,079	$3.25	7.3 years	21,079

1,087,934			857,077

        The outstanding warrants have a weighted average exercise price of $0.86 at June 30, 2006.

        In 2006, the Company issued 178,780 warrants with an exercise price of $0.01 in conjunction with a note payable to an affiliate described in Note 5. The grant-date fair value of each option granted in conjunction with the note payable was $5.44. The fair value of each warrant is estimated on the date of grant using the Black-Scholes pricing model. The following weighted average assumptions were used for the grants:

Dividend yield	—%
Expected volatility	20%
Risk-free interest rate	4.99%
Expected term	3 years

        The total value of the warrants was $972,563 and was recorded as a discount on the note payable with a corresponding entry to additional paid-in-capital.

        In addition, a total of 700,000 warrants with an exercise price of $.01 were voided as part of the termination of the SunTrust operating agreement described in Note 1.

(8) Subsequent Event

        On July 20, 2006, the Company filed Form SB-2 with the United States Securities and Exchange Commission ("SEC") to initiate an offering of its common stock to the public. The Company intends to sell between 1,875,000 and 4,375,000 shares of its common stock for $8.00 per share. The Company will commence sales efforts once the SEC declares the Form SB-2 effective.

Appendix A

NBOG BANCORPORATION, INC. AND SUBSIDIARY
CONSOLIDATED FINANCIAL STATEMENTS

MCNAIR, MCLEMORE, MIDDLEBROOKS & CO., LLP
 CERTIFIED PUBLIC ACCOUNTANTS
 389 MULBERRY STREET    •    POST OFFICE BOX ONE    •    MACON, GA 31202
TELEPHONE (478) 746-6277    •    FACSIMILE (478) 743-6858
 www.mmmcpa.com

RALPH S. McLEMORE, SR., CPA (1902-1981)
SIDNEY B. McNAIR, CPA (1913-1992)

RICHARD A. WHITTEN, JR., CPA
SIDNEY E. MIDDLEBROOKS, CPA, PC	ELIZABETH WARE HARDIN, CPA
RAY C. PEARSON, CPA	CAROLINE E. GRIFFIN, CPA
J. RANDOLPH NICHOLS, CPA	RONNIE K. GILBERT, CPA
WILLIAM H. EPPS, JR., CPA	RON C. DOUTHIT, CPA
RAYMOND A. PIPPIN, JR., CPA	CHESLEY P. CAWTHON, JR., CPA
JERRY A. WOLFE, CPA	CHARLES A. FLETCHER, CPA
W. E. BARFIELD, JR., CPA	MARJORIE HUCKABEE CARTER, CPA
HOWARD S. HOLLEMAN, CPA	BRYAN A. ISGETT, CPA
F. GAY McMICHAEL, CPA	DAVID PASCHAL MUSE, JR., CPA

March 31, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
NBOG Bancorporation, Inc.

        We have audited the accompanying consolidated balance sheets of NBOG Bancorporation, Inc. and Subsidiary as of December 31, 2005, and 2004 and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NBOG Bancorporation, Inc. and Subsidiary as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

        The accompanying consolidated financial statements have been prepared assuming the Bank will continue as a going concern. As discussed in Note 14 to the consolidated financial statements, the Bank entered into a formal agreement with its primary regulator dated August 14, 2004. As of December 31, 2005, the Bank was not in compliance with certain requirements of the agreement. By not meeting these requirements, losses incurred in the current year and the results of a recent regulatory examination could expose the Bank to possible further regulatory actions. As more fully discussed in Note 14, these matters raise substantial doubt about the Bank's ability to continue as a going concern. The ability of the Bank to continue as a going concern is dependent on many factors, including earnings and fully complying with the formal agreement. Management's plans with respect to these matters are also described in Note 14. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ McNAIR, McLEMORE, MIDDLEBROOKS & CO., LLP McNAIR, McLEMORE, MIDDLEBROOKS & CO., LLP

NBOG BANCORPORATION, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
DECEMBER 31

	2005	2004
ASSETS
Cash and Cash Equivalents
Cash and Due from Banks	$680,381	$1,125,521
Federal Funds Sold	95,000	5,301,000

	775,381	6,426,521

Investment Securities Available for Sale, at Fair Value	8,424,986	5,348,728

Other Investments	270,120	234,850

Loans	25,515,185	32,291,811
Allowance for Loan Losses	(785,326)	(989,852)

	24,729,859	31,301,959

Premises and Equipment	2,315,875	2,464,768

Other Real Estate	839,000	1,905,053

Other Assets	526,077	329,640

Total Assets	$37,881,298	$48,011,519

The accompanying notes are an integral part of these consolidated balance sheets.

NBOG BANCORPORATION, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
DECEMBER 31

	2005	2004
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
Noninterest-Bearing	$2,514,693	$2,325,228
Interest-Bearing	31,427,489	41,401,631

	33,942,182	43,726,859

Other Liabilities	165,233	366,640

Commitments
Stockholders' Equity
Preferred Stock, No Par Value; 10,000,000 Shares Authorized; No Shares Issued and Outstanding	—	—
Common Stock, No Par Value; 50,000,000 Shares Authorized; 991,560 and 805,389 Shares Issued and Outstanding in 2005 and 2004, Respectively	8,603,888	7,527,820
Accumulated Deficit	(4,656,733)	(3,585,102)
Accumulated Other Comprehensive Loss	(173,272)	(24,698)

	3,773,883	3,918,020

Total Liabilities and Stockholders' Equity	$37,881,298	$48,011,519

The accompanying notes are an integral part of these consolidated balance sheets.

NBOG BANCORPORATION, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31

	2005	2004
Interest Income
Loans, Including Fees	$2,357,179	$3,370,322
Interest Bearing Deposits	1,510	—
Investments	260,486	95,062
Federal Funds Sold	75,324	80,277

	2,694,499	3,545,661

Interest Expense
Deposits	1,056,053	1,144,287
Other	68	—

	1,056,121	1,144,287

Net Interest Income	1,638,378	2,401,374
Provision for Loan Losses	225,000	2,274,748

Net Interest Income After Provision for Loan Losses	1,413,378	126,626

Noninterest Income
Service Charges on Deposits	55,528	70,688
Gain on Sale or Call of Investment Securities	—	211
Mortgage Origination and Processing Fees	6,094	84,980
Other	16,972	6,099

	78,594	161,978

Noninterest Expenses
Salaries and Employee Benefits	1,109,408	1,164,723
Occupancy and Equipment	373,261	306,816
Professional Fees	256,175	266,531
Other	824,759	775,318

	2,563,603	2,513,388

Loss Before Income Taxes	(1,071,631)	(2,224,784)
Income Taxes	—	664,757

Net Loss	$(1,071,631)	$(2,889,541)

Basic Loss Per Share	$(1.20)	$(3.87)

Weighted Average Shares Outstanding	895,772	747,391

The accompanying notes are an integral part of these consolidated statements.

NBOG BANCORPORATION, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
DECEMBER 31

	2005	2004
Net Loss	$(1,071,631)	$(2,889,541)

Other Comprehensive Income (Loss), Net of Tax
Losses on Securities Arising During the Year	(148,574)	(20,639)
Reclassification Adjustment	—	(139)

Unrealized Losses on Securities	(148,574)	(20,778)

Comprehensive Loss	$(1,220,205)	$(2,910,319)

The accompanying notes are an integral part of these consolidated statements.

NBOG BANCORPORATION, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

	Common Stock
			Accumulated Deficit	Accumulated Comprehensive Income (Loss)
	Shares	Amount			Total
Balance, December 31, 2003	746,890	$7,176,408	$(695,561)	$(3,920)	$6,476,927
Proceeds from Stock Offering	58,499	351,412			351,412
Unrealized Loss on Securities Available for Sale, Net of Tax Benefit of $10,704				(20,778)	(20,778)
Net Loss			(2,889,541)		(2,889,541)

Balance, December 31, 2004	805,389	7,527,820	(3,585,102)	(24,698)	3,918,020
Proceeds from Stock Offering	136,496	579,318			579,318
Exercise of Stock Option and Warrants	49,675	496,750			496,750
Unrealized Loss on Securities Available for Sale				(148,574)	(148,574)
Net Loss			(1,071,631)		(1,071,631)

Balance, December 31, 2005	991,560	$8,603,888	$(4,656,733)	$(173,272)	$3,773,883

See accompanying notes to consolidated financial statements.

NBOG BANCORPORATION, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31

	2005	2004
Cash Flows from Operating Activities
Net Loss	$(1,071,631)	$(2,889,541)
Adjustments to Reconcile Net Loss to
Net Cash Provided (Used) by Operating Activities
Provision for Loan Losses	225,000	2,274,749
Provision for Losses on Other Real Estate	—	46,684
Depreciation, Amortization and Accretion	214,859	164,909
Gain on Sale or Call of Investment Securities Available for Sale	—	(211)
Loss on Sale of Other Real Estate	144,979	40,796
Loss on Sale or Retirement of Premises and Equipment	—	28,001
Change In
Other Assets	(33,571)	974,173
Other Liabilities	(201,406)	321,375

	(721,770)	960,935

Cash Flows from Investing Activities
Purchases of Investment Securities Available for Sale	(4,501,436)	(4,023,692)
Proceeds from Maturities, Calls and Paydowns of Investment Securities Available for Sale	1,271,586	1,375,342
Proceeds from Sales of Investment Securities Available for Sale	—	—
Purchases of Other Investments	(66,120)	(100,400)
Proceeds from the Sale of Other Investments	30,850	73,100
Net Change in Loans	5,440,200	10,937,452
Proceeds from the Sale of Other Real Estate	1,827,974	366,494
Proceeds from the Sale of Premises and Equipment	—	14,500
Purchases of Premises and Equipment, Including Construction in Progress	(33,972)	(1,968,116)

	3,969,082	6,674,680

Cash Flows from Financing Activities
Net Change in Deposits	(9,784,677)	(5,358,263)
Payment of Deferred Offering Costs	(189,843)	(7,155)
Exercise of Stock Options and Warrants	496,750	—
Proceeds from the Issuance of Common Stock	579,318	351,412

	(8,898,452)	(5,014,006)

Net Increase (Decrease) in Cash and Cash Equivalents	(5,651,140)	2,621,609
Cash and Cash Equivalents, Beginning	6,426,521	3,804,912

Cash and Cash Equivalents, Ending	$775,381	$6,426,521

See accompanying notes to consolidated financial statements.

NBOG BANCORPORATION, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Summary of Significant Accounting Policies

Principles of Consolidation

        The consolidated financial statements include the accounts of NBOG Bancorporation, Inc. (the Company) and its wholly-owned subsidiary, The National Bank of Gainesville (the Bank). All significant intercompany balances and transactions have been eliminated in consolidation.

Nature of Operations

        The Bank provides a variety of retail and commercial banking services for consumers and small businesses located primarily in the Gainesville, Georgia area. Lending and investing activities are funded primarily by deposits gathered through its banking office. The Bank commenced operations on March 21, 2002.

Use of Estimates

        In preparing the consolidated financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans and the valuation of deferred tax assets.

Reclassifications

        In certain instances, amounts reported in prior years' consolidated financial statements have been reclassified to conform to statement presentations selected for 2005. Such reclassifications had no effect on previously reported stockholders' equity or net income.

Concentrations of Credit Risk

        Lending is concentrated in mortgage, commercial and consumer loans to local borrowers. In management's opinion, although the Bank has a high concentration of real estate loans, these loans are well collateralized and do not pose an adverse credit risk. In addition, the balance of the loan portfolio is sufficiently diversified to avoid significant concentration of credit risk.

        The success of the Bank is dependent, to a certain extent, upon the economic conditions in the geographic markets it serves. No assurance can be given that the current economic conditions will continue. Adverse changes in the economic conditions in these geographic markets would likely have a material detrimental effect on the Bank's results of operations and financial condition. The operating results of the Bank depend primarily on its net interest income. Accordingly, operations are subject to risks and uncertainties surrounding the exposure to changes in the interest rate environment.

Investment Securities

        Investment securities are recorded under the provisions of Statement of Financial Accounting Standards (SFAS) No. 115, whereby the Bank may classify its securities as trading, available for sale or held to maturity. Trading securities are purchased and held for sale in the near term. Securities held to maturity are those which the Bank has the ability and intent to hold until maturity. All other securities not classified as trading or held to maturity are considered available for sale. As of December 31, 2005 and 2004, all investment securities are classified as available for sale.

        Securities available for sale are reported at estimated fair value. Unrealized gains and losses on securities available for sale are excluded from earnings and are reported in accumulated other comprehensive income (loss), a component of stockholders' equity. Gains and losses from sales of securities available for sale are computed using the specific identification method. This caption includes securities, which may be sold to meet liquidity needs arising from unanticipated deposit and loan fluctuations, changes in regulatory capital requirements or unforeseen changes in market conditions. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

        Declines in the fair value of individual securities available for sale below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other than temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Other Investments

        Other investments include equity securities with no readily determinable fair value. These investments are carried at cost.

Loans

        Loans that the Bank has the ability and intent to hold for the foreseeable future or until maturity are recorded at their principal amount outstanding, net of unearned interest and fees. Interest income on loans is recognized using the effective interest method.

        When management believes there is sufficient doubt as to the collectibility of principal or interest on any loan, the accrual of applicable interest is discontinued and the loan is designated as nonaccrual, unless the loan is well secured and in the process of collection. Interest payments received on nonaccrual loans are either applied against principal or reported as income, according to management's judgment as to the collectibility of principal. Loans are returned to an accrual status when factors indicating doubtful collectibility on a timely basis no longer exist.

Allowance for Loan Losses

        The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

        The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revisions as more information becomes available.

        The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as doubtful, substandard, or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers nonclassified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management's estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

        A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price or the fair value of the collateral if the loan is collateral dependent.

Off-Balance Sheet Credit Related Financial Instruments

        In the ordinary course of business, the Bank has entered into commitments to extend credit, including commitments under standby letters of credit. Such financial instruments are recorded when they are funded.

Premises and Equipment

        Premises and equipment are carried at cost less accumulated depreciation. Depreciation of premises and equipment is provided over the estimated useful lives of the respective assets utilizing the straight-line method. Premises and equipment that are still undergoing development and have not been placed in service are classified as construction in process and are not depreciated. Expenditures for major renewals and betterments are capitalized and those for maintenance and repairs are charged to income as incurred.

Other Real Estate

        Other real estate owned represents property acquired through foreclosure. Properties are carried at the lower of cost or current appraisal values. Losses from the acquisition of property in full or partial satisfaction of debt are recorded as loan losses. Subsequent declines in value, routine holding costs and gains or losses upon disposition are included in other expense.

Transfers of Financial Assets

        Transfers of financial assets are accounted for as sales, when control over the asset has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Income Taxes

        The Company accounts for income taxes under the liability method. Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date.

        In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the assets and liabilities result in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income and tax planning strategies.

Comprehensive Income

        Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain changes in assets and liabilities, such as unrealized gains and losses on securities available for sale, represent equity changes from economic events of the period other than transactions with owners and are not reported in the consolidated statements of operations but as a separate component of the equity section of the consolidated balance sheets. Such items are considered components of other comprehensive income. SFAS No. 130, Reporting Comprehensive Income, requires the presentation in the consolidated financial statements of net income and all items of other comprehensive income as total comprehensive income.

Net Loss Per Share

        Net loss per common share are based on the weighted average number of common shares outstanding during the period. The effects of potential common shares outstanding are included in diluted earnings (loss) per share. No common stock equivalents were considered in 2005 or 2004 as the effects of such would be antidilutive to the loss per share calculation.

Stock Compensation Plans

        SFAS No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, (APB 25) whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Under ABP 25, stock options issued under the Company's stock option plan have no intrinsic value at the grant date and, as such, no compensation cost is recognized. The Company has elected to apply the accounting methodology in APB 25. The Company's stock options and warrants had an additional proforma effect of $228,174 to the $1,071,631 net loss incurred during 2005 and an additional proforma effect of $225,593 to the $2,889,541 net loss incurred during 2004.

Statements of Cash Flows

        For reporting cash flows, cash and cash equivalents include cash on hand, noninterest-bearing amounts due from banks and federal funds sold. Cash flows from demand deposits, NOW accounts, savings accounts, loans and certificates of deposit are reported net.

        Supplementary cash flow information:

	2005	2004
Cash Paid During the Year for Interest, Net of Capitalized Interest of $0 and $51,162 in 2005 and 2004, Respectively	$1,042,743	$1,204,717

Cash Paid for Income Taxes	$—	$15,000

Noncash Investing and Financing Activities:
Transfer of Loans to Other Real Estate	$936,900	$2,425,179

Change in Unrealized Loss on Securities Available for Sale	$(148,574)	$(20,778)

Changes in Accounting Principles and Effects of New Accounting Pronouncements

        In December 2004, the FASB issued Statement No. 123 (revised 2004) (FAS 123 (R)), Share-Based Payments. FAS 123 (R) requires all entities to recognize compensation expense in an amount equal to the fair value of share-based payments such as stock options granted to employees. The Company may elect to adopt FAS 123 (R) using a modified prospective method or modified retrospective method. Under the modified retrospective method, the Company would restate previously issued financial statements, basing the expense on that previously reported in their pro forma disclosures required by FAS 123. The modified prospective method would require the Company to record compensation expense for the unvested portion of previously granted awards that remain outstanding at the date of adoption as these awards continue to vest. FAS 123 (R) is effective for the first fiscal year beginning after June 15, 2005. Management has elected to use the modified prospective method and has completed its evaluation of the effect that FAS 123 (R) will have and believes that the effect of its implementation will be consistent with the proforma disclosures noted above.

        On June 7, 2005, the FASB issued Statement No. 154 (FAS 154), Accounting Changes and Error Corrections—a replacement of Accounting Principles Board (APB) Opinion No. 20, Accounting Changes, and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements. Under the provisions of FAS 154, voluntary changes in accounting principles are applied retrospectively to prior periods' financial statements unless it would be impractical to do so. FAS 154 supersedes APB Opinion No. 20, which required that most voluntary changes in accounting principles be recognized by including in the current period's net income the cumulative effect of the change. FAS 154 also makes a distinction between "retrospective application" of a change in accounting principle and the "restatement" of financial statements to reflect the correction of an error. The provisions of FAS 154 are effective for accounting changes made in fiscal years beginning after December 15, 2005. Management of the Company does not expect the adoption of this standard to have a material impact on its financial position or results of operations.

        In March 2004, the Financial Accounting Standards Board (FASB) and Emerging Issues Task Force (EITF) reached consensus on several issues being addressed in EITF Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. The consensus provides guidance for evaluating whether an investment is other than temporarily impaired and was effective for other than temporary impairment evaluations made in reporting periods beginning after June 15, 2004. The disclosure provisions of EITF 03-1 continue to be effective for the Company's consolidated financial statements for the year ended December 31, 2005.

        On November 3, 2005, the FASB issued FASB Staff Position (FSP) Nos. FAS 115-1 and FAS 124-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. This FSP addresses the determination as to when an investment is considered impaired, whether that impairment is other than temporary, and the measurement of an impairment loss. This FSP also includes accounting considerations subsequent to the recognition of an other than temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other than temporary impairments. This FSP nullifies certain requirements of EITF Issue 03-1, and supersedes EITF Topic No. D-44, Recognition of Other-Than-Temporary Impairment upon the Planned Sale of a Security Whose Cost Exceeds Fair Value. The guidance in this FSP amends FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities. The FSP is effective for reporting periods beginning after December 15, 2005. The Company does not anticipate any material impact to its financial condition or results of operations as a result of the adoption of this guidance.

(2) Investment Securities Available for Sale

        At December 31, 2005 and 2004, the amortized cost and fair value of investment securities available for sale are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
2005
U.S. Government Agencies	$3,990,249	$—	$(70,899)	$3,919,350
Mortgage Backed Securities	4,608,009	—	(102,373)	4,505,636

	$8,598,258	$—	$(173,272)	$8,424,986

2004
U.S. Government Agencies	$1,498,951	$—	$(14,101)	$1,484,850
Mortgage Backed Securities	3,887,199	2,007	(25,328)	3,863,878

	$5,386,150	$2,007	$(39,429)	$5,348,728

        The following outlines the unrealized losses and fair value by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2005 and 2004:

	Less Than 12 Months		12 Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
2005
U.S. Government Agencies	$2,461,950	$(28,887)	$1,457,400	$(42,012)	$3,919,350	$(70,899)
Mortgage Backed Securities	2,655,604	(66,639)	1,850,032	(35,734)	4,505,636	(102,373)

	$5,117,554	$(95,526)	$3,307,432	$(77,746)	$8,424,986	$(173,272)

2004
U.S. Government Agencies	$1,484,850	$(14,101)	$—	$—	$1,484,850	$(14,101)
Mortgage Backed Securities	2,702,736	(25,328)	—	—	2,702,736	(25,328)

	$4,187,586	$(39,429)	$—	$—	$4,187,586	$(39,429)

        At December 31, 2005, unrealized losses on the debt securities arose due to changing interest rates and market conditions and are considered to be temporary because of acceptable investment grades where the repayment sources of principal and interest are backed by the U.S. Government and Government sponsored corporations. At December 31, 2005, all fifteen securities issued by U.S. Government agencies and Government sponsored corporations, including mortgage backed securities, contained unrealized losses.

        The amortized cost and estimated fair value of investment securities available for sale at December 31, 2005, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Estimated Fair Value
U.S. Government Agencies
1 to 5 Years	$2,495,353	$2,439,800
5 to 10 Years	1,494,896	1,479,550
Mortgage Backed Securities	4,608,009	4,505,636

	$8,598,258	$8,424,986

        At December 31, 2004 and 2005, there were no securities required to be pledged to secure public deposits.

(3) Loans

        The composition of loans as of December 31 are:

	2005	2004
Commercial, Financial and Agricultural	$4,420,005	$7,043,577
Real Estate-Mortgage	15,346,462	15,821,976
Real Estate-Construction	1,479,165	1,782,584

Consumer	4,269,553	7,643,674

	$25,515,185	$32,291,811

        The Bank grants loans and extensions of credit to individuals and a variety of businesses and corporations located primarily in its general trade area of Hall County, Georgia. Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by improved and unimproved real estate and is dependent upon the real estate market.

(4) Allowance for Loan Losses

        Transactions in the allowance for loan losses are summarized for the years ended December 31 as follows:

	2005	2004
Balance, Beginning	$989,852	$565,962
Provision Charged to Operating Expenses	225,000	2,274,748
Loans Charged Off	(777,586)	(2,048,216)
Loan Recoveries	348,060	197,358

Balance, Ending	$785,326	$989,852

        At December 31, 2005 and 2004, the total recorded investment in loans on nonaccrual status approximated $778,000 and $1,730,000, respectively. The recorded investment in loans past due 90 days or more and still accruing interest approximated $80,000 and $0 as of December 31, 2005 and 2004,

respectively. Interest income that would have been recognized on the nonaccrual loans totaled $46,533 and $109,830 in 2005 and 2004. Impaired loans approximated $83,000 and $656,000 as of December 31, 2005 and 2004, respectively. The allowance for loan loss included a specific allowance of $8,336 and $0 for impaired loans as of December 31, 2005 and 2004, respectively. The average investment in impaired loans during 2005 and 2004 approximated $569,000 and $1,938,000, respectively. Interest income recognized on impaired loans approximated $33,300 and $21,900 in 2005 and 2004, respectively. Interest income recognized on impaired loans on a cash basis in 2005 and 2004 approximated $0 and $35,100, respectively. No additional funds are committed to be advanced in connection with impaired loans.

(5) Premises and Equipment

        Premises and equipment are comprised of the following as of December 31:

	2005	2004
Land and Land Improvements	$409,442	$402,006
Building	1,668,560	1,655,022
Furniture and Equipment	650,022	636,009
Bank Vehicles	6,795	6,795
Construction in Process	—	1,016

	2,734,819	2,700,848
Accumulated Depreciation	(418,944)	(236,080)

	$2,315,875	$2,464,768

        Depreciation charged to operations totaled $182,865 and $139,505 for 2005 and 2004, respectively.

        Capitalized interest included in premises and equipment totaled $0 and $51,162 in 2005 and 2004, respectively.

(6) Deposits

        The aggregate amount of overdrawn deposit accounts reclassified as loan balances totaled $4,138 and $31,301 as of December 31, 2005 and 2004, respectively.

        Components of interest-bearing deposits as of December 31 are as follows:

	2005	2004
Interest-Bearing Demand	$937,520	$734,977
Savings	2,039,604	4,205,161
Time, $100,000 and Over	6,430,499	10,423,923
Other Time	22,019,866	26,037,570

	$31,427,489	$41,401,631

        The aggregate amount of short-term jumbo certificates of deposit, each with a minimum denomination of $100,000, was approximately $5,143,000 and $8,340,000 as of December 31, 2005 and 2004, respectively.

        As of December 31, 2005, the scheduled maturities of certificates of deposit are as follows:

Year	Amount
2006	$20,969,845
2007	4,524,408
2008	1,399,199
2009	124,726

2010	1,432,187

$28,450,365

(7) Income Taxes

        The components of the income tax expense for the years ended December 31 are as follows:

	2005	2004
Deferred Expense	$374,554	$1,353,590
Change in Valuation Allowance	(374,554)	(688,833)

	$—	$664,757

        The difference between income tax expense and the amount computed by applying the statutory federal income tax rate to the earnings before income taxes for the year ended December 31, 2005 relates primarily to the change in the valuation allowance.

        The following summarizes the components of deferred taxes at December 31:

	2005	2004
Deferred Income Tax Assets
Allowance for Loan Losses	$166,027	$226,043
Pre-opening Expenses	71,509	107,263
Premises and Equipment	—	3,902
Operating Loss Carryforwards	1,483,876	972,469
Net Unrealized Losses on Investments
Securities Available for Sale	—	12,723
Other	1,015	28,913

	1,722,427	1,351,313
Deferred Tax Liabilities
Premises and Equipment	9,283	—

	1,713,144	1,351,313
Less Valuation Allowance	(1,713,144)	(1,338,590)

Net Deferred Tax Asset	$—	$12,723

        The future tax consequences of the differences between the financial reporting and tax bases of the Company's assets and liabilities resulted in a net deferred tax asset. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

        At December 31, 2005, the Company had federal and state net operating loss carryforwards for tax purposes of approximately $4,364,000, which will expire beginning in 2018 if not previously utilized.

(8) Borrowings

        The Bank had lines of credit available at December 31, 2005 and 2004 totaling $2,900,000 and $3,900,000, respectively, with its correspondent banks which represent available credit for overnight borrowings from financial institutions. No balances were outstanding as of December 31, 2005 and 2004.

(9) Commitments

        The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized on the consolidated balance sheets. The contractual amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

        The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. In most cases, the Bank requires collateral to support financial instruments with credit risk.

        The following summarizes commitments as of December 31:

	Approximate Contract Amount
	2005	2004
Financial Instruments Whose Contract Amounts Represent Credit Risk
Commitments to Extend Credit	$2,699,000	$1,314,000
Standby Letters of Credit	294,000	130,000

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit is based on management's credit evaluation. Collateral held varies but may include unimproved and improved real estate, certificates of deposit or personal property.

        Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

(10) Stockholders' Equity

        Shares of preferred stock may be issued from time to time in one or more series as established by resolution of the board of directors of the Company, up to a maximum of 10,000,000 shares. Each resolution shall include the number of shares issued, preferences, special rights and limitations as determined by the board.

        Dividends paid by the Bank are the primary source of funds available to the Company. Banking regulations limit the amount of dividends that may be paid without prior approval of the regulatory authorities. These restrictions are based on the level of regulatory classified assets, the prior years' net earnings and the ratio of equity capital to total assets. The Bank is currently not allowed to pay dividends to the Company until it becomes cumulatively profitable.

(11) Related Party Transactions

        It is the Bank's policy to make loans to directors and officers, including companies in which they have a beneficial interest, in the normal course of business. It is also the Bank's policy to comply with federal regulations that require that loan and deposit transactions with directors and executive officers be made on substantially the same terms as those prevailing at the time made for comparable loans and deposits to other persons.

        The following summary reflects activities for related party loans:

	2005	2004
Balance, Beginning	$872,614	$195,460
New Loans	113,153	803,580
Principal Repayments	(438,323)	(126,426)

Balance, Ending	$547,444	$872,614

        As of December 31, 2005 and 2004, deposit accounts for related parties totaled approximately $634,000 and $232,000, respectively.

(12) Employee and Director Benefit Plans

Stock Option Plan and Warrants

        Organizers of the Company were entitled to receive, in aggregate, 199,736 stock warrants. Each warrant entitled its holder to purchase an additional share of the Company's common stock for $10. The warrants vested over a three-year period from the date of grant, March 25, 2002, and became fully vested in 2005. During 2004, 6,667 warrants became exercisable only upon a change in control occurring after March 25, 2007. During 2005, 39,676 warrants were exercised with the remaining 153,393 warrants eligible to be exercised as of December 31, 2005. Expiration of the warrants occurs on the tenth anniversary of the grant date.

        During 2003, the stockholders approved a stock option plan (the Option Plan) whereby the Company may grant options to acquire shares of common stock of the Company at the then fair value. A total of 125,000 shares of common stock were reserved for possible issuance under this plan. Vesting periods are established by the board at the date of grant and expire on the tenth anniversary of the grant date. All options granted to directors in the Company's stock option plan became fully vested as of June 30, 2005. On April 21, 2005, the Company's board of directors voted to accelerate the vesting of these options in recognition of directors who exercised one-third of their existing options at March 31, 2005 to help the Company meet the minimum capital requirements of the Formal Agreement with the OCC.

        On September 20, 2005, the board of directors approved the granting of nonqualified stock options to a consultant of the Company. The options allow the consultant the right to purchase 100,000 shares at an exercise price of $5 per share. The options have a maximum term of ten years and vest in equal one-third annual increments commencing on September 20, 2005. As a result, one-third of the options (representing 33,333 shares) are currently vested and exercisable, with the next third (33,333 shares) vesting on September 20, 2006 and the final third (33,334 shares) vesting on September 20, 2007.

        A summary of activity related to the stock options, for the years ended December 31, 2005 and 2004 is presented below:

	Shares	Weighted Average Exercise Price
Outstanding, December 31, 2003	81,000	$10.00
Granted	27,500	10.00
Forfeited	20,000	10.00
Outstanding, December 31, 2004	88,500	10.00
Granted	133,000	5.00
Exercised	9,999	10.00
Forfeited	58,500	10.00

Outstanding, December 31, 2005	153,001	$5.65

Eligible to be Exercised, December 31, 2005	53,334	$6.88

        Information pertaining to options outstanding at December 31, 2005 is as follows:

Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Number Exercisable
$10	20,001	7.5 Years	20,001
5	133,000	9.8 Years	33,333

	153,001	9.5 Years	53,334

        The weighted average fair values of options granted during 2005 and 2004 were $.72 and $3.43, respectively. The fair value of each option grant is estimated on the date of the grant using the Minimum Value pricing model with the following weighted average assumptions used:

	2005	2004
Dividend Yield	0.00%	0.00%
Risk Free Interest Rate	4.25%	4.25%
Expected Life (in Years)	10	10

(13) Fair Value of Financial Instruments

        SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized on the face of the balance sheet, for which it is practicable to estimate that value. The assumptions used in the estimation of the fair value of NBOG Bancorporation's financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered a surrogate of the liquidation value of the Bank, but rather a good-faith estimate of the increase or decrease in value of financial instruments held by the Bank since purchase, origination or issuance.

        Cash and Short-Term Investments—For cash, due from banks and federal funds sold, the carrying amount is a reasonable estimate of fair value.

        Investment Securities Available for Sale—Fair values for investment securities are based on quoted market prices.

        Other Investments—The fair value of other investments approximates carrying value.

        Loans—The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is a reasonable estimate of fair value.

        Deposit Liabilities—The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

        Standby Letters of Credit and Unfulfilled Loan Commitments—Because these items are made using variable rates, the contract value is a reasonable estimate of fair value.

        The carrying amount and estimated fair values of the Bank's financial instruments as of December 31 are presented hereafter:

	2005		2004
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in Thousands)
Assets
Cash and Short-Term Investments	$775	$775	$6,427	$6,427
Investment Securities Available for Sale	8,425	8,425	5,349	5,349
Other Investments	270	270	235	235
Loans	25,515	25,521	32,292	33,040
Liabilities
Deposits	33,942	33,828	43,727	43,390
Unrecognized Financial Instruments
Standby Letters of Credit	—	294	—	130
Unfulfilled Loan Commitments	—	2,699	—	1,314

        Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Bank's financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

        Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include the deferred income taxes and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

(14) Regulatory Matters

        In August 2004, as a result of a regulatory examination conducted in April 2004, the Bank entered into a formal agreement with its primary regulator with regard to, among other things, achievement of agreed-upon capital levels, obtaining a permanent President and Senior Lender, obtaining current and satisfactory credit information on all loans over $25,000, and eliminating the basis of criticism of assets criticized. A regulatory examination conducted in November 2005 determined that the Bank was not in compliance with certain elements of the formal agreement, namely the appointment of a President and Senior Lender, the development of a three-year capital plan, current and satisfactory credit information on all loans, eliminating the basis of criticized assets and development of a strategic plan. In January 2006, the board of directors passed a resolution to identify, and enter into an agreement with, a strategic partner who would either purchase the entire Bank or a significant interest in the Bank. As a result, the Bank's primary regulator agreed to a 90-day waiver of certain commitments contained in the formal agreement, namely the appointment of a President and Senior Lender, the development of a three-year capital plan, and development of a strategic plan. While not meeting these requirements could expose the Bank to further regulatory actions, and these matters raise a substantial doubt about the Bank's ability to continue as a going concern, the Bank is currently engaged in discussions with a potential purchaser.

        The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements. Under certain adequacy guidelines and the regulatory framework for prompt corrective action, specific capital guidelines that involve quantitative measures of the assets, liabilities and certain off-balance sheet items, as calculated under regulatory accounting practices, must be met. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of Total and Tier 1 Capital to risk-weighted assets and of Tier 1 Capital to average assets.

        On August 19, 2004, the board of directors entered into a formal agreement with the Office of the Comptroller of the Currency (OCC), which outlines actions to be taken by the Bank to address concerns by the OCC. One provision of the agreement calls for the Bank to maintain a total capital (to risk-weighted assets) ratio of 14 percent and Tier 1 Capital (to average assets) ratio of 9 percent as of December 31, 2005.

        As of December 31, 2005, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. Additionally, under an agreement with the Office of the Comptroller of the Currency, the Bank is required to maintain a Tier 1 Capital to average asset ratio of no less than 8 percent for the first three years of operations. The actual capital amounts and ratios for the Bank are also presented in the table. Disclosures related to the Company have been excluded as they did not significantly deviate from the disclosure herein.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(In Thousands)
December 31, 2005
Total Capital to Risk-Weighted Assets	4,104	14.51	2,263	8.00	2,829	10.00
Tier I Capital to Risk-Weighted Assets	3,745	13.24	1,132	4.00	1,698	6.00
Tier I Capital to Average Assets	3,745	9.18	1,632	4.00	2,039	5.00
December 31, 2004
Total Capital to Risk-Weighted Assets	4,362	12.60	2,768	8.00	3,460	10.00
Tier I Capital to Risk-Weighted Assets	3,923	11.30	1,384	4.00	2,076	6.00
Tier I Capital to Average Assets	3,923	7.80	2,015	4.00	2,518	5.00

(15) Other Operating Expenses

        Components of other operating expenses which are greater than 1 percent of interest income and other operating income for the years ended December 31 are as follows:

	2005	2004
Data Processing Fees	$117,366	$111,854
Advertising and Marketing	94,500	98,080
Insurance and Assessments	178,981	71,426
Office Supplies	23,424	43,847
Telephone	30,657	31,606
Other Loan Related and Repossession	268,079	264,333
Other Miscellaneous	50,023	89,276

(16) Financial Information of NBOG Bancorporation, Inc. (Parent Only)

NBOG BANCORPORATION, INC. (PARENT ONLY)
BALANCE SHEETS
DECEMBER 31

	2005	2004
ASSETS
Cash and Interest-Bearing Deposits	$26,400	$36,620
Investment in Subsidiary	3,631,270	3,897,845
Other Assets	116,212	8,555

Total Assets	$3,773,882	$3,943,020

LIABILITIES AND STOCKHOLDERS' EQUITY
Other Liabilities	$—	$25,000
Stockholders' Equity	3,773,882	3,918,020

Total Liabilities and Stockholders' Equity	$3,773,882	$3,943,020

NBOG BANCORPORATION, INC. (PARENT ONLY)
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31

	2005	2004
Interest Income	$6,864	$768

Other Noninterest Income	2	—

	6,866	768
Expenses
Other Operating	34,543	82,615

Loss Before Equity in Undistributed Loss of Subsidiary	(27,677)	(81,847)
Equity in Undistributed Loss of Subsidiary	(1,043,954)	(2,807,694)

Net Loss	$(1,071,631)	$(2,889,541)

NBOG BANCORPORATION, INC. (PARENT ONLY)
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31

	2005	2004
Cash Flows from Operating Activities
Net Loss	$(1,071,631)	$(2,889,541)
Adjustments to Reconcile Net Loss to Net Cash Used by Operating Activities
Equity in Undistributed Loss of Subsidiary	1,043,954	2,807,694
Change In
Other Assets	23,272	(1,400)
Other Liabilities	(25,000)	25,000

	(29,405)	(58,247)

Cash Flows from Investing Activities
Capital Infusion in Subsidiary	(867,040)	(519,410)

Cash Flows from Financing Activities
Exercise of Stock Options and Warrants	496,750	—
Proceeds from Sale of Common Stock	579,318	351,412
Payments of Deferred Offering Costs	(189,843)	(7,155)

	886,225	344,257

Net Decrease in Cash	(10,220)	(233,400)
Cash and Interest-Bearing Deposits, Beginning	36,620	270,020

Cash and Interest-Bearing Deposits, Ending	$26,400	$36,620

NBOG BANCORPORATION, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	June 30, 2006	December 31, 2005
	(Unaudited)
ASSETS
Cash and Cash Equivalents
Cash and Due from Banks	$513,331	$680,381
Federal Funds Sold	1,140,000	95,000

	1,653,331	775,381

Investment Securities Available for Sale, at Fair Value	7,639,387	8,424,986

Other Investments	329,820	270,120

Loans	24,928,199	25,515,185
Allowance for Loan Losses	(762,924)	(785,326)

	24,165,275	24,729,859

Premises and Equipment	2,276,955	2,315,875

Other Real Estate	789,800	839,000

Other Assets	288,460	526,077

Total Assets	$37,143,028	$37,881,298

The accompanying notes are an integral part of these consolidated statements.

 NBOG BANCORPORATION, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	June 30, 2006	December 31, 2005
	(Unaudited)
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
Noninterest-Bearing	$2,087,616	$2,514,693
Interest-Bearing	29,849,871	31,427,489

	31,937,487	33,942,182

Other Borrowings	2,000,000	—

Other Liabilities	241,540	165,233

Stockholders' Equity
Preferred Stock, No Par Value; 10,000,000 Shares Authorized; No Shares Issued and Outstanding	—	—
Common Stock, No Par Value; 50,000,000 Shares Authorized; 993,560 and 991,560 Shares Issued and Outstanding in 2006 and 2005, Respectively	8,611,888	8,603,888
Accumulated Deficit	(5,391,409)	(4,656,733)
Accumulated Other Comprehensive Loss	(256,478)	(173,272)

	2,964,001	3,773,883

Total Liabilities and Stockholders' Equity	$37,143,028	$37,881,298

The accompanying notes are an integral part of these consolidated statements.

 NBOG BANCORPORATION, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS AND SIX MONTHS ENDED JUNE 30
(UNAUDITED)

	Three Months Ended		Six Months Ended
	2006	2005	2006	2005
Interest Income
Loans, Including Fees	$577,303	$589,235	$1,112,252	$1,232,739
Investments	90,960	61,155	179,463	114,980
Federal Funds Sold	9,113	16,118	15,965	36,931

	677,376	666,508	1,307,680	1,384,650

Interest Expense
Deposits	318,092	236,452	619,096	467,739
Fed Funds Purchased	162	—	353	—
Other Borrowings	20,502	—	20,502	—

	338,756	236,452	639,951	467,739

Net Interest Income	338,620	430,056	667,729	916,911
Provision for Loan Losses	—	—	—	225,000

Net Interest Income After Provision for Loan Losses	338,620	430,056	667,729	691,911

Non-interest Income
Service Charges and Fees on Deposits	16,229	16,561	29,344	26,426
Mortgage Origination and Processing Fees	—	—	10,125	669
Other	3,440	2,958	9,463	10,284

	19,669	19,519	48,932	37,379

Non-interest Expenses
Salaries and Employee Benefits	226,291	287,223	464,449	591,947
Occupancy and Equipment	83,993	90,324	170,908	188,352
Professional Fees	67,765	55,608	143,493	107,077
Other	355,607	304,966	494,987	500,357

	733,656	738,121	1,273,837	1,387,733

Loss Before Income Taxes	(375,367)	(288,546)	(557,176)	(658,443)
Provision for Income Taxes	—	—	—	—

Net Loss	$(375,367)	$(288,546)	$(557,176)	$(658,443)

Basic Loss Per Share	$(.38)	$(.33)	$(.56)	$(.78)

Weighted Average Shares Outstanding	993,560	870,482	993,284	845,591

The accompanying notes are an integral part of these consolidated statements.

 NBOG BANCORPORATION, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
FOR THE THREE MONTHS AND SIX MONTHS ENDED JUNE 30
(UNAUDITED)

	Three Months Ended		Six Months Ended
	2006	2005	2006	2005
Net Loss	$(375,367)	$(288,546)	$(557,176)	$(658,443)

Other Comprehensive Loss, Net of Tax
Gains (Losses) on Securities Arising During the Year	(68,026)	26,668	(83,206)	(18,979)
Reclassification Adjustment	—	—	—	—

Unrealized Gains (Losses) on Securities	(68,026)	26,668	(83,206)	(18,979)

Comprehensive Loss	$(443,393)	$(261,878)	$(640,382)	$(677,422)

The accompanying notes are an integral part of these consolidated statements.

NBOG BANCORPORATION, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30

(UNAUDITED)

	2006	2005
Cash Flows from Operating Activities
Net Loss	$(557,176)	$(658,443)
Adjustments to Reconcile Net Loss to Net Cash Used by Operating Activities
Provision for Loan Losses	—	225,000
Provision for Losses on Other Real Estate	208,995	—
Depreciation, Amortization and Accretion	93,485	114,960
Loss on Sale of Other Real Estate	21,688	120,410
Loss on Sale of Bank Vehicle	1,304	—
Stock Compensation Expense	15,900	—
Change In
Other Assets	(35,479)	(32,293)
Other Liabilities	76,307	148,392

	(174,976)	(81,974)

Cash Flows from Investing Activities
Purchases of Investment Securities Available for Sale	—	(2,507,010)
Purchases of Other Investments	(90,000)	(3,700)
Proceeds from Maturities, Calls and Pay-downs of Investment Securities Available for Sale	699,359	553,077
Proceeds from the Sale of Other Investments	30,300	21,800
Net Change in Loans	89,584	2,999,093
Proceeds from the Sale of Other Real Estate	372,512	1,121,795
Proceeds from the Sale of Bank Vehicle	3,000	—
Purchases of Premises and Equipment, Including Construction in Progress	(51,578)	(25,119)

	1,053,177	2,159,936

Cash Flows from Financing Activities
Net Change in Deposits	(2,004,695)	(5,487,013)
Payment of Deferred Offering Costs	(3,556)	(107,102)
Exercise of Stock Options and Warrants	—	496,750
Proceeds from FHLB Advance	2,000,000	—
Proceeds from the Issuance of Common Stock	8,000	219,966

	(251)	(4,877,399)

Net Increase (Decrease) in Cash and Cash Equivalents	877,950	(2,799,437)
Cash and Cash Equivalents, Beginning	775,381	6,426,521

Cash and Cash Equivalents, Ending	$1,653,331	3,267,084

The accompanying notes are an integral part of these consolidated statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Note 1—Basis of Presentation

        NBOG Bancorporation, Inc. (the Company), a bank holding company, owns 100% of the outstanding common stock of The National Bank of Gainesville (the Bank), which operates in the Gainesville, Georgia area.

        The consolidated financial statements include the accounts of the Company and the Bank. All inter-company accounts and transactions have been eliminated in consolidation.

        The accompanying financial statements have been prepared in accordance with the requirements for interim financial statements and, accordingly, they omit disclosures, which would substantially duplicate those contained in the most recent annual report to shareholders on Form 10-KSB. The financial statements as of June 30, 2006 and 2005 are unaudited and, in the opinion of management, include all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation. The results of operations for the three months and six months ended June 30, 2006 are not necessarily indicative of the results of a full year's operations. The financial information as of December 31, 2005 has been derived from the audited financial statements as of that date. For further information, refer to the financial statements and the notes included in the Company's 2005 Form 10-KSB.

Stock Compensation Plans

        The Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (FAS 123R) on January 1, 2006 using the modified prospective transition method. Under the modified prospective transition method, awards that are granted, modified or settled beginning at the date of adoption will be measured and accounted for in accordance with FAS 123R. In addition, expense is recognized in the statement of income for unvested awards that were granted prior to the date of adoption based on the fair value of the award as determined at the grant date. The financial statements as of and for the six months ended June 30, 2006 reflect additional compensation expense of $15,900 as a result of implementing FAS 123R. In accordance with the modified prospective transition method, the financial statements for prior periods have not been restated. Therefore, the results for the first half of 2006 are not directly comparable to the same period in 2005.

        Prior to the adoption of FAS 123R, the Company applied the existing accounting rules under APB Opinion No. 25, which provided that no compensation expense was charged for options granted at an exercise price equal to the market value of the underlying common stock on the date of the grant. If the fair value recognition provisions of FAS 123R had been applied to stock-based compensation for the three months and six months ended June 30, 2005, the Company's pro forma net loss and loss per share would have been as follows:

	Three Months Ended June 30, 2005	Six Months Ended June 30, 2005
Net loss:
As reported	$(288,546)	$(658,433)
Deduct: Total stock-based employee compensation expense determined under fair value method for all awards, net of related tax effects	202,305	233,415

Pro forma	$(490,851)	$(891,848)

As reported:
Basic Loss Per Share	$(0.33)	$(0.78)

Pro forma:
Basic Loss Per Share	$(0.56)	$(1.06)

        The Company utilizes a valuation model to determine the fair value of stock options on the date of grant. The model derives the fair value of stock options based on certain assumptions related to expected stock price volatility, expected option life, risk-free interest rate and dividend yield. No stock options were granted during the six months ended June 30, 2006.

Note 2—Going Concern

        The accompanying consolidated financial statements have been prepared assuming the Bank will continue as a going concern. The Bank has entered into a formal agreement with its primary regulator dated August 14, 2004 and has not complied with certain requirements of the agreement. By not meeting these requirements, losses incurred during the six months ended June 30, 2006 and in prior periods, could expose the Bank to possible further regulatory actions. These matters raise substantial doubt about the Bank's ability to continue as a going concern. The ability of the Bank to continue as a going concern is dependent on many factors, including earnings, fully complying with the formal agreement and completion of the merger with El Banco Financial Corporation. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 3—Critical Accounting Policies and Estimates

        The Company has adopted various accounting policies, which govern the application of accounting principles generally accepted in the United States of America in the preparation of our financial statements. The Company's significant accounting policies are described in the footnotes to the consolidated financial statements at December 31, 2005 as filed on our annual report on Form 10-KSB.

        Certain accounting policies involve significant estimates and assumptions by the Company, which have a material impact on the carrying value of certain assets and liabilities. The Company considers these accounting policies to be critical accounting policies. The estimates and assumptions used are based on historical experience and other factors, which are believed to be reasonable under the circumstances. Because of the nature of the estimates and assumptions made, actual results could differ from these estimates and assumptions which could have a material impact on carrying values of assets and liabilities and results of operations.

        The Company believes that the provision and allowance for loan losses and income taxes are critical accounting policies that require the most significant judgments and estimates used in preparation of its consolidated financial statements. Refer to the portion of management's discussion and analysis of financial condition and results of operations that addresses the provision for allowance for loan losses and income taxes for a description of the Company's processes and methodology for determining the allowance for loan losses and income taxes.

Note 4—Net Loss Per Share

        Net loss per common share is based on the weighted average number of common shares outstanding during the period. The effects of potential common shares outstanding, including warrants and options, are included in diluted earnings per share. No common stock equivalents were considered in 2006 and 2005 as the effects of such would be anti-dilutive to the loss per share calculation.

Note 5—Loans

        Activity in the allowance for loan losses for the six months ended June 30, 2006 and the twelve months ended December 31, 2005 is summarized as follows:

	2006	2005
Beginning Balance	$785,326	$989,852
Provision Charged to Operations	—	225,000
Loan Charge-Offs	(37,645)	(777,586)
Loan Recoveries	15,243	348,060

Ending Balance	$762,924	$785,326

        The following is a summary of risk elements in the loan portfolio at June 30, 2006 and at December 31, 2005:

	2006	2005
Loans on Nonaccrual	$473,731	$778,216
Loans Past Due 90 Days and Still Accruing	—	80,309
Other Real Estate Owned and Repossessions	789,800	839,000

Total Nonperforming Assets	$1,263,531	$1,697,525

Total Nonperforming Assets as a Percentage of Gross Loans	5.07%	6.65%

        As a result of management's ongoing review of the loan portfolio, loans are classified as non-accrual when management believes, after considering economic and business conditions and collection efforts, the borrower's financial condition is such that collection of interest is doubtful. Generally, loans are placed on non-accrual status when principal or interest payments are past due for more than 90 days. Exceptions are allowed for loans past due greater than 90 days when such loans are well secured and in process of collection. Interest income that would have been reported on the non-accrual loans totaled $24,834 for the six months ended June 30, 2006 and totaled $46,533 for the twelve months ended December 31, 2005.

Note 6—Income Taxes

        The Company accounts for income taxes under the liability method. Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets are subject to management's judgment based upon available evidence that future realization is more likely than not. For financial reporting purposes, a valuation allowance of 100 percent of the deferred tax asset as of June 30, 2006 and December 31, 2005 has been recognized to offset the deferred tax assets related to cumulative temporary differences and tax loss carry-forwards. If management determines that the Company may be able to realize all or part of the deferred tax asset in the future, a credit to income tax expense may be required to increase the recorded value of net deferred tax asset to the expected realizable amount.

Note 7—Regulatory Matters

        In August 2004, as a result of a regulatory examination conducted in April 2004, the Bank entered into a formal agreement with its primary regulator with regard to, among other things, achievement of agreed-upon capital levels, obtaining a permanent President and Senior Lender, obtaining current and satisfactory credit information on all loans over $25,000, and eliminating the basis of criticism of assets criticized. A regulatory examination conducted in November 2005 determined that the Bank was not in compliance with certain elements of the formal agreement, namely the appointment of a President and Senior Lender, the development of a three-year capital plan, current and satisfactory credit information on all loans, eliminating the basis of criticized assets and development of a strategic plan. In January 2006, the board of directors passed a resolution to identify, and enter into an agreement with, a strategic partner who would either purchase the entire Bank or a significant interest in the Bank. As a result, the Bank's primary regulator agreed to a 90-day waiver of certain commitments contained in the formal agreement, namely the appointment of a President and Senior Lender, the development of a three-year capital plan, and development of a strategic plan. While not meeting these requirements could expose the Bank to further regulatory actions, these matters raise a substantial doubt about the Bank's ability to continue as a going concern. The Company has entered into a merger agreement with El Banco Financial Corporation subject to various closing conditions described in Note 8. No assurance can be given that the merger will be completed.

        The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements. Under certain adequacy guidelines and the regulatory framework for prompt corrective action, specific capital guidelines that involve quantitative measures of the assets, liabilities and certain off-balance sheet items, as calculated under regulatory accounting practices, must be met. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of Total and Tier 1 Capital to risk-weighted assets and of Tier 1 Capital to average assets.

        On August 19, 2004, the board of directors entered into a formal agreement with the Office of the Comptroller of the Currency (OCC), which outlines actions to be taken by the Bank to address concerns by the OCC. One provision of the agreement called for the Bank to maintain a Total Capital (to risk-weighted assets) ratio of 14.0 percent and Tier 1 Capital (to average assets) ratio of 9.0 percent as of June 30, 2005. The Bank's ratios of Total Capital to risk weighted assets and Tier 1 Capital to average assets at June 30, 2006 were 12.72% and 8.24%, respectively. (See the section entitled the "Formal Agreement" under Management's Discussion and Analysis for further details regarding the Bank's compliance with each provision of the agreement with the OCC.)

Note 8—Merger Agreement

        On May 5, 2006, the Company and El Banco Financial Corporation (EBFC) previously known as Nuestra Tarjeta de Servicios, Inc., entered into an Agreement and Plan of Merger (the Merger Agreement), that provides, among other things, for NBOG to be merged with and into EBFC in a two-step merger (the Merger).

        Under the terms of the Merger Agreement, the aggregate merger consideration payable to NBOG shareholders and option holders will equal $6,500,000 less various amounts incurred prior to closing, which include the cost of tail insurance, payments, if any, for termination fees and similar change in control payments, and legal, accounting, investment advisor and any similar fees incurred by NBOG in connection with the Merger.

        The Merger Agreement also provides that all outstanding NBOG stock options and warrants, whether vested or unvested, will immediately and fully vest and convert into the right to receive the spread between the shareholder consideration and the exercise price. All warrants and options with exercise prices greater than the shareholder consideration will be cancelled without consideration.

        Completion of the Merger is subject to various closing conditions, including (a) approval of the Merger Agreement by the shareholders of NBOG and, if necessary, EBFC; (b) receipt of requisite regulatory approvals; (c) NBOG maintaining an allowance for loan losses of not less than 3.0% of outstanding loans; (d) EBFC obtaining financing to consummate the Merger; (e) absence of any law or order prohibiting the completion of the Merger; (f) subject to certain exceptions, the accuracy of the representations and warranties of the other party; and (g) material compliance by the other party with its covenants.

        In connection with the execution of the Merger Agreement, EBFC entered into Shareholder Support Agreements, dated as of May 5, 2006 (the Support Agreements), with the executive officer and directors of NBOG. Under the Support Agreements, the executive officer and directors agreed to vote their shares of NBOG common stock in favor of the Merger and agreed that they will not vote those shares in favor of another acquisition transaction.

        The Merger Agreement contains certain termination rights for both NBOG and EBFC and further provides that, upon termination of the Merger Agreement under specified circumstances, NBOG may be required to pay EBFC a cash termination fee of $350,000.

Note 9—New Accounting Pronouncements

        In March 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 156, "Accounting for Servicing of Financial Assets- an amendment of FASB Statement No. 140." SFAS No.156 requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in specific situations. Additionally, the servicing asset or servicing liability shall be initially measured at fair value; however, an entity may elect the "amortization method" or "fair value method" for subsequent balance sheet reporting periods. SFAS No.156 is effective as of an entity's first fiscal year beginning after September 15, 2006. Early adoption is permitted as of the beginning of an entity's fiscal year, provided the entity has not yet issued financial statements, including interim financial statements, for any period of that fiscal year. The Company does not expect the adoption of this statement to have a material impact on our financial condition, results of operations or cash flows.

        In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140." SFAS No. 155 simplifies accounting for certain hybrid instruments currently governed by SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," by allowing fair value re-measurement of hybrid instruments that contain an embedded derivative that otherwise would require bifurcation. SFAS No. 155 also eliminates the guidance in SFAS No.133 Implementation Issue No. D1, "Application of Statement 133 to Beneficial Interests in Securitized Financial Assets," which provides such beneficial interests are not subject to SFAS No.133. SFAS No. 155 amends SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities—a Replacement of FASB Statement No. 125," by eliminating the restriction on passive derivative instruments that a qualifying special-purpose entity may hold. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006. The Company does not expect the adoption of this statement to have a material impact on our financial condition, results of operations or cash flows.

Appendix B

El Banco Financial Corporation Acquisition of NBOG Bancorporation, Inc.

Unaudited Pro Forma Condensed Combined Financial Statements

        The following unaudited pro forma condensed combined balance sheet as of June 30, 2006 and unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2006 and for the year ended December 31, 2005 give effect to our acquisition of NBOG including:

  •
  The sale in this offering of 3,323,955 shares of El Banco common stock and the receipt by us of $24.2 million in net proceeds, which we believe to be the minimum required to effect the acquisition of NBOG;

  •
  The retirement of the $5.2 million loan from Nuestra Loan LLC. The pro forma also accounts for the difference between the amount owed to Nuestra Loan LLC at June 30, 2006 and the final amount owed at August 30, 2006;

  •
  The completion of the acquisition of NBOG by El Banco for a total of $6.5 million, accounted for under the purchase method of accounting;

  •
  The effect on our balance sheet from the acquisition of the El Banco deposit accounts from SunTrust pursuant to the Transition Agreement, which we expect to accomplish upon the completion of the NBOG acquisition; and

  •
  The loss of income and expenses from the SunTrust loan accounts, which we do not expect to acquire from SunTrust under the Transition Agreement following the completion of the NBOG acquisition.

        Although the pro forma presentation assumes the loss of income from the SunTrust loan accounts, it does not reflect any income from new loan programs which we expect to initiate upon our acquisition of NBOG. The unaudited pro forma condensed combined financial statements also do not give effect to the anticipated cost savings or other operating synergies in connection with the transaction.

        The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2006 were derived from the unaudited interim financial statements for both El Banco Financial Corporation and NBOG Bancorporation, Inc. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2005 is based on the historical financial statements of El Banco Financial Corporation and NBOG Bancorporation, Inc. and the assumptions and adjustments set forth in the accompanying notes to the unaudited pro forma condensed combined financial statements. These unaudited pro forma condensed combined statements of operations give effect to the transaction as if it had been consummated at the beginning of the earliest period presented, or January 1, 2005.

        The unaudited pro forma condensed combined financial statements should be read together with the historical financial statements of El Banco Financial Corporation and NBOG Bancorporation, Inc., including the respective notes to those financial statements. The pro forma information presented does not necessarily indicate the combined financial position or the results of operations in the future or the combined financial position or the results of operations that would have been realized had the transaction been consummated during the periods or as of the dates for which the pro forma information is presented.

        The unaudited pro forma condensed combined balance sheet assumes that all of the issued and outstanding shares of NBOG Bancorporation, Inc. have been cancelled in consideration of the payment of $6.5 million in cash as merger consideration. They do not reflect non-recurring expenses expected to be incurred as a result of the acquisition such as legal and accounting fees.

El BANCO FINANCIAL CORPORATION
NBOG BANCORPORATION, INC. AND SUBSIDIARY
PRO FORMA CONDENSED COMBINED BALANCE SHEET
JUNE 30, 2006

	EBF	NBG	ADJUSTMENTS		COMBINED
ASSETS
Cash and Cash Equivalents
Cash and Due from Banks	$1,766,153	513,331	24,200,000 (6,500,000 1,960,000 (5,188,185 14,821,632	A1 )B1 C1 )D1 E1	31,572,931
Federal Funds Sold	—	1,140,000	—		1,140,000

	1,766,153	1,653,331	29,293,447		32,712,931

Investment Securities Available for Sale, at Fair Value	—	7,639,387	—		7,639,387
Other Investments	—	329,820	—		329,820
Loans	—	24,928,199	—		24,928,199
Allowance for Loan Losses	—	(762,924)	—		(762,924)

	—	24,165,275	—		24,165,275

Premises and Equipment	1,875,131	2,276,955	—		4,152,086
Other Real Estate	—	789,800	—		789,800
Goodwill	—	—	3,535,999	B1	3,535,999
Other Assets	402,777	288,460	—		691,237

Total Assets	$4,044,061	37,143,028	32,829,446		74,016,535

LIABILITIES
Deposits
Noninterest-Bearing	$—	2,087,616	4,744,973	E1	6,832,589
Interest-Bearing	—	29,849,871	10,076,658	E1	39,926,529

	—	31,937,487	14,821,632		46,759,119

Note Payable to Affiliate, net of discount	1,461,429	—	$435,016 (1,896,445	C1 )D1	—
Other Borrowings	—	2,000,000	—		2,000,000
Other Liabilities	1,557,896	241,540	—		1,799,436

Total Liabilities	3,019,325	34,179,027	13,360,203		50,558,555

STOCKHOLDERS' EQUITY
Preferred Stock	—	—	—		—
Common Stock	47,767	8,611,888	(8,611,888 33,240	)B1 A1	81,007
Additional Paid-In Capital	16,251,552	—	24,166,760 1,524,984	A1 C1	41,943,296
Accumulated Deficit	(15,274,583)	(5,391,409)	5,391,409 (3,291,740	B1 )C1	(18,566,323)
Accumulated Other Comprehensive Loss	—	(256,478)	256,478	B1	—

Total Stockholders' Equity	1,024,736	2,964,001	19,469,243		23,457,980

Total Liabilities and Stockholders' Equity	$4,044,061	37,143,028	32,829,446		74,016,535

A1.
Sale of 3,323,955 shares at $8 per share, $0.01 par value, net of $2,391,640 offering cost

Shares	3,323,955
$/Share	$8.00
Gross Dollars Collected	$26,591,640
Less:
Offering costs	$485,000
Consulting costs	$523,875
Sales commissions	$1,382,765

Net dollars collected	$24,200,000
B1.
Acquisition of NBOG Bancorporation for $6,500,000, retiring all NBOG shares, creating Goodwill of $3,535,999. The value assigned to the acquired assets is the net book value of the assets at June 30, 2006 of $2,964,001, as management believes this approximates the market value of the assets. The remainder of the purchase price is assigned to goodwill, as management does not currently expect to assign any material value to any other intangible assets.

C1.
Include post-June 30, 2006 borrowings in proformas

Additional borrowings that have been made post- June 30, 2006 additional cash into company	$1,960,000
Portion to Note Payable to affiliate, net of discount	$435,016
Portion treated as additional paid-in capital, due to valuation of warrants	$1,524,984
D1.
Repayment of Note Payable to affiliate

Note Payable to affiliate, net of discount	$1,896,445
Non-accreted portion of note payable discount	$3,291,740

Actual dollars owed to affiliate	$5,188,185
E1.
Purchase and assumption of deposit accounts from SunTrust for net liability plus $10
Detail from SunTrust General Ledger of El Banco Locations as of June 30, 2006

Liabilities
201200-Dem Dep-Consumer	3,885,620
201100-Dem Dep-Commercial	919,579
210100-NOW Accounts	5,246,499
220100-Savings	3,956,516
225100-Time Under $100k	866,596
270200-Time-Accrued Interest	7,046
270050-Now MM Sav-Accr Int	1
230100 -CDs $100k and Over	—
Premium Paid	(10)

Total Liabilities	14,881,847

Less: Overdrafts	60,216

$14,821,632

 EL BANCO FINANCIAL CORPORATION
NBOG BANCORPORATION, INC. AND SUBSIDIARY
PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
YEAR ENDED DECEMBER 31, 2005

	EBF	NBG	ADJUSTMENTS		REFORMATED	ADJUSTMENTS		COMBINED
Interest Income
Loans, Including Fees	$—	2,357,179			2,357,179			2,357,179
Loans, funded by affiliate		1,510			1,510			1,510
Investments	—	260,486	18,558	G2	279,044	—		279,044
Federal Funds Sold	—	75,324	—		75,324	—		75,324

	—	2,694,499	18,558		2,713,057	—		2,713,057

Interest Expense
Deposits	—	1,056,053	11,203	C2	1,067,256	—		1,067,256
Other Borrowings	—	—	329,017	F2	329,017			329,017
Federal Funds Purchased	—	68	—		68	—		68

	—	1,056,121	340,220		1,396,341	—		1,396,341

Net Interest Income	—	1,638,378	(321,662)		1,316,341	—		1,316,341

Provision for Loan Losses	—	—			—			—
Net Interest Income After Provision for Loan Losses	—	1,638,378	(321,662)		1,316,341	—		1,316,341

Non-interest Income
Service Charges and Fees on Deposits	—	55,528			55,528			55,528
Mortgage Origination and Processing Fees	—	6,094			6,094			6,094
Other	—	16,972	7,616,840	A2	7,633,812	(4,391,664	)I2	3,242,148

	—	78,594	7,616,840		7,695,434	(4,391,664)		3,303,770

Non-interest Expenses
Salaries and Employee Benefits		1,109,408	4,967,450	E2	6,076,858			6,076,858
Occupancy and Equipment		373,261	1,339,348	E2	1,712,609			1,712,609
Professional Fees		256,175	429,244	E2	685,419			685,419
Other		824,759	3,064,030 818,256 545,271	C2 E2 D2	5,252,316	(2,340,867 (195,052	)I2 )I2	2,716,397 —

		2,563,603	11,163,599		13,727,202	(2,535,919)		11,191,283

Sales Revenue	7,616,840	—	(7,616,840	)A2	—			—
Cost and Expenses Applicable to Sales Revenue	3,075,233	—	(3,075,233	)C2	—			—
Other Operating Costs and Expenses	545,271	—	(545,271	)D2	—	—		—
Selling, General, and Administrative
Salaries and Employee Benefits	4,967,450		(4,967,450	)E2	—	—
Occupancy and Equipment	1,339,348		(1,339,348	)E2	—	—
Other Selling, General, and Administrative	1,247,500		(1,247,500	)E2	—	—

	7,554,298	—	(7,554,298)		—	—		—

Total Operating Loss	3,557,962	846,631	310,459		4,715,052	1,855,745		6,570,797
Non-operating income(expense)
Interest Income on bank deposits	18,558	—	(18,558	)G2	—			—
Interest Expense on note to affiliate	(329,017)	—	329,017	F2	—			—

	(310,459)	—	310,459		—	—		—

Net Loss	$3,868,421	846,631	—		$4,715,052	1,855,745		$6,570,797

Basic Loss Per Share	$0.71	0.95	—		0.54	—		0.75

Weighted Average Shares Outstanding	5,431,017	895,772	3,323,955 (895,772	H2 )H2	8,754,972	—		8,754,972

A2-G2.    Reformatting Income Statement to Bank Format

  A2.
  Sales Revenue reclassified as a non-interest income

  B2.
  Not applicable December, 2005

  C2.
  Cost and Expenses applicable to sales revenue reclassified as Non-interest Expense

  D2.
  Other Operating Costs and Expenses reclassified as Non-interest Expense

  E2.
  Selling, General, and Administrative reclassified to the proper sub-categories of Non-interest Expense

  F2.
  Interest Expense on note to affiliate reclassified as Interest Expense, Other Borrowings

  G2.
  Interest income on bank deposits reclassified as Interest Income, Investments

H2.
The total number of weighted average shares after consolidation would be 8,754,972 on December 31, 2005

El Banco Financial weighted average shares pre-consolidation	5,431,017
Weighted average shares of National Bank of Gainesville	895,772
Plus: shares issued as part of raising $24,200,000 net equity	3,323,955
Less: Retirement of shares of National Bank of Gainesville	(895,772)

8,754,972
I2.
Impact on income statement if no purchase and assumptions of the SunTrust loan portfolio takes place
Without the positive fee impact from the loan portfolio, El Banco Financial would have earned $1,855,745 less in 2005.

Lending Service fees provided to El Banco as part of the SunTrust operating agreement	($4,391,664)
Fees to affiliate in support of lending services	2,352,070
Less: Portion of cost for deposit interest that remains	($11,203)

Net costs eliminated without loan portfolio's impact on income statement	$2,340,867
Provision for credit exposure on loans, which was the lending portion of Other operating costs and expenses	$195,052

Total impact on income statement	($1,855,745)

 EL BANCO FINANCIAL CORPORATION
NBOG BANCORPORATION, INC. AND SUBSIDIARY
PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
YTD JUNE 30, 2006

	EBF	NBG	ADJUSTMENTS		REFORMATED	ADJUSTMENTS		COMBINED
Interest Income
Loans, Including Fees	$—	1,112,252			1,112,252			1,112,252
Investments	—	179,463	11,840	G3	191,303			191,303
Federal Funds Sold	—	15,965	—		15,965			15,965

	—	1,307,680	11,840		1,319,520	—		1,319,520

Interest Expense
Deposits	—	619,096	6,506	C3	625,602			625,602
Other Borrowings	—	20,502	663,264	F3	683,766			683,766
Federal Funds Purchased	—	353	—		353			353

	—	639,951	669,770		1,309,721	—		1,309,721

Net Interest Income	—	667,729	(657,930)		9,799	—		9,799
Provision for Loan Losses	—	—			—			—

Net Interest Income After Provision for Loan Losses	—	667,729	(657,930)		9,799	—		9,799

Non-interest Income
Service Charges and Fees on Deposits	—	29,344			29,344			29,344
Mortgage Origination and Processing Fees	—	10,125			10,125			10,125
Other	—	9,463	4,232,621	A3	4,742,084	(2,159,257	)I3	2,582,827
			500,000	B3

	—	48,932	4,732,621		4,781,553	(2,159,257)		2,622,296

Non-interest Expenses
Salaries and Employee Benefits		464,449	2,791,483	E3	3,255,932			3,255,932
Occupancy and Equipment		170,908	683,417	E3	854,325			854,325
Professional Fees		143,493	429,244	E3	572,737			572,737
Other		494,987	1,734,365	C3	3,088,847	(1,287,996	)I3	1,431,559
			439,850	E3
			419,645	D3		(369,292)	I3

		1,273,837	6,498,004		7,771,841	(1,657,288)		6,114,553

Sales Revenue	4,232,621	—	(4,232,621	)A3	—			—
Cost and Expenses Applicable to Sales Revenue	1,740,871	—	(1,740,871	)C3	—			—
Other Operating Costs and Expenses	419,645	—	(419,645	)D3	—			—
Selling, General, and Administrative
Salaries and Employee Benefits	2,791,483		(2,791,483	)E3	—			—
Occupancy and Equipment	683,417		(683,417	)E3	—			—
Other Selling, General, and Administrative	869,094		(869,094	)E3	—			—

	4,343,994	—	(4,343,994)		—	—		—

Total Operating Loss	2,271,889	557,176	151,424		2,980,489	501,969		3,482,458
Non-operating income(expense)
Interest Income on bank deposits	11,840	—	(11,840	)G3	—			—
Interest Expense on note to affiliate	(663,264)	—	663,264	F3	—			—
Fee paid by affiliate associated with contract termination	500,000	—	(500,000	)B3	—			—

	(151,424)	—	151,424		—	—		—

Net Loss	$2,423,313	557,176	—		$2,980,489	501,969		$3,482,458

Basic Loss Per Share	$0.44	0.56	—		0.34	—		0.40

Weighted Average Shares Outstanding	5,474,723	993,284	3,323,955	H3	8,798,678	—		8,798,678
			(993,284	)H3

A3-G3.	Reformatting Income Statement to Bank Format
  A3.
  Sales Revenue reclassified as a non-interest income

  B3.
  Fee paid by affiliate associated with contract termination reclassified as non-interest income, less portion associated with deposit interest which is reclassified as Interest Expense, Deposits

  C3.
  Cost and Expenses applicable to sales revenue reclassified as Non-interest Expense

  D3.
  Other Operating Costs and Expenses reclassified as Non-interest Expense

  E3.
  Selling, General, and Administrative reclassified to the proper sub-categories of Non-interest Expense

  F3.
  Interest Expense on note to affiliate reclassified as Interest Expense, Other Borrowings

  G3.
  Interest income on bank deposits reclassified as Interest Income, Investments

H3.
The total number of weighted average shares after consolidation is 8,798,678

El Banco Financial weighted average shares pre-consolidation	5,474,723
Weighted average shares of National Bank of Gainesville	993,284
Plus: shares issued as part of raising $24,200,000 net equity	3,323,955
Less: Retirement of shares of National Bank of Gainesville	(993,284)

8,798,678
I3.	Impact on income statement if no purchase and assumption of the SunTrust loan portfolio takes place
Without the positive fee impact from the loan portfolio, El Banco Financial would have earned $501,969 less in the first six months of 2006
Lending Service fees provided to El Banco as part of the SunTrust operating agreement	$(2,159,257)
Fees to affiliate in support of lending services	$1,294,502
Less: Portion of cost for deposit interest that remains	$(6,506)

Net costs eliminated without loan portfolio's impact on income statement	$1,287,996
Provision for credit exposure on loans, which was the lending portion of Other operating costs and expenses	$369,292

Total impact on income statement	($501,969)

 El Banco Financial Corporation Termination of SunTrust Relationship
Unaudited Pro Forma Condensed Financial Statements

        The following unaudited pro forma condensed balance sheet as of June 30, 2006 and unaudited pro forma condensed statements of operations for the six months ended June 30, 2006 and for the year ended December 31, 2005 give effect to the termination of our relationship with SunTrust in the event that we do not complete the acquisition of NBOG, including:

  •
  The sale in this offering of the minimum of 1,875,000 shares of El Banco common stock and the receipt by us of $13.4 million in net proceeds;

  •
  The retirement of the $5.2 million loan from Nuestra Loan LLC. The pro forma also accounts for the difference between the amount owed to Nuestra Loan LLC at June 30, 2006 and the final amount owed at August 30, 2006;

  •
  The loss of income and expenses from the SunTrust deposit and loan accounts, which we will not be able to acquire from SunTrust under the Transition Agreement if we do not complete the acquisition of SunTrust; and

  •
  The reduction of our branch personnel by approximately 40%. This reduction due to the fact that we will no longer need sufficient branch staff to handle the historical deposit and lending account customer transaction volume. Additionally, banking regulations require us to have two employees in each bank branch at all times. Once we are no longer regulated as a bank, during low volume periods we will be able to reduce the number of personnel from two per bank branch to one.

        Although the pro forma presentation assumes the loss of income from the SunTrust deposit and loan accounts, it does not reflect any income from new consumer and mortgage loan programs which we expect to initiate as a licensed as a money services business and as a licensed mortgage broker, nor does it reflect income we anticipate from the stored value card program which we intend to initiate as a replacement for our deposit accounts. The unaudited pro forma condensed financial statements also do not give effect to the anticipated cost savings or other operating synergies in connection with the transaction.

        The unaudited pro forma condensed statement of operations for the six months ended June 30, 2006 were derived from the unaudited interim financial statements for El Banco Financial Corporation. The unaudited pro forma condensed statement of operations for the year ended December 31, 2005 is based on the historical financial statements of El Banco Financial Corporation and the assumptions and adjustments set forth in the accompanying notes to the unaudited pro forma condensed financial statements. These unaudited pro forma condensed statements of operations give effect to the transaction as if it had been consummated at the beginning of the earliest period presented, or January 1, 2005.

        The unaudited pro forma condensed financial statements should be read together with the historical financial statements of El Banco Financial Corporation, including the respective notes to those financial statements. The pro forma information presented does not necessarily indicate the financial position or the results of operations in the future or the financial position or the results of operations that would have been realized had the transaction been consummated during the periods or as of the dates for which the pro forma information is presented.

EL BANCO FINANCIAL CORPORATION
ADJUSTMENTS TO REFLECT CASE WHERE STOCK SALES IS LIMITED TO $15,000,000 AND NBOG IS NOT PURCHASED
PRO FORMA CONDENSED BALANCE SHEET
JUNE 30, 2006

	EBF	ADJUSTMENTS		TOTAL
ASSETS
Cash and Cash Equivalents
Cash and Due from Banks	$1,766,153	13,440,000 1,960,000 (5,188,185	A4 B4 )B4	11,977,968

	1,766,153	10,211,815		11,977,968

Premises and Equipment	1,875,131	—		1,875,131
Other Assets	402,777	—		402,777

Total Assets	$4,044,061	10,211,815		14,255,876

LIABILITIES
Note Payable to Affiliate, net of discount	1,461,429	$435,016 (1,896,445)	B4 C4	—
Other Liabilities	1,557,896	—		1,557,896

Total Liabilities	3,019,325	(1,461,429)		1,557,896

STOCKHOLDERS' EQUITY
Common Stock	47,767	18,750	A4	66,517
Additional Paid-In Capital	16,251,552	13,421,250 1,524,984	A4 B4	31,197,786
Accumulated Deficit	(15,274,583)	(3,291,740	)C4	(18,566,323)

Total Stockholders' Equity	1,024,736	11,673,244		12,697,980

Total Liabilities and Stockholders' Equity	$4,044,061	10,211,815		14,255,876

A4.
Sale of 1,875,000 shares at $8 per share, $0.01 par value, net of $1,560,000 offering cost

Shares	1,875,000
$/Share	$8.00
Gross Dollars Collected	$15,000,000
Less:
Offering costs	$485,000
Consulting costs	$295,000
Sales commissions	$780,000

Net dollars collected	$13,440,000
B4.
Include post-June 30, 2006 borrowings in proformas

Additional borrowings that have been made post- June 30, 2006	$1,960,000
Portion to Note Payable to affiliate, net of discount	$435,016
Portion treated as additional paid-in capital, due to valuation of warrants	$1,524,984
C4.
Repayment of Note Payable to affiliate

Note Payable to affiliate, net of discount	$1,896,445
Non-accreted portion of note payable discount	$3,291,740

Actual dollars paid to affiliate	$5,188,185

EL BANCO FINANCIAL CORPORATION
ADJUSTMENTS TO REFLECT CASE WHERE STOCK SALES IN LIMITED TO $15,000,000 AND NBOG IS NOT PURCHASED
PRO FORMA CONDENSED STATEMENT OF INCOME
YTD DECEMBER 31, 2005

	EBF	ADJUSTMENTS		TOTAL
Sales Revenue	$7,616,840	(4,391,664	)A5	2,138,665
		(1,086,511	)B5
Cost and Expenses Applicable to Sales Revenue	3,075,233	(2,352,070	)A5	265,770
		(457,393	)B5
Other Operating Costs and Expenses	545,271	(195,052	)A5	203,264
		(146,955	)B5
Selling, General, and Administrative
Salaries and Employee Benefits	4,967,450	(1,176,241	)C5	3,791,209
Occupancy and Equipment	1,339,348			1,339,348
Other Selling, General, and Administrative	1,247,500	(105,833	)C5	1,141,667

	7,554,298	(1,282,074)		6,272,224

Total Operating Loss	3,557,962	1,044,631		4,602,593
Non-operating income(expense)
Interest Income on bank deposits	18,558			18,558
Interest Expense on note to affiliate	(329,017)			(329,017)

	(310,459)	—		(310,459)

Net Loss	$3,868,421	1,044,631		$4,913,052

Basic Loss Per Share	$0.71	—		0.67

Weighted Average Shares Outstanding	5,431,017	1,875,000	D5	7,306,017

A5.
Removal of Lending Service Sales Revenue and Costs

B5.
Removal of Banking Service Sales Revenue and Costs

C5.
Removal of costs associated with Banking and Lending service businesses

Branch staffing reduced by 40%	$683,640
Elimination of 4 positions from Branch Operations	$348,150
Benefits on above personnel	$144,451

Salary and Employee Benefits	$1,176,241
Cancellation of Bankers Bond Insurance	$15,568
Elimination of monthly charge for banking data lines	$90,264

Other Selling, General, and Administrative	$105,833

EL BANCO FINANCIAL CORPORATION
ADJUSTMENTS TO REFLECT CASE WHERE STOCK SALES IS LIMITED TO $15,000,000 AND NBOG IS NOT PURCHASED
PRO FORMA CONDENSED STATEMENT OF INCOME YTD JUNE 30, 2006

	EBF	ADJUSTMENTS		TOTAL
Sales Revenue	$4,232,621	(2,159,257	)A6	1,436,065
		(637,299	)B6
Cost and Expenses Applicable to Sales Revenue	1,740,871	(1,294,502	)A6	179,036
		(267,333	)B6
Other Operating Costs and Expenses	419,645	(369,292	)A6	(4,195)
		(54,548	)B6
Selling, General, and Administrative
Salaries and Employee Benefits	2,791,483	(644,281	)C6	2,147,202
Occupancy and Equipment	683,417			683,417
Other Selling, General, and Administrative	869,094	(57,646	)C6	811,448

	4,343,994	(701,927)		3,642,067

Total Operating Loss	2,271,889	108,954		2,380,843
Non-operating income(expense)
Interest Income on bank deposits	11,840			11,840
Interest Expense on note to affiliate	(663,264)			(663,264)
Fee paid by affiliate associated with contract termination	500,000			500,000

	(151,424)	—		(151,424)

Net Loss	$2,423,313	108,954		$2,532,267

Basic Loss Per Share	$0.44	—		0.34

Weighted Average Shares Outstanding	5,474,723	1,875,000	D6	7,349,723

A6.
Removal of Lending Service Sales Revenue and Costs

B6.
Removal of Banking Service Sales Revenue and Costs

C6.
Removal of costs associated with Banking and Lending service businesses

Branch staffing reduced by 40%	$374,093
Elimination of 4 positions from Branch Operations	$176,575
Benefits on above personnel	$93,614

Salary and Employee Benefits	$644,281
Cancellation of Bankers Bond Insurance	$12,514
Elimination of monthly charge for banking data lines	$45,132

Other Selling, General, and Administrative	$57,646

Appendix C

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS FROM FORM 10-QSB FOR QUARTER ENDED JUNE 30, 2006

        As used in this section of the registration statement, unless context requires otherwise, the terms "company," "bank," "we," and "our" refer to NBOG Bancorporation, Inc. and its wholly owned subsidiary, The National Bank of Gainesville.

        This discussion and analysis is intended to assist you in understanding our financial condition and results of operations. You should read this commentary in conjunction with the financial statements and the related notes and the other statistical information included elsewhere in this prospectus, as well as with an understanding of our short operating history.

        This prospectus contains "forward-looking statements" relating to, without limitation, future economic performance, plans and objectives of management for future operations, and projections of revenues and other financial items that are based on the beliefs of management, as well as assumptions made by and information currently available to management. The words "may," "will," "anticipate," "should," "would," "believe," "contemplate," "expect," "estimate," "continue," and "intend," as well as other similar words and expressions of the future, are intended to identify forward-looking statements. Our actual results may differ materially from the results discussed in the forward-looking statements, and our operating performance each quarter is subject to various risks and uncertainties that are discussed in detail in our filings with the Securities and Exchange Commission, including, without limitation:

  •
  the effects of future economic conditions;

  •
  governmental monetary and fiscal policies, as well as legislative and regulatory changes;

  •
  changes in interest rates and their effect on the level and composition of deposits, loan demand, and the values of loan collateral, securities and other interest-sensitive assets and liabilities;

  •
  our ability to control costs, expenses, and loan delinquency rates; and

  •
  the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in our market area and elsewhere, including institutions operating regionally, nationally, and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet.

        Forward-looking statements speak only as of the date on which they are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made to reflect the occurrence of unanticipated events.

General

        NBOG Bancorporation, Inc. (the "Company") opened for business through its banking subsidiary, The National Bank of Gainesville (the "Bank"), on March 25, 2002.

        The following discussion describes our results of operations through June 30, 2006 as compared to June 30, 2005 and also analyzes our financial condition as of the same periods. Like most community banks, we derive a significant portion of our income from interest we receive on our loans and investments. Our primary source of funds for making these loans and investments is our deposits, on which we pay interest. Consequently, one of the key measures of our success is our amount of net interest income, or the difference between the income on our interest-earning assets, such as loans and investments, and the expense on our interest-bearing liabilities, such as deposits. Another key measure is the spread between the yield we earn on these interest-earning assets and the rate we pay on our interest-bearing liabilities.

        Of course, there are risks inherent in all loans, so we maintain an allowance for loan losses to absorb probable losses on existing loans that may become uncollectible. We establish and maintain this allowance by charging a provision for loan losses against our operating earnings. In the "Critical Accounting Policies" section we have included a detailed discussion of this process.

        In addition to earning interest on our loans and investments, we earn income through fees and other expenses we charge to our customers. We describe the various components of this non-interest income, as well as our non-interest expense, in the following discussion.

        The following discussion and analysis also identifies significant factors that have affected our financial position and operating results during the periods included in the accompanying financial statements. We encourage you to read this discussion and analysis in conjunction with the financial statements and the related notes.

Merger Agreement with El Banco Financial Corporation

        On May 5, 2006 the Company reached agreement to merge with and into El Banco Financial Corporation (EBFC). As a result of the merger, our shareholders as a group will receive a total cash payment of $6.5 million less various expenses incurred prior to closing. We currently believe this payment will be approximately $6.00 per share, although it may be somewhat more or less, which represents a significant premium over our current book value per share.

        EBFC currently intends to continue to run The National Bank of Gainesville as a community bank focused on serving the needs of Gainesville and Hall County. EBFC has indicated they intend to change the name of the bank to "The Bank of Our Community" to enable expansion throughout the Metropolitan Atlanta Area in addition to Gainesville. EBFC also specializes in serving the growing Hispanic market in northern Georgia and operates 12 bank branches under the brand name El Banco de Nuestra Comunidad®.

        While we had hoped to continue as an independent community bank, the Board determined that in order to maximize shareholder value we needed to identify an acquirer after our efforts to raise additional capital last year were unsuccessful. The Board engaged the investment banking firm of Stevens & Company which conducted an exhaustive search of potential acquirers, and the Company received several bids. After negotiation with all bidders, the Board of Directors selected the EBFC proposal, which offered the greatest return to our shareholders.

        Like many of our shareholders, the members of the Board of Directors invested significant amounts of their personal wealth in the common stock of NBOG and will personally recognize a loss as a result of the merger. The merger will be a taxable transaction to shareholders, and any loss or gain that you may incur will be recognizable when the merger closes.

        Under the terms of the merger agreement, the aggregate merger consideration payable to NBOG shareholders and option holders will equal $6,500,000 less various amounts incurred prior to closing, which include the cost of tail insurance, payments, if any, for termination fees and similar change in control payments, and legal, accounting, investment advisor and any similar fees incurred by NBOG in connection with the merger.

        The merger agreement also provides that all outstanding NBOG stock options and warrants, whether vested or unvested, will immediately and fully vest and convert into the right to receive the spread between the shareholder consideration and the exercise price. All warrants and options with exercise prices greater than the shareholder consideration will be cancelled without consideration.

        Completion of the merger is subject to various closing conditions, including (a) approval of the merger agreement by the shareholders of NBOG and, if necessary, EBFC; (b) receipt of requisite regulatory approvals; (c) NBOG maintaining an allowance for loan losses of not less than 3.0% of outstanding loans; (d) EBFC obtaining financing to consummate the merger; (e) absence of any law or order prohibiting the completion of the merger; (f) subject to certain exceptions, the accuracy of the representations and warranties of the other party; and (g) material compliance by the other party with its covenants.

        In connection with the execution of the merger agreement, EBFC entered into shareholder support agreements, dated as of May 5, 2006, with the executive officer and directors of NBOG. Under the support agreements, the executive officer and directors agreed to vote their shares of NBOG common stock in favor of the merger and agreed that they will not vote those shares in favor of another acquisition transaction.

        The merger agreement contains certain termination rights for both NBOG and EBFC and further provides that, upon termination of the merger agreement under specified circumstances, NBOG may be required to pay EBFC a cash termination fee of $350,000.

        The merger is subject to regulatory and shareholder approval and various other closing conditions. It is currently scheduled to close no later than March 31, 2007, and both parties expect to close in the first quarter of 2007. We are currently preparing proxy material which will fully describe the merger. We will also be filing a proxy statement concerning the transaction with the SEC. WE URGE INVESTORS TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain the documents free of charge at the SEC's web site, www.sec.gov. In addition, documents filed with the SEC by NBOG Bancorporation will be available free of charge from the Corporate Secretary of NBOG Bancorporation at 807 Dorsey Street, Gainesville, Georgia 30501, Telephone (770) 297-8060. SHAREHOLDERS SHOULD READ THE PROXY STATEMENT CAREFULLY BEFORE MAKING A DECISION CONCERNING THE ACQUISITION OF NBOG BANCORPORATION, INC.

Critical Accounting Policies

        We have adopted various accounting policies, which govern the application of accounting principles generally accepted in the United States of America, in the preparation of our consolidated financial statements. Our significant accounting policies are described in Note 1 in the footnotes to the consolidated financial statements at December 31, 2005 included in the Company's 2005 Form 10-KSB. Critical accounting policies are dependent on estimates that are particularly susceptible to significant changes. Determination of the Bank's provision and allowance for loan losses and income taxes have been identified as critical accounting policies.

        The provision for loan losses represents management's best estimate of the losses known and inherent in the loan portfolio that are both probable and reasonable to estimate, based on, among other factors, prior loss experience, volume and type of lending conducted, estimated value of any underlying collateral, economic conditions (particularly as such conditions relate to the Bank's market area), regulatory guidance, peer statistics, management's judgment, past due loans in the loan portfolio, loan charge off experience and concentrations of risk (if any). Determining the amount of the allowance for loan losses is considered a critical accounting estimate because it requires significant estimates, assumptions, and judgments. The loan portfolio also represents the largest asset type on the consolidated balance sheets.

        The evaluation of the adequacy of the provision for loan losses is based upon loan categories except for delinquent loans and loans for which management has knowledge about possible credit problems of the borrower or knowledge of problems with loan collateral, which are evaluated separately and assigned loss amounts based upon the evaluation. Loss ratios are applied to each category of loan other than commercial loans (including letters of credit and unused commitments), where the loans are further divided by risk rating, and loss ratios are applied by risk rating, to determine estimated loss amounts. Categories of loans are real estate loans (including mortgage and construction), consumer loans and commercial loans.

        Management has significant discretion in making the judgments inherent in the determination of the provision and allowance for loan losses, including in connection with the valuation of collateral and the financial condition of the borrower, and in establishing loss ratios and risk ratings. The establishment of allowance factors is a continuing exercise and allowance factors may change over time, resulting in an increase or decrease in the amount of the provision or allowance based upon the same volume and classification of loans.

        Changes in allowance factors or in management's interpretation of those factors will have a direct impact on the amount of the provision, and a corresponding effect on income and assets. Also, errors in management's perception and assessment of the allowance factors could result in the allowance not being adequate to cover losses in the portfolio and may result in additional provisions or charge-offs, which would adversely affect income and capital.

        Accounting for income taxes is another critical accounting policy because it requires significant estimates, assumptions, and judgments. Income taxes are accounted for using the asset and liability method. Under this method, deferred tax assets or liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The determination of current and deferred taxes is based on complex analyses of many factors including interpretation of federal and state income tax laws, the difference between tax and financial reporting basis assets and liabilities (temporary differences), estimates of amounts due or owed such as the reversals of temporary differences, and current financial accounting standards. Actual results could differ significantly from the estimates and interpretations used in determining current and deferred taxes.

        Our ability to realize a deferred tax benefit as a result of net operating losses will depend upon whether we have sufficient taxable income of an appropriate character in the carry-forward periods. We then establish a valuation allowance to reduce the deferred tax asset to the level that it is "more likely than not" that we will realize the tax benefit.

Formal Agreement

        On August 18, 2004, the Bank entered a formal written agreement with the OCC, which set forth a series of actions necessary to correct identified weaknesses.

        The table below describes each requirement of the Formal Agreement with the OCC and the Bank's corrective action or the current status and efforts to correct the issues identified in the Formal Agreement.

Requirement	Corrective Action/Status
Appoint a compliance committee to monitor the Bank's compliance with the Formal Agreement.
The Bank established a compliance committee consisting of Directors Palmour, Dunagan, Anderson, and Turner in September 2004. The committee was previously meeting monthly to monitor compliance and report monthly to the OCC until its dissolution on January 26, 2006 after a board resolution was adopted notifying the OCC of the Directors' intention to identify, and enter into an agreement with, a strategic partner who would either purchase the entire institution or a significant interest in the institution.
Obtain a permanent President and Senior Lender.
President Albert F. Satterwhite and Senior Lender Michael S. Lynch, who were previously hired by the Bank, both resigned during the third quarter of 2005. The Company's Chief Financial Officer, W. Bryan Hendrix was named as Acting Bank President during the interim and is currently responsible for managing the Bank. R. Allen Smith was also retained as an advisor to the Board and as an OCC liaison. Pursuant to the board resolution adopted on January 26, 2006, the OCC allowed Acting President Hendrix to remain in his position for up to ninety days during the Company's search for a strategic partner or a significant interest in the institution. Now that a partner has been identified, the OCC has further extended the timeframe to September 30, 2006.
By September 30, 2004, achieve and maintain the following capital ratios:	At the end of January 2005, the Bank achieved and has since maintained Total Capital at least equal to 12% of risk-
• Total Capital at least equal to 12% of risk-weighted assets; and	weighted assets and Tier 1 Capital at least equal to 8% of adjusted total assets.
• Tier 1 Capital at least equal to 8% of adjusted total assets.

By March 31, 2005, achieve and maintain the following capital ratios:	At the end of March 2005, the Bank achieved and had maintained Tier 1 Capital at least equal to 9% of adjusted
• Total Capital at least equal to 14% of risk-weighted assets; and	total assets up until June 30, 2006. Also, while the Bank obtained Total Capital at least equal to 14% of risk
• Tier 1 Capital at least equal to 9% of adjusted total assets.	weighted assets at December 31, 2005, Total Capital fell below 14% of risk weighted assets at March 31, 2006. At June 30, 2006, Total Capital represented 12.72% of risk weighted assets and 8.24% of adjusted total assets. The OCC has granted the Bank a waiver on these ratio requirements until September 30, 2006.
Develop, implement and thereafter ensure Bank adherence to a three-year capital program.
Pursuant to the board resolution adopted on January 26, 2006, the OCC waived the completion of an updated three-year capital program for up to 90 days during the Company's search for a new strategic partner and now that a partner has been identified, the OCC has further extended the timeframe to September 30, 2006.
Revise the Bank's written loan policy.
The Board of Directors has reviewed and revised the Bank's written loan policy. This policy has been adopted and implemented by the Board and will be monitored for Bank adherence. A copy of the policy was forwarded to the OCC.

Employ a qualified consultant to perform an ongoing asset quality review of the Bank until such time as an ongoing internal asset quality review system is developed by the Board, implemented and demonstrated to be effective.	The Bank has entered into a two-year service agreement with Professional Bank Services (PBS) of Louisville, Kentucky to perform periodic credit review examinations.
Obtain current and satisfactory credit information on all loans over $25,000 lacking such information and obtain proper collateral documentation on all loans.
Current and satisfactory credit information has been obtained on all loans over $25,000. Proper collateral documentation has also been obtained on all loans identified with collateral deficiencies. Any loans for which the Bank was unable to obtain satisfactory credit or collateral documentation have been classified by the Bank.

Adopt, implement and thereafter take all available measures to ensure the Bank's adherence to a written program designed to eliminate the basis of criticism of assets criticized in the Report of Examination, in any subsequent Report of Examination or by any internal or external loan review, or in any list provided to management by the National Bank of Examiners. The Board or a designated committee, shall conduct a review of this process on a quarterly basis to determine the status of each criticized asset or criticized portion thereof that equals or exceeds $50,000, management's adherence to the program adopted pursuant to this requirement, the status and effectiveness of the written program, and the need to revise the program or take alternative action.
The Bank has adopted and implemented the appropriate measures to ensure the Bank's adherence to the written program designed to eliminate the basis of criticism of assets criticized in the Report of Examination, in any subsequent Report of Examination or by any internal or external loan review, or in any list provided to management by the National Bank of Examiners. The Compliance Committee reviews a list of all criticized assets each month to ensure Bank adherence and forwards a copy of this list to the OCC.

Review on a quarterly basis the Bank's Allowance for Loan Losses and establish a program for maintenance of an adequate allowance. Any deficiency in the allowance shall be remedied in the quarter it is discovered by additional provisions from earnings. Written documentation shall also be maintained indicating the required factors considered and conclusions reached by the Board in determining the adequacy of the allowance.
The Board has established a methodology to analyze and review the adequacy of the Bank's Allowance for Loan Losses, which is reviewed on a monthly basis to ensure adequate reserves are maintained at the end of the fiscal quarter. Any deficiency in the amount of reserves maintained in the loan loss allowance will be remedied by the end of the quarter as required by the Formal Agreement. Written documentation is also maintained in the file indicating the factors considered and conclusions reached by the Board in determining the adequacy of the Allowance for Loan and Lease Losses.
Adopt, implement and thereafter ensure Bank adherence to a written strategic plan for the Bank covering at least a three-year period.
Pursuant to the board resolution adopted on January 26, 2006, the OCC waived the completion of an updated three-year strategic plan for up to 90 days during the Company's search for a new strategic partner and now that a partner has been identified, the OCC has further extended the timeframe to September 30, 2006.

        Pursuant to the terms of the formal agreement indicated above, the Company had committed to undertake certain actions, including the maintenance of specified capital levels, retention of senior management and the formulation of strategic and capital plans. Following discussions with the OCC, on January 26, 2006, the Board passed a resolution to identify, and enter into an agreement with, a strategic partner who would either purchase the entire institution or a significant interest in the institution, and the OCC has agreed to a ninety day waiver of certain commitments contained in the formal agreement, namely the appointment of a President and Senior Lender, the development of a three-year capital plan, and the development of a strategic plan. As previously discussed, the Company entered into a merger agreement with EBFC on May 5, 2006. In light of this merger agreement, the Company is in further discussions with the OCC to determine which provisions of the Formal Agreement might be waived pending completion of the merger.

Results of Operations

        A net loss of $557,176 was incurred for the first half of 2006 as compared to a net loss of $658,443 for the same period in 2005 resulting in an improvement of $101,267 or 15%. The net loss for the three months ended June 30, 2006; however was up $86,821 or 30% from the $288,546 net loss incurred during the second quarter of 2005 and was also up $193,558 from the first quarter of 2006 due to a $208,995 provision (write-down) at the end of June for an anticipated loss on the sale of foreclosed property held in Other Real Estate (ORE). In an effort to help liquidate this asset, the Bank accepted a contract with a sales amount of approximately $208,995 below the property's recorded net book value. Without the $208,995 write-down to ORE, the Bank's net loss for the second quarter and the first six months of this year would have only been $166,372 and $348,181, respectively, resulting in a $122,174 or 42% reduction from the net loss incurred for the second quarter of 2005 and a $310,262 or 47% reduction from the net loss incurred for the six months ended June 30, 2005.

        Our operational results depend to a large degree on three factors: our net interest income, our provision for loan losses, and our non-interest expenses. Net interest income is the difference between the interest income received on investments (such as loans, investment securities, and federal funds sold) and the interest expense on deposit liabilities and borrowings. Net interest income declined to $338,620 or 21% for the quarter ended June 30, 2006 compared to $430,056 for the quarter ended June 30, 2005 and declined to $667,729 or 27% for the first six months of 2006 compared to the $916,911 that was earned for the first six months of 2005. This decrease was due to a lower volume of loan demand during the last twelve months. In addition, this decrease is part of an ongoing effort by management to seek and reduce classified and criticized loans by payoff or by their exit from the Bank. This decrease was also due to interest foregone on classified loans being placed in a non-earning status.

        No provision for loan losses was recorded in the second quarter or for the first half of 2006 as management considers the current allowance for loan losses to be adequate to sustain any estimated or potential losses based on the Bank's internal analysis and on external credit review examinations conducted by regulatory authorities and by third-party review services. As indicated above, there was no provision for loan losses recorded for the first six months of 2006 versus the $225,000 that was expensed for the same period a year ago. This difference continues to demonstrate the improvement in the credit quality of the Bank's loan portfolio and of management's efforts to identify and reduce criticized and classified loans. The allowance for loan loss was $762,924 (3.06% of total gross loans) at June 30, 2006 compared to $1,028,357 (3.60% of total gross loans) at June 30, 2005 and $785,326 (3.08% of total gross loans) at December 31, 2005.

        There are risks inherent in making all loans, including risks with respect to the period of time over which loans may be repaid, risks resulting from changes in economic and industry conditions, risks inherent in dealing with individual borrowers, and, in the case of a collateralized loan, risks resulting from uncertainties about the future value of the collateral. We anticipate maintaining an allowance for loan loss based on, among other things, historical experience, an evaluation of economic conditions, and regular reviews of delinquencies and loan portfolio quality. Our judgment about the adequacy of the allowance is based upon a number of assumptions about future events, which we believe to be reasonable, but which may not prove to be accurate. Thus, there is a risk that charge-offs in future periods could exceed the allowance for loan losses or that substantial additional increases in the allowance for loan losses could be required. Our loan loss reserve methodology incorporates any anticipated write-downs and charge-offs in all problem loans identified by management, credit review services and regulatory authorities. The current allowance for loan losses at June 30, 2006 reflects management's estimate of probable losses inherent and remaining in the loan portfolio. We believe our estimates are sufficient to absorb any such losses.

        Total non-interest income for the quarter ended June 30, 2006 was $19,669 compared to $19,519 for the quarter ended June 30, 2005 and was $48,932 for the six months ended June 30, 2005 compared to $37,379 for the six months ended June 30, 2005, an increase of $11,553 or 31%. Non-interest income includes service charges on deposit accounts, customer service fees, and mortgage origination fee income. The increase in non-interest income for the first half of 2006 compared to the first half 2005 was mostly due to higher fees assessed for mortgage origination, NSF charges and check cashing services.

        Total non-interest expense for the second quarter of 2006 was $733,656 as compared to $738,121 for the same period in 2005. Non-interest expense for the six months ended June 30, 2006 was $1,273,837 compared to $1,387,733 for the six months ended June 30, 2005, a decrease of $113,896 or 8%. Without the $208,995 provision for loss on Other Real Estate, the Bank's non-interest expense for the second quarter and the first six months of this year would have only been $524,661 and $1,064,842, respectively, resulting in a $213,460 or 29% decrease from the second quarter of 2005 and a $322,891 or 23% decrease from the first half of 2005. Salaries and benefits, the largest component of non-interest expense, was $226,291 for the quarter ended June 30, 2006, compared to $287,223 for the same period a year ago and was $464,449 for the first six months of 2006 compared to $591,947 for the first six months of 2005, a decrease of $127,498 or 22%. Total salary and benefits expense has decreased due to the downsizing of five staff positions over the last eighteen months. Additionally, this decrease is a result of the resignation of three officers in the third quarter of 2005, two of which were members of senior management. Salary and benefits expense continues to decrease on a quarter-to-quarter basis with total expense down in each quarter since third quarter 2004.

        Occupancy and equipment expense totaled $83,993 for the quarter ended June 30, 2006, compared to $90,324 for the same period a year ago and totaled $170,908 for the first half of 2006 compared to $188,352 for the first half of 2005. Total occupancy expense for the first quarter of 2006 was lower than the quarter ended June 30, 2005 due to less depreciation expense incurred on furniture, fixtures, and equipment as the estimated useful life on certain assets has expired over the last year along with lower ad valorem taxes related to these and other remaining furniture, fixtures and equipment items. Professional fees totaled $67,765 for the quarter ended June 30, 2006, compared to $55,608 for the quarter ended June 30, 2005 and totaled $143,493 for the first six months of 2006 compared to $107,077 for the first six months of 2005, an increase of $36,416 or 34%. This year-to-date increase was primarily due to $63,082 in legal fees associated with the search for a strategic partner and/or potential investors for the Company as well as expenses related to the Company's upcoming merger.

        Other non-interest expense for the second quarter of 2006 was $355,607 versus $304,966 for the second quarter of 2005 and was $494,987 for the six months ended June 30, 2006 versus $500,357 for the six months ended June 30, 2005. The $50,641 increase from the second quarter of 2005 to the second quarter of 2006 once again resulted from $208,995 provision for Other Real Estate loss incurred during the month of June. The $494,987 total in expenses for the first half of 2006; however was still $5,370 below the $500,357 total for the first half of 2005 which indicates continued improvement in the Bank's overall management of other non-interest expense.

Interest Rate Sensitivity and Asset Liability Management

        Interest rate sensitivity measures the timing and magnitude of the re-pricing of assets compared with the re-pricing of liabilities and is an important part of asset/liability management of a financial institution. The objective of interest rate sensitivity management is to generate stable growth in net interest income, and to control the risks associated with interest rate movements. Management constantly reviews interest rate risk exposure and the expected interest rate environment so that adjustments in interest rate sensitivity can be timely made. Since the assets and liabilities of a bank are primarily monetary in nature (payable in fixed, determinable amounts), the performance of a bank is affected more by changes in interest rates than by inflation. Interest rates generally increase as the rate of inflation increases, but the magnitude of the change in rates may not be the same.

        Net interest income is the primary component of net income for financial institutions. Net interest income is affected by the timing and magnitude of re-pricing of as well as the mix of interest sensitive and non-interest sensitive assets and liabilities. "Gap" is a static measurement of the difference between the contractual maturities or re-pricing dates of interest sensitive assets and interest sensitive liabilities within the following twelve months. Gap is an attempt to predict the behavior of the Bank's net interest income in general terms during periods of movement in interest rates. In general, if the Bank is liability sensitive, more of its interest sensitive liabilities are expected to re-price within twelve months than its interest sensitive assets over the same period. In a rising interest rate environment, liabilities re-pricing more quickly is expected to decrease net interest income. Alternatively, decreasing interest rates would be expected to have the opposite effect on net interest income since liabilities would theoretically be re-pricing at lower interest rates more quickly than interest sensitive assets. Although it can be used as a general predictor, Gap as a predictor of movements in net interest income has limitations due to the static nature of its definition and due to its inherent assumption that all assets will re-price immediately and fully at the contractually designated time. At June 30, 2006, the Bank, as measured by Gap, is in a liability sensitive position within one year. Management has several tools available to it to evaluate and affect interest rate risk, including deposit pricing policies and changes in the mix of various types of assets and liabilities.

Financial Condition

        Total assets decreased $738,270 or 2% from December 31, 2005 to June 30, 2006. One of the major sources of reduction was in net loans, which decreased by $564,584 or 2% over the last six months of 2006. The other major source of reduction was the $785,599 or 9% decrease in investment securities available-for-sale since December 31, 2005. Fed Funds Sold, however, increased $1,045,000 from $95,000 at December 31, 2005 to $1,140,000 at June 30, 2006. Total deposits also declined by $2,004,695 or 6% since December 31, 2005, with $1,577,618 or 5% of the decline in interest bearing accounts (primarily Certificates of Deposits). The reduction in total net loans, (in particular the pay-off of certain large participation loans) created excess funds providing management the flexibility to replace loan run-off or invest in new loans or investment securities. Additionally, with total net loans declining, management has not been as aggressive in retaining or obtaining deposits in an attempt to match funding levels with loan balances and maturities. Total shareholders' equity decreased from $3,773,883 at December 31, 2005 to $2,964,001 at June 30, 2006. This decrease was attributable to the recognition of $193,399 in deferred offering costs related to the Company's stock rights offering and the $557,176 net loss for the six months ended June 30, 2006.

Liquidity and Capital

        The Bank must maintain, on a daily basis, sufficient funds to cover the withdrawals from depositors' accounts and to supply new borrowers with funds. To meet these obligations, the Bank keeps cash on hand, maintains account balances with its correspondent banks, and purchases and sells federal funds and other short-term investments. Asset and liability maturities are monitored in an attempt to match the maturities to meet liquidity needs. It is the policy of the Bank to monitor its liquidity to meet regulatory requirements and our local funding requirements. As of June 30, 2006 the Bank has $1,653,331 in cash and cash equivalents as well as $7,639,387 in investment securities available-for-sale to fund its operations and loan growth. The Bank also maintains relationships with correspondent banks that can provide funds to it on short notice, if needed. Presently, the Bank has arrangements with commercial banks for short-term unsecured advances up to $2,900,000. No amounts were advanced on these lines at June 30, 2006.

        Bank holding companies and their banking subsidiaries are required by banking regulators to meet specific minimum levels of capital adequacy, which are expressed in the form of ratios. Capital is separated into Tier 1 Capital (essentially common shareholders' equity less intangible assets) and Tier 2 Capital (essentially the allowance for loan losses limited to 1.25% of risk-weighted assets). The first two ratios, which are based on the degree of credit risk in our assets, provide for the weighting of assets based on assigned risk factors and include off-balance sheet items such as loan commitments and stand-by letters of credit. The ratio of Tier 1 Capital to risk-weighted assets must be at least 4.0% and the ratio of Total Capital (Tier 1 Capital plus Tier 2 Capital) to risk-weighted assets must be at least 8.0%.

        Banks and bank holding companies are also required to maintain a minimum ratio of Tier 1 Capital to adjusted quarterly average total assets of 4.0%.

        The following table summarizes the Bank's risk-based capital ratios at June 30, 2006:

Tier 1 Capital (to risk-weighted assets)	11.46%
Total Capital (to risk-weighted assets)	12.72%
Tier 1 Capital (to total average assets)	8.24%

        Under the terms of the Formal Agreement with the OCC, the Bank was required to achieve and maintain by March 31, 2005 capital ratios of Total Capital (to risk-weighted assets) of 14.0% and Tier 1 Capital (to adjusted quarterly average total assets) of 9.0%. As indicated in the table above, the Bank, as of June 30, 2006, did not meet the minimum capital ratio of 9.0% for the Tier 1 Capital (to adjusted quarterly average total assets) or the 14.0% ratio of Total Capital (to risk-weighted assets) as required by the Formal Agreement.

Regulatory Matters

        From time to time, various bills are introduced in the United States Congress with respect to the regulation of financial institutions. Certain of these proposals, if adopted, could significantly change the regulation of banks and the financial services industry. We cannot predict whether any of these proposals will be adopted or, if adopted, how these proposals would affect us.

Off-Balance Sheet Arrangements

        We are a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of our customers. These financial instruments consist of commitments to extend credit and standby letters of credit. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Standby letters of credit are written conditional commitments issued by the bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. Most letters of credit extend for less than one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. A commitment involves, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets. Our exposure to credit loss in the event of nonperformance by the other party to the instrument is represented by the contractual notional amount of the instrument.

        Since certain commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. We use the same credit policies in making commitments to extend credit as we do for on-balance-sheet instruments. Collateral held for commitments to extend credit varies but may include unimproved and improved real estate, certificates of deposit or personal property.

        The following table summarizes our off-balance-sheet financial instruments whose contract amounts represent credit risk as of June 30, 2006:

Commitments to extend credit	$3,469,000
Stand-by letters of credit	$293,539

Appendix D

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS FROM FORM 10-KSB FOR THE YEAR ENDED DECEMBER 31, 2005

        As used in this section of the registration statement, unless context requires otherwise, the terms "company," "bank," "we," and "our" refer to NBOG Bancorporation, Inc. and its wholly owned subsidiary, The National Bank of Gainesville.

General

        NBOG Bancorporation, Inc. (the "Company") opened for business through its banking subsidiary, The National Bank of Gainesville (the "Bank"), on March 25, 2002.

        The following discussion describes our results of operations for 2005 as compared to 2004 and also analyzes our financial condition as of December 31, 2005 as compared to December 31, 2004. Like most community banks, we derive a significant portion of our income from interest we receive on our loans and investments. Our primary source of funds for making these loans and investments is our deposits, on which we pay interest. Consequently, one of the key measures of our success is our amount of net interest income, or the difference between the income on our interest-earning assets, such as loans and investments, and the expense on our interest-bearing liabilities, such as deposits. Another key measure is the spread between the yield we earn on these interest-earning assets and the rate we pay on our interest-bearing liabilities.

        We have included a number of tables to assist in our description of these measures. For example, the "Average Balances" table shows the average balance during 2005 and 2004 of each category of our assets and liabilities, as well as the yield we earned or the rate we paid with respect to each category. A review of this table shows that our loans typically provide higher interest yields than do other types of interest earning assets, which is why we intend to channel a substantial percentage of our earning assets into our loan portfolio. Similarly, the "Rate/Volume Analysis" table helps demonstrate the impact of changing interest rates and changing volume of assets and liabilities during the years shown. We also track the sensitivity of our various categories of assets and liabilities to changes in interest rates, and we have included a "Sensitivity Analysis Table" to help explain this. Finally, we have included a number of tables that provide detail about our investment securities, our loans, and our deposits.

        Of course, there are risks inherent in all loans, so we maintain an allowance for loan losses to absorb probable losses on existing loans that may become uncollectible. We establish and maintain this allowance by charging a provision for loan losses against our operating earnings. In the "Provision and Allowance for Loan Losses" section we have included a detailed discussion of this process.

        In addition to earning interest on our loans and investments, we earn income through fees and other expenses we charge to our customers. We describe the various components of this non-interest income, as well as our non-interest expense, in the following discussion.

        The following discussion and analysis also identifies significant factors that have affected our financial position and operating results during the periods included in the accompanying financial statements. We encourage you to read this discussion and analysis in conjunction with the financial statements and the related notes and the other statistical information also included in this annual report.

Critical Accounting Policies

        We have adopted various accounting policies, which govern the application of accounting principles generally accepted in the United States of America, in the preparation of our consolidated financial statements. Our significant accounting policies are described in note 1 in the footnotes to the consolidated financial statements at December 31, 2005 included elsewhere in this annual report.

        We believe that the allowance for loan losses is a critical accounting policy that requires the most significant judgments and estimates used in preparation of our consolidated financial statements. Please refer to the portion of management's discussion and analysis of financial condition and results of operations that addresses the allowance for loan losses for a description of our processes and methodology for determining the allowance for loan losses.

Formal Agreement

        On August 18, 2004, the Bank entered a formal written agreement with the OCC, which set forth a series of actions necessary to correct identified weaknesses.

        The table below describes each requirement of the Formal Agreement with the OCC and the Bank's corrective action or the current status and efforts to correct the issues identified in the Formal Agreement.

Requirement	Corrective Action/Status

Appoint a compliance committee to monitor the Bank's compliance with the Formal Agreement.
The Bank established a compliance committee consisting of Directors Palmour, Dunagan, Anderson, and Turner in September 2004. The committee was previously meeting monthly to monitor compliance and report monthly to the OCC until its dissolution on January 26, 2006 after a board resolution was adopted notifying the OCC of the Directors' intention to identify, and enter into an agreement with, a strategic partner who would either purchase the entire institution or a significant interest in the institution.
Obtain a permanent President and Senior Lender.
President Albert F. Satterwhite and Senior Lender Michael S. Lynch, who were previously hired by the Bank, both resigned during the third quarter. The Company's Chief Financial Officer, W. Bryan Hendrix was named as Acting Bank President during the interim and is currently responsible for managing the Bank. Jeffery W. Johnson was appointed as the Bank's Acting Senior Lender to help during the interim and R. Allen Smith was also retained as an advisor to the Board and as an OCC liaison. Pursuant to the board resolution adopted on January 26, 2006, the OCC will allow Acting President Hendrix and Acting Senior Lender Johnson to remain in their positions for up to ninety days during the Company's search for a strategic partner.

By September 30, 2004, achieve and maintain the following capital ratios:
• Total Capital at least equal to 12% of risk-weighted assets; and
• Tier 1 Capital at least equal to 8% of adjusted total assets.	At the end of January 2005, the Bank achieved and has since maintained Total Capital at least equal to 12% of risk-weighted assets and Tier 1 Capital at least equal to 8% of adjusted total assets.

By March 31, 2005, achieve and maintain the following capital ratios: • Total Capital at least equal to 14% of risk-weighted assets; and • Tier 1 Capital at least equal to 9% of adjusted total assets.
At the end of March 2005, the Bank achieved and has since maintained Tier 1 Capital at least equal to 9% of adjusted total assets. While the Bank obtained Total Capital at least equal to 14% of risk weighted assets at March 31, 2005, Total Capital fell below 14% of risk weighted assets from the period of June 30, 2005 to September 30, 2005. At December 31, 2005, Total Capital represented 14.51% of risk weighted assets.
Develop, implement and thereafter ensure Bank adherence to a three-year capital program.
Pursuant to the board resolution adopted on January 26, 2006, the OCC will waive the completion of an updated three-year capital program for up to 90 days during the Company's search for a new strategic partner.
Revise the Bank's written loan policy.
The Board of Directors has reviewed and revised the Bank's written loan policy. This policy has been adopted and implemented by the Board and will be monitored for Bank adherence. A copy of the policy was forwarded to the OCC.

Employ a qualified consultant to perform an ongoing asset quality review of the Bank until such time as an ongoing internal asset quality review system is developed by the Board, implemented and demonstrated to be effective.	The Bank has entered into a two-year service agreement with Professional Bank Services (PBS) of Louisville, Kentucky to perform periodic credit review examinations.
Obtain current and satisfactory credit information on all loans over $25,000 lacking such information and obtain proper collateral documentation on all loans.
Current and satisfactory credit information has been obtained on all loans over $25,000. Proper collateral documentation has also been obtained on all loans identified with collateral deficiencies. Any loans for which the Bank was unable to obtain satisfactory credit or collateral documentation have been classified by the Bank.

Adopt, implement and thereafter take all available measures to ensure the Bank's adherence to a written program designed to eliminate the basis of criticism of assets criticized in the Report of Examination, in any subsequent Report of Examination or by any internal or external loan review, or in any list provided to management by the National Bank of Examiners. The Board or a designated committee, shall conduct a review of this process on a quarterly basis to determine the status of each criticized asset or criticized portion thereof that equals or exceeds $50,000, management's adherence to the program adopted pursuant to this requirement, the status and effectiveness of the written program, and the need to revise the program or take alternative action.
The Bank has adopted and implemented the appropriate measures to ensure the Bank's adherence to the written program designed to eliminate the basis of criticism of assets criticized in the Report of Examination, in any subsequent Report of Examination or by any internal or external loan review, or in any list provided to management by the National Bank of Examiners. The Compliance Committee reviews a list of all criticized assets each month to ensure Bank adherence and forwards a copy of this list to the OCC.

Review on a quarterly basis the Bank's Allowance for Loan Losses and establish a program for maintenance of an adequate allowance. Any deficiency in the allowance shall be remedied in the quarter it is discovered by additional provisions from earnings. Written documentation shall also be maintained indicating the required factors considered and conclusions reached by the Board in determining the adequacy of the allowance.
The Board has established a methodology to analyze and review the adequacy of the Bank's Allowance for Loan Losses, which is reviewed on a monthly basis to ensure adequate reserves will be maintained at the end of the fiscal quarter. Any deficiency in the amount of reserves maintained in the loan loss allowance will be remedied by the end of the quarter as required by the Formal Agreement. Written documentation is also maintained in the file indicating the factors considered and conclusions reached by the Board in determining the adequacy of the Allowance for Loan and Lease Losses.
Adopt, implement and thereafter ensure Bank adherence to a written strategic plan for the Bank covering at least a three-year period.
Pursuant to the board resolution adopted on January 26, 2006, the OCC will waive the completion of an updated three-year strategic plan for up to 90 days during the Company's search for a new strategic partner.

        Pursuant to the terms of the formal agreement indicated above, the Company had committed to undertake certain actions, including the maintenance of specified capital levels, retention of senior management and the formulation of strategic and capital plans. Following discussions with the OCC, on January 26, 2006, the Board passed a resolution to identify, and enter into an agreement with, a strategic partner who would either purchase the entire institution or a significant interest in the institution, and the OCC has agreed to a ninety day waiver of certain commitments contained in the formal agreement, namely the appointment of a President and Senior Lender, the development of a three-year capital plan, and the development of a strategic plan.

        While not meeting these requirements could expose the Bank to further regulatory actions, and these matters raise a substantial doubt about the Bank's ability to continue as a going concern, the Bank is currently engaged in discussions with a potential purchaser.

Results of Operations

        A net loss of $1,072,000 was incurred for 2005 down $1,818,000 from the net loss of $2,890,000 that was incurred during 2004. Our operational results depend to a large degree on three factors: our net interest income, our provision for loan losses, and our non-interest expenses. Net interest income is the difference between the interest income received on investments (such as loans, investment securities, and federal funds sold) and the interest expense on deposit liabilities. Net interest income decreased to $1,638,000 for the year ended December 31, 2005 compared to $2,401,000 for the year ended December 31, 2004. This decrease, however, was offset significantly by the reduction in provision expense recorded for the allowance for loan losses in 2005. These items are discussed in further detail later in the discussion.

        The provision for loan losses for 2005 was $225,000 (same amount as it was at September 30, 2005) versus the $2,275,000 that was expensed for 2004. This difference of $2,050,000 or 90% is an indication of the improvement in the credit quality of the Bank's loan portfolio and of management's continued efforts to identify and reduce criticized and classified loans. The current allowance for loan losses at December 31, 2005 reflects management's estimate of potential losses inherent and remaining in the loan portfolio. We believe our estimates are sufficient to absorb any such losses.

        Non-interest income for the year ended December 31, 2005 totaled $79,000 compared to $162,000 in 2004. Non-interest income includes service charges on deposit accounts, customer service fees, mortgage origination fee income, and investment security gains/(losses). With the closing of the mortgage loan division at the end of 2004, the Bank's non-interest income derived from mortgage origination fees declined by $79,000 in 2005. Non-interest expenses in 2005 were $2,564,000 compared to $2,513,000 in 2004. The largest component of non-interest expenses is salaries and benefits, which totaled $1,110,000 for the year ended December 31, 2005, compared to $1,165,000 for the year ended December 31, 2004.

Net Interest Income

        For the years ended December 31, 2005 and 2004, net interest income totaled $1,638,000 and $2,401,000, respectively. This decrease of $763,000 was due to a lower volume of loan demand during 2005 as well as interest foregone due to classified loans being placed in a non-earning status. In addition, this reduction was part of an ongoing effort by management to seek and reduce classified and criticized loans by payoff or by their exit from the Bank. Interest income from loans, including fees, was $2,357,000, which represented a higher yield of 8.22% in 2005 when compared to the 7.71% yield earned in 2004. The increase in yield on loans was mostly due to the rising interest rate environment of 2005, which had a positive impact on the bank's adjustable rate loans. This increase was also due to higher rates earned on work-out loans and other problem credits that the bank retained in its loan portfolio. Interest expense totaled $1,056,000 for the year ended December 31, 2005 compared to $1,144,000 in 2004. The net interest margin realized on earning assets and the interest rate spread were 4.27% and 3.99%, respectively, for the year ended December 31, 2005, as compared to an interest rate margin of 4.53% and interest rate spread of 4.28% in 2004.

Average Balances and Interest Rates

        The table below details the average balances outstanding for each category of interest earning assets and interest-bearing liabilities for 2005 and 2004 and the average rate of interest earned or paid thereon. Average balances have been derived from the daily balances throughout the period indicated.

	For the Year Ended December 31, 2005			For the Year Ended December 31, 2004
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
	(Amounts presented in thousands)
Assets:
Interest earning assets:
Loans (including loan fees)	$28,687	$2,357	8.22%	$43,718	$3,371	7.71%
Investment securities	7,167	261	3.64%	3,163	95	3.00%
Interest bearing deposits	49	1	2.04%	—	—	—
Federal funds sold	2,480	75	3.02%	6,165	80	1.30%

Total interest earning assets	38,383	2,694	7.02%	53,046	3,546	6.68%
Other non-interest earnings assets	3,620			2,830

Total assets	$42,003			$55,876

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Deposits:
Interest-bearing demand	$390	$6	1.54%	$451	$4.89%
Savings and money market	3,652	55	1.51%	4,746	51	1.07%
Time	30,862	995	3.22%	42,517	1,089	2.56%
Other	2	—	—	—	—	—

Total interest-bearing liabilities	34,906	1,056	3.03%	$47,714	1,144	2.40%
Other non-interest bearing liabilities	3,147			2,950
Stockholders' equity	3,950			5,212

Total liabilities and stockholders' equity	$42,003			$55,876

Excess of interest-earning assets over interest-bearing liabilities	$3,477			$5,332

Ratio of interest-earning assets to interest-bearing liabilities	109.96%			111.18%
Net interest income		$1,638			$2,401

Net interest spread			3.99%			4.28%

Net interest margin			4.27%			4.53%

        Non-accrual loans are included in average loan balances during the periods presented.

Volume/Rate Analysis

        Net interest income can also be analyzed in terms of the impact of changing rates and changing volume. The following table describes the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected our interest income and interest expense during the periods indicated.

	2005 Compared to 2004 Increase (decrease) due to changes in
	Volume	Rate	Net
Change
Interest income on:
Loans (including loan fees)	$(1,234)	$221	$(1,013)
Investment securities	146	20	166
Interest bearing deposits	1	—	1
Federal funds sold	(112)	107	(5)

	(1,199)	348	(851)

Interest expense on:
Interest-bearing demand	(1)	3	2
Savings and money market	(16)	20	4
Time	(376)	282	(94)

	(393)	305	(88)

	$(806)	$43	$(763)

Interest Rate Sensitivity and Asset Liability Management

        Interest rate sensitivity measures the timing and magnitude of the repricing of assets compared with the repricing of liabilities and is an important part of asset/liability management of a financial institution. The objective of interest rate sensitivity management is to generate stable growth in net interest income, and to control the risks associated with interest rate movements. Management constantly reviews interest rate risk exposure and the expected interest rate environment so that adjustments in interest rate sensitivity can be timely made. Since the assets and liabilities of a bank are primarily monetary in nature (payable in fixed, determinable amounts), the performance of a bank is affected more by changes in interest rates than by inflation. Interest rates generally increase as the rate of inflation increases, but the magnitude of the change in rates may not be the same.

        Net interest income is the primary component of net income for financial institutions. Net interest income is affected by the timing and magnitude of repricing of as well as the mix of interest sensitive and non-interest sensitive assets and liabilities. "Gap" is a static measurement of the difference between the contractual maturities or repricing dates of interest sensitive assets and interest sensitive liabilities within the following twelve months. Gap is an attempt to predict the behavior of the Bank's net interest income in general terms during periods of movement in interest rates. In general, if the Bank is liability sensitive, more of its interest sensitive liabilities are expected to reprice within twelve months than its interest sensitive assets over the same period. In a rising interest rate environment, liabilities repricing more quickly is expected to decrease net interest income. Alternatively, decreasing interest rates would be expected to have the opposite effect on net interest income since liabilities would theoretically be repricing at lower interest rates more quickly than interest sensitive assets. Although it can be used as a general predictor, Gap as a predictor of movements in net interest income has limitations due to the static nature of its definition and due to its inherent assumption that all assets will reprice immediately and fully at the contractually designated time. At December 31, 2005, the Bank, as measured by Gap, is in a liability sensitive position within one year. Management has several tools available to it to evaluate and affect interest rate risk, including deposit pricing policies and changes in the mix of various types of assets and liabilities.

        We also measure the actual effects that repricing opportunities have on earnings through simulation modeling, referred to as earnings at risk. For short-term interest rate risk, the Bank's model simulates the impact of balance sheet strategies on net interest income, pre-tax income, and net income. The model includes interest rate simulations to test the impact of rising and falling interest rates on projected earnings. The Bank determines the assumptions that are used in the model.

        The following table summarizes the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2005, that are expected to mature, prepay, or reprice in each of the future time periods shown. Except as stated below, the amount of assets or liabilities that mature or reprice during a particular period was determined in accordance with the contractual terms of the asset or liability. Adjustable rate loans are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are due, and fixed rate loans and mortgage-backed securities are included in the periods in which they are anticipated to be repaid based on scheduled maturities. The Bank's savings accounts and interest-bearing demand accounts, which are generally subject to immediate withdrawal, are included in the "Three Months or Less" category, although historical experience has proven these deposits to be more stable over the course of a year.

	At December 31, 2005 Maturing or Repricing in
	Three Months or Less	Four Months to 12 Months	1 to 5 Years	Over 5 Years	Total
	(dollars in thousands)
Interest-earning assets:
Investment securities	$—	$194	$5,538	$2,693	$8,425
Federal funds sold	95	—	—	—	95
Loans	13,463	3,830	8,129	93	25,515

Total interest-bearing assets	13,558	4,024	13.667	2,786	34,035

Interest-bearing liabilities:
Deposits:
Savings and demand	2,977	—	—	—	2,977
Time deposits	2,285	18,679	7,486	—	28,450

Total interest-bearing liabilities	5,262	18,679	7,486	—	31,427

Interest sensitive difference per period	8,296	(14,655)	6,181	2,786	$2,608

Cumulative interest sensitivity difference	$8,296	$(6,359)	$(178)	$2,608

Cumulative difference to total interest earning assets	24.38%	(18.68)%	(.52)%	7.66%

        At December 31, 2005, the difference between the Bank's liabilities and assets repricing or maturing within one year was $6,359,000. Due to an excess of liabilities re-pricing or maturing within one year, an increase in interest rates could cause the Bank's net interest income to decrease. Because the liabilities that will be re-pricing in the next year were originally made at higher promotional rates, we believe that our liability sensitive position will not substantially impact net interest income despite rising interest rates, since deposit rates are typically managed based on loan demand and current liquidity levels.

        Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although particular assets and liabilities may have similar maturities or periods of repricing, they may reflect changes in market interest rates differently. Additionally, some assets, such as adjustable-rate mortgages, have features that restrict changes in interest rates, both on a short-term basis and over the life of the asset. Other factors which may affect the assumptions made in the table, include changes in interest rates, pre-payment rates, early withdrawal levels, and the ability of borrowers to service their debt.

Provision and Allowance for Loan Losses

        The provision for loan losses is the charge to operating earnings that management believes is necessary to maintain the allowance for loan losses at an adequate level. The provision charged to expense was $225,000 for the year ended December 31, 2005 as compared to the $2,275,000 that was charged against earnings in 2004. The loan portfolio decreased by approximately $6.8 million during the year ended December 31, 2005. The allowance for loan losses was $785,000 or 3.08% of gross loans at December 31, 2005 compared to $990,000 or 3.07% of gross loans at December 31, 2004. The $205,000 or 21% decrease in the allowance to loan loss is reflective of the reduction in criticized and classified loans during 2005. Classified loans as of December 31, 2005 represented 22% of total gross loans and the actual reserves allotted for these loans represented 73% of the total allowance for loan losses.

        There are risks inherent in making all loans, including risks with respect to the period of time over which loans may be repaid, risks resulting from changes in economic and industry conditions, risks inherent in dealing with individual borrowers, and, in the case of a collateralized loan, risks resulting from uncertainties about the future value of the collateral. We anticipate maintaining an allowance for loan losses based on, among other things, historical experience, an evaluation of economic conditions, and regular reviews of delinquencies and loan portfolio quality. Our judgment about the adequacy of the allowance is based upon a number of assumptions about future events, which we believe to be reasonable, but which may not prove to be accurate. Thus, there is a risk that charge-offs in future periods could exceed the allowance for loan losses or that substantial additional increases in the allowance for loan losses could be required. Our loan loss reserve methodology incorporates any anticipated write-downs and charge-offs in all problem loans identified by management, credit review services and regulatory authorities. We consider the current allowance for loan losses to be adequate to sustain any estimated or potential losses based on the Bank's internal analysis and on credit review examinations conducted by regulatory authorities and third-party review services. The additions to the allowance for loan losses in 2005 and 2004 resulted in both a decrease in earnings and in capital.

        The allocation of the allowance for loan losses by loan category at the date indicated is presented below (dollar amounts are presented in thousands:

	December 31,
	2005		2004
	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans
Commercial, financial and agricultural	$137	17%	$162	22%
Real estate—mortgage	471	60%	232	49%
Real estate—construction	75	10%	450	5%
Consumer	102	13%	146	24%

	$785	100%	$990	100%

        The following table presents a summary of changes in the allowance for loan losses for the past two years (dollar amounts are presented in thousands):

	For the years ended December 31,
	2005	2004
Balance at the beginning of period	$990	$566
Charge-offs:
Commercial, financial and agricultural	—	811
Real estate—mortgage	272	346
Real estate—construction	251	459
Consumer	255	433

Total Charged-off	778	2,049

Recoveries:
Commercial, financial and agricultural	32	142
Real estate—mortgage	239	—
Real estate—construction	—	24
Consumer	77	32

Total Recoveries	348	198

Net Charge-offs	430	1,851

Provision for Loan Loss	225	2,275

Balance at end of period	$785	$990

Total loans at end of period	$25,515	$32,292
Average loans outstanding	$28,687	$43,718
As a percentage of average loans:
Net loans charged-off	1.50%	4.23%
Provision for loan losses	.78%	5.20%
Allowance for loan losses as a percentage of:
Year end loans	3.08%	3.07%

        The following table summarizes non-performing assets and the income that would have been reported on non-accrual loans as of December 31, 2005 and 2004 (amounts are presented in thousands):

	December 31,
	2005	2004
Other real estate and repossessions	$839	$1,973
Non-accrual loans	778	1,730
Accruing loans 90 days or more past due	80	—

Total non-performing assets	$1,697	$3,703

As a percentage of gross loans:	6.65%	11.47%

        A loan is placed on non-accrual status when, in management's judgment, the collection of interest appears doubtful. As a result of management's ongoing review of the loan portfolio, loans are classified as non-accrual when management believes that, after considering economic and business conditions and collection efforts, the borrower's financial condition is such that collection of interest is doubtful. Generally, loans are placed on nonacrual status when principal or interest payments are past due for more than 90 days. Exceptions are allowed for loans past due greater than 90 days when such loans are well secured and in process of collection. The $80,309 loan at the end of 2005 was transferred to a non-accrual status the next business day in accordance with bank policy. At December 31, 2005, there were $778,000 in loans outstanding, which were accounted for as non-accrual loans whereas there were $1,730,000 in outstanding loans accounted for as non-accrual loans at December 31, 2004, a difference of $952,000 or 55%. Additionally, the $2,006,000 or 54% decline in non-performing assets from December 31, 2004 to December 31, 2005 attributed to the lower provision for loan loss expense in 2005 and allowed management to maintain lower loan loss reserves for the year. Interest income that would have been reported on the non-accrual loans in 2005 totaled $46,533 and in 2004 totaled $109,830.

        The Bank classifies all loans whose collection status is in doubt. As of December 31, 2005, there were no loans not currently past due, on non-accrual, or restructured where the Bank had serious doubts regarding the borrower(s) ability to repay the debt.

Non-interest Income and Expense

        Non-interest income for the year ended December 31, 2005 totaled $79,000 as compared to $162,000 for the year ended December 31, 2004. This decrease in non-interest income was primarily due to the $79,000 decline in mortgage loan origination fees. After the mortgage loan division was closed at the end of 2004, there was little demand for mortgage loan origination during 2005. All mortgage requests received in 2005 were processed by the bank's lending staff and underwritten and funded by an outside mortgage broker.

        Total non-interest expense for the year ended December 31, 2005 was $2,564,000 as compared to $2,513,000 for the same period in 2004. Salaries and benefits, the largest component of non-interest expense, totaled $1,109,000 for the year ended December 31, 2005, compared to $1,165,000 for the same period a year ago. Salary and benefits expense decreased primarily due to the downsizing of two staff positions and the resignation of three officers, two of which were members of senior management. Occupancy totaled $373,000 for the year ended December 31, 2005, compared to $307,000 for the year ended December 31, 2004. Occupancy expense increased primarily due to one full year of expense in the Bank's new main office building at 807 Dorsey Street. Accordingly, the Bank incurred higher utility, maintenance, and depreciation costs associated with the use of a larger facility. Professional fees totaled $256,000 for the year ended December 31, 2005, compared to $267,000 for 2004. The decrease in professional fees was mostly due to $39,000 in placement fees for the recruitment and replacement of key personnel as in 2004 as well as lower fees incurred during 2005 for credit review and other outside services.

        Other non-interest expenses were $825,000 for the year ended December 31, 2005 as compared to $775,000 for the year ended December 31, 2004. This increase is due primarily to expenses of $249,000 related to the acquisition, maintenance and sale of foreclosed and repossessed property. In addition, higher FDIC and OCC assessments of $92,549 for 2005 as compared to $37,507 for the same period in 2004, also contributed to the increase in non-interest expense.

Income Taxes

        For the year ended December 31, 2005, the Company's net loss did not reflect any tax benefit or expense whereas the net loss in 2004 reflected a tax expense of $665,000. The majority of the 2004 expense was a reversal of a $650,000 tax benefit recognized at the end of 2003. Prior to 2003, the Company did not recognize a deferred tax asset as the ultimate realization of these assets were in doubt as the Company had not reported a consistent level of earnings which would support the recognition of the deferred tax asset. As of December 31, 2003, the Company had generated nine consecutive months of net income primarily from core earnings which, at that time, management believed was indicative of the Company's ability to continue to generate taxable income and allowed the recognition of the deferred tax asset. However, during 2004 when it became apparent that the Company would not continue to generate taxable income at a consistent level, the tax benefit recognized in 2003 had to be reversed and recorded against current 2004 earnings.

Financial Condition

        Total assets decreased $10,130,000, or 21% from December 31, 2004 to December 31, 2005. The primary source of reduction was in net loans, which decreased $6,572,000 or 21%, during the year ended December 31, 2004. The Bank anticipated a decline in the loan portfolio during 2005, with the replacement of run-off and problem loans coupled with limited and flat loan growth for the year as part of management's overall restructuring of the Bank. This decline was intended by management to address the Bank's credit quality issues, but was not required by the Formal Agreement. Investment securities available-for-sale increased $3,076,000 from $5,349,000 at December 31, 2004 to $8,425,000 at December 31, 2005. Federal funds sold decreased $5,206,000 from $5,301,000 at December 31, 2004 to $95,000 at December 31, 2005 as excess funds were invested in higher yielding securities and loans, when demand warranted. Also, with slower loan growth, funds were managed at a lower level in 2005 since the Bank was not required to pay higher interest rates on new deposits to help fund loan demand or to match local market rates on existing deposits to maintain adequate liquidity.

        Total deposits decreased $9,785,000, or 22% during 2005. This decrease was also part of management's ongoing efforts to reduce the overall size of the Bank by matching funding levels with loan balances and maturities. In addition, the Bank's local deposit market is very competitive, and the Bank will at times lose deposits to financial institutions paying the highest and most attractive interest rates and terms. If needed, management believes it can raise the Bank's interest rates or match local deposit rates to attract new funds or retain existing deposits

Loans

        Gross loans totaled $25,515,000 at December 31, 2005, a decrease of $6,777,000 or 21% since December 31, 2004. This reduction was part of an ongoing effort by management to seek and reduce classified and criticized loans by payoff or by their exit from the bank. Management anticipated that this effort would continue through-out 2005. Balances within the major loans receivable categories as of December 31, 2005 and December 31, 2004 are as follows (amounts are presented in thousands):

	2005		2004
Commercial, financial and agricultural	$4,420	17%	$7,043	22%
Real estate—mortgage	15,346	60%	15,822	49%
Real estate—construction	1,479	6%	1,783	5%
Consumer	4,270	17%	7,644	24%

	$25,515	100%	$32,292	100%

        As of December 31, 2005, maturities of loans in the indicated classifications were as follows (amounts are presented in thousands):

	Commercial	Real Estate Mortgage	Consumer	Total
Within 1 year	$2,364	$8,028	$1,554	$11,946
1 to 5 years	2,060	7,745	2,618	12,423
Over 5 years	—	1,051	95	1,146

Totals	$4,424	$16,824	$4,267	$25,515

        As of December 31, 2005, the interest terms of loans in the indicated classification for the indicated maturity ranges are as follows (amounts are presented in thousands):

	Fixed Interest Rates	Variable Interest Rates	Total
Commercial
1 to 5 years	$1,150	$1,105	$2,255
Over 5 years	—	—	—
Real estate
1 to 5 years	3,375	4,357	7,732
Over 5 years	—	1,050	1,050
Consumer
1 to 5 years	2,627	48	2,675
Over 5 years	95	—	95

Investment Securities

        Investment securities available-for-sale increased to $8,425,000 at December 31, 2005 from $5,349,000 at December 31, 2004. This increase was primarily the result of excess funds created from the slow down in loan growth and the Company's intent to restructure the Bank and not to re-finance particular loans. All of the Bank's marketable investment securities were designated as available-for-sale at December 31, 2005 and 2004.

        The following table presents the investments by category at December 31, 2005 and 2004 (amounts are presented in thousands):

	2005		2004
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
U.S. Government agencies	$3,990	$3,919	$1,499	$1,485
Mortgage-backed securities	4,608	4,506	3,887	3,864

	$8,598	$8,425	$5,386	$5,349

        The following table presents the maturities of investment securities at carrying value and the weighted average yields for each range of maturities presented as of December 31, 2005 (amounts are presented in thousands):

	U.S. Government Agencies	Weighted Average Yields	Mortgage Backed Securities	Weighted Average Yields
3 Months or Less	$—	N/A	$—	N/A
After 3 Months through 1 Year	$—	N/A	$195	3.00%
After 1 through 5 years	$2,495	3.45%	$3,163	3.66%
Over 5 years	$1,495	5.08%	$1,250	3.80%

Deposits

        At December 31, 2005, total deposits decreased by $9,785,000, or 22% from December 31, 2004. Demand deposits (interest bearing and non-interest bearing) increased $392,000 or 13% during 2005 whereas time deposits decreased $8,011,000, or 22% during the same time period.

        Balances within the major deposit categories as of December 31, 2005 and December 31, 2004 are as follows (amounts are presented in thousands):

	2005	2004
Non-interest-bearing demand deposits	$2,515	$2,325
Interest-bearing demand deposits	937	735
Savings deposits	2,040	4,206
Time deposits	22,020	26,037
Time deposits over $100,000	6,430	10,424

	$33,942	$43,727

        Maturities of time certificates of deposit of $100,000 or more outstanding at December 31, 2005 are summarized as follows (amounts are presented in thousands):

Within 3 months	$554
After 3 through 6 months	2,525
After 6 through 12 months	2,063
After 12 months	1,288

Total	$6,430

Capital Resources

        Total stockholders' equity decreased from $3,918,000 at December 31, 2004 to $3,774,000 at December 31, 2005. This decrease was attributable to the $149,000 increase in the unrealized loss on the Bank's investment security portfolio at December 31, 2005, which is reflected in the accumulated other comprehensive loss at the end of 2005. Stockholders' Equity at the end of 2005 otherwise would have remained at the same level that was reported a year ago. The net loss of $1,072,000 for 2005 was actually offset by the $1,076,000 in capital contributions received through-out the year.

        Bank holding companies and their banking subsidiaries are required by banking regulators to meet specific minimum levels of capital adequacy, which are expressed in the form of ratios. Capital is separated into Tier 1 capital (essentially common stockholders' equity less intangible assets) and Tier 2 capital (essentially the allowance for loan losses limited to 1.25% of risk-weighted assets). The first two ratios, which are based on the degree of credit risk in our assets, provide for the weighting of assets based on assigned risk factors and include off-balance sheet items such as loan commitments and stand-by letters of credit. The ratio of Tier 1 capital to risk-weighted assets must be at least 4.0% and the ratio of Total capital (Tier 1 capital plus Tier 2 capital) to risk-weighted assets must be at least 8.0%.

        Banks and bank holding companies are also required to maintain a minimum ratio of Tier 1 capital to adjusted quarterly average total assets of 4.0%.

        The following table summarizes the Bank's risk-based capital ratios at December 31, 2005:

Tier 1 capital (to risk-weighted assets)	13.2%
Total capital (to risk-weighted assets)	14.5%
Tier 1 capital (to total average assets)	9.2%

        Under the terms of the Formal Agreement with the OCC, the Bank was required to achieve and maintain by March 31, 2005 capital ratios of Total Capital (to risk-weighted assets) of 14.0% and Tier 1 Capital (to adjusted quarterly average total assets) of 9.0%. As indicated in the table above, the Bank, as of December 31, 2005, met the minimum capital ratios of 14.0% for Total Capital (to risk-weighted assets) and 9.0% for the Tier 1 Capital (to adjusted quarterly average total assets) as required by the Formal Agreement.

Liquidity

        The Bank must maintain, on a daily basis, sufficient funds to cover the withdrawals from depositors' accounts and to supply new borrowers with funds. To meet these obligations, the Bank keeps cash on hand, maintains account balances with its correspondent banks, and purchases and sells federal funds and other short-term investments. Asset and liability maturities are monitored in an attempt to match the maturities to meet liquidity needs. It is the policy of the Bank to monitor its liquidity to meet regulatory requirements and our local funding requirements.

        Management is not aware of any significant concentrations of loans to classes of borrowers or industries that would be affected similarly by economic conditions. Although the Bank's loan portfolio is diversified, a substantial portion of its borrowers' ability to honor the terms of their loans depends on the economic conditions in Hall County and surrounding areas.

        The Bank maintains relationships with correspondent banks that can provide funds to it on short notice, if needed. Presently, the Bank has arrangements with commercial banks for short term unsecured advances up to $2,900,000. No amounts were advanced on these lines at December 31, 2005.

        Cash and cash equivalents as of December 31, 2005 decreased $5,651,000 from December 31, 2004. Net cash used by operating activities totaled $722,000 in 2005. Outflows to financing activities totaled $8,899,000, which were attributable to net decreases in deposits of $9,785,000 while financing activities resulting from the issuance of common stock provided the Company cash proceeds in the amount of $1,076,000.

        During 2005, investing activities provided $3,969,000 to cash and cash equivalents. A decrease in net loans provided approximately $5,440,000, while maturities, calls and principal pay-downs of investment securities available-for-sale provided another $1,272,000. Also, proceeds from the sale of Other Real Estate provided an additional $1,828,000 to cash and cash equivalents. Cash from investing activities was used for $4,568,000 in purchases of investment securities available-for-sale and equity securities with no readily available market value.

Off Balance Sheet Arrangements

        We are a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of our customers. These financial instruments consist of commitments to extend credit and standby letters of credit. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Standby letters of credit are written conditional commitments issued by the bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. Most letters of credit extend for less than one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. A commitment involves, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets. Our exposure to credit loss in the event of non-performance by the other party to the instrument is represented by the contractual notional amount of the instrument.

        Since certain commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. We use the same credit policies in making commitments to extend credit as we do for on-balance-sheet instruments. Collateral held for commitments to extend credit varies but may include unimproved and improved real estate, certificates of deposit or personal property.

        The following table summarizes our off-balance-sheet financial instruments whose contract amounts represent credit risk as of December 31, 2005:

Commitments to extend credit	$2,699,000
Standby letters of credit	$294,000

Inflation

        Inflation impacts the growth in total assets in the banking industry and causes a need to increase equity capital at higher than normal rates to meet capital adequacy requirements. We cope with the effects of inflation through the management of interest rate sensitivity gap position, by periodically reviewing and adjusting our pricing of services to consider current costs and through managing our level of net income relative to our dividend payout policy.

Selected Ratios

        The following table sets out specified ratios of the Company for the years indicated.

	2005	2004
Net loss to:
Average stockholders' equity	(27.14)%	(55.45)%
Average assets	(2.55)%	(5.17)%
Dividends to net loss	—	—
Average equity to average assets	9.40%	9.33%

Recent Accounting Pronouncements

        Accounting standards that have been issued or proposed by the Financial Accounting Standards Board and other standard setting entities that do not require adoption until a future date are not expected to have a material impact on our consolidated financial statements upon adoption.

Appendix E

EL BANCO FINANCIAL CORPORATION
STOCK ORDER FORM/SUBSCRIPTION AGREEMENT

TO:
El Banco Financial Corporation
623 Holcomb Bridge Road
Roswell, Georgia 30076

Ladies and Gentlemen:

        You have informed me that El Banco Financial Corporation, a Georgia corporation (the "Company"), is offering up to 4,375,000 shares of its common stock, at a price of $8.00 per share payable as provided herein and as described in and offered pursuant to the prospectus furnished with this Subscription Agreement to the undersigned (the "prospectus"). The offering is scheduled to end on December 31, 2006, but the Company may extend the offering until June 30, 2007, at the latest.

        1.     Subscription. Subject to the terms and conditions included, the undersigned tenders this subscription, together with payment in United States currency by check, bank draft, or money order payable to Flag Bank, as escrow agent for El Banco Financial Corporation" the amount indicated below, representing the payment of $8.00 per share for the number of shares of common stock indicated below. The total subscription price must be paid at the time the Subscription Agreement is executed.

        2.     Acceptance of Subscription. It is understood and agreed that the Company shall have the right to accept or reject this subscription in whole or in part, for any reason whatsoever. The Company may reduce the number of shares for which the undersigned has subscribed, indicating acceptance of less than all of the shares subscribed on its written form of acceptance.

        3.     Acknowledgments. The undersigned acknowledges that he or she has received a copy of the prospectus. This Subscription Agreement creates a legally binding obligation and the undersigned agrees to be bound by the terms of this Agreement.

        4.     Revocation. The undersigned agrees that once this Subscription Agreement is tendered to the Company, it may not be withdrawn and that this Agreement shall survive the death or disability of the undersigned. If the offering is terminated or the undersigned's subscriptions are returned because the offering is oversubscribed, the Company will promptly return the funds received from the undersigned, without interest.

        5.     NASD Rule 2790 Compliance

☐    Check here if you, or if appropriate the beneficial owner(s) of the account on whose behalf you are executing this order form, are a "restricted person" as defined in NASD Rule 2790.

"Restricted Person" includes (a) an NASD member or other broker/dealer; (b) an officer, director, general partner, associated person, or employee of a member of other broker/dealer; (c) an agent of a member or any other broker/dealer that is engaged in the investment banking or securities business; (d) a finder or any person acting in a fiduciary capacity to the managing underwriter, including, attorneys, accountants and financial consultants; (e) a person who has authority to buy or sell securities for a bank, savings and loan institution, insurance company, investment company, investment advisor, or collective investment account; (f) a person owning a broker dealer, as defined in the rule; or (g) an immediate family member of any of the foregoing persons if the foregoing person materially supports, or receives material support from, the immediate family member.

☐    Check here if you, or if appropriate the beneficial owner(s) of the account on whose behalf you are executing this order form, are a "restricted person" as defined in NASD Rule 2790 and you contend that the purchase of the shares is exempt from the prohibitions of NASD Rule 2790. If you check this box, please list the exemption and explain all facts on which you base your contention.

        By signing this order form below and initialing it here, you certify that you, or if appropriate the beneficial owner(s) of the account on whose behalf you are executing this order form, is eligible to purchase new issues in compliance with Rule 2790.    (initials)

        By executing this agreement, the subscriber is not waiving any rights he or she may have under federal securities laws, including the Securities Act of 1933 and the Securities Exchange Act of 1934.

        The shares of common stock offered here are not savings accounts or savings deposits accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

        Please indicate in the space provided below the exact name or names and address in which the stock certificate representing shares subscribed for hereunder should be registered.

Number of Shares Subscribed for (at least 150 shares)	Name or Names of Subscribers (Please Print)
$
Total Subscription Price at $8.00 per share (funds must be enclosed)	Please indicate form of ownership desired (individual, joint tenants with right of survivorship, tenants in common, trust corporation, partnership, custodian, etc.)
Date:		(L.S.)
Signature of Subscriber(s)
(L.S.)
Social Security Number or Federal Taxpayer Identification Number	Signature of Subscriber(s)

Street (Residence) Address:

Home Phone Number

City, State and Zip Code	Business Phone Number

Email Address	Cellular Phone Number

        When signing as attorney, trustee, administrator, or guardian, please give your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. In the case of joint tenants or tenants in common, each owner must sign.

TO BE COMPLETED BY EL BANCO FINANCIAL CORPORATION

        Accepted as of                ,        as to                        shares.

EL BANCO FINANCIAL CORPORATION

By:
Title:

FEDERAL INCOME TAX BACKUP WITHHOLDING

        In order to prevent the application of federal income tax backup withholding, each subscriber must provide the escrow agent with a correct Taxpayer Identification Number ("TIN"). An individual's social security number is his or her TIN. The TIN should be provided in the space provided in the Substitute Form W-9 below.

        Under federal income tax law, any person who is required to furnish his or her correct TIN to another person, and who fails to comply with such requirements, may be subject to a $50 penalty imposed by the IRS.

        Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS. Certain taxpayers, including all corporations, are not subject to these backup withholding and reporting requirements.

        If the shareholder has not been issued a TIN and has applied for a TIN or intends to apply for a TIN in the near future, "Applied For" should be written in the space provided for the TIN on the Substitute Form W-9.

SUBSTITUTE FORM W-9

        Under penalties of perjury, I certify that: (i) the number shown on this form is my correct Taxpayer Identification Number (or I am waiting for a Taxpayer Identification Number to be issued to me), and (ii) I am not subject to backup withholding because: (a) I am exempt from backup withholding; or (b) I have not been notified by the Internal Revenue Service ("IRS") that I am subject to backup withholding as a result of a failure to report all interest or dividends; or (c) the IRS has notified me that I am no longer subject to backup withholding.

        You must cross out item (ii) above if you have been notified by the IRS that you are subject to backup withholding because of underreporting interest or dividends on your tax return. However, if after being notified by the IRS that you were subject to backup withholding you received another notification from the IRS that you are not longer subject to backup withholding, do not cross out item (ii).

        Each subscriber should complete this section.

Signature of Subscriber	Signature of Subscriber

Printed Name	Printed Name

Social Security or Employer Identification No.	Social Security or Employer Identification No.

Key Statistics

- **Large unserved market**
- **Latinos are now the largest US minority group**
- **Latinos are the largest, fastest growing segment of the US population**
- **Latino population increased 20% since the 2000 census**

LATINO BUYING POWER IN GEORGIA

$27.2 BILLION
$11.2 BILLION
$1.4 BILLION
1990
2000
2005

Source: Selig Center for Economic Growth, University of Georgia

POPULATION GROWTH RATE

LATINOS UP: 70%
TOTAL POPULATION UP: 10.6%
1990
2000
2005

Source: 2000 US Census, Revised 2005

www.elbancofinancial.com

4,375,000 Shares of Common Stock
$8.00 Per Share

P R O S P E C T U S

                        , 2006

        Until            , 2006 (90 days after the date of this prospectus), all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Consistent with the applicable provisions of the Georgia Business Corporation Code, our articles of incorporation provide that we shall indemnify our directors against expenses (including attorneys' fees) and liabilities arising from actual or threatened actions, suits or proceedings, whether or not settled, to which they become subject by reason of having served in the role of the director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of El Banco Financial Corporation and, with respect to a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. We will indemnify and advance expenses to our officers to the same extent as directors, except that we will not be required to advance expenses to them in cases in which the proceeding is brought directly, and not derivatively, by the corporation against the officer in an action authorized by two-thirds of our directors or in a criminal proceeding brought against the officer for alleged criminal conduct that is alleged to have caused losses to the Bank unless the expenses are paid or reimbursed by insurance on a current basis.

        In addition, Article 3 of our articles of incorporation, subject to limited exceptions and timely written notice of proceedings, eliminates the potential personal liability of a director for monetary damages to El Banco Financial Corporation and to our shareholders for breach of duty as a director. In accordance with the Georgia Business Corporation Code, there is no elimination of liability for (1) breach of duty involving appropriation of business opportunity of the Registrant, (2) an act of omission involving intentional misconduct or a knowing violation of law, (3) a transaction from which the director derives an improper material tangible personal benefit or (4) as to any payment of a dividend or approval of a stock repurchase that is illegal under the Georgia Business Corporation Code. The Bylaws do not eliminate or limit our right or the right of our shareholders to seek injunctive or other equitable relief not involving monetary damages.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth the costs and expenses to be paid in connection with the sale of shares of our common stock being registered, all of which will be paid by us. This chart does not include commissions and fees payable to consultants and sales agents. All amounts are estimates except the registration fee, NASDAQ Capital Market Listing Fee and the NASD filing fee.

Securities and Exchange Commission registration fee	$3,745
NASDAQ Capital Market Listing Fee	50,000
NASD Filing Fee	4,000
Accounting fees and expenses	25,000
Transfer Agent and Registrar fees	5,000
Legal fees and expenses	225,000
Sales and travel expenses	50,000
Printing and engraving expenses	100,000
Miscellaneous	22,255
Total	$485,000

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

        Set forth below are all of our sales of our securities within the past three years that were not registered under the Securities Act of 1933. None of these transactions involved any underwriters or any public offerings and we believe that each of these transactions was exempt from registration requirements pursuant to Section 4(2) of the Securities Act of 1933 or Rule 701 of the Securities Act of 1933.

        Since January 1, 2003, we have granted stock options to purchase 1,130,100 shares of our common stock at exercise prices ranging from $2.50 to $8.00 per share to our employees, directors, and consultants. Since 2003, we have issued and sold an aggregate of 10,000 shares of our common stock at $1.23 per share pursuant to the exercise of options. These issuances of the options and our common stock were made in reliance upon the exemption from compliance with the registration requirements of the Securities Act provided by Rule 701 of the Securities Act or Section 4(2) of the Securities Act of 1933. We also granted SunTrust options to purchase 20,000 shares pursuant to Section 4(2) of the Securities Act of 1933.

        Since January 1, 2003, we have granted warrants to purchase 1,581,886 shares of our common stock at exercise prices ranging from $0.01 to $3.25 per share. Of these, 139,844 were granted to our employees, directors, and consultants, 742,042 were granted to investors in Nuestra Loan LLC, and 700,000 were granted to SunTrust. These issuances of the warrants were made in reliance upon the exemption from compliance with the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act of 1933.

        Directors' Stock in Lieu of Fees    In 2005, each member of our board of directors received an option to purchase 12,000 shares of our common stock for $5.45 per share. These options vest ratably over three years and are evidenced by a separately executed non-qualified option agreements. These issuances were made in reliance upon the exemption from compliance with the registration requirements of the Securities Act provided by Rule 701 of the Securities Act.

        In 2006, each member of our board of directors received an option to purchase 12,500 shares of our common stock for $8.00 per share, 6,000 of which vested immediately upon election to the board, and 6,500 of which vest one-year after the date of grant if the director attends at least 75% of the quarterly meetings. In addition, the audit committee chairman receives 3,000 additional full-vested options, the compensation committee chairman receives 2,000 additional fully-vested options, and the corporate governance committee chairman receives 2,000 additional fully- vested options. These issuances were made in reliance upon the exemption from compliance with the registration requirements of the Securities Act provided by Rule 701 of the Securities Act.

        Sales of Common Stock.    The following summarizes the dates and offering prices at which we have sold shares in private offerings since 2002:

Offering Period	Price Per Share	Number of Investors	Aggregate Number of Shares Sold	Gross Proceeds
November 19, 2001 - February 21, 2002	$1.22	29	477,577	$585,051
March 1, 2002 - May 21, 2002	$1.44	21	403,692	$578,338
April 30, 2002 - August 16, 2002	$1.74	33	416,052	$725,517
November 24, 2002 - March 7, 2003	$2.50	49	604,390	$1,510,975
July 17, 2003 - September 19, 2003	$3.25	40	421,579	$1,370,152
December 6, 2003	$3.89	1	772,000	$3,000,000
June 22, 2004 - January 16, 2006	$5.45	80	1,049,687	$5,720,772

        Each of these issuances of common stock was made in reliance upon the exemption from compliance with the registration requirements of Securities Act provided by Section 4(2) of the Securities Act and the rules and regulations promulgated thereunder on the basis that such transactions did not involve a public offering. In connection with these issuances, we obtained investor questionnaires and only sold common stock to purchasers that we believed were accredited investors. Additionally, none of these sales were made by any form of general solicitation or general advertising. Finally, we took reasonable precautions to insure that all of the purchasers were purchasing shares for their own account and were informed of the limitations on resale of the common stock through the use of appropriate disclosure and contractual representations that we obtained from the purchasers

        Nuestra Loan LLC.    In August of 2005 we created Nuestra Loan LLC, a single purpose entity formed to raise capital and provide a bridge loan to fund our capital needs until we could find an alternative financial institution operating partner to SunTrust. Nuestra Loan, LLC is an affiliated entity with some commonality of share ownership, including officers and directors of El Banco. The loan has a term of 24 months, matures on August 31, 2007, and carries an interest rate of 12% per year which escalates to 18% per year if it is not paid at maturity. We have paid a 1% commitment fee to Nuestra Loan LLC in connection with this loan. The loan is secured by all of our assets and intellectual property, including our El Banco operations, Conexión El Banco data processing software and customer contracts, consulting assets and intellectual property, accounts receivables, leases and other contracts. In connection with this loan, we granted warrants with an exercise price of $0.01 to all investors in Nuestra Loan LLC sufficient to purchase 2% of the equity in El Banco for each $1 million invested in Nuestra Loan LLC. The offering of units in Nuestra Loan LLC occurred from August 2005 through August 14, 2006 and was conducted under Regulation D. There are 55 investors in Nuestra Loan LLC who invested a total of 5,188,185 and received warrants to purchase 742,042 shares in El Banco. The following are the greater than 10% owners of Nuestra Loan, LLC:

Investor	Percentage of Investment
John Collins and affiliates	28.9%
Woodforest Financial Corporation	19.3%

        These securities were issued in reliance upon the exemption from compliance with the registration requirements of Securities Act provided by Section 4(2) of the Securities Act and the rules and regulations promulgated thereunder including Reg. D on the basis that such transactions did not involve a public offering. In connection with these issuances, we obtained investor questionnaires and only sold common stock to purchasers that we believed were accredited investors. Additionally, none of these sales were made by any form of general solicitation or general advertising. Finally, we took reasonable precautions to insure that all of the purchasers were purchasing shares for their own account and were informed of the limitations on resale of the common stock through the use of appropriate disclosure and contractual representations that we obtained from the purchasers.

ITEM 27. EXHIBITS.

        A list of exhibits included as part of this registration statement is set forth in the Exhibit Index that immediately precedes the exhibits and is incorporated by reference herein.

ITEM 28. UNDERTAKINGS.

        (e)   Insofar as indemnification for liabilities under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

        In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Roswell, State of Georgia, on September 7, 2006.

EL BANCO FINANCIAL CORPORATION
By:	/s/ DREW W. EDWARDS Drew W. Edwards Chief Executive Officer

POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities stated and on the 7th day of September 2006.

Signature		Capacity

/s/ DREW W. EDWARDS Drew W. Edwards		Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
* Richard Chambers		Vice Chairman
* John W. Collins		Director
* Steven Doctor		Chief Financial Officer (Principal Financial and Accounting Officer)
* Hipolito M. Goico		Director
* Teodoro Maus		Director
* Bailey Robinson, III		Director
* Glenn W. Sturm		Director
*By:	/s/ DREW W. EDWARDS Attorney-in-fact Drew W. Edwards

EXHIBIT INDEX

Exhibit Number	Description
2.1	Agreement and Plan of Merger between Nuestra Tarjeta de Servicios, Inc. and NBOG Bancorporation, Inc. dated May 5, 2006†
3.1	Amended and Restated Articles of Incorporation†
3.2	Articles of Amendment to the Amended and Restated Articles of Incorporation†
3.3	Bylaws†
4.1	Form of Common Stock Certificate†
5.1	Nelson Mullins Riley & Scarborough LLP
10.1	Nuestra Tarjeta de Servicios, Inc. 2001 Stock Option and Incentive Plan*†
10.2	First Amendment to Nuestra Tarjeta de Servicios, Inc. 2001 Stock Option and Incentive Plan*†
10.3	Form of Option Agreement for Incentive Stock Options*†
10.4	Form of Non-Qualified Option Agreement for Executive Officers*†
10.5	Form of Non-Qualified Option Agreement for Directors*†
10.6	Amended and Restated Employment Agreement dated July 5, 2006 between Nuestra Tarjeta de Servicios, Inc. and Richard Chambers*†
10.7	Amended and Restated Employment Agreement dated July 5, 2006 between Nuestra Tarjeta de Servicios, Inc. and Luz Lopez Urrutia*†
10.8	Amended and Restated Employment Agreement dated March 13, 2005 between Nuestra Tarjeta de Servicios, Inc. and Steven Doctor*†
10.9	Amended and Restated Employment Agreement dated November 24, 2003 between Nuestra Tarjeta de Servicios, Inc. and Drew W. Edwards*†
10.10	Amended and Restated Employment Agreement dated July 10, 2006 between Nuestra Tarjeta de Servicios, Inc. and George Hodges*†
10.11	Amended and Restated Employment Agreement dated November 21, 2003 between Nuestra Tarjeta de Servicios, Inc. and Darryl Storey*†
10.12	Form of Escrow Agreement between Flag Bank and El Banco Financial Corporation.
10.13	Bank Lease and Marketing Agreement dated December 6, 2003†
10.14	Transition Services Agreement dated June 14, 2006†
10.15	Consulting Agreement with Rodgers Capital Corporation dated July 2, 2006
10.16	Form of Sales Agent Agreement
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Independent Registered Public Accounting Firm
23.3	Consent of Nelson Mullins Riley & Scarborough LLP (included in Exhibit 5.1)
24.1	Power of Attorney†

*
Denotes a management contract, compensatory plan or arrangement

†
Previously filed

QuickLinks

TABLE OF CONTENTS
SUMMARY
Summary Financial Data
RISK FACTORS
Risks Related to this Offering
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
ABOUT THIS PROSPECTUS
THE OFFERING
USE OF PROCEEDS
TRADING HISTORY AND DIVIDEND POLICY
CAPITALIZATION
DILUTION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
PRINCIPAL SHAREHOLDERS
MANAGEMENT
SUPERVISION AND REGULATION
Government Regulation if Acquisition is Not Consummated
DESCRIPTION OF CAPITAL STOCK
SHARES ELIGIBLE FOR FUTURE SALE
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO EL BANCO FINANCIAL CORPORATION FINANCIAL STATEMENTS (FORMERLY REFERRED TO AS NUESTRA TARJETA DE SERVICIOS, INC.) (AUDITED AND UNAUDITED)
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
EL BANCO FINANCIAL CORPORATION Balance Sheets December 31, 2005 and 2004
EL BANCO FINANCIAL CORPORATION Statements of Operations For the Years Ended December 31, 2005 and 2004
EL BANCO FINANCIAL CORPORATION Statements of Changes in Shareholders' Equity For the Year Ended December 31, 2005 and 2004
EL BANCO FINANCIAL CORPORATION Statements of Cash Flows For the Year Ended December 31, 2005 and 2004
EL BANCO FINANCIAL CORPORATION Notes to Financial Statements
EL BANCO FINANCIAL CORPORATION Balance Sheet June 30, 2006 (Unaudited)
EL BANCO FINANCIAL CORPORATION Statements of Operations For the Six Months Ended June 30, 2006 and 2005 (Unaudited)
EL BANCO FINANCIAL CORPORATION Statements of Cash Flows For the Six Months Ended June 30, 2006 and 2005 (Unaudited)
EL BANCO FINANCIAL CORPORATION Notes to Financial Statements
  Appendix A
NBOG BANCORPORATION, INC. AND SUBSIDIARY CONSOLIDATED FINANCIAL STATEMENTS
NBOG BANCORPORATION, INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS DECEMBER 31
NBOG BANCORPORATION, INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS DECEMBER 31
NBOG BANCORPORATION, INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31
NBOG BANCORPORATION, INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) DECEMBER 31
NBOG BANCORPORATION, INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004
NBOG BANCORPORATION, INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31
NBOG BANCORPORATION, INC. AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NBOG BANCORPORATION, INC. (PARENT ONLY) BALANCE SHEETS DECEMBER 31
NBOG BANCORPORATION, INC. (PARENT ONLY) STATEMENTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31
NBOG BANCORPORATION, INC. (PARENT ONLY) STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31
NBOG BANCORPORATION, INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS
NBOG BANCORPORATION, INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS
NBOG BANCORPORATION, INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE THREE MONTHS AND SIX MONTHS ENDED JUNE 30 (UNAUDITED)
NBOG BANCORPORATION, INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) FOR THE THREE MONTHS AND SIX MONTHS ENDED JUNE 30 (UNAUDITED)
NBOG BANCORPORATION, INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30 (UNAUDITED)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
  Appendix B
El Banco Financial Corporation Acquisition of NBOG Bancorporation, Inc. Unaudited Pro Forma Condensed Combined Financial Statements
EL BANCO FINANCIAL CORPORATION NBOG BANCORPORATION, INC. AND SUBSIDIARY PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME YEAR ENDED DECEMBER 31, 2005
EL BANCO FINANCIAL CORPORATION NBOG BANCORPORATION, INC. AND SUBSIDIARY PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME YTD JUNE 30, 2006
El Banco Financial Corporation Termination of SunTrust Relationship Unaudited Pro Forma Condensed Financial Statements
EL BANCO FINANCIAL CORPORATION ADJUSTMENTS TO REFLECT CASE WHERE STOCK SALES IS LIMITED TO $15,000,000 AND NBOG IS NOT PURCHASED PRO FORMA CONDENSED BALANCE SHEET JUNE 30, 2006
EL BANCO FINANCIAL CORPORATION ADJUSTMENTS TO REFLECT CASE WHERE STOCK SALES IS LIMITED TO $15,000,000 AND NBOG IS NOT PURCHASED PRO FORMA CONDENSED STATEMENT OF INCOME YTD JUNE 30, 2006
  Appendix C
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FROM FORM 10-QSB FOR QUARTER ENDED JUNE 30, 2006
  Appendix D
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FROM FORM 10-KSB FOR THE YEAR ENDED DECEMBER 31, 2005
  Appendix E
EL BANCO FINANCIAL CORPORATION STOCK ORDER FORM/SUBSCRIPTION AGREEMENT
FEDERAL INCOME TAX BACKUP WITHHOLDING
SUBSTITUTE FORM W-9
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
  ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
  ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.
  ITEM 27. EXHIBITS.
  ITEM 28. UNDERTAKINGS.
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX